As filed with the Securities and Exchange Commission on  June 24 , 2011
File No. 333-168118

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEVEN ARTS PICTURES PLC
 (Exact name of registrant as specified in its charter)

England	7812	[Not Applicable]
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

136-144 New King’s Road London SW6 4LZ
Telephone: +44 (203) 006 8222
Facsimile: +44 (203) 006 8220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sprecher Grier Halberstam LLP
Attention: John Bottomley
One America Square, Crosswall
London, EC3N 2SG
Telephone: + 44 (207) 264 4444
Facsimile: +44 (207) 264 4440
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Attention: Peter M. Hoffman 1801 Century Park East, Suite 1801 Los Angeles, CA 90067 Telephone: 323.372.3080 Facsimile: 323.372.3088	Randolf Katz Baker & Hostetler LLP 600 Anton Boulevard Suite 900 Costa Mesa, CA 92626 Telephone: 714.966.8807 Facsimile: 714.966.8802

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Number of Shares to be Registered		Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (3)

Ordinary Shares	1,150,000	(2)	U.S.$3.00	$3,450,000	[ ]
Underwriter Warrants			--	--	--
Shares Underlying the Underwriters Warrants	100,000		U.S.$3.75	$375,000	[ ]

Total	1,250,000			$3,825,000	$668.50
______________________
(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(2)
Includes 150,000 ordinary shares related to the over-allotment option granted to the underwriters’ representative.  Pursuant to Rule 416, there are also being registered such indeterminable number of additional ordinary shares as may be issued under the warrants to the underwriters’ representative to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
In accordance with Rule 457(p), $1,037.48 of the currently due registration fee has been offset by registration fees previously paid with respect to unsold shares under prior registration statements filed -by the Registrant, including a Registration Statement on Form F-1 (No. 333-158562) filed on April 14, 2009 and a Registration Statement on Form F-1 (No. 333-158669) filed on April 24, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 24 , 2011.

SEVEN ARTS PICTURES PLC

This is a firm commitment public offering of 1,000,000 shares of ordinary shares.  We have granted [--], the underwriters’ representative, an option to purchase up to 150,000 additional ordinary shares to cover over-allotments.  We have also granted the underwriters’ representative warrants to purchase up to 100,000 of our ordinary shares.

Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “ SAPXD .” On  June [_], 2011, the last reported market price of our ordinary shares was _____ per share.

	Public offering price	Underwriting discount and commissions (1)	Proceeds to us, before expenses (2)
Per Share	$	$	$

Total	$	$		$-
____________________
(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to [--], the underwriters’ representative.
(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and non-accountable expense allowance, will be approximately $175,000.

The shares issuable upon exercise of the underwriter over-allotment option and the warrants are identical to those offered to the public by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our shares to purchasers in the offering on or about  June [_], 2011.

[--]

The date of this prospectus is  June [_], 2011

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	7
Special Note Regarding Forward-Looking Statements	23
Use of Proceeds	24
Capitalization	25
Dilution	30
Selected Historical Financial Information	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	29
Description of Business	51
Management Principal Shareholders	76
Certain Related Transactions	77
Market For Common Equity and Related Shareholder Matters	81
Description of Securities	84
Underwriting and Plan of Distribution	86
Legal Matters	94
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	94
Where You Can Find Additional Information	95
Index to Financial Statements	F-1

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our shares.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.  Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.  To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire prospectus. In this prospectus, the words “Seven Arts”, “Company”, “we”, “our”, “ours” and “us” refer to Seven Arts Pictures PLC and its subsidiaries, unless otherwise stated or the context otherwise requires. All references in this prospectus to the number of ordinary shares to be issued by us in the offering exclude any ordinary shares acquired by underwriters pursuant to their over-allotment option or underwriters’ warrants included elsewhere in this prospectus. The ordinary shares referenced are stated after the 1:5 stock split which occurred on May 12 2011. The financial statements and all other financial data included herein are presented in U.S. dollars ($). In this prospectus the word “Group” refers to Seven Arts Pictures Plc and its subsidiaries listed in Corporate Organization in this section.

Our Company

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets and for subsequent post- theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television.  We endeavor to release many of our motion pictures into wide-theatrical exhibition initially; however, certain of our motion pictures will either receive only a limited theatrical release, or may even be released directly to post theatrical markets, primarily DVD.  Those pictures that receive either a limited theatrical release or a post theatrical release typically benefit from lower prints and advertising (“P & A”) costs and, in turn, may enjoy greater gross profit margins.

Our recent domestic theatrical releases include Deal (April 2008), Noise (May 2008) and Autopsy (January 2009) and Night of the Demons (October 2010), all of which received limited US theatrical releases.  We have completed the production of and expect to release for domestic theatrical exhibition two additional motion pictures in the summer of 2011, notably The Pool Boys and Nine Miles Down.  We currently have six motion pictures in development that we anticipate will be released within the next two to three years (i.e., 2011 – 2013) Catwalk, Waxwork, Mortal Armor: The Legend of Galahad, Romeo Spy, The Winter Queen and Neuromancer.  We may supplement these motion pictures releases with certain lower cost pictures not yet fully developed, as well as with selected third party acquisitions.

We currently control copyright interests directly or through affiliates for 21 completed motion pictures.  An additional twelve motion pictures for which we own distribution rights are now controlled by Arrowhead Target Fund Ltd., a former hedge fund investor, which receives all of the revenues from these pictures until recoupment of current indebtedness.  A substantial portion of our library revenues are derived from only a few of our library titles.  Through a combination of new productions and selected acquisitions, we plan to increase our film library to 50 to 75 pictures over the next five years, but there can be no assurance or guarantee that we will be able to do so.

Our recent business model has focused on distribution in the post-theatrical markets for lower-cost, "genre" motion pictures.  These pictures have enjoyed only a very limited theatrical release.  While we expect to continue to make such pictures, our goal is to obtain a wider theatrical release for the majority of the pictures we intend to release over the next two to three years.

We recorded total revenues of $ 1,808,000 and a net loss of $ 209,265 during the six month period  ended December 31 , 2010 compared to total revenues of $ 2,983,000 and a profit after taxes of $ 536,790 in the six month period ended December 31 , 2009.

As is described in “Use of Proceeds”, a significant portion of our proceeds from this offering will be used to pay indebtedness owed by affiliated parties, as well as by us.

As of July 1, 2010, the Group agreed in an Asset Transfer Agreement of that date to transfer the assets of Seven Arts Pictures Plc. (“PLC”) (including ownership of all subsidiaries) to Seven Arts Entertainment Inc. (“SAE”), a newly formed Nevada corporation (which became a wholly owned subsidiary of the Group effective January 27, 2011), in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC to be distributed subject to a future Registration Statement to be filed by the Group.  This transfer was agreed to by shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer which Management hopes to be effective as of  mid 2011 and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. The Group’s intention is to redomesticate our business with no change in the economic interests of shareholders. The re-domestication is currently being considered by the SEC. An  S1 to re-register the shares as SAE Inc. will be filed once the F1 has been agreed by the SEC.

Our Business Strategy

Our current business strategy is:

•
To finance, produce and distribute two to four motion pictures in-house per year with budgets between $2 million and $15 million each.  As previously stated, we expect that certain of these pictures will receive only a limited theatrical release, while others will be released more widely.

•
To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $50 million).  We will, in all likelihood seek to co-produce such projects with a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of P&A costs.

•
To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee.

•	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

•
To continue to reduce our financial risk on motion pictures we produce by licensing certain rights to distributors prior to and during production, although we recognize that, particularly in the last two years, the licensing market has become more difficult to access as a film financing device.

•	To enter into partnerships with theatrical and video distributors, to gain more control over and increase our share of revenue from the distribution of our motion pictures.

•
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

We believe that this is a particularly opportune time to be producing and distributing moderately priced motion pictures as, according to their public announcements, the major studios plan to reduce the number of pictures that they finance and distribute, to concentrate instead resources on a limited number of high-priced, “franchise” productions.  In addition, we believe that certain of the most successful independent motion picture companies have either been acquired or are focusing on higher budget films.  We believe that these factors will make available exceptional levels of both talent and projects for lower budget motion pictures and independent film companies such as Seven Arts.

We do not yet have firm commitment for the financing and production of the six motion picture projects described above in Our Company.  We have no assurance that we will be able to finance production of these motion pictures but expect to do so within the next 18 months.  We are currently negotiating financing and distribution arrangements for each project but none are complete.

Our Competitive Strength

We believe our competitive strengths are:

•	The experience of our management and our relationships with independent motion picture distributors.

•	Our relationships with “key talent” and with independent motion picture distributors around the world.

•
Our expertise in structuring tax-preferred financings in jurisdictions where such are made available.  “Tax preferred financings” include refundable or transferable income tax credits available by statute in territories including Louisiana, the United Kingdom, Canada and Hungary, as well as other general tax benefits associated with motion pictures production or distribution in these nations or states.

Potential Conflicts of Interest

Our Chief Executive Officer, Peter Hoffman, controls several companies that are not part of the Group but from which we obtain or transfer distribution rights or other assets related to our business and which control production of our motion pictures.  Our agreements with Mr. Hoffman and the companies controlled by him provide that all revenues related to our business payable to Mr. Hoffman or any of these companies is due to us, except Mr. Hoffman’s salary, bonus and stock ownership as described herein.  See Risk Factors – Relating to Our Business and Certain Related Transactions.  Our interests may conflict with those of our Chief Executive Officer in that our satisfaction of certain indebtedness may release Mr. Hoffman’s guarantee and pledge of stock to indebtedness, payment of general operating expenses and production costs of motion pictures controlled by us may reduce Mr. Hoffman’s affiliates’ liability for these expenses.

Potential Benefits To Affiliates

Certain of our affiliates, controlled by Mr. Hoffman are entitled to be reimbursed by us for general overhead incurred by each to conduct business for us in amounts approved by us and then to be reimbursed for certain third party costs on motion pictures controlled by us and to be indemnified for loss costs or damages arising from the conduct of business on our behalf if approved by us.  We anticipate upon completion of our re-domicile in Nevada, such reimbursement will terminate.

In addition, we license distribution rights to pictures controlled by us to our affiliate, Seven Arts Pictures Louisiana LLC (“SAPLA”) which performs distribution services for our motion pictures. All fees payable to SAPLA are subject to the agreements with Mr. Hoffman and his affiliates described above. See Risk Factors- Relating to Our Business and Certain Related Transaction. Finally upon commencement of business of our production and post-production facility in New Orleans, Louisiana, SAPLA and an affiliate, Seven Arts Filmed Entertainment Louisiana LLC (“SAFE LA”) will be the lessee of those facilities and under the Inter-Group Agreement all profits of SAFE LA if any will be returned to us under the agreements with Mr. Hoffman and his affiliates. See Certain Related Transactions for further detail and discussion of all transactions with affiliates.

We have and exercise the right to control through our management all material decisions  of all affiliates controlled by Mr. Hoffman to the extent such decisions have any material effect on our business or our results of operations.

Corporate Information

Seven Arts is a corporation organized under the laws of England and Wales.  Our principal executive offices are located at 136-144 New Kings Road, London SW6 4LZ .  Our telephone number is 44 (203) 006 8222. The US offices of our affiliate (Seven Arts Pictures Inc.) are located at 1801 Century Park East, Suite 1830 , Los Angeles, CA 90067 . Our US telephone number is (323) 372 3080 .

Loan Agreements

As set forth below in “Management’s Description and Analysis of Financial Conditions and Benefits of Operations – Liquidity and Capital Resources”, the Company has negotiated arrangements with the following lenders for the following approximate amounts to extend the due date for payment:

Lender	Amount
Palm Finance Corp	$7,000,000
Blue Rider Financial Lip	$734,000

Corporate Organization

The following is the corporate organization chart of Seven Arts and its subsidiaries as of  June 23 , 2011:

Seven Arts Employee Benefit Trust
Public Shareholders
Seven Arts Pictures Inc.* a Nevada corporation jointly owned by Peter and Susan Hoffman
60%
Seven Arts Pictures Louisiana LLC† a Louisiana limited liability company that acts as a distribution company for the group and owns production and post production facilities in New Orleans, LA
100%
Seven Arts Filmed Entertainment Louisiana LLC† a Louisiana limited liability company which will be lease of our production and post production facility in New Orleans, LA
100%
Seven Arts Future Flows I A Delaware limited liability company owning certain film rights pledged against a Loan from Arrowhead Target Fund, Ltd.
100%
Misc. "Special Purpose" Production LLC's limited liability companies established for individual motion picture productions (All inactive)
Seven Arts Pictures Plc.
An English corporation
Total of 2,543,131 shares outstanding
100%
Seven Arts Entertainment Inc. a Nevada corporation
100%
Cinematic Finance (Equicap) Limited a special Purpose UK private company set up to provide loan financing activities for Equicap Ltd. (Inactive)
100%
Cinematic Finance Limited a special purpose UK private company set up to provide loan financing activities for Zeus Partners LLP (Inactive)
100%
Seven Arts Filmed Entertainment Limited a UK private company established for production and licensing of motion picture rights
100%
Seven Arts Production Services Limited a UK private company established for production services of motion pictures (Inactive)
100%
Misc. UK "Special Purpose" Production Companies UK limited companies established for individual motion picture production (All Inactive)
100%
17 SAFCO's (Inactive)
100%
Seven Arts Filmed Entertainment UK Limited a UK private company formed for funding of the Zeus tax advantaged financing (Inactive)

* Includes 140,000 shares pledged to ApolloMedia

† 40% of this company is pledged to Palm Finance Corp. which is unaffiliated with Mr. Hoffman

THE OFFERING

Securities Offered	1,000,000 shares of ordinary shares, (or 1,150,000 if the underwriters’ representative exercises its over-allotment option in full)

Ordinary Shares

Number of ordinary shares outstanding before this offering	2,543,131 ordinary shares
Number of ordinary shares outstanding after this offering(1)	3,133,131 ordinary shares
Use of Proceeds
We intend to use the net proceeds of this offering to repay all, or a portion of, indebtedness owed by affiliated parties of approximately $2,150,000.  The remaining net proceeds will be used for working capital and general corporate purposes.

NASDAQ Capital Market	SAPXD
Lock-Up Agreements
All of our officers and directors have agreed that, for a period of six months following completion of this offering, they will be subject to a lock-up agreement prohibiting any sales or hedging transactions of our securities owned by them. See “Lock-Up” on page 88.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk, and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

(1) Excludes 410,000 shares of ordinary shares to be returned to us in connection with the repayment of loans from the proceeds of this offering.  See “Use of Proceeds.” Also excludes any shares of common stock to be issued if the underwriter representative exercises its over-allotment option in full.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following sets forth a summary of consolidated profit and loss and balance sheet statements for the fiscal years ended June 30, 2010, June 30, 2009 and March 31, 2008 and for the three month period ended June 30, 2008, and the unaudited six month numbers to December 31, 2010 and 2009, prepared under International Financial Reporting Standards (“IFRS”).  All of the foregoing have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus.  In 2008, we adopted a fiscal year-end of June 30, and in 2009 we elected to report under IFRS.  The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

Summary Financial Data
(in $ 000’s, except per share data)

	Six	Six					Three
	Months	Months	Fiscal Year	Fiscal Year		Fiscal Year	Months
	ended	ended	ended	ended		ended	ended
	Dec-31	Dec-31	Jun-30	Jun-30		Mar-31	Jun-30
Summary Profit and Loss Statements (1)	2010	2009	2010	2009		2008	2008

Total Revenues (2)	$1,808	$2,983	$6,417	$10,232		$3,266	$2,793

Gross Profit/(Loss)	$862	$2,180	$4,018	$5,569		$(822)	$1,491

Net Profit/(Loss)	$(209)	$537	$(476)	$4,737	(3)	$(4,557)	$357

Basic (in 000's) converted at 5:1	1,591.6	1,387.0	1,402.8	1,210.3		935.3	974.2

Diluted (in 000's) converted at 5:1	1,591.6	1,620.2	1,402.8	1,629.4		935.3	1,651.2

Earnings (loss) Per Share - Basic at 5:1	$(0.13)	$(0.39)	$(0.34)	$3.91		$(4.85)	$0.35
Earnings (loss) Per Share - Diluted at 5:1	$(0.13)	$(0.33)	$(0.35)	$2.90		$(4.85)	$0.22

Summary Balance Sheet

Total Loans	$17,521	$17,137	$18,301	$17,828		$261,656 (5)	$248,716	(5)

Total Assets	$28,782	$29,014	$28,625	$27,387		$302,388 (5)	$400,853	(5)

Shareholders' Equity (6,7)	$3,018	$2,217	$2,200	$1,717		$410	$832
_______________
(1)  We changed our fiscal year-end from March 31 to June 30 during the period ending June 30, 2008.

(2)   Revenues in the most recent audited period June 30, 2010 included $2,650,794 in net fee income derived from a structured film and distribution cost financing with UK investors and additional producer fee of $1,792,125 associated with films produced in Louisiana.

(3)   Net Profit includes other income of $5,601,683 recorded in the period ending June 30, 2009 reflecting cancellation of indebtedness arising from the decision of a lender to Seven Arts Future Flow 1 ("SFF"), a limited liability Group owned by SAP Inc., to take control of twelve motion pictures owned by SFF and pledged to secure an $8,300,000 loan to Arrowhead Target Fund Ltd. ("Arrowhead") Since we no longer control the licensing of these motion pictures, we have removed all investment in and receivables relating to the pictures pledged to Arrowhead as assets, and have removed all limited recourse indebtedness and accrued interest related to the Arrowhead loan as liabilities from our balance sheet, resulting in a net gain in the above amount. (See Management’s Discussion and Analysis of Results and Operation - Legal Proceedings)

(4)   The attached audited Consolidated Financial Statements for the fiscal years ended June 30, 2010, 2009 and March 31, 2008, and the three month period ended June 30, 2008, prepared under IFRS and unaudited interim accounts for the period ended December 31, 2010 show income per share figures calculated using the weighted average number of shares outstanding in each period. A 5-for-1 reverse stock split occurred on December 31, 2008 and May 12, 2011 . The income per share figures in the table above have been adjusted from the figures shown in prior financial statements to show the effect of the 5-for-1 reverse stock split as if it had occurred on the first day of the fiscal year ended March 31, 2008.

(5)   In May 2008, we completed a transaction with Zeus Partners LLP that raised capital for investment into the production and distribution costs of our existing and future motion picture productions and acquisitions. The total investment raised was approximately $268,000,000. $10,917,087 of the $16,002,766 that we retained in net proceeds from the transaction was accounted for as a reduction in the carrying value of our film costs on the balance sheet, while the balance of $5,085,679 was recorded as fee income in the fiscal year ended June 30, 2009.

(6)   Convertible Debentures with no redemption date owned by Langley Park Investment Trust PLC (“Langley”) are treated as Shareholders’ Equity under IFRS and as Shareholders’ Funds under UK GAAP. As of June 30, 2010, the value of such debentures outstanding was approximately $3,432,000, as it was in all periods, Langley converted 1,250,000 of the 3,000,000 Debentures into 200,000 ordinary shares on March 15, 2007.

(7)    Convertible Preference Shares owned by Armadillo Investment Plc until November 2008, and then by the Group’s Employee Benefit Trust (“EBT”), are treated as Shareholders’ Equity under IFRS and as Shareholders’ Funds under UK GAAP. As of June 30 2010, all preference shares had been converted to ordinary shares. As of June 30, 2009, the value of the 500,000 preference shares that had not been converted amounted to $1,539,800. For all previous periods the 3,000,000 preference shares were valued at $5,669,000. EBT converted 2,500,000 of the preference shares into 400,000 ordinary shares on November 20, 2008 and the remaining 500,000 preference shares into 80,000 ordinary shares on May 25, 2010.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision with regard to our securities.  The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed.  In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our success depends on certain key employees.

Our success depends to a significant extent on the performance of a number of senior management and other key employees, including production and creative personnel.  We particularly depend upon our Chief Executive Officer, Peter Hoffman, whose employment agreement grants him the right, as long as he is employed by us, to approve or control all artistic and business decisions regarding motion pictures that we acquire, produce or distribute.  As a result, our success depends to a significant extent on Mr. Hoffman’s creative and business decisions regarding the motion pictures we acquire, produce and distribute.

We do not have any "key person" insurance on the lives of any of our officers or directors.  We have entered into employment agreements with our top executive officers.  These agreements entitle us to possible injunctive relief for breach of the agreements, but do not include any “non-compete” covenants.  These agreements cannot assure us of the continued services of such employees.  In addition, competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future.  Our inability to retain or successfully replace where necessary members of our senior management and other key employees could have a material adverse effect on our business, results of operations and financial condition.

Our interests may conflict with those of our Chief Executive Officer.

We have entered into a series of agreements with Mr. Hoffman and his affiliated companies that may result in our interests differing from theirs (see “Certain Related Transactions”).  One of these agreements concerns a financing arrangement that we entered into with Cheyne Specialty Finance Fund L.P. (“Cheyne”) for the production of our movies, which may be secured with (i) six of our motion pictures and (ii) 321,400 of our ordinary shares beneficially owned by Mr. Hoffman through Seven Arts Pictures Inc (“SAP”).  Upon repayment of the $6,500,000 the senior debt ("Cheyne Loan") was acquired by SAFE Ltd. in April 2008, Mr. Hoffman believes that the 321,400 pledged shares were released and the pledged shares were not passed on to the $1,000,000 subordinated noteholder, Arrowhead Consulting Group Limited. Our satisfaction of our debts to Cheyne may provide divergent benefits to us and to Mr. Hoffman, in that Mr. Hoffman claims a full release from this possible pledge of our ordinary shares owned by SAP, which as such does not benefit us.   Other agreements that we have entered into with Mr. Hoffman and his affiliates that may result in conflicts of interest include his employment agreement and an Intercompany Agreement, which provides that SAP will own limited liability companies in the United States, with all distribution rights and profits thereof for our account and provide other services for our account and according to which SAP has assigned to us any results and proceeds arising from services performed by SAP on our behalf.  See “Certain Related Transactions.”

We have several transactions with affiliates controlled by our Chief Executive Officer which may provide benefits to him.

Certain of our affiliates, controlled by Mr. Hoffman are entitled to be reimbursed by us for general overhead incurred by each to conduct business for us in amounts approved by us and then to be reimbursed for certain third party costs on motion pictures controlled by us and to be indemnified for loss costs or damages arising from the conduct of business on our behalf if approved by us.

In addition, we license distribution rights to pictures controlled by us to our affiliate, Seven Arts Pictures Louisiana LLC (“SAPLA”) which performs distribution services for our motion pictures. All fees payable to SAPLA are subject to the agreements with Mr. Hoffman and his affiliates described above.  See Risk Factors- Relating to Our Business and Certain Related Transactions.  Upon commencement of business of SAPLA’s production and post-production facility in New Orleans,. Louisiana, SAPLA and an affiliate, Seven Arts Filmed Entertainment LLC (“SAFE LA”) will be the lessee of those facilities and under the related party agreement all profits of SAFE LA if any will be returned to the Group under the agreements with Mr. Hoffman and his affiliates. See Certain Related Transactions for further detail and discussion of all transactions with affiliates.

We have and exercise the right to control through our management all material decisions of all affiliates controlled by Mr. Hoffman to the extent such decisions have any material effect on our results of operations.

Our failure to repay obligations under the Arrowhead Loan and Cheyne Loan has resulted in the loss of control of assets that we pledged and could result in the loss of our Chief Executive Officer’s beneficial interest in our ordinary shares and ownership of these assets.

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP, one of our  affiliates and a company controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  We secured the Arrowhead Loan by transfer to SFF of our rights to twelve motion pictures that generated revenues of $820,026 in the fiscal year ended June 30, 2009; $2,739,800 in the fiscal year ended March 31, 2008 and $544,478 in the three month period ended June 30, 2008.  The Arrowhead Loan had been recorded in our audited financial statements as an $8,300,000 liability as of June 30, 2008.  Although the loan is secured by certain assets of SFF, the Company is not required to repay the Arrowhead Loan from any of our other assets or revenues.  We made certain representation regarding ownership of these twelve motion pictures and agreed to continue to license these twelve motion pictures, collect money received therefrom and to deposit such collections in a designated bank account.

The Arrowhead Loan was due on February 15, 2009, and SFF did not pay the outstanding principal and interest due thereon.  Arrowhead had the right to foreclose on the pledged film assets, but has not done so. SFF has, however, received a default notice to that effect, and, as a result, Arrowhead is now collecting directly all sums receivable from us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures.  Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of our rights to twelve motion pictures and related loss of revenues in amounts that are difficult to predict.  Arrowhead continues to have the right to foreclose on the twelve motion pictures, which are Asylum, The Hustler, I’ll Sleep When I’m Dead, Johnny Mnemonic, Never Talk to Strangers, No Good Deed, Popstar, Red Riding Hood, Shattered Image, A Shot At Glory, Stander, and Supercross.

As a result of the foregoing, we have removed all investment in and receivables relating to the twelve motion pictures pledged to Arrowhead as assets and have removed all limited recourse indebtedness related to these motion pictures as liabilities from our consolidated balance sheet for the fiscal year ended June 30, 2009.

Arrowhead has made a claim against us by reason of certain monies our affiliates have collected from distribution of these motion pictures and not paid to Arrowhead based on our interpretation of the transactional contracts.  We have fully reserved in the attached consolidated financial statements the amount that management believes is our potential liability regarding these collections.  Arrowhead has now commenced an action against us, Mr. Hoffman and certain of our affiliates seeking approximately $1,200,000 related to revenues returned by us under our interpretation of the transaction contracts for what we have reserved and are seeking an additional $7,100,000 representing claims for breach of fiduciary duty, breach of contract and misrepresentation, for what we have not reserved.  We believe we have no obligation to guarantee SFF’s financial performance under the loan agreement and Arrowhead has not made that assertion in this proceeding.  We cannot at this time predict the ultimate outcome of this claim, if any, and it could have a material adverse effect on our business, financial condition and results of operations.  See Management’s Discussion and Analysis of Results and Operation – Legal Proceedings.

We also obtained financing of an aggregate of approximately $7,500,000 from Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 and Cheyne Specialty Finance Fund, Ltd (“Cheyne”) for $6,500,000 ("Cheyne Loan") at a rate of interest of 19% and 18% per annum, respectively.  SAP, one of our affiliates, which is controlled by Mr. Hoffman, our Chief Executive Officer, secured the ACG Loan and the Cheyne Loan with 321,400 of our ordinary shares beneficially owned by Mr. Hoffman , and we secured the ACG Loan and the Cheyne Loan with liens on six motion pictures that generated revenues of approximately $2,326,078,over the fiscal years ended June 30, 2009 and March 31, 2008 and the three month period ended June 30, 2008, plus a second position security interest in the motion pictures pledged under the Arrowhead Loan.  The Cheyne Loan matured on September 30, 2007.  A subsidiary of ours acquired the debt from then due to Cheyne, a sum of approximately $6,500,000, on or about April 2008, and received an assignment from Cheyne of their senior secured position on the film assets, including Cheyne’s subordination agreement with ACG. Management believes that the 321,400 pledged shares were released and the pledged shares were not passed on to the $1,000,000 subordinated noteholders, ACG.

ACG has demanded payment of the ACG Loan of $1,000,000 and has filed suit therefore.  See Management’s Discussion and Analysis of Results and Operations – Legal Proceedings.  Failure to prevail in this litigation or to repay or refinance the ACG Loan could result in the loss of our rights to six motion pictures.  In addition, our Chief Executive Officer, through his interest in SAP, could lose his equity position in our company. We have fully accrued for the liability plus the related interest.

We face substantial capital requirements and financial risks.

Our business requires substantial investments of capital.  The production, acquisition and distribution of motion pictures require a significant amount of capital.  A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues or tax credits derived from the production of our motion pictures.  This time lapse requires us to fund a significant portion of our capital requirements from various financing sources.  We cannot be certain that we can continue to successfully implement these financing arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures.  We currently employ a variety of structuring techniques, including debt or equity financing, in efforts to achieve our investment objectives.  We cannot be certain that we will be able to negotiate structures that accomplish our objectives.  We intend to increase (through internal growth or acquisition) our production slate or our production budgets, and, if we do, we will be required to increase overhead and/or make larger up-front payments to talent and, consequently, bear greater financial risks.  Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The costs of producing and marketing feature films have steadily increased and may further increase in the future, making it more difficult for a film to generate a profit.  The costs of producing and marketing feature films have generally increased in recent years.  These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit or compete against other films.  Historically, production costs and marketing costs have risen at a higher rate than increases in either the number of domestic admissions to movie theaters or admission ticket prices.  A continuation of this trend would leave us more dependent on other media, such as home video, television, international markets and new media for revenue, which may not be sufficient to offset an increase in the cost of motion picture production.  If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations and financial condition.

Budget overruns may adversely affect our business.  Our business model requires that we be efficient in the production of our motion pictures.  Actual motion picture production costs often exceed their budgets, sometimes significantly.  The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control.  Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production.  If a motion picture incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production, which may not be available on suitable terms.  We cannot assure you that such financing on terms acceptable to us will be available, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

In addition, if a motion picture production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations and financial condition.  Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film.  Budget overruns could also prevent a picture from being completed or released.  Although none of these events has occurred to us to date, any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

A substantial number of our motion pictures did not generate enough revenue to satisfy financing obligations related to those motion pictures, and our future motion pictures may not generate enough revenue to satisfy obligations entered into to finance their production.

We have obtained financing for most of our motion pictures and secured those financings with the assets from those and other motion pictures.  If we are unable to generate sufficient revenues to repay those obligations under the terms of the financings, we lose those motion picture assets and any future revenues that we could derive from those assets.  As noted, the revenues of the 12 and 6 motion pictures securing the Arrowhead Loan and the ACG Loan, respectively, have not met our estimates, and, as a result, we have not been able to repay those loans in the periods set out in those loans.  If we are unable to amend the terms of those loans or satisfy them otherwise, we could lose those motion picture assets.

Additionally, our net revenues from a certain tax advantaged transaction after accounting for expenses for that transaction were not sufficient to enable us to satisfy a £1,000,000 convertible debenture loan from Trafalgar Capital Special Investment Fund (“Trafalgar”) that came due on June 30, 2009, which we had expected to repay from that funding source even though that funding source was not pledged to repay the Trafalgar loan.  As a result, we defaulted on a payment of £1,000,000 plus interest to Trafalgar Capital Special Investment Fund in June 2009.

On September 2, 2009 the Group repaid Trafalgar $1,000,000 (about £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 68,000 ordinary shares The transaction was consummated subsequent to the date of the financial statements and all 68,000 had been sold through the market by December 31, 2010. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 ordinary shares to settle a portion of the debt (see subsequent events note 22). Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 85,000 ordinary shares. The balance outstanding on the loan after sale of these 85,000 shares is expected to be approximately $225,000. We believe that the Trafalgar debt is now settled as at June 15, 2011.

We entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007.  These loans are secured by the revenues to be collected from these motion pictures.  The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films.  We have entered into a forbearance agreement with Palm extending the due date of these loans to December 31, 2011.  The original principal amounts of the Palm loan for The Pool Boys and Autopsy are $ 5,250,000 including a $500,000 interest reserve, and for Nine Miles Down was $4,000,000 including a $750,000 interest reserve.

On August 27, 2007, we borrowed $1,650,000 from Blue Rider Financial (“Blue Rider”) to pay for the domestic prints and advertising costs for the motion picture Deal (“Blue Rider Loan”) and arranged that the revenues due from Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to us for the distribution of that motion picture be assigned to Blue Rider Financial as partial security for that loan.  To date the revenues paid to us from MGM have not yet been sufficient to repay the Blue Rider Loan.  We have therefore entered into an accommodation agreement with Blue Rider to redeem the loan due for $2,200,000, less approximately $ 1,466,000 of collections that have been received by Blue Rider to date from MGM.  We expect this indebtedness will be repaid from proceeds due from MGM on or before December 31, 2011.

We cannot assure you that a failure to repay these obligations will not make the terms of future financings more onerous or prohibitive.  We also cannot assure you that our estimates of revenues from motion pictures securing any other current or future financings will be accurate, and that we will be able to satisfy those financings with the revenues from the motion pictures securing those financings.  The loss of motion picture or other assets as a result of any such default would adversely affect our business.

Our revenues and results of operations may fluctuate significantly.

Revenues and results of operations are difficult to predict and depend on a variety of factors.  Our revenues and results of operations depend significantly upon the performance of the motion pictures that we license for distribution, which we cannot predict with certainty.  Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.  Furthermore, largely as a result of these predictive difficulties, we may not be able to achieve analysts’ projected earnings.  Revisions to projected earnings could cause investors to lose confidence in us, which in turn could materially and adversely affect our business, our financial condition and the market value of our securities.

Accounting practices used in our industry may accentuate fluctuations in operating results.  In addition to the cyclical nature of the entertainment industry, industry accounting practices may accentuate fluctuations in our operating results.  While such fluctuations have not occurred to date, we may in the future experience such fluctuations due to industry-wide accounting practices.  In accordance with IFRS and U.S. generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films.  The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.  Film costs are stated at the lower of amortized cost or the film’s estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost.  The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach.  Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

We depend on a limited number of projects, and the loss or failure of a major project could have a material adverse effect on our business.  Our revenue is generated from a limited number of films, principally Autopsy, Nine Miles Down, Deal, Noise, Drunkboat, and Night of the Demons.  Films that we develop, finance, or license for distribution vary due to the opportunities available to us and to targeted audience response, both of which are unpredictable and subject to change.  The loss or failure of a major project could have a material adverse effect on our results of operations and financial condition as well as on the market price of our securities.  We cannot assure you that any project we undertake or participate in will be successful.

We rely upon pre-sales, advances and guarantees.

We attempt to minimize some of the financial risks normally associated with motion picture production by obtaining, at various stages prior to release of our motion pictures, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories.  Advances and guarantees paid by a distributor for distribution rights to a film generally represent a minimum purchase price for such rights.  While advances and guarantees reduce some of the financial risk of our motion pictures, they do not assure the profitability of our motion pictures or our Company's operations and, it may also result in our receiving lower revenues with respect to successful films.  We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future.  As the international marketplace demands increasingly costly motion pictures, we cannot be certain that the amount of advances and guarantees which we anticipate generating on a given film project will exceed our cost of producing such motion picture.

In today's rapidly changing and competitive marketplace for motion pictures, it is possible that the amount of such advances and guarantees alone, after payment of our operating expenses, even if greater than our direct cost of producing a specific film, will not be sufficient to provide us with a significant return on our invested capital.  Should we incur higher than expected overhead or production expenses, that amount may not be sufficient to provide a return of all or substantially all of our invested capital.  To the extent that we do not produce one or more films that generate overages for us, there may be a material adverse effect upon our Company and the potential for returns on, and even the return of, our capital.

We rely on tax preference and tax credit transactions for a substantial portion of our revenues and recovery of film costs.

We have received substantial monies as revenues and recovery of investments in motion picture production and distribution costs from tax preference and tax credit transactions in the United States and other countries, which transactions have provided between 25% to 50% of film production costs on our pictures (approximately $1,000,000 to $3,500,000 per film).  We cannot be certain that such revenues and cost recoveries will be available to us in future periods. These benefits accrue pursuant principally by means of statutes in Louisiana, the United Kingdom, Canada and Hungary, which could be repealed or amended based on general income tax considerations or political changes.  We are aware of no such changes proposed or threatened at the present time.

We have a limited operating history.

Our predecessor was formed in 1992, and later transferred all its motion picture assets to SAP in October, 2002.  SAP acquired control of our company in September 2004 by a transfer of all its motion picture rights to Seven Arts Filmed Entertainment Limited, our wholly owned subsidiary.  Although our predecessors have a more extensive operating history, our company began operations in its current form and business strategy in October 2004.  As a result, investors will have only a limited period of motion picture operations to evaluate our performance.

We currently lack a credit facility.

We do not have any credit facility with respect to financing production of our motion pictures.  We have primarily depended upon financing arrangements tied to specific motion pictures for the funding of our productions.  Given the tightening of credit markets, we are seeking to establish a credit facility to provide us with more flexibility in the funding of our productions or operations.  We cannot assure you that we can secure a credit facility or that, if we secure a credit facility, the terms will be favorable to us.  Without a credit facility, we will not have the same flexibility with our financing arrangements as some of our competitors and will need to continue to rely upon financing arrangements tied to specific motion pictures for the funding of our productions.

We face risks from doing business internationally.

We distribute motion pictures outside the United States through third-party licensees and derive revenues from these sources.  As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws,

•	changes in local regulatory requirements, including restrictions on content,

•	differing cultural tastes and attitudes,

•	differing degrees of protection for intellectual property,

•	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets,

•	the instability of foreign economies and governments and

•	war and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources, which could have a material adverse effect on our business, financial condition and results of operations.

Amendments to current laws and regulations governing our operations could have a material adverse impact on our business.

Our operations are subject to substantial government regulation, particularly regulations governing the use of tax credits granted during film production in Louisiana, the United Kingdom, Canada and Hungary.  We receive a substantial portion of the financing for our motion picture production from tax credits and other tax-preferred financings.  Amendments to current laws and regulations governing these tax credits or other aspects of our business, including intellectual property and censorship laws, could increase our costs of operations, reduce our revenues, jeopardize the ownership of certain assets or increase the cost of financing our motion pictures.  Tax regulations, intellectual property laws or other rules and regulations affecting our business may be changed in a manner which may adversely affect us and our ability to operate our business plan.

The production of a larger budget motion picture may adversely affect our operating results.

Historically, we have primarily produced motion pictures with budgets of between $2 million and $15 million.  We may occasionally produce a motion picture with a larger budget of between $30 million and $50 million.  To produce such a motion picture, we believe that we will need to co-produce such motion pictures with major studios and ensure a studio-wide release and a commitment to cover P&A costs or with one or more other independent production companies.  To date, we have not produced or co-produced a motion picture with a budget in that range.  We cannot assure you that we can successfully produce and distribute motion pictures in that budgetary range, that we can find a major studio to co-produce such motion pictures or that we can secure a studio-wide release or a commitment from a studio to cover P&A costs.

Risks Relating to Our Industry

Our success depends on external factors in the motion picture industry.

Our success depends on the commercial success of motion pictures, which is unpredictable.  Operating in the motion picture industry involves a substantial degree of risk.  Each motion picture is an individual artistic work, and inherently unpredictable audience reactions primarily determine commercial success.  Generally, the popularity of our motion pictures depends on many factors, including public reception, the formats of their initial releases, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter.  The commercial success of our motion pictures also depends upon the quality and acceptance of motion pictures that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change.  We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

In addition, because a motion picture’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams.  Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities.  We cannot assure you that our motion pictures will obtain favorable reviews or ratings, or that our motion pictures will perform well at the box office or in ancillary markets.  The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business.  The current severe decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our films, thus reducing our revenue and earnings.  A decline in economic conditions could reduce performance of our theatrical, television and home entertainment releases.  In addition, an increase in consumer costs generally, or consumer costs in a particular sector of the entertainment industry, could result in a shift in consumer demand away from the entertainment we offer, which could also adversely affect our revenues and, at the same time, increase our costs.

Distributors’ failure to promote our programs may adversely affect our business.  Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures and related products are important in determining the success of these pictures and products.  We do not control the timing and manner in which our licensed distributors distribute our motion pictures.  Any decision by those distributors not to distribute or promote one of our motion pictures or related products or to promote our competitors’ motion pictures or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.

We could be adversely affected by strikes, potential strikes or other union job actions.  We directly or indirectly depend upon highly specialized union members who are essential to the production of motion pictures.  A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities.  In November 2007, the members of the Writer’s Guild of America went on strike, and a new agreement was not approved until February 2008.  Additionally, the Directors Guild of America and Screen Actors Guild (“SAG”) collective bargaining agreements expired in 2008.  An agreement has now been reached with the Directors Guild and SAG.  A SAG or other union strike or action, depending on the length of time, could cause a delay or interruption in our production and release of new motion pictures, which could have a material adverse effect on our business, results of operations and financial condition.

Almost all financing of the production of motion pictures by independent production companies involves third parties providing film production completion bonds to guarantee the repayment of the financings upon the abandonment of production if certain conditions are met.  Such film completion bonds do not provide for the repayment of the financing if a production is abandoned due to a strike.  Without such waivers and in view of a potential strike, there may be dramatically less financing of the production of motion pictures by independent production companies as it will be difficult or impossible to obtain a film production completion bond, and it may be too risky to start films where production could be interrupted by a strike.

We face substantial competition in all aspects of our business.

We are smaller and less diversified than many of our competitors.  As an independent distributor and producer, we constantly compete with major U.S. and international studios and independent producers and distributors.  Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations.  In addition, the major studios and larger independent producers and distributors have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production.  The resources of the major studios and larger independent producers and distributors may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring.  Our inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market.  The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially.  Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest.  For this reason, and because of our more limited production and advertising budgets, generally provided by third party distributors, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release.  Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled.  In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign.  Any such change could adversely impact a film’s financial performance.  In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film.  The foregoing could have a material adverse effect on our business, results of operations and financial condition.

The limited supply of motion picture screens compounds this product oversupply problem.  Currently, a substantial majority of the motion picture screens in the United States typically are committed at any one time to only ten to fifteen films distributed nationally by major studio distributors.  In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease.  If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

DVD sales have been declining, which may adversely affect our growth prospects and results of operations.

Several factors, including weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally.  The high definition format war between the HD DVD and Blu-ray formats ended in February 2008 with Toshiba Corporation’s announcement of its decision to discontinue its HD DVD businesses; however, reduced consumer discretionary spending in a challenging economic environment, may slow widespread adoption of the Blu-ray format or lead consumers to forego adopting a high definition DVD format altogether, which would adversely affect DVD sales. DVD sales also may be negatively affected as consumers increasingly shift from consuming physical entertainment products to digital forms of entertainment.  The motion picture industry faces a challenge in managing the transition from physical to electronic formats in a manner that continues to support the current DVD business and its relationships with large retail customers and yet meets the growing consumer demand for delivery of motion pictures in a variety of electronic formats.  We cannot assure you that home video wholesale prices can be maintained at current levels, due to aggressive retail pricing, digital competition and other factors. In addition, in the event of a protracted economic downturn, reduced consumer discretionary spending could lead to further declines in DVD sales.  A decline in DVD sales may have a disproportionate effect on us and our results of operations as a number of our releases only have a limited theatrical release or are released direct-to-DVD.

We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.

Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on our business.  Examples of such advances in technologies include video-on-demand, new video formats and downloading and streaming from the internet.  An increase in video-on-demand could decrease home video rentals.  Similarly, further increases in the use of portable digital devices that allow users to view content of their own choosing while avoiding traditional commercial advertisements could adversely affect our revenues.  Other larger entertainment distribution companies will have larger budgets to exploit these growing trends.  We cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies or whether we have the right to do so for certain of our library titles.  If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations and financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property.  We do not have the financial resources to protect our rights to the same extent as major studios.  We are not a member of the Motion Picture Association of America (“MPAA”) as are the major studios and as a result we cannot rely on MPAA resources to prevent piracy and copyright infringements.  We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations.  Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries.  We also distribute our products in other countries in which there is no copyright or trademark protection.  As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity.  Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations and financial condition.  We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition.  Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Others may assert intellectual property infringement claims against us.

One of the risks of the film production business is the possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, stories, characters, other entertainment or intellectual property. We may receive in the future claims of infringement or misappropriation of other parties’ proprietary rights, although we have had to date been served with only one such claim which was settled on favorable terms.  Any such assertions or claims may materially adversely affect our business, financial condition or results of operations.  Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition or results of operations.  If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights.  We cannot assure you, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

Our business involves risks of liability claims for media content, which could adversely affect our business, results of operations and financial condition.

As a licensor of media content, we may face potential liability for:

•	defamation,

•	invasion of privacy,

•	negligence,

•	copyright or trademark infringement (as discussed above), and

•	other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against producers and licensors of media content.  Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations, and financial condition.

Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.

Motion picture piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of motion pictures into digital formats.  This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free television and the internet.  The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on our business, because these unauthorized pirated copies reduce the revenue we receive from our products.  Additionally, to contain this problem, we may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue.  We cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

In particular, unauthorized copying and piracy are prevalent in countries outside of the United States, Canada and Western Europe, whose legal systems may make it difficult for us to enforce our intellectual property rights.  While the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures, we cannot assure you that any such sanctions will be enacted or, if enacted, will be effective.  In addition, if enacted, such sanctions could impact the amount of revenue that we realize from the international exploitation of motion pictures.  If no embargoes or sanctions are enacted, or if other measures are not taken, we may lose revenue as a result of motion picture piracy.

There is a potential for disputes and litigation in the motion picture business.

There are risks of disputes and litigation with financiers, competitors, putative rights owners, unions, producers and other talent, and with distributors.  We cannot assure you that we will prevail in the event of any disputes or litigation.  We have failed to prevail in an arbitration regarding 9 ½ Weeks II, which could result in payment by us of as much as $900,000 of which $800,000 was provided for by June 30, 2010 with the balance guaranteed to be paid by our affiliate.  This arbitration result was made by default in a proceeding involving a motion picture not produced by us and related to legal fees assessed against us.  The difference in our accrual and the accruals claimed by the claimant in their proceeding related to interest accrued on the arbitration award prior to the date we were held responsible for the award.

Risks Relating to this Offering and Our Shares

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our ordinary shares and presently intend to retain any future earnings to finance the operations of our business.  You may never receive any dividends on our shares.

If you purchase ordinary shares, you will incur immediate and substantial dilution from the price you pay.

The offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our outstanding ordinary shares immediately after the offering.  If you purchase ordinary shares in this offering, you will incur immediate and substantial dilution in the net tangible book value per ordinary share from the price you pay.  At an offering price of $_____ per ordinary share, you will experience a net asset value dilution per ordinary share of $____ in comparison to our net asset value per share at June 30, 2009 of $____.

The exercise of stock options, the conversion of redeemable debentures, or preference shares or the later sales of our ordinary shares may further dilute your shares of ordinary shares.

We have 36,500 stock options that have not been exercised, issued redeemable debentures convertible into a maximum of 280,000 shares.  The due balance remaining on the Trafalgar debenture is convertible into approximately 45,000 shares at the current trading price of our ordinary shares, representing payment of the remaining balances of the Trafalgar debentures at the median price on the date of this prospectus (after issuance of 85,000 shares in February 2011).  The balance of the Trafalgar debenture may be paid in cash but, if not, can be converted at the volume weighted average price of our ordinary shares on the date of conversion.

Our Board of Directors is authorized to sell additional ordinary shares or securities convertible into ordinary shares, if in their discretion they determine that such action would be beneficial to us.  Any such issuance below the offering price of the ordinary shares in this prospectus would dilute the interest of persons acquiring shares of common stock in this offering.

Our articles of association provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations.  Thus certain alleged errors or omissions might not be actionable by us.  The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

The trustees of the Seven Arts Employee Benefit Trust may exercise its discretion to our detriment.

The trustees of the Seven Arts Employee Benefit Trust own approximately 233,267 of our shares of common stock as at  June 2011 and have the power to dispose of those shares for the benefit of the beneficiaries of the Employee Benefit Trust.  Exercise of such power to sell our shares could adversely affect the market for our shares on NASDAQ or could result in acquisition of such shares by third parties, who may seek control of our assets.

As we are a "foreign private issuer,” you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

We are a foreign private issuer, and the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934.  We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.  In addition, we are exempt from the Section 14 proxy rules, and proxy statements that we distribute will not be subject to review by the U.S. Securities and Exchange Commission.  Our exemption from Section 16 rules regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Securities Exchange Act.  As a result, you may not have all the data that you are accustomed to having when making investment decisions.  We intend to redomicile in the state of Nevada and to become a United States issuer and reporting company for all purposes upon the effectiveness of a Registration Statement for the distribution of shares of Seven Arts Entertainment Inc., the new Nevada holding company to our shareholders.

Our share price may be volatile, and you may not be able to sell your ordinary shares at or above the public offering price.

The stock market in general, and the market for motion picture stocks in particular, has experienced extreme price and volume fluctuations.  These broad market and industry fluctuations may adversely affect the market price of our ordinary shares, irrespective of our actual operating performance.  Additional factors which could influence the market price of our ordinary shares include statements and claims made by us and other participants in our industry and public officials.  The public offering price for the ordinary shares may not be above that which will subsequently prevail in the market.

If large amounts of our shares held by existing shareholders are sold in the future, the market price of our ordinary shares could decline.

The market price of our ordinary shares could fall substantially if our existing shareholders or existing creditors who levy on or convert into one ordinary share sell large amounts of our ordinary shares in the public market following this offering.  These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs.  U.S. federal securities laws requiring the registration or exemption from registration in connection with the sale of securities limit the number of ordinary shares available for sale in the public market.  In addition, lock-up agreements that restrict us, our directors and officers and certain of our existing shareholders from selling or otherwise disposing of any ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters’ representative also restrict sales of our ordinary shares.  The underwriters’ representative may, however, in its sole discretion and without notice, release all or any portion of the ordinary shares from the restrictions in the lock-up agreements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  These forward-looking statements include information about possible or assumed future results of our operations or our performance.  Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct.  These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.  Actual results may differ materially from those expressed or implied by such forward-looking statements.  Although we have attempted to identify important factors that could cause actual results to differ materially from expected results, such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $[---] million (approximately $[---] if the representative’s warrants are exercised in full).  This estimate is based on an assumed offering price of $[---] per share.  A $1.00 increase or decrease in the assumed offering price of $[---] per share would increase or decrease the gross proceeds to us from this offering by $[---] million.

Based on an assumed offering price of $[---] per share, we estimate that we will receive net proceeds of $[---] from the sale of [---] shares being offered at an assumed public offering price of $[---] per share, after deducting $[---] for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $[---], which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional [---] shares of common stock from the selling shareholder to cover over-allotments, we will not receive any additional proceeds, and if the underwriters’ representative exercises its warrants to purchase [---] shares of common stock, we will receive an additional $[---] after deducting estimated expenses.

Assuming no exercise of the representative’s warrants, we intend to use the net proceeds of the offering as follows:

	Application of Net Proceeds	Percentage of Net Proceeds

Reduction of Indebtedness	$-		%
Working capital	$-		%
Total	$-	100%

The amounts actually spent by us for any specific purpose may vary significantly.  Accordingly, our management has broad discretion to allocate the net proceeds.  Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

We intend to use $2,150,000 of the net proceeds to reduce indebtedness by:

•
Advancing approximately $1,450,000 or £1,000,000 to the Seven Arts Employee Benefit Trust (the “EBT”).  See Management Compensation Seven Arts Employee Benefit Trust for a description of the EBT.  EBT will in turn repay the indebtedness owed by the EBT to Armadillo Investments Limited (“Armadillo”) in this amount.  We guaranteed this indebtedness when it was incurred by EBT.  This indebtedness was incurred to acquire convertible preferred stock owned by Armadillo, all of our preferred stock, which has now been converted to our common stock.  Upon our advance of $1,450,000 to the EBT, the EBT will return to us 200,000 shares of our common stock, reducing the dilution of our common stock by this offering.   In February 2011 the Group issued 150,000 shares to New Moon LLC who pledged these shares to Armadillo who in turn extended the repayment period of the £1,000,000 to June 30, 2011. We will advance this amount to EBT from the proceeds of this offering and EBT will in turn pay this amount to Armadillo, thereby fully settling the mounts due.

•
Paying $700,000 in settlement to ApolloMedia in order to obtain the return to us of 140,000 shares of common stock, reducing the dilution of our common stock by the offering.  This settlement was of a dispute relating to sums due to ApolloMedia with regard to the motion picture Stander.  This amount is owed by SAP, an affiliate company controlled by our Chief Executive Officer, Peter Hoffman, and does not appear on our balance sheet as an obligation of ours.  See “Certain Related Transactions” for a discussion of the settlement with ApolloMedia.

None of this indebtedness was incurred after June 1, 2009.  The interest rate payable on this indebtedness and maturity dates are as follows:

Debt	Interest Rate	Maturity

ApolloMedia*	NA	Now due

Employee Benefit Trust*	10%	Now due
_______________
*These represent obligations of our shareholders Seven Arts Pictures Inc. and the EBT, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010 and December 31, 2010 both on a current basis and on a pro forma as adjusted basis to give effect to the sale of 1,000,000 ordinary shares in this offering at an assumed public offering price of $____ per share, which is the midpoint of our expected offering range, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Indebtedness:	As of June 30, 2010	As of December 31, 2010		As Adjusted(1)
Bank and other production loans	$16,766,689		$15,876,640	[--	]
Corporate Loans (2)	$1,534,591		$1,644,166	[--	]

Shareholders’ Equity (3)	$2,200,474		$3,018,168	[--	]
1. Retained Earnings	$(21,413,746)	$	(21,623,011)
2. Langley Debenture	$3,432,450		$3,432,450
3. Paid-in Capital	$9,248,415		$9,965,034

Ordinary Shares
Total Shares Issued and Outstanding (4)	1,495,460		1,762,928
____________________
(1)
The “as adjusted” column does not assume the exercise of any of the representative’s warrants.  A $1.00 increase (decrease) in the assumed offering price of $____ per share would increase (decrease) by approximately $____ million the as adjusted shareholder funds.  Equity, assuming that the number of shares offered by us as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions payable to the underwriters and the estimated offering expenses payable by us.

(2)
A portion of the loan due to Trafalgar Capital Special Investment Fund was advanced by us to the Seven Arts Employee Benefit Trust (“EBT”) for the partial acquisition of the Preference Shares owned by Armadillo Investments plc (“Armadillo”).  The loan to Trafalgar came due on June 30, 2009 and we have made a partial payment of $1,000,000 on September 2, 2009.  On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 68,000 shares in July 2010.  This agreement has been further extended, in January 2011, to March 31, 2011 for the issuance of another 85,000 shares against the loan principal.

(3)
As of June 30, 2010, Shareholders’ Equity includes the balance of the Langley Convertible Subordinated Debenture which has no redemption date.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources” for a discussion of the Langley Convertible Subordinated Debenture.

(4)
Includes 80,000 ordinary shares issued to the EBT in exchange for 500,000 preference shares and 68,000 ordinary shares issued to Trafalgar as a result of a partial conversion of its remaining debenture, both occurring in May of 2010.

(5)
This “as adjusted” data assumes the return to us of 140,000 ordinary shares issued to SAP and thereafter pledged to ApolloMedia upon repayment of indebtedness and the return to us of 200,000 of our ordinary shares pledged to Armadillo.  See “Use of Proceeds” and “Certain Transactions” below for a description of the ApolloMedia transaction.

The significant changes in our Capitalization since the fiscal year end June 30, 2010 are as follows:

In August and December 2010, we issued $470,000 of convertible debt to four investors in return for cash and shares of our common stock. We have not cancelled these shares of common stock and will do so on repayment or conversion of the convertible debt.

As of December 31 , 2010, we had a net tangible book value of $____ or $____ per share, based on shares outstanding on December 31 , 2010 of 1,489,460 , which represents all shares issued by us on or before that date, but does not assume conversion of any convertible debentures or exercise of any stock options.  Net tangible book value represents our total tangible assets (including investment in film rights and materials as per note 2 below), less all liabilities, and net tangible book value per ordinary share represents the net tangible book value divided by the number of ordinary shares outstanding.  Without taking into account any changes in such net tangible book value after June 30, 2010, other than to give effect to our sale of 1,000,000 ordinary shares offered hereby, the pro forma net tangible book value per share at June 30, 2010 would have been $____.  This amount represents an immediate increase in tangible net book value of $___ per share to our current shareholders and an immediate dilution in net book value of $____ per share to new investors purchasing shares in this offering as illustrated in the following table:

Public offering price per share (1)	$
Net tangible book value per ordinary share before the offering (2)	$
Increase in tangible net book value per ordinary share attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses)	$
Pro forma net tangible book value per ordinary share after the offering (3)	$
Dilution per share to new investors (determined by subtracting the adjusted net tangible book value after the offering from the amount of cash paid by a new investor for one ordinary share)	$
______________________
(1)	We use an offering price of $___ per share, which is the high point of our offering range, to give the most dilutive effect to the offering.
(2)
Investment in film rights and materials are sometimes considered intangible assets for accounting purposes.  However, our directors believe that these rights can be sold separately from our business and that the recovery of the book value of these assets is not subject to significant uncertainty or illiquidity.  As a result, the investment in film rights and materials are considered tangible assets for dilution purposes which is consistent with IFRS.

(3)	Does not include 100,000 shares of common stock issuable upon the exercise of the representative’s warrants.

The following table sets forth, on a pro forma basis as of June 30, 2010, the average price per share paid by the new investors, assuming in the case of new investors a public offering price of $____, before deductions of the underwriting discount and other offering expenses:

	Shares Purchased	Percent	Total Consideration Amount (in 000’s)	Percent		Average Price Per Share (1)
New Investors (2)	1,000,000	27.6%	$--		%	$--
Total	2,857,820	100%	$--	100%		$--
_____________
(1)	We use an offering price of $___ per share in order give the most dilutive effect to the offering.
(2)	Does not include 150,000 ordinary shares issuable upon the exercise of the representative’s warrants.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following sets forth a summary of our consolidated profit and loss and balance sheet information for the fiscal years ended March 31, 2008, June 30, 2009 and June 30, 2010 and the three month period ended June 30, 2008, all of which have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus.  In 2009 we elected to report our results of operations and other financial information under International Financial Reporting Standards (“IFRS”) and all of the following financial information is presented under IFRS.  In 2008, we adopted a fiscal year-end of June 30.  The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

Selected Financial Data
(in $ 000’s, except per share data)

Six	Six	Three
Months	Months	Fiscal Year	Fiscal Year	Fiscal Year	Months
ended	ended	ended	ended	ended	ended
Dec-31	Dec-31	Jun-30	Jun-30	Mar-31	Jun-30
Summary Profit and Loss Data (1)	2010	2009	2010	2009	2008	2008

Total Revenues (2)	$1,808	$2,983	$6,417	(2)	$10,232	$3,266	$2,793

Cost of Sales	$(946)	$(803)	$(2,399)	$(4,663)	$(4,088)	$(1,302)

Gross Profit/(Loss)	$862	$2,180	$4,018	$5,569	$(822)	$1,491

Other operating expenses	$(338)	$(1,445)	$(2,939)	$(4,125)	$(4,015	0	$(711)

Other income	$(31)	$150	$150	$5,602	(3)	$0	$0

Net interest expense	$(702)	$(349)	$(1,705)	$(2,308)	$(206)	$(423)

Profit/(Loss) Before Taxes	$(209)	$537	$(476)	$4,737	$(5,044)	$357

Provision for taxes	$0	$0	$0	$0	$486	$0

Net Profit/(Loss)	$(209)	$537	$(476)	$4,737	$(4,557)	$357

Weighted Average Primary Shares Outstanding (in 000's)	1,591.6	1,387.0	1,402.8	1,210.3	935.3	974.2

Weighted Average Fully Diluted Shares Outstanding (in 000's)	1,591.6	1,620.2	1,402.8	1,629.4	935.3	1,651.2

Weighted Average Earnings Per Share (4)	$(0.13)	$0.39	$(0.34)	$3.91	$(4.85)	$0.35
Weighted Average Fully Diluted Earnings Per Share (4)	$(0.13)	$0.33	$(0.34)	$2.90	$(4.85)	$0.22

Summary Balance Sheet

Total Loans	$17,521	$17,137	$18,301	$17,828	$261,656	(5)	$248,716	(5)

Total Assets	$28,782	$29,014	$28,625	$27,387	$302,388	(5)	$400,853	(5)

Shareholders' Equity (6,7)	$3,018	$2,217	$2,200	$1,717	$410	$832
_________________
* Proforma assuming completion of this offering but not exercise of the underwriter representative warrants or over allotment option.

(1)	We changed our fiscal year-end from March 31 to June 30 during the fiscal period ended June 30, 2008. The three month results compare the three months ended June 30, 2008.
(2)
Revenues in the most recent fiscal year included $2,650,794 in net fee income derived from a structured film and distribution cost financing with UK investors and additional producer fees of $1,792,125 associated with films produced in Louisiana.  Revenues derived from the exploitation of motion pictures decreased from $4,217,910 in the fiscal year ended June 30, 2009 to $1,974,516 in the most recent fiscal year.

(3)
Other income of $5,601,683 recorded in the period ended June 30, 2009 reflects cancellation of indebtedness arising from the decision of a lender, Arrowhead Target Fund Ltd, to Seven Arts Future Flow 1 ("SFF"), a limited liability company owned by SAP Inc., to take control of twelve motion pictures owned by SFF and pledged to secure an $8,300,000 loan to Arrowhead Target Fund Ltd. ("Arrowhead").  Since we no longer control the licensing of these motion pictures, we have removed all investment in and receivables relating to the pictures pledged to Arrowhead as assets, and have removed all limited recourse indebtedness and accrued interest related to the Arrowhead loan as liabilities from our balance sheet, resulting in a net gain in the above amount.

(4)
The attached audited Consolidated Financial Statements for each of the three years ended March 31, 2008, show income per share figures calculated using the weighted average number of shares outstanding in each period. A 5 for 1 reverse stock split occurred on December 31, 2008 and a further 5 for 1 reverse split on May 12, 2011 .  The income per share figures in the table above have been adjusted to show the effect of the 5 for 1 reverse stock split as if it had occurred on the first day of the fiscal year ended March 31, 2008 and the 5 for 1 reverse split which happened May 12th, 2011 .  See Management’s Discussion and Analysis of Results and Operations – Legal Proceedings.

(5)
In May 2008, we completed a transaction with Zeus Partners LLP that raised capital for investment into the production and distribution costs of our existing and future motion picture productions and acquisitions.  The total investment raised was approximately $268,000,000.  Approximately $10,917,087 of the net proceeds from that transaction received by the Company were accounted for as a reduction in the carrying value of its film costs on the balance sheet, while the balance of approximately $5,085,679 was recorded as fee income in the fiscal year ended June 30, 2009.

Accounting for the Zeus investments has resulted in the recognition of substantial assets and liabilities arising from the related financing arrangements for the six months ended December 31, 2008, for the fiscal year ended March 31, 2008 and for the three months ended June 30, 2008.  These assets and liabilities are essentially offsetting.  The Zeus investments accounted for restricted cash on the balance sheet of $198,405,009, $112,394,240 and $164,127,416 as of March 31, 2008, June 30, 2008 and December 31, 2008, respectively, the creation of receivables from investors of $53,601,395, $247,322,586 and $0, the creation of deferred income of $27,247,893, $118,067,801 and $5,085,679 and the creation of short term bank loans aggregating $225,444,481, $225,478,399 and $162,528,954.  The debt associated with the Zeus transaction was retired with the restricted cash balances on May 19, 2009 and the remaining accounts relating to the Zeus investment were concurrently eliminated from our balance sheet as of that same date.  Therefore, the impact of the Zeus investment has been entirely eliminated from the Company’s balance sheet as of our fiscal year ended June 30, 2009.

(6)
Convertible Debentures owned by Langley Park Investment Trust PLC are treated as Shareholder’s Equity under IFRS and as Shareholders’ Funds under UK GAAP.  As of June 30, 2010, the principal amount of such debentures outstanding was approximately $3,432,000 as it was in all periods except March 31, 2006 when it was approximately $5,204,000. Langley converted 1,250,000 of the 3,000,000 Debentures into 200,000 ordinary shares on March 15, 2007.

(7)
Convertible Preference Shares owned by Armadillo Investment PLC until November 20, 2008, and then by the Company’s Employee Benefit Trust, are treated as Shareholders’ Equity under IFRS and as Shareholders’ Funds under UK GAAP.  As of June 30, 2009, the par value of the 500,000 preference shares that had not been converted amounted to $1,539,800. For all previous periods the 3,000,000 preference shares were valued at $5,669,000.  The EBT converted 2,500,000 of the 3,000,000 Preference Shares into 400,000 ordinary shares on November 20, 2008 and the remaining 500,000 preference shares into 80,000 ordinary shares on May 25, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report.  This discussion contains forward-looking statements, which are based on our assumptions about the future of our business.  Our actual results may differ materially from those contained in the forward-looking statements.

Overview

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e. the United States and Canada) and foreign theatrical markets and for subsequent post-theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television.  Our pictures generally receive either a wide theatrical release (1,000 to 3,000 theaters in the United States) or only a limited theatrical release (50-300 theaters in the United States), or may even be released directly to post-theatrical markets, primarily DVD.  Our pictures that receive limited theatrical release or post-theatrical release typically benefit from lower prints and advertising (“P & A”) cost and, in turn, improved gross profit margins.  We determine the size of a theatrical release in the United States based on distributor and our estimates of the commercial prospects of theatrical box office and our own evaluation of the level of expected theatrical release costs as opposed to our estimation of potential theatrical box office in the United States.

No one picture had a principal or controlling share of gross revenues or operating profits in these periods.

Results of Operations

The principal factors that affected our results of operations have been the number of motion pictures delivered in a fiscal period, the distribution rights of motion pictures produced by others acquired in a fiscal period, the choice of motion pictures produced or acquired by us, management’s and talents' execution of the screenplay and production plan for each picture, the distribution and market reactions to the motion pictures once completed, management's ability to obtain financing and to re-negotiate financing on beneficial terms, the performance of our third-party distributors and our ability to take advantage of tax-incentivized financing.  These factors will continue to be, in our opinion, the principal factors affecting future results of operation and our future financial condition.  No particular factor has had a primary or principal effect on our operations and financial condition in the periods discussed below.

Our revenues principally consist of amounts we receive from third-party distributors of its motion pictures. We recognize revenue from license fees as and when a motion picture is delivered to the territory to which the license relates if we have a contractual commitment and the term of license has begun or upon receipt of a statement or other reliable information from a distributor of the amounts due to us from distribution of that picture.  A motion picture is “delivered” when we have completed all aspects of production and may make playable copies of the motion picture for exhibition in a medium of exhibition such as theatrical, video, or television distribution.

We also recognize revenue beyond an initial license fee from our share of gross receipts on motion pictures which we recognize as revenue when we are notified of the amounts that are due to us.  In some fiscal periods, a significant portion of our revenue is derived from sources other than motion picture distribution, including the cancellation of debt and interest income on a financing transaction, but we have not derived any such income in the successive comparative financial periods described below.

We have also benefited significantly from our ability to raise third party film equity investments such as in tax advantaged transactions under which we transfer to third party investors tax benefits for motion picture production and distribution.  These types of investments have enabled us to substantially reduce the cost basis of our motion pictures and even to record significant fee-related revenues, particularly in the fiscal years ended June 30, 2009 and June 30, 2010.

We may however lose ownership of and have lost control of certain of our motion pictures due to our inability to repay indebtedness for such monies such as the Arrowhead Loan and the Cheyne Loan as described in Risk Factors – Risks Related To Our Business – Our failure to repay obligations under the Arrowhead and Cheyne Loans has resulted in the loss of control of asset that we pledged.

Six Months Ended December 31, 2010 Compared To Six Months Ended December 31, 2009

Company’s total revenues decreased from $2,982,977 for the six month period ended December 31, 2009 to $1,807,981 in the six month period ended December 31, 2010. A structured finance transaction with UK investors,(“Equicap”), generated fee income of $1,796,140 in the 2009 period which was not replicated in the most recent period. The Company’s revenues in the most recent period included $570,029 additional producer fees associated with films produced in Louisiana compared to £487,398 of similar income in the six months to December 31 2009.. The Company’s revenues derived from the exploitation of motion pictures increased from $699,439 in the six month period ended December 31, 2009 to $1,237,952 in the six months to December 31, 2010. Film revenues recorded in both periods arose mainly from the distribution by third parties of the motion picture "Deal" in overseas television markets.

Amortization of film costs increased from $461,092 to $695,620 in the six month period ended December 31, 2010; an increase of $234,528.  This is in line with the increase of $538,513 of film revenues in the same period.  Costs of sales, including distribution costs and third party payments, fell from $341,448 to $250,088, mainly relating to “Deal”.

The Company recorded a gross profit of $862,273 in the six month period ended December 31, 2010 compared to a gross profit of $2,180,437 in the six month period ended December 31, 2009. The majority of this reduction was due to Equicap fee related revenues of $1,796,140 in the half year to December 31st 2009.

Non-capitalized, general and administrative expenses fell from $1,445,113 to $338,358 a saving of $1.1m in the most recent six month period.  This is a result of the Group making a serious effort to reduce salaries, overheads and third party costs. The reversal of salary provisions for a previous director of $400,000 plus staff salary reductions of approximately $108,000 in 2010 as vacancies were not replaced and headcount was reduced plus insurance cost reduction of $114,000 contributed to this saving. Extensive savings made were on external professional fees which were significantly reduced by $334,000 this included accountants, lawyers and tax advisors fees as more work was carried out in house. In addition, there were reversals of bad debt provisions totaling $24,000 also helped reduce the general and administrative costs.

The Group recorded a profit before interest and taxes of $523,915 in the six months to December 31 2010 compared to $735,324 in the corresponding six months of 2009, despite not having the equivalent of the Equicap revenues of $1,796,140 in 2010.  Other income of $150,000 in the previous half year reflected forgiveness of debt from a settlement agreement reached with Kismet for producer’s fees.

The Company’s net interest expense increased from $348,534 (2009) to $701,726 (2010) mainly due to the accounting treatment of the convertible notes ($200,000 to Asher) issued at the end of the previous financial year.(See explanation of derivative accounting in loan note 10)

No tax provision or reversal was recorded in either period, as the Company has significant tax losses carried forward. The Company recorded a net loss in the six month period ending December 31, 2010 of $209,265 as compared to a net profit of $501,280 in the six month period ended December 31, 2009.

Fiscal Year Ended June 30, 2010 Compared To Fiscal Year Ended June 30, 2009

Our total revenues decreased from $10,232,223 for the fiscal year ended June 30 2009 to $6,417,435 in the fiscal year ended June 30, 2010.  Revenues derived from the licensing and distribution of motion pictures decreased from $4,217,910 in the previous fiscal year to $1,974,516 in this fiscal year, principally reflecting the recording of certain initial guaranteed contracts on Night of the Demons, as well as ancillary revenues on Deal among others.  The decrease in revenues from the licensing and distribution of motion pictures as compared to the year ended June 30, 2009 was due to the bigger release of Nine Miles Down and significant revenues from Deal and Noise during the year ended June 30, 2009.

Fee-related revenues in the fiscal year ended June 30 2010 derived from:

(i)	$2,650,794 in net fee income derived from a structured film and distribution cost financing with UK investors and
(ii)	additional producer’s fees of $1,792,125 associated with several films produced in Louisiana whereas fee related revenues in the fiscal year ended June 30, 2009 derived from:
(i)
$5,085,679 of net fee income which was the balance left over from $16,002,766 received from the Zeus transaction, a structured film and distribution cost financing with UK investors, the majority of which was applied as a reduction of the costs of the films in which they invested, and

(ii)
$928,634 of tax credit revenues deriving from our receipt of certain infrastructure tax credits from the State of Louisiana as a result of its construction of certain production and post-production facilities in that State.

Amortization of film costs was $1,770,650 in the fiscal year ended June 30, 2010, including an impairment charge of $195,000.  The amortization charge represents approximately 80% of the film revenues recognized from films currently in release.

Other cost of sales fell from $2,103,391 in the prior year to $628,326 in the current period and included certain distribution costs, producers’ costs and other third party payments.  This is relative to the corresponding  reduction in  revenue.

Consequently, the Group recorded a gross profit of $4,018,459 in the twelve month period ended June 30, 2010 compared to a gross profit of $ 5,568,900 in the twelve month period ended June 30, 2009.

General and administrative expenses amounted to $2,619,205 in the fiscal year ended June 30, 2010, compared to $3,582,348 in the fiscal year ended June 30, 2009.  The Group significantly reduced operating expenses during 2010 due to lower revenue levels. External professional fees were significantly reduced by approximately $313,000 including accountants, lawyers and tax advisors as more work was carried out in –house. In addition, there were significant salary reductions of approximately $701.000 in 2010 as vacancies were not replaced. The Group also incurred approximately $216,000 of share-based payment and $250,000 bonus accrual during the year ended June 30, 2009 as compared to no such expenses for the year ended June 30, 2010. The reduction was offset by one-off costs relating to the public offering of $566,000 which had been capitalized at June 30 2009 and expensed during the year ended June 30, 2010.  Management reserved for doubtful accounts of $319,345 during the fiscal year ended June 30, 2010 compared to $542,811 in 2009.

Net interest expense decreased from $2,308,459 in the fiscal year ended June 30, 2009 to $1,705,561 in the most recent fiscal year, reflecting settlement agreements with senior lenders Palm Finance, 120db and Blue Rider on several of our movies plus a partial pay down of the Trafalgar loan during the year.  We also wrote-off interest and charges that were previously charged to the Employee Benefit Trust of approximately $178,000.

We only recorded $150,000 in “other income” in this fiscal year reflecting forgiveness of debt from a settlement agreement reached with Kismet for producer’s fees.  This compares to $5,601,683 in “other income” in the fiscal year ended June 30, 2009, reflecting the net gain realized from removing all investments in and receivables relating to the twelve motion pictures owned by Seven Arts Future Flow I, LLC (“SFF”) which were pledged to secure an $8,300,000 loan made by Arrowhead Target Fund, Ltd. (“Arrowhead”) on a non recourse basis.  Since Arrowhead made the decision to take control of the distribution of these pictures, we have removed both the debt and the related assets from our books, resulting in the gain booked as other income.

We recorded no tax provision in the fiscal year ended June 30, 2010, because we have an excess of tax-loss carry forwards against which we can offset any taxes that might be currently accruable.

As result of the aforementioned results, we recorded a net loss of $475,651 in the period ended June 30, 2010 compared to a profit of $4,736,965 for the fiscal year ended June 30, 2009.

Fiscal Year Ended June 30, 2009 Compared To Fiscal Year Ended March 31, 2008

Our total revenues increased from $3,265,808 for the fiscal year ended March 31, 2008 to $10,232,223 in the fiscal year ended June 30, 2009, although revenues derived from the licensing of motion pictures only increased to $4,217,910, principally reflecting the recording of certain initial guaranteed contracts on Nine Miles Down, as well as ancillary revenues on Deal and Noise, among others.  Revenues derived from motion pictures released in prior periods amounted to $4,217,910 in the period ended June 30, 2009 as compared to revenues derived from pictures released in the period ended March 31, 2008 of $3,265,808.  No new pictures were released in the fiscal year ended March, 31, 2008, although three pictures were released in the subsequent quarter ended June 30, 2008.

Fee-related revenues in the fiscal year ended June 30, 2009 derived from (i) $5,085,679 of net fee income received from the Zeus transaction, a structured film and distribution cost financing with UK investors, the majority of which was applied as a reduction of the costs of the films in which they invested, and (ii) $928,634 of tax credit revenues deriving from our receipt of certain infrastructure tax credits from the State of Louisiana as a result of its construction of certain production and post-production facilities in that State.  No such fee-related revenues were received in the fiscal year ended March 31, 2008.

Amortization of film costs was $2,559,932 in the fiscal year ended June 30, 2009, or approximately 66% of the film revenues recognized from films currently in release and included increased amortization of $550,000 taken on a previously released motion picture (Captivity) due to the distribution rights reverting to the producer.. All of our library pictures released before June 30, 2008 have now been written down to a zero carrying value.  Other cost of sales of $2,103,391 included certain distribution costs, producers’ costs and other third part payments.  For the fiscal year ended March 31, 2008 we recorded amortization costs of $490,239 and other costs of $3,597,469, including $1,370,000 expended on the domestic theatrical distribution of the motion picture Deal, and various other third party payments.

General and administrative expenses amounted to $3,582,348 in the fiscal year ended June 30, 2009, compared to $4,015,533 in the fiscal year ended March 31, 2008. Both of these numbers were primarily due to expenses incurred for third party professional consultants, including accountants, lawyers and tax advisors and also reflected significant reserves for litigation-related expenses. Management also set up a reserve for doubtful accounts of $542,811 during the fiscal year ended June 30, 2009.

Net interest paid increased from $206,086 in the fiscal year ended March 31, 2008 to $2,308,459 in the fiscal year ended to June 30, 2009, reflecting significantly higher interest on certain film related loans and corporate debts as well as penalty interest accruals on certain debts, not capitalized to film costs.

We recorded $5,601,683 in “other income” in the fiscal year ended June 30, 2009, reflecting the net gain realized from removing all investments in and receivables relating to the twelve motion pictures owned by Seven Arts Future Flow I, LLC (“SFF”) which were pledged to secure an $8,300,000 loan made by Arrowhead Target Fund, Ltd. (“Arrowhead”) on a non recourse basis.  Since Arrowhead made the decision to take control of the distribution of these pictures, we have removed both the debt and the related assets from our books, resulting in the gain booked as other income.

We recorded no tax provision in the fiscal year ended June 30, 2009, because we have an excess of tax-loss carry forwards against which we can offset any taxes that might be currently accruable. In the fiscal year ended March 31, 2008, we reversed $485,634 in deferred tax charges that had been previously provided for on account of the significant losses sustained in that year.

As result of the aforementioned results, we recorded net income of $4,736,965 in the fiscal year ended June 30, 2009 compared to a loss of ($4,557,885) in the fiscal year ended March 31, 2008.

Three Months Ended June 30, 2008

During the three months ended June 30, 2008, film revenues of $2,792,836 were achieved on the following films, Asylum $0.7 million, Autopsy $0.9 million, I'll Sleep When I'm Dead and Knife Edge $0.6 million. Amortization of $781,030 and other costs of sales of $520,541 was charged giving a gross profit of $1,491,265. General and administrative expenses amounted to $711,479. Net interest expense was $423,165. Net profit before taxes of $356,621 was achieved.

Liquidity and Capital Resources

During the year ended March 31, 2005, we issued (A) £3,000,000, of convertible debt to Langley Park Investment Trust PLC (“Langley”) in return for 3,000,000 ordinary shares in Langley valued at approximately $5,204,000, and (B) approximately £3,000,000 of convertible redeemable preference shares to Armadillo Investments Plc (“Armadillo”) in return for 3,000,000 ordinary shares from Armadillo, valued at $5,669,000.  We received actual cash in fiscal year 2005 of approximately $2,232,000 through the sale of ordinary shares of Armadillo Investments Plc (approximately $1,302,000) and Langley Park Investment Trust PLC, (approximately $930,000).  The amounts that we received from the sale of a portion of our Armadillo shares and all of our Langley shares were substantially less than the stated value of the debenture and preference shares.  Langley converted 1,250,000 of its convertible debenture (£1,250,000 or approximately $1,875,000) into 200,000 ordinary shares on March 15, 2007.  The remaining convertible debt due to Langley is £1,750,000 (or approximately $2,500,000) as of the date of this prospectus.  The convertible redeemable preference shares held by Armadillo were acquired by the Seven Arts Employee Benefit Trust (“Trust”) on October 30, 2008, and 2,500,000 of the preference shares were converted into 400,000 of our ordinary shares on November 20, 2008.  The remaining 500,000 preference shares were converted into 80,000 ordinary shares on May 25, 2010.  The convertible preference shares were originally issued at a value of £3,000,000 (approximately $4,500,000). All the foregoing conversions were based on conversion at £6.25 (ie. £0.25 x 5 x 5 for the two reverse splits) (approximately $9.375 ) for each ordinary share issued.

On October 30, 2008, the Seven Arts Employee Benefit Trust acquired 3,000,000 of our convertible Preference Shares from Armadillo Investments Plc (“Armadillo”) for £1,500,000, to be paid in three equal installments of £500,000 and the return to Armadillo of 1,600,000 ordinary shares of Armadillo, valued at £800,000, for an aggregate purchase price of £2,300,000.  The purchase price was to be loaned to the EBT by us at a nominal interest rate and to date we have advanced £500,000 as the first of the installments, together with the 1,600,000 ordinary shares of Armadillo to the EBT, which has paid them over to Armadillo.  These 1,600,000 ordinary shares of Armadillo were all the remaining preferred shares of Armadillo owned by us.  We have guaranteed the remaining £1,000,000 due to Armadillo, but have not made any further advances to EBT, so that it is in default on the second and third payments.  We expect to pay the remaining amount due to Armadillo from the proceeds of this offering.  As at June 30, 2010 the EBT owes us £1,181,724 ($2,001,458) at the balance sheet date’s exchange rate) and this amount has been booked as a contra asset under share premium, which is a deduction from shareholders’ equity.  The EBT will owe us an additional £1,000,000 when we have made good on our obligation.

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP, one of our affiliates and a company that is owned by Peter Hoffman, our Chief Executive Officer, obtained financing of $8,300,000 (the "Arrowhead Loan") from Arrowhead Target Fund Ltd. ("Arrowhead") in February 2006, at an interest rate of 15% per annum. Although the loan is secured by certain assets of Seven Arts Future Flows I, LLC, we are not required to repay the Arrowhead Loan from any of our other assets or revenues.
The specific film assets which secure the Arrowhead Loan were our distribution rights in the following motion pictures: Asylum, Stander, I’ll Sleep When I’m Dead, No Good Deed, Supercross, Popstar, Red Riding Hood, Johnny Mnemonic, Shattered Image, Never Talk to Strangers, The Hustle, and A Shot at Glory.

Our estimates of the amount of time it would take to repay the Arrowhead Loan from the proceeds of the film assets securing the loan have not been met.  The Arrowhead Loan matured on February 15, 2009, and was then due in full. SFF received a default notice from Arrowhead to that effect, and as a result Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures.  As a result of the foregoing, we have removed all investment and receivables related to the twelve motion pictures pledged to Arrowhead as assets and have removed all limited recourse indebtedness relating to these motion pictures as a liability.

Arrowhead has now commenced an action against us, Mr. Hoffman and certain of our affiliates seeking approximately $1,200,000 related to revenues returned by us under our interpretation of the transaction contracts for what we have reserved and are seeking an additional $7,100,000 representing claims for breach of fiduciary duty, breach of contract and misrepresentation for what we have not received.  We believe we have no obligation to guarantee SFF’s financial performance under the loan agreement and Arrowhead has not made that assertion in this proceeding.  We cannot at this time predict the ultimate outcome of this claim, if any, and it could have a material adverse effect on our business, financial condition and results of operations. See Legal Proceedings.

We borrowed an aggregate of $7,500,000 from (i) Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 (“ACG Loan”) and (ii) Cheyne Specialty Finance Fund L.P. (“Cheyne”) for $6,500,000 (“Cheyne Loan”) in December 2006, secured by certain of our motion picture assets.  The ACG Loan and Cheyne Loan bear interest at 19% and 18% per annum, respectively.  The Cheyne Loan matured on September 30, 2007, and a subsidiary acquired the Cheyne Loan plus interest thereon, for payment of $6,500,000 and obtained an assignment of their senior position and subordination agreement with Arrowhead. Our estimates of the amount of time it would take to repay the ACG Loan from the proceeds of the film assets securing the loan have not been met. In October 2008, we received a notice of default from ACG in connection with this loan.  The ACG Loan is secured by Noise, Deal, Pool Hall Prophets, Boo, A Broken Life, and Mirror Wars and a second position security interest in the motion pictures listed above which are pledged to Arrowhead.  ACG has now filed suit to collect the ACG Loan.  See Legal Proceedings.

On October 15, 2008 the Group borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”). A portion of this loan the Group advanced to the EBT for it to use as the first installment for the acquisition of all the Preference Shares owned by Armadillo.  On September 2, 2009 the Group repaid Trafalgar $1,000,000 (about £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 68,000 ordinary shares.  The transaction was consummated subsequent to the date of the financial statements. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 ordinary shares to settle a portion of the debt (see subsequent events note 22). Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 85,000 ordinary shares. The balance outstanding on the loan after sale of these 85,000 shares is expected to be approximately $225,000. We believe that the Trafalgar debt is now settled as at June 15, 2011.

We entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. We have entered into an agreement with Palm extending the due date of these loans to December 31, 2011. The original principal amount of the Palm loan for The Pool Boys and Autopsy are $5,250,000 including a $500,000 interest reserve, and for Nine Miles Down was $4,000,000 including a $750,000 interest reserve.

We have also entered into a new financing agreement with Palm in November, 2010 to refinance the existing indebtedness secured by our production and post production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans (“Property”) and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits (“Credits”) associated with the Property. See Our Business – Production.

On August 27, 2007, we borrowed $1,650,000 from Blue Rider Financial (“Blue Rider”) to pay for the domestic prints and advertising costs for the motion picture Deal (“Blue Rider Loan”) and arranged that the revenues due from Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to us for the distribution of that motion picture be assigned to Blue Rider Financial as partial security for that loan. To date the revenues paid to us from MGM have not been sufficient to repay the Blue Rider Loan. We have therefore entered into an accommodation agreement with Blue Rider to redeem the loan due for $2,200,000, less approximately $ 1,466,000 of collections that have been received by Blue Rider to date from MGM. We expect this indebtedness will be repaid from proceeds due from MGM on or before December 31, 2011.

In August 2010 the Group issued convertible debentures for $300,000 to be converted into the ordinary stock at the Group’s behest .  The deal was extended in December 2010 to $470,000 debentures with a par value of $1.10/share (the market value of the stock on the date of issue).  The conversion price is $ 4.00 /share with a conversion date 120 days after the issue date. Interest is chargeable at 15% per annum.

We issued $150,000 of our convertible notes to Asher Enterprises which are due on or before March 2010 and $50,000 of our convertible note which is due in June 2011 to Asher Enterprise Inc. These notes are convertible into our ordinary shares at a discount to the volume weighted average price of our common shares on conversion.  These convertible notes have now been converted.

Management believes that, as a result of the proceeds derived from a proposed offering, and based on historical revenues generated from the licensing of the distribution rights on our motion pictures, we will have sufficient working capital to operate for the next twelve months.  In particular,

(a) the indebtedness to Trafalgar from future conversion of our ordinary shares and
(b) the indebtedness to Blue Rider from the distribution revenues due from MGM on the motion picture Deal.

We currently borrow funds for the financing of each of our motion pictures from several banks and other production lenders. We are currently seeking a revolving credit facility for the financing of our future motion picture productions. Our cash flow is derived from license fees earned from the delivery and distribution of our motion pictures in the United States and territories around the world.

Contractual Obligations (as of December 31, 2010)

The following table sets forth our obligations and commitments to makes future payments under contracts and other commitments.

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Bank and other production loans (1)	$15,877,000	$15,877,000
Post production facility line of credit (2)	$1,000,000	$1,000,000
Armadillo Investments Plc/EBT (3)	$1,672,500	$1,672,500
Trafalgar Capital Special Investment Fund (4)	$918,000	$918,000
Lion House	$244,000	$244,000
Sums Due To Producers (5)	$502,693	$502,693
Langley Debenture (6)	$3,432,500			$3,432,500
Convertible debentures	$470,000	$470,000
Total	$24,116,693	20,684,193	$0	$3,432,500	$0
_________________
(1)
The current and long-term bank and production loans include (i) approximately $1,900,000 of the ACG Loan described in “Liquidity and Capital Resources” above, (ii) approximately $11,000,000 in special purpose financing arranged for six motion pictures produced by us, and (iii) $4,500,000 owed to Palm Finance Company for production of the motion picture Nine Miles Down. The limited recourse Arrowhead Loan of $8,300,000 and all assets pledged to secure this Arrowhead loan have been removed from our consolidated balance sheet as of June 30, 2009.

(2)
Seven Arts Pictures Louisiana LLC (“SAPLA”), a subsidiary of SAP (one of our affiliates and a company controlled by Peter Hoffman, our Chief Executive Officer), entered into a Credit Agreement with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”) dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility was $3,700,000, all of which was drawn down as of April 30, 2010.In November 2010 Palm Finance Inc (“Palm”) acquired this facility for $1,000,000 and agreed to extend a construction facility of $1,850,000 to complete the facility. We expect this facility will be completed for a cost not to exceed $1,850,000 on or before September 30, 2011. We have guaranteed the indebtedness to Palm and have not included it in our total indebtedness. We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post production facility. Management believes that expenditures by SAPLA for this facility would generate approximately $4,000,000 in Louisiana Film Infrastructure tax credits, approximately $3,000,000 in Louisiana State Rehabilitation tax credits and $3,000,000 in Federal Historic Preservation tax credits.

(3)
We have guaranteed an additional £1,115,000 ($1,672,500) due from the EBT to Armadillo, including £115,000 of interest. This liability will be met by the EBT from the funds that we advance to it from the proceeds of a future offering.  The second and third payments to Armadillo were due in April and October 2009, and the EBT did not make those payments. In February 2011 150,000 new shares were pledged to Armadillo in repayment for them extending the repayment date of the £1,000,000 to June 30, 2011.

(4)
A portion of the loan due to Trafalgar Capital Special Investment Fund was advanced by us to the Seven Arts Employee Benefit Trust (“EBT”) for the partial acquisition of the Preference Shares owned by Armadillo Investments plc (“Armadillo”).  The loan to Trafalgar came due on June 30, 2009 and we have made a partial payment of $1,000,000 on September 2, 2009.  On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 68,000 shares in July 2010.  This agreement has been further extended, in January 2011, to March 31, 2011 for the issuance of another 85,000 shares against the loan principal.

(5)
Includes estimated amounts due to producers of motion . These amounts are not included in Total Debt in the Summary and Selected Financial Data Tables. As of December 31, 2011 $503,000 had been provided for.

(6)
Langley’s remaining Debentures have a face value of £1,750,000 (approximately $3,432,500 at the exchange rate prevailing at the time of the financing) and are convertible into an aggregate of 280,000 ordinary shares. There is no due date or required due date on our Debentures. The Debentures rank junior to all our indebtedness and senior only to our ordinary or preference shares and they are included as a part of Shareholders’ Equity as there was no stated redemption date.

Legal Proceedings

Together with our subsidiary, Seven Arts Filmed Entertainment Limited ("SAFE") and SAP, one of our affiliates and a company controlled by Peter Hoffman, our Chief Executive Officer, we were the subject of an arbitration award of approximately $775,000 against us for legal fees (and interest thereon) relating to a dispute regarding a participation in the motion picture entitled 9 1/2 Weeks II, which with interest is now an amount of approximately $900,000. This award also terminated our distribution rights in this motion picture. The award was affirmed by the Ninth Circuit Court of Appeals. We have reserved $800,000 for the eventual payment of this award with the balance guaranteed by SAP in the period ended June 30, 2009.

Together with SAFE and SAP, we are plaintiffs in an action against Fireworks Entertainment and certain of its affiliates ("Fireworks"), as well as ContentFilm plc, for copyright infringement (“Copyright Action”) relating to the following motion pictures: Rules of Engagement, Onegin, The Believer, Who Is Cletis Tout and American Rhapsody. We believe that we are the assignee of copyright interests in each of these motion pictures. Fireworks and ContentFilm have repudiated any and all agreements with our predecessors regarding these motion pictures.  The Copyright Action was stayed by the United States District Court in Los Angeles, California by reason of a prior action filed by CineVisions and its successor (themselves predecessors of the Company) for breach of contract against Fireworks in the courts of Ontario, Canada, (“Canadian Action”) with respect to the motion pictures listed above (plus Interstate 60, Rat Race, and Hardball) that were produced, acquired, or funded by SAPL. The Federal District Court later dismissed the Copyright Action. CineVisions is currently pursuing the Canadian Action on our behalf.  We believe that whether based on copyright infringement or contract, Fireworks has substantial liability to us or our predecessors with respect to Fireworks' conversion of our and our predecessors' interest in the Fireworks Pictures, all of which were all produced or acquired by our predecessors. We record no value in our financial statements for our interests in the Fireworks Pictures, other than immaterial amounts of legal fees. Should we not prevail, we may have a liability for our own or Fireworks’ legal fees and would lose the interest we claim in the Fireworks Pictures. We may not prevail in the Fireworks litigation. Loss of this litigation where we are a plaintiff will cause no liability to us other than possible payment of up to $200,000 in legal fees to defendants.

We prevailed in a motion for summary adjudication on February 10, 2011 in the Canadian Action and will recover attorney fees previously deposited with the Canadian courts. As a result the Group now has a declaration by the Canadian court that the CanWest defendants infringed copyrighted works owned by us. We will now pursue Contentfilm to recover these copyrighted works and substantial damages for use of the copyrighted works after their purported acquisition from CanWest. The Group may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Contentfilm.

We have obtained a final judgment from the Queen’s Bench in England for approximately $300,000 converted by a Hungarian co-producer on the motion picture Nine Miles Down which we are seeking to collect through enforcement by Hungarian courts. The incorrectly appropiated fees have been included in the film assets in prior years. Capitalised film costs will be reduced upon collection of these fees.

We and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on us on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Liquidity and Capital Resources. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of ours has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result we do not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. We intend to vigorously defend against this action, but have nevertheless accrued for both loan and accrued interest as of June 30, 2010.

We and several affiliates including our Chief Executive Officer were named as defendants in an action by Arrowhead Target Fund, Ltd. filed in the Supreme Court of the State of New York on September 8, 2010, seeking to collect approximately $1,200,000 of monies collected on twelve motion pictures pledged to Arrowhead by our affiliate Seven Arts Pictures Future Flows 1, LLC (“SFF”) and not paid to Arrowhead and another $7,100,000 for alleged breach of fiduciary duty and misrepresentation. SFF has answered this action but Arrowhead has not claimed against it on the promissory note executed by SFF or sought foreclosure on the twelve motion pictures owned by it. We and our affiliate have objected to jurisdiction of the New York Supreme Court and expect this item to be dismissed for lack of jurisdiction. We believe there is no basis for any material claim against us by Arrowhead based on fiduciary duty, misrepresentation or breach of contract beyond amounts we have reserved on our financial statements.

One of our affiliates has filed an action against Zeus Partners Limited and two of its executives for indemnity in relation to Value Added Tax due with respect to the Zeus Transaction described in Summary Financial Information note 5 above.  The purpose of this action is to protect our rights with respect to any potential liability to us with respect to Value Added Tax arising out of the Zeus Transaction. This action was disallowed by the Court through a technicality therefore subsequent to June 30, 2010, the SAFCO's themselves have now filed the same action against Zeus Partners Limited and two of its executives.

One of our affiliates was the defendant in an action brought by a former consultant in a local court in the United Kingdom for £15,000 ($22,500) based on services allegedly rendered. We believe this claim is baseless and intend to rigorously defend against this action.

We have filed on May 17, 2011 and action for fraud and breach of contract against Erica Smith based on Ms. Smith’s repudiation of her agreement to provide a loan to us and to invest in preferred shares of one of our subsidiary. We believe Ms. Smith has substantial liability to us for her statements and actions. No response has yet been filed by Ms. Smith.

Critical Accounting Policies

Management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  On a regular basis, management evaluates our estimates and assumptions and bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Basis of accounting:
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”), the Companies Act 2006 of England and Wales and Article 4 of the International Accounting Standard (“IAS”) Regulations. In addition, we also complied with IFRS as issued by the International Accounting Standards Board (“IASB”).

We produce and acquire motion pictures for distribution in theatres, in home entertainment and/or for television exploitation. We operate in one principal business segment as a motion picture producer and distributor. Whether considered individually or in combination, our business as both a motion picture producer and distributor, do not constitute separate segments under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information which is IFRS No. 8. We believe that all our businesses are functionally and financially similar.

IFRS does not specifically address amortization of film costs, or participations and residuals. As a result, companies reporting under IFRS record these costs using principles similar to those provided by US GAAP. In accordance with SOP 00-2: Accounting by Producers or Distributors of Films, an entity is required to amortize film costs and to accrue participation costs using the individual-film-forecast method. The method amortizes film costs as the ratio of current period actual revenue to estimated remaining unrecognized ultimate revenue (as of the beginning of the current fiscal year). At each reporting date, the estimated remaining unrecognized ultimate revenue is updated with any changes being charged to the income statement in the fiscal year of revision.

We had also engaged in various transactions under which we have received cash proceeds from the transfer of tax credits or other tax benefits associated with its motion picture productions.  Any such proceeds are generally treated as a reduction in the production costs of the applicable motion picture.

a)
To the extent such tax benefit proceeds would exceed the capitalized cost of the film or represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producers contracts are in place.

b)	To the extent that we were to receive benefits from tax advantaged investments relating to
a.	a picture that has not commenced production by a particular date and that investment is forfeited such that we has no further obligations to the investor.
b.	third party productions taken on by us as sales agent/distributor then such benefits are also recorded as producer fees income.

Basis of consolidation:

The consolidated financial statements of the “Group” included the financial statements of Seven Arts Pictures Plc (“SAP Plc”), and its subsidiaries, Seven Arts Filmed Entertainment Limited (“SAFE Ltd”), Seven Arts Filmed Entertainment (UK) Limited, Cinematic Finance Limited and Cinematic Finance (Equicap) Ltd.  All significant intercompany balances and transactions have been eliminated on consolidation.

We changed its fiscal year end from March 31 to June 30 during the period ended June 30, 2008.  Accordingly we have included a three month stub period ended June 30, 2008 in its consolidated financial statements.

We consolidates the revenues and expenses of Seven Arts Pictures Louisiana LLC (“SAPLA”), a related party company solely as such relate to film distribution revenues and fee related revenues controlled by us and payable to us.  We do not control SAPLA and is not responsible for the losses or indebtedness of SAPLA, except with respect to a guarantee of one loan for a post-production facility.

We engage in transactions with affiliates under which the affiliates produce and deliver motion pictures to us and in the case of SAPLA are also constructing a production facility for such productions.  None of these affiliates are variable interest entities or special purpose entities required to be consolidated in accordance with SIC-12, Consolidation – Special Purpose Entities issued by the IASB.

Total Revenues

Revenues earned by us can be classified into two categories:

1)	Film revenues: earned from the exploitation of our new productions, back catalogue and third party productions taken on as sales agent.
2)
Fee-related revenues: Producer’s fees income earned by the Group on productions controlled by us is earned when we are entitled to receive under a binding agreement a fixed sum irrespective of the distribution revenue from that picture.

Film Revenues

Our specific film revenue recognition policies recognize revenue from a sale (minimum guarantee – non refundable advances) or licensing arrangement (royalty agreement) of a film when all of the following conditions are met:

a.	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b.
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery (i.e. the “notice of delivery”(NOD)) has been sent and there is a master negative available for the customer).

c.	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d.	The arrangement fee is fixed or determinable.
e.	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.,) indicating the film name, territory and period is required for the recognition of revenue.  Revenue is recognized when the performance criteria in the contracts have been met.  The customer generally confirms agreement by their signature on the contract:

•
Minimum guarantee revenue (i.e. non-refundable advances) is recognized as and when the film is available for delivery to the respective territories.  Cash deposits received on the signing of the contracts are recorded as deferred income until the film is available for delivery (as above) at which point the deposit revenue is recognized.  We do not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if we have agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

•	Royalty revenue which equates to an agreed share of gross receipts of films is recognized as income as and when we are notified of the amounts by the customers through their royalty reports.

Fee-related revenues

Many countries make tax credits available to encourage film production in the territory.  We benefit from tax credits in

a)	the UK and several other European territories for their European productions
b)	Canada for their Canadian productions
c)	Louisiana for their US productions
d)	Tax preferred financing deals

In the majority of circumstances these tax credits are treated as a reduction in the capitalized costs of the film assets they are financing.  However, to the extent such tax benefit proceeds would

a)	exceed the capitalized cost of the film or
b)	represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producers contracts are in place.

In addition, to the extent that we receive benefits from tax advantaged investments relating to

a)	a picture that has not commenced production by the investment agreement closing date that investment is forfeited such that we have no further obligations to the investor

b)	third party productions taken on by us as sales agent/distributor then such benefits are also recorded as producer fees income

One of the risks for the investor associated with these tax advantaged investments is that a particular picture will not start production within the investment agreement period therefore giving an asset value of $Nil to their slate of investments.  The contract with us will generally state that there is no recourse to us and associated companies as this is one of the many risks of the film industry that the investors are made aware of on signing the investment agreements.  Therefore, when a picture has not commenced production by the investment agreement closing date that investment is forfeited and we have no further obligations to the investors.  These financing schemes are part of our general operations in its role of producer.

Film Costs: Film costs include the unamortized costs of completed films which have been produced by us or for which we have acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development.

For films we produce, capitalized costs include all direct production and financing costs, capitalized interest and production overhead. Directly attributable interest is capitalized as part of intangible fixed assets and is based on interest charged as a result of obtaining bank and other borrowings to finance these assets. Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films.  The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.  Film costs are stated at the lower of amortized cost or estimated fair value.  Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost.  The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach.  Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films in progress include the accumulated costs of productions in films which have not yet been completed.

Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs.  Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

Accounts Receivables: Receivables are recognized at the initial amount of the invoice.  As a result of the nature of our activities, accounts receivables are generally of a short-term nature. However, any receivable whose recovery date was distant would be measured at its present value.  We do not charge interest on late payment of trade receivables and loans.

Reserve for doubtful accounts represent a provision charged to reflect management's best estimate of the likelihood that certain of our accounts receivable may not ultimately be collected.  This provision is based on historical experience and relevant facts and information regarding collectability at the time and will be adjusted up or down over time with the benefit of actual results.

Any receivable outstanding is only written off after management has deemed the receivable to be uncollectible, under the terms of the agreement and or based on the financial conditions of the customers at each reporting period.   We determine our allowance by considering a number of factors, including the length of time receivables are past due, our previous loss history, the customer’s current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole.

Substantially all of the trade receivables at face value as reflected in the consolidated financial statements are pledged as security for borrowings by us.

Accounts Payables: All operating trade payables (including notes payable and accrued supplier invoices) relate to the purchase of goods and services including those related to media space purchases as an agent. These payables are due within and or less than one year. However any payable whose due date was more than one year would be measured at its present value. The Group did not have any such payables during the periods presented.

Income taxes:  Income taxes are accounted for by providing for the relevant tax charge as an asset or liability.  The financial accounting and reporting for income taxes allows recognition and measurement of deferred assets based upon the likelihood of realization of tax benefits in future years.

Deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

We are not part of any consolidation return filed in the United States.

Fair value of financial instruments: The carrying amount of cash, trade accounts receivable, other accounts receivable, receivables due from and payable to related parties, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities.  Cash equivalents are recognized at fair value considering quoted market prices for the same or similar instruments.  Long-term debt is based on estimated market prices for similar instruments, considering interest rates currently available in connection with bank loans with similar terms and due dates.

Share based payments: The fair value of the employee services received in exchange for the grant of options is recognized as an expense in accordance with IFRS 2.  The total amount to be expensed over the vesting period is determined by reference to the fair value of the options determined at the grant date, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets) by use of an option-pricing model.  Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. This estimate is revised at each balance sheet date and the difference is charged or credited to the profit and loss account.

Inflation

Management believes that inflation has not had a material effect on our operations to date.

Related Party Transactions

For a description of our related party transactions see the section of this report entitled “Related Party Transactions.”

MOTION PICTURE INDUSTRY

The United States motion picture industry encompasses the production and theatrical exhibition of feature-length motion pictures and the subsequent distribution of such pictures in home video, digital media, television and other ancillary markets.

The industry is dominated by the major film studios, including Paramount Pictures, Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment (including Columbia Pictures), and The Walt Disney Company.  These studios have historically produced and distributed the majority of theatrical motion pictures released annually in the United States.  The six “majors” generally self-finance some or all of their film production and have domestic or worldwide distribution organizations. Major studios typically release films with direct production costs ranging from $10 million to $100 million or more, and provide a continual source of motion pictures to the domestic theatrical exhibitors.

For over a decade, “independent” motion picture production companies such as Summit Entertainment, LLC, The Weinstein Company and many smaller production companies, like ours, have played an important role in the production and distribution of motion pictures for the worldwide feature film market.   While the independents may generally have more flexibility and less corporate restraints than the major studios, they also operate at a certain disadvantage to major studios in that independents generally:

●	do not self-finance their productions and must spend time and resources securing financing and incur interest and other expense in connection with such financings,

●	have far more limited distribution capabilities than the major studios making a wider release in any format more difficult,

●	do not self-distribute and, as a result, must share revenues derived from their motion pictures with distributors,

●	face greater competition from other independents due to an increase in the production of independent motion pictures,

●	annually produce less films and, as a result, are not able to spread the risk of any of their films underperforming among a larger pool of releases, and

●	produce fewer motion pictures at substantially lower average production costs than major studios and generate significantly lower per-film revenue and profits.

Many independent motion picture companies have failed and ceased operations in recent years.  Recent examples of failed independent motion companies include Miramax Pictures, New Line Entertainment, Carolco Pictures, Orion Pictures, Weintraub Entertainment, DeLaurentiis Entertainment Group, Hemdale, IRS Media, IRS Releasing and Prism Entertainment.  Other independent motion picture companies have recently substantially curtailed their motion picture production activities due to poor results, including Savoy Pictures, The Samuel Goldwyn Company and Cinergi Pictures.  Numerous smaller independent film production and/or distribution companies have failed to achieve their business objectives.

Motion Picture Development

Motion picture production begins with the development of a screenplay derived from an original idea conceived or acquired by the producer or with the adaptation of a popular novel or other type of media acquired by a writer or a producer.

During the development phase, the studio engages writers to draft and revise the screenplay and begins to obtain tentative commitments from a director and principal cast.  A proposed production schedule and budget may also be prepared during this phase.

Upon completing the screenplay, if deemed good enough to produce, agreements with principal talent are negotiated and the film is “green lit” based on a viable production budget and estimate of ultimate profitability.  At this stage, the film enters the pre-production phase.  During pre-production, the production company: (i) employs creative personnel as needed; (ii) creates scene plans and the filming schedule; (iii) finalizes a detailed production budget; (iv) establishes filming locations, secures necessary studio facilities, completes required set design and construction; and (v) prepares for the start of principal photography.

Principal photography is the actual filming of the screenplay and may take from four to twelve weeks or more, depending upon such factors as budget, location, and the complexities in the screenplay.  Following completion of principal photography, post-production work begins.  The film is edited, visual effects are added, and voice and music soundtracks are synchronized with the picture.  This results in the completion of the film negative that is duplicated to create the release prints for shipment to theatrical exhibitors. Since independent production companies are not able to absorb the costs of abandoned productions to the same extent as studios can, they are less likely to abandon green lit motion pictures. The consequence of abandoning a production has a greater negative effect on that independent’s results of operations.

Production Costs, Financing, Co-Financing and Participations

In 2009, the production cost of a motion picture produced by a major studio for worldwide distribution averaged approximately $65 million (MPAA 2009 Theatrical Market Statistics) as compared to the production costs of a motion picture produced by us in the range of $2 million to $15 million.   Direct production costs, sometimes referred to as “negative costs,” consist of acquiring and/or developing the screenplay, film studio rental, cinematography, post-production costs and the compensation of creative talent and other production personnel.  Distribution expenses, which consist primarily of the costs of advertising and release prints, or P&A, are not included in direct production costs.

The major studios generally fund production costs from cash flow from their motion picture and related activities or, in some cases, from unrelated businesses, and through co-financing activities.  Substantial overhead costs, consisting largely of salaries and related costs of the development, production, distribution and marketing staff and physical facilities maintained by the major studios, also must be funded.

The independent production company normally finances production of the motion picture pursuant to financing arrangements with banks or other lenders in which the lender is granted a security interest in both the film and the independent production company’s rights under its arrangement with the studio or independent distribution. In today's rapidly changing and competitive marketplace for motion pictures and with the current tightening of the credit markets, independent production companies have been utilizing additional forms of funding to finance their motion pictures, including "tax-preferred" financing (e.g., tax credits, sale/lease back transactions and direct subsidies), "mezzanine" or "gap" funds (which are senior to equity), government subsidies and the sale of equity. To minimize some of the financial risks normally associated with financing motion picture production, independent production companies often obtain, at various stages prior to the release of a motion picture, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories.  We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future.

In recent years, studios have established co-production relationships on selected films.  Under this arrangement, two studios agree to co-fund, co-produce and co-distribute a specific film, dividing film profit (or losses) earned from their respective distribution responsibilities.  Co-productions typically reflect a studio’s desire to mitigate risk on high cost films or to access specific material or talent. We intend to produce occasional larger budget motion pictures and will seek to co-produce any such motion pictures either with a major studio or with one or more other independents.

Both major studios and independents generally incur various third-party participations in connection with the distribution of a motion picture.  These participations are contractual rights of actors, directors, screenwriters, or producers, entitling them to share in net revenue or profits from a particular motion picture. Each participation is different and terms are defined in the agreements governing the participation. Except for the most sought-after talent, participations are generally payable only after revenue collected exceeds all distribution and marketing fees and expenses, direct production costs and financing costs.

Motion Picture Distribution and Acquisition

Motion picture distribution encompasses the exploitation of films in theaters and in post-theatrical markets such as home video, pay-per-view, pay television, broadcast television and other markets.

Motion pictures are generally made available for distribution in markets subsequent to domestic theatrical release as follows:

	Months After Initial U.S. Theatrical Release	Approximate Release Period

International Theatrical	0-6 months	0-12 months
Domestic home video	4-6 months	---
Domestic pay-per-view/video-on-demand	4-6 months	3 months
International home video	6-12 months	---
Domestic pay TV	10-18 months	12-21 months
International television	18-24 months	3-12 years
Domestic network or Basic cable	30-36 months	24-36 months
Domestic syndication	48-70 months	3-15 years

Those of our motion pictures which receive a theatrical release are generally released in the DVD market four to six months after their theatrical release.  We are aware that given the rapidly changing nature of the entertainment industry, these time frames for subsequent releases may soon change.  Some in the industry believe that increased piracy, demand for pay-for-view, and changes in international markets are creating pressure to reduce these time frames.  If these time frames shrink, there will be less time to generate revenues from motion pictures in each of those markets.

Forms of Distribution

Theatrical Distribution

Theatrical distribution of a motion picture involves the licensing of the motion picture to theaters, the manufacture and transportation of release prints or digital hard drives to theaters, and the promotion of the picture through advertising and publicity campaigns.  The size and success of the promotional advertising campaign can materially affect the revenues realized from the theatrical release of a motion picture.  The costs incurred in connection with the distribution of a motion picture can vary significantly, depending on the number of screens on which the motion picture is to be exhibited and the competition among distributors for theaters during certain seasons.

The distributor and theatrical exhibitor generally enter into an arrangement providing for the exhibitor’s payment to the distributor of a percentage of the box office receipts for the exhibition period.  The distributor’s percentage of box office receipts generally ranges from an effective rate of 35% to over 50%, depending upon the success of the motion picture at the box office.  The distributor’s percentage of box office receipts generally decreases the longer a film plays in a theater.  Distributors carefully monitor theater gross receipts to ensure that the exhibitor promptly pays all amounts due.

Many independent production companies will enter into “rent-a-system” arrangements under which a major studio will provide them with distribution services for a percentage distribution fee. These types of arrangements may be entered into before, during or after production of a particular motion picture. While rent-a-system arrangements can allow for a greater release, the costs of such an arrangement can be greater and the margins smaller than in the absence of such an arrangement.  Under rent-a-system arrangements, the independent film company generally is responsible for half to all of P&A costs and the effective rate of the distributor’s percentage of box office receipts is generally less than in the absence of such an arrangement.  Although we prefer to handle our arrangements directly with distributors so that we negotiate terms directly and avoid sharing revenues from these motion pictures with a studio, we entered into a rent-a-system arrangement for the first time with our motion pictures Noise and Deal and may continue to do so with future motion pictures.

Historically, films have typically been released theatrically in international territories between one and three months after initial domestic release.  In recent years, studios have begun to capitalize on global media saturation and are releasing films in many of the larger international territories within the first month following domestic release.  International release patterns depend on local holidays and school schedules as well as the timing of competitive releases.  Generally, our motion pictures have had an earlier release into international markets.

The majority of international theatrical revenue on all motion pictures is earned from Japan, Germany, United Kingdom, France, Spain and Australia.  Live action films are generally dubbed in French, German, Spanish and Italian and subtitled for the smaller territories.   Animated films are dubbed in as many as 25 or more languages.

Home Entertainment

The home entertainment distribution business involves the promotion and sale and/or license of DVDs, and more recently Blu-ray Discs (see below).  Traditionally, such sales or rentals for private viewing occurred at local, regional and national video retailers (e.g., video specialty stores, convenience stores, record stores and other outlets).  More recent forms of motion picture sales and rentals for private viewing, provided by companies like Netflix and Blockbuster, allow subscribers to rent or purchase motion pictures by mail or by direct download onto their computers or televisions.

In order to leverage the advertising and publicity costs associated with theatrical distribution, feature films are generally released in the home video market four to six months after their initial theatrical release. Our motion pictures that receive a theatrical release are generally released in the DVD market within this time frame.

DVD's of feature films may be sold or licensed to domestic wholesalers and retailers for either a sales price or a percentage share of the rental revenue (“revenue sharing”).  Selected titles, including certain direct-to-video programs, are priced significantly lower to encourage direct purchase by consumers.  Direct sale to consumers is referred to as the “priced-for-sale” or “sell-through” market.  Generally, after the rental market, DVD's are re-released on the sell-through market at reduced “sell-through pricing.” Weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally.

While traditional retail, particularly the big box stores such as Wal-Mart, Target, Best Buy and Costco dominate the "sell through" market, Netflix and other non-traditional forms of video distribution are increasing their market share, and represent an increasing and important source of revenue.

Blu-ray

In January 2008, Toshiba withdrew from the HD-DVD player manufacturing business, thus ending its format competition in high definition video with Blu-ray.  According to the Digital Entertainment Group (‘DEG”) a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the many consumer benefits associated with various home entertainment products, including both physical and digital media on a variety of platforms, 2009 sales of Blu-ray Disc playback devices – including set-top box and game consoles – sold through 17.3 million units since launch. Some 4.5 million devices sold in the fourth quarter alone, bringing total units sold to nearly 8 million in 2009. The DEG also announced that Blu-ray Disc hardware sales experienced remarkable growth, with set-tops up an astounding 125% versus first quarter 2009.

The DEG estimates that more than 71 million HDTV sets have been sold to consumers, bringing the number of HDTV households to nearly 48 million. The DEG further estimates that 33% percent of these households have more than one HDTV. An HDTV provides the ideal medium for consumers to enjoy Blu-ray players and achieve the best HD experience.

Blu-ray disc players are available at more than 10,000 storefronts and are marketed by all of the leading manufacturers. There are nearly 80 different Blu-ray playback devices available The DEG also announced that Blu-ray Disc hardware sales experienced remarkable growth in first quarter of 2010, with set-tops up an astounding 125 percent versus first quarter 2009.

As a part of the earnings conference call for the fourth quarter of 2009, Netflix CEO Reed Hastings announced: "Now over 10% of our subscribers are Blu-ray enabled." In other words, over 1.2 million Netflix subscribers now pay the $1-$9 Blu-ray access charge over their monthly subscription rate. This represents over 70% growth year-on-year, despite the 20% rate increase during 2009.

While the motion picture industry as a whole faced tough comparisons to the first quarter of 2009, the home entertainment category performed extremely well in March 2010 compared to March 2009, with consumer spending on home entertainment up two percent for the month, consumer spending on sell-through up four percent, consumer spending on digital up 35 percent, and Blu-ray Disc software sales up a staggering 124 percent. The DEG also noted that the Easter holiday often sees a spike in gift buying, which helped to fuel March sales.

Pay-Per-View, Video-On-Demand

Pay-per-view (“PPV”) television allows cable and satellite television subscribers to purchase individual programs, including recently released motion pictures and live sporting, music or other events, on a “per use” basis.  The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

An evolved form of PPV technology is video-on-demand (“VOD”).  This method of content delivery allows consumers to view a film or television program whenever they choose, “on demand”.  VOD use and revenue is expected to increase due to increased VOD subscriber penetration and the availability of more programming.  We typically tie any PPV or VOD distribution arrangements into distribution arrangements that we make for pay television.

Pay TV

Pay Television allows subscribers to view premium channels such as HBO, Showtime, and Starz/Encore that are offered by cable and satellite system operators for a monthly subscription fee.  The pay television networks acquire a substantial portion of their programming from the major studios.  Most studios have negotiated output agreements with the major subscription pay services whereby the service provider must license for distribution all qualifying film product from the studio for a guaranteed fee typically dependent on domestic theatrical performance. Unless a major studio distributes its motion pictures and decides to include that motion picture in its output arrangements, most independents directly negotiate with pay television networks by individual title, a process that often leads to deal terms that are not as appealing as those offered to major studios with output deals. The initial pay television window for theatrical product generally follows home video availability and precedes broadcast (free) television.  We believe that our motion pictures are well suited for pay television.

Broadcast and Basic Cable Television

Broadcast television allows viewers to receive, without charge, programming broadcast over the air by major networks (ABC, CBS, NBC and Fox), more recently formed networks (CW Network), independent television stations and cable and satellite networks.  In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee.  Broadcasters or cable systems pay fees to distributors for the right to air programming a specified number of times.

Television networks, television stations, and cable and satellite networks generally license films and film packages (consisting of theatrically released feature films and made-for-television movies) pursuant to agreements with distributors or syndicators that allow a fixed number of telecasts over a prescribed period of time for a specified cash license fee or for barter of advertising time.

Pay and cable television services usually license pictures for initial exhibition commencing approximately 10 to 18 months after initial domestic theatrical release or six months after domestic home video release. Although many of our motion pictures are better suited for pay television, we have reached distribution with basic cable television for some of our recent releases.

New Media

While internet and new media have been slow to develop, there are increasing indications that the delivery of motion pictures via the Internet and other non-traditional distribution systems will begin to generate meaningful revenues.  Netflix currently represents a non-trivial portion of total DVD revenues.  Verizon’s FIOS and AT&T’s U-Verse fiber optic distribution offerings have completed their test market phase and are being introduced across the country, with aggressive marketing in major metropolitan areas.

New distribution platforms and business models are being explored in the motion picture and other industries.  Major cellular operators are exploring the delivery of content to cell-phones.  Apple has expanded its iTouch and iPhone platforms to deliver movies via iTunes and will be releasing the iPad platform at the time of this offering.  Consumers can now order movies through their Playstations and Xbox’s.  Cinema Now, Dell and HP are introducing programs which allow consumers to preload movies on their new computers. Amazon.com’s digital service delivers movies, purchased on their Unbox website, directly to the Now Playing list on TIVO players.  Similar services are being introduced by DirecTV and major cable operators.  Hulu – a joint venture of Fox and NBC – is exploring ad-supported revenue models for the delivery of television programs and feature films.

Other Markets

There are multiple sources of revenues from non-theatrical distribution of motion pictures.  The most common are distribution to hotels, airlines, schools, libraries, hospitals and the military.  Soundtrack albums and licensing of rights to perform musical works from film music can be an additional source of ancillary income.  Other revenues may be generated from the licensing of rights to manufacture and distribute games, toys and action figures, clothing and similar commercial articles derived from characters or other elements of a motion picture.  To date, our motion pictures have not generated any significant revenue from these markets.

General Market Information

The principal motion picture industry association, the Motion Picture Association of America or MPAA, collects statistics on the size and composition of the theatrical, video, digital and television markets for the motion pictures distributed by its members, which are generally the six "major studio" distributors.  Accordingly, the information compiled by the MPAA does not reflect information that includes motion pictures similar to those that we have produced if they were not distributed by a major studio and might not be relevant for the purposes of understanding the independent production company industry.  Some of these statistics ("MPAA Data") may be found at www.MPAA.org.  We did not compile the MPAA Data and take no responsibility for its accuracy, or the applicability of this MPAA Data to our business.

Theatrical

●	Worldwide box office for all films reached $29.9 billion in 2009, up 7.6% over 2008. International box office reached $19.3 billion and accounted for 64% of the worldwide total.

●	International box office increased 6.3% in 2009. Asia Pacific saw the largest growth with 12.3% over the previous year.

●
Domestic (i.e., US and Canadian) theatrical box office in dollars increased by 10.1% over 2008 to $10.6 billion and by 20.3% over 2005 numbers. 3D pictures were a key contributor, accounting for $1.1 billion, or 11% of box office.

●	Domestic theatrical admissions increased by 5.5% over 2008 to 1.4 billion, the first increase since 2002. Admissions per capita increased to 4.3, also the first significant increase since 2002.

●
The number of screens in the United States decreased to 39,717 from 40,077 in 2008, with a substantial increase to 7,736 (from 5,659) in screens projecting digital copies of film. The number of worldwide screens stayed relatively constant though the number of digital projections has increased by 86% to 8,669 which now accounts for 55% of all digital screens.

The Digital Entertainment Group (“DEG”) is a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the many consumer benefits associated with various home entertainment products, including both physical and digital media on a variety of platforms. The DEG helps provide information and perspective about the home entertainment industry. Accordingly, the information compiled by the DEG reflects information that includes motion pictures similar to those that we have produced whether or not they were distributed by a major studio. The preponderance of their information is on and  not relevant for the purposes of understanding the independent production company industry.  Some of these statistics ("DEG Data") may be found at www.degonline.org  We did not compile the DEG Data and take no responsibility for its accuracy, or the applicability of this DEG Data to our business.

DVD/Blu-Ray

●
The number of United States households owning a television which also own a DVD player in 2009 increased to 92 million (adjusted for households with more than one player). The DEG estimates that 67% of DVD owners have more than one player. The number of United States households owning a television which also own a Blu-Ray disk player jumped by 76% to 17.3 million..

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Total DVD/Blu-Ray unit sales (including units shipped to rental outlets) in the United States decreased to $8.7 billion, down 13% from2008, but Blu-Ray sales.  In management's opinion this downturn in the overall market can be attributable to a marked increase in the rentals from companies such as Netflix and Redbox.

●
Most Blu-ray Disc consumers are paying between $20 and $30 for titles, marking about a $10 difference between the majority of standard-definition discs bought at $10 to $19.99 pricing, according to the NPD Group. Neither the DEG nor the MPAA issue statistics on the total size of the DVD market in the United States either for rental revenue from consumers, sales to consumers or revenues to distributors from rental and sales outlets.  Management believes that the average wholesale price received by distributors is approximately 60% of retail revenues.

Television

●
Basic and pay cable television connections to all United States households with televisions (112.8 million) decreased to 34.4 million (basic cable) and 34.8 million (pay cable) from, respectively, 35.8 million and 35.6 million in 2006.  However, satellite subscribers increased to 29.6 million households (2007) from 27.4 million households (2006).

OUR BUSINESS

Corporate History and Current Corporate Structure

In September 2004, one of our predecessor companies Seven Arts Pictures Limited (“SAPL”) and Seven Arts Pictures Inc (“SAP”) companies owned by Peter Hoffman, our Chief Executive Officer, transferred all beneficial and legal ownership to us of all of its interests in (i) 12 completed films, eight of which were co-produced through a joint venture between SAPL and Fireworks Pictures Inc., and four of which were produced by CineVisions, a predecessor of SAP, and (ii) the rights to certain development projects then owned by SAP, all for our common stock. The four motion pictures produced by CineVisions are now owned by our affiliate Seven Arts Future Flows 1, LLC except 9 ½ Weeks II for which we have lost all distribution rights. The remaining three films are: Johnny Mnemonic, Never Talk to Strangers, and Shattered Image. One development property transferred by SAP remains under active development by us; the motion picture rights to the published novel Neuromancer and screenplays based on that novel. SAP, its predecessor CineVisions, and SAPL were founded by our Chief Executive Officer and Director, Peter Hoffman, to produce and license for distribution independent motion pictures, as well as to provide consulting and financing services within the motion picture industry. SAP was incorporated on October 1, 2002 and assumed all the assets and liabilities of CineVisions, which had been incorporated in May, 1992.

On June 11, 2010, our shareholders approved the sale of all of our assets, underlying the ordinary shares of our subsidiaries to a newly formed Nevada corporation, Seven Arts Entertainment Inc. (“SAE”), which will be the new holding company for all operations described herein subject to a proposed registration. Management believes that the registration of our membership on NASDAQ and issuance of ordinary shares of SAE is expected to be completed in mid 2011.  We do not believe that this reincorporation will have any material effect on the Group’s business or operation, except that all the assets and liabilities of Seven Arts Pictures Plc (including ownership of all subsidiaries) will be transferred to SAE, and shareholders of PLC will receive one share of common stock of SAE for each ordinary share of PLC they owned.

The principal rights of shareholders under the articles and bylaws of SAE and the articles of association of Seven Arts Pictures Plc. (“PLC”) are set forth below. The completion of the share exchange and asset transfer to SAE will not result in any change in the organization, management, directors, assets or liabilities of the Company.

In many respects, the rights of holders of SAE common stock under Chapter 78 of the Revised Nevada Statutes (“NRS”) will be similar to those of holder of ordinary shares of PLC under the United Kingdom Companies Act of 2006 (“UKCA”).  Certain aspects of the rights of holders of the PLC ordinary shares and SAE common stock are discussed below.  The following summary does not purport to be a complete statement of the rights of stockholders under NRS and the Nevada Articles, as amended, (“Nevada Articles”) and By-laws of SAE (“Nevada By-Laws”) (collectively “Nevada Charter”) as compared to the UKCA and the Articles of Association of PLC (“UK Articles”) and is qualified in its entirety by reference to both.

Authorized Capital Stock.  The number of authorized ordinary shares of PLC was 102,636,800 par value of £0.25 and 6,000,000 convertible preferred shares of £1.00 and 13,184,000 deferred shares 1 , par value of £0.45 and 2,268,120 deferred shares 2 of £1.00 . The authorized common stock of SAE is 25,000,000 shares, 3,000,000 shares of Series A preferred stock and 24,700,000 unclassified shares of capital stock (upon filing the revised Certificate of Designation).

Charter.  The UKCA and NRS law require the approval of at least the holders of a majority of all outstanding shares entitled to vote (with, in each case, each stockholder being entitled to one vote for each share so held) to approve a proposed amendment to the UK Articles or Nevada Articles.  In addition, under the NRS any proposed amendment that would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof, provided that such an amendment does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the Nevada Articles specifically deny the right to vote on such an amendment.

The Nevada Articles do not impose any requirements for shareholder approval of amendments to the Articles of Incorporation of SAE in excess of the approval of a majority of all outstanding shares entitled to vote.

Neither UKCA nor NRS requires stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation’s charter documents grant such power to its board of directors

Amendment to Bylaws.  Under the Articles, the board of directors has the authority to adopt, repeal, alter, amend or rescind the bylaws of the Company, subject to the power of stockholders to adopt, repeat, amend or rescind the bylaws.  Under the NRS, unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. The articles of incorporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors.   The SAE bylaws will provide that the board of directors (but not the shareholders) has the authority to adopt, repeal, alter, amend or rescind the bylaws of the corporation.

Stockholder Approval of Certain Business Combinations.  The NRS Section 78.411 to 78.444 provides certain protections to stockholders in connection with certain business combinations not included in the UKCA. We have elected to not be subject to these provisions described below.

Under Sections 78.411 to 78.444 business combinations with “interested shareholders are subject to a three year moratorium until certain conditions are met.  An interested stockholder is defined as including a beneficial owner of 10% or more of the voting power.  The three-year moratorium can be lifted only by advance approval by a corporation’s board of directors.  Finally, after the three-year period, combinations remain generally prohibited unless (i) they are approved by the board of directors or a majority of the outstanding voting power not beneficially owned by the interested party, as applicable or (ii) the interested stockholders satisfy certain fair value requirements.

Companies are entitled to opt-out of the business combination provisions of the NRS.  The Nevada Articles provide that SAE has opted out of Sections 78.411 to 78.444 of the NRS and thus SAE will not be governed by Sections 78.411 to 78.444 of the NRS based by a determination by the board of directors of SAE that such regulation of business combinations is not in the best interests of shareholders to maximize the value of that shareholders’ common stock.

Classified Board of Directors.  The NRS and UKCA permit corporations to classify boards of directors provided that at least one-fourth of the directors are elected annually.  The UK Articles contain the classification of the directors of PLC into three groups, each of which serves the three year and one of which stands for election each year. No such classification is included in the Nevada By-Laws

Cumulative Voting.  Cumulative voting for directors entitled each stockholder to cast a number of directors to be elected and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled.  Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not be able to elect any directors without cumulative voting.

The NRS permit cumulative voting in the election of directors as long as certain procedures are followed, and the Articles of Incorporation specifically provide for cumulative voting..  The Articles of Incorporation for SAE do not provide for cumulative voting.  Cumulative voting was not authorized by the Articles of PLC.

Vacancies.  Under both the UKCA and the NRS, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, unless otherwise provided in the Articles of Incorporation.   Any director so appointed shall hold office for the remainder of the term of the director no longer on the board.

Removal of Directors.  Under the UKCA and Articles of PLC, the holders of a majority of voting shares of each class entitled to voter at an election of directors may vote to remove any director or the entire board within without cause.

The NRS require at least two-thirds of the majority of voting shares or class entitled to vote at an election of directors to remove a director. The NRS does not make a distinction between removals for cause and removals without cause.

Actions by Written Consent of Stockholders.  The UKCA and the NRS each provide that, unless otherwise provided in the Nevada Charter documents, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing.

Stockholder Vote for Mergers and Other Corporate Transactions.  Unless the certificate or articles of incorporation specifies a higher percentage, both jurisdictions require authorization by a majority of outstanding shares entitled to vote, as well as approval by the board of directors with respect to the terms of a merger or a sale of substantially all of the assets of the corporation.  The NRS does not require  approval by the stockholders of a surviving corporation in a merger or consolidation if several qualifications are satisfied, including but not limited to the requirement that the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger..

Neither the Articles nor the Nevada Charter require a higher percentage to vote to approve certain corporate transactions.

Stockholders’ Dissenter Rights to Appraisal.  Under the NRS, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to dissent from the transaction, and have appraisal rights to obtain fair value for their shares.  Appraisal rights permit a stockholder to receive cash equal to a fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.  Such rights are not available under the UKCA.

Limitation of Liability and Indemnification Matters.  The UKCA permit corporations to adopt provisions in their charter documents that eliminate or limit the personal liability of directors   corporation of their stockholders for monetary damages for breach of a director’s fiduciary duty, subject to the differences discussed below.

In suits that are not brought by or in the right of the corporation, both jurisdictions permit a corporation to indemnify directors, officers, employees and agents for attorney’s fees and other expenses, judgments and amounts paid in settlement.  The person seeking indemnity may recover as long as he did not violate a fiduciary duty to the corporation, or acted in good faith and believed his actions were either in the best interests of or not opposed to the best interests of the corporation.  Similarly, with respect to criminal actions or proceedings, the person seeking indemnification must not have had any reason to believe this conduct was unlawful.

In derivative suits, a corporation in either jurisdiction may indemnify its agents for expenses that the person actually and reasonably incurred.  A corporation may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless a court otherwise orders.

Under the NRS, the corporation must indemnify a director, officer, employee or agent of a corporation that has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein.  In such cases, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

In all cases of mandatory or discretionary indemnification, Nevada law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Except where indemnification is mandatory or ordered by a court, no corporation may indemnify a party unless it makes a determination that indemnification is proper.  Under the NRS and the UKCA, the corporation through its stockholders, directors or independent counsel must only determine that the indemnification is proper.  Both jurisdictions preclude liability limitation for acts or omissions not in good faith or involving intentional misconduct.  Neither the NRS nor the UKCA expressly preclude a corporation from limiting liability for a director’s breach of the duty of loyalty or preclude a corporation from limiting liability for any transaction from which a director derives an improper personal benefit.

Under the NRS, a stockholder is entitled to dissent from, and obtain payment for the fair value of his shares in the event of consummation of, a plan of merger or plan of exchange in which the corporation is a party and any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.  The NRS provides exceptions to dissenter’s rights.  These exceptions include holders (i) of securities listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or (ii) of securities traded in an organized market and held by at least 2,000 stockholders of record, and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares, are generally not entitled to dissenter’s rights.  The Nevada Articles do not provide for any dissenter’s rights in addition to those provided by the NRS.

Stockholder Inspection Rights.  The NRS provide that any person who has been a stockholder of record of a corporation for at least six months immediately preceding his demand, or any person who owns or has been authorized by the holders of at least 5% of all outstanding shares, is entitled to demand inspection of and copy the stock ledger.  Furthermore, any person owns or has been authorized by the holders of at least 15% of all of its outstanding shares, is entitled to demand inspection of and copy the books of account and financial records of a corporation and conduct an audit of such records.  There are no comparable rights under the UKCA.

Production Activities of Our Predecessors

No production activities were undertaken by us until January 1, 2005 and all the production activities prior to that date were engaged in by our predecessors Cinevisions, SAPL and SAP. All our production activities after January 1, 2005 were under our direction. All the films discussed below were produced or co-produced by our predecessors and were distributed by our predecessors The Hustle and A Shot at Glory were only distributed by our predecessors and were not produced by our predecessors.

Films Produced and Distributed from 1994-1998

Between 1996 and 1998, our predecessor CineVisions produced and licensed the distribution rights for Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II, and Shattered Image, which were assigned to us by SAP. CineVisions assigned all rights to distribute these films to SAP, which in turn all such rights to us. Subsequently, all rights to 9 ½ Weeks II were assigned by court order to a third-party in final judgment.  We own the copyright to the other motion pictures either directly or through grants of all rights in perpetuity, through an affiliate.

Films Produced and Acquired by SAPL and Fireworks

In 1998, SAPL entered into a joint venture agreement for the production and distribution of motion pictures with Fireworks. Fireworks is a subsidiary of CanWest Global Entertainment, Inc., a large diversified Canadian media company.   Pursuant to that joint venture, Fireworks and SAPL produced, acquired and distributed 11 motion pictures (the "Fireworks Pictures"), one of which was returned to the owner and two of which are among the motion pictures now owned by us, Shot at Glory and The Hustle. All SAP’s interest in the Fireworks Pictures, were assigned to us in 2004 by SAP, which is the subject of the copyright infringement litigation as discussed in Managements Discussion And Analysis of Financial Condition And Results of Operation – Legal Proceedings.

Through SAPL, Mr. Hoffman produced and acquired Fireworks Rules of Engagement, Onegin, The Believer, Who Is Cletis Tout and American Rhapsody.  These motion pictures are the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceeding. In particular, in these proceedings, we now claim based on assignment from SAP ownership of the following:

A.	All copyright and distribution rights to American Rhapsody and Who Is Cletis Tout.
B.	All international distribution rights to Onegin and The Believer.
C.	All distribution rights outside the United States and Canada to Rules of Engagement.

Films Co-Financed by SAPL

SAPL, co-financed three motion pictures in conjunction with Fireworks and Paramount.  Of these motion pictures, we claim that one of them, Rules of Engagement, was transferred to us by SAP in 2004. As set out below, this motion picture is the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings.

Films Produced by Us

We have since January 1, 2005 produced the following motion pictures:
Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	scheduled 9 /11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
Natalie Press
(All Territories)

Night of the Demons (CR)	Director:	Adam Gierasch	06/09	10/10	n/a
	Cast:	Shannon Elizabeth
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director:	Anthony Waller	06/09	not yet scheduled	n/a
	Cast:	Adrian Paul
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

Films Acquired by Us

We have acquired certain distribution rights to the following motion pictures since January 1, 2005
Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
(All International Territories)	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	not yet scheduled	4/28/2011
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International		Danielle Harris
Territories)

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

The Mesmerist	Writers:	Ron Marasco	06/02	09/02	n/a
(All International Territories)		& Michael Goorjian
	Director:	Gil Cates, Jr.
	Cast:	Neil Patrick Harris
Jessica Capshaw

Mirror Wars	Writers:	Alex Kustanovich	11/06	07/07	2/3/2011
(All International Territories)		& Oleg Kapanets
	Director:	Vasily Chiginsky
	Cast:	Armand Assante
Malcolm McDowell
Rutger Hauer

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

Radio Free Albemuth	Writer/Director:	John Alan Simon	6/10	NA	6/25
(International Territories)	Cast:	Alanis Morissette

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories excl Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Morgan Thompson

+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

Our Business Strategy

Our current business strategy is:

•
To finance, produce and distribute two to four motion pictures in-house per year with budgets of between $2 million and $15 million each. As previously stated, certain of these pictures will receive only a limited theatrical release while others will be released more widely.

•
To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $50 million). We will seek to co-produce such projects with a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of prints and advertising (“P&A”) costs.

•
To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee.

•	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

•
To continue to reduce our financial risk on motion pictures we produce in-house by licensing certain rights to distributors prior to and during production, although we recognize that, particularly in the last year, the licensing market has become more difficult to access as a film financing tool.

•
To increase our share of distribution revenues by entering into partnerships with theatrical and video distributors, to gain more control over the distribution of our motion pictures and to obtain a greater share of the revenues from distribution of our motion pictures.

•
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

We believe that this is a particularly opportune time to be producing and distributing moderately priced motion pictures as, according to their public announcements, the major studios plan on reducing the number of pictures that they finance and distribute, preferring instead to concentrate resources on a limited number of high-priced, “franchise” productions. In addition, we believe that certain of the most successful independent motion picture companies have either been acquired or are focusing on higher budget films. We believe that these factors will attract exceptional levels of both talent and projects for lower budget motion pictures and independent film companies such as Seven Arts.

We do not yet have firm commitment for the financing and production of the six motion picture projects described on page one of this prospectus. We have no assurance that we will be able to finance production of these motion pictures but expect to do so within the next 18 months. In each case are currently negotiating financing and distribution arrangements but none are complete.

Our Competitive Strength

Our competitive strengths include:

•	The experience of our management and our relationships with independent motion picture distributors.

•	Our relationships with “key talent” and with independent motion picture distributors around the world.

•	Our expertise in structuring tax-preferred financings.

Production

Since 1996, we and our predecessors have developed, financed, produced, and licensed 16 motion pictures, primarily with budgets in range of $2 million to $15 million, for domestic and international markets.  Most of our pictures have either received only limited theatrical releases or were released directly to post-theatrical markets, primarily DVD.  We may produce the occasional higher cost motion picture (production budgets of $30 - $50 million), and if we do so, we will most likely choose to co-produce any such project with a major studio if they guarantee a studio-wide release and provide a commitment to cover a portion or all of P&A costs or with one or more other independent production companies.  The number of pictures that we are able to produce and the size of the budget of those films depend upon the funds available to us.

We receive between 50 and 100 submissions of potential film projects or completed films every year, which generally include a "package" of a screenplay and certain talent elements (e.g. producer, director and cast).  In certain limited cases, we will arrange for the creation of a screenplay and the "packaging" of creative elements.  We commission independent production budgets of certain projects to evaluate the project's suitability for production or distribution.  The pictures we produce are selected according to several key criteria formulated to maximize the profit potential of our films, including the potential to license the worldwide distribution rights to the film for an amount greater than the projected production budget (e.g. a minimum profit margin of at least 20%), the potential for the film to be widely accepted as a “quality” or “good” film, whether the key creative talent, including directors and two most prominent cast members, are likely to be both responsible and artistically gifted in creating the motion picture.  There are no "rules" or specific strategic limitations on our choice of motion pictures to produce.   The decision to move forward with a project is our Chief Executive Officer’s decision based on highly subjective factors.  However, we believe that the vast experience of our management team is critical to this decision-making process.  We will, however, only consider a motion picture with a production cost in excess of $15,000,000 if we are able to manage the risks of production through “pre-sales” or equity contribution to production of that picture.

In 2007, Seven Arts Pictures Louisiana LLC (“SAP LA”), a subsidiary of SAP, acquired real property in New Orleans, Louisiana, which they are in the process of developing as a production and post production facility for motion pictures in Louisiana. Over the past five years, Louisiana has become a popular destination for the production of motion pictures due to very favorable tax incentives. Since 2005, we have produced five motion pictures under the Louisiana Motion Picture Incentive Act (the “Louisiana Incentives”), which provides substantial transferable tax credits for film production activities in Louisiana accredited to us whether we produce or acquire a motion picture. The Louisiana Incentives provide generally that the producer will receive both a 25% (now 30%) transferable investment tax credit on all film expenditures on Louisiana vendors and a 10% (now 5%) transferable labor tax credit on all expenditures for labor performed in Louisiana by Louisiana residents.  We generally obtain loans during production of a motion picture in Louisiana secured by these tax credits after a “pre-certification” by the Louisiana Film Office that the applicable motion picture qualifies for the Louisiana Incentives.  We are then able to transfer these tax credits at a discount to third parties upon completion of the motion picture, audit by independent accountants of the applicable expenditures and “certification” by the Louisiana Film Office of tax credits payable based on the audited expenditures.  We use the proceeds from the transfer of the tax credits to third parties to repay the loan secured by the tax credits, at which time the lender releases its security interest in the tax credits.

We are able to obtain similar refundable (but not transferable) tax credits arising from film production expenditures in the United Kingdom, Canada, Ireland, Italy and Hungary which offer refundable tax credits for production expenditures in each of their territories.

We expect the post production facility in Louisiana will open for operation by  September 30, 2011. When completed, we anticipate that this facility will be leased to our motion picture productions in Louisiana and to other motion picture productions produced by unrelated parties.  In accordance with the Intercompany Agreements any and all such engagements with the Company will provide no profit to our affiliates and we will pay only out of pocket costs incurred by our affiliates with no mark-up. SAPLA secured a credit facility in the aggregate principal amount of $3,700,000, which has been used to acquire and begin the improvements on the property. This credit facility carries an annual interest rate of 2% plus the Prime Rate as published in The Wall Street Journal. We have guaranteed the amounts that SAPLA borrows under this facility and no additional consideration is provided for this guarantee beyond the existing agreement between SAPLA and us.

We have also entered into a new financing agreement with Palm in November, 2010 to refinance the existing indebtedness secured by our production and post production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans (“Property”) and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits (“Credits”) associated with the Property. See Our Business – Production.

We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post production facility. In particular SAP LA anticipates approximately $4,000,000 in Louisiana Film Infrastructure tax credits, $3,000,000 in Louisiana State Rehabilitation tax credits and $3,000,000 in Federal Historic Preservation tax credits will be available from expenditures in connection with our facility.

Licensing of Distribution Rights

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures.  Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee.  The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution (i.e., the cash deposit) and the balance on delivery (i.e., the letter of credit or “bank letter”).  The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period.  After this time, the distribution rights revert back to us and we are then free to re-license the picture.  The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees.  After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory.  In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

Finance

We create a separate finance plan for each motion picture we produce.  Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan.  We utilize financing based on state and foreign country tax credits (e.g. Louisiana, United Kingdom and Hungary) and direct subsidies), "mezzanine" or "gap" funds, which are senior to our equity, and senior secured financing with commercial banks or private lenders, together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget.  Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture.  We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture (e.g., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures (e.g., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in "non-recourse" financings.

Motion Picture Library

In total we and our predecessors have produced or acquired interests in the following motion pictures to date described below in the table.  We own (directly or through grants of all rights in perpetuity of at least theatrical, video, and television rights) either (a) the copyright to each picture designated as "CR" in the table below, or (b) distribution rights in the markets in which we operate for territories outside the United States and Canada (i.e. “International Territory”) or for the territories designated in the table, for no less than 15 years.  Historically, in any financial period a small number of motion pictures have accounted for the vast majority of our revenues generated from our motion picture library.

We have lost the right to  manage twelve motion pictures (designated “+” in the table below) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors”. As a result Arrowhead is collecting all sums receivable with respect to these motion pictures and all interest in and receivables from these motion pictures has been removed from our financial statements effective June 30, 2009, but Arrowhead has not foreclosed on the copyright and distribution rights of our affiliate in these twelve motion pictures.

For purposes of this table, “Delivery Date” refers to the date the applicable motion pictures is completed and available for delivery to distributors. The “1st US release” is the date on which the film is first released in any medium (e.g. theatrical, video, television) in the United States.

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	scheduled 9 /11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

+Asylum (CR)	Writer:	Patrick Marber	05/04	08/05	n/a
(All Territories)	Director:	David MacKenzie
Ian McKellan
	Cast:	Natasha Richardson

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
(All International Territories)	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	not yet scheduled	4/28/2011
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International Territories)		Danielle Harris

+ The Hustle	Writers:	David Howard	10/02	12/02	n/a
(CR)		& Michael Capellupo
(All Territories except Germany and Canada)	Director:	Stuart Cooper
	Cast:	Bobbie Phillips
Robert Wagner

+ I’ll Sleep When	Writer:	Trevor Preston	06/04	06/04	n/a
I’m Dead (CR) (1)	Director:	Mike Hodges
(All International Territories)	Cast:	Clive Owen
Malcolm McDowell
Jonathan Rhys Meyers

+ Johnny Mnemonic	Writer:	William Gibson	12/94	05/95	n/a
(CR)	Director:	Robert Longo
(All Territories)	Cast:	Keanu Reeves
Dolph Lundgren

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
(All Territories)		Natalie Press

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

The Mesmerist	Writers:	Ron Marasco	06/02	09/02	n/a
(All International Territories)		& Michael Goorjian
	Director:	Gil Cates, Jr.
	Cast:	Neil Patrick Harris
Jessica Capshaw

Mirror Wars	Writers:	Alex Kustanovich	11/06	07/07	2/3/2011
(All International Territories)		& Oleg Kapanets
	Director:	Vasily Chiginsky
	Cast:	Armand Assante
Malcolm McDowell
Rutger Hauer

+ Never Talk To Strangers	Writers:	Lewis A. Green	09/95	10/95	n/a
(CR) (1)		& Jordan Rush
(All Territories)	Director:	Peter Hall
	Cast:	Antonio Banderas
Rebecca DeMornay

Night of the Demons (CR)	Director: Cast:	Adam Gierasch Shannon Elizabeth	06/09	10/10	n/a
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director: Cast:	Anthony Waller Adrian Paul	06/09	not yet scheduled	n/a
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

+ No Good Deed (CR)	Writer:	Christopher Canaan	05/02	09/03	n/a
(All Territories)		& Steve Banancik
	Director:	Bob Rafelson
	Cast:	Samuel L. Jackson
Milla Jovovich

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

Radio Free Albemuth	Writer/Director:	John Alan Simon	6/10	NA	6/25
(International Territories)	Cast:	Alanis Morissette

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories excl Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan

+ Shattered Image	Writer:	Duane Poole	06/98	12/98	n/a
(CR) (1)	Director:	Raul Ruiz
(All Territories)	Cast:	William Baldwin
Anne Parillaud

+ A Shot At Glory	Writer:	Denis O’Neill	01/02	05/02	9/30/2016
(All International Territories)	Director:	Michael Corrente
	Cast:	Robert Duvall
Michael Keaton

+ Stander (CR)	Writer:	Bima Stagg	10/03	08/04	n/a
(All Territories)	Director:	Bronwen Hughes
	Cast:	Thomas Jane
Deborah Unger

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate
+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

(1)  Indicates a motion picture for which we do not own the distribution rights in the United States and Canada.

MANAGEMENT

The following sets forth the name and position of each of our directors and executive officers:

Name	Position	Age	Date First Elected or Appointed	Date of Expiration of Current Term (1)
Hubert Gibbs	Chairman, Director	51	April 9, 2010	November 15, 2011
Peter Hoffman	CEO, Director	60	September 2, 2004	November 15, 2011
Kate Hoffman	COO, Director	33	February 26, 2008	November 15, 2010
Anthony Hickox	Director	44	October 15, 2007	November 15, 2012
Elaine New	Director	50	January 11, 2007	November 15, 2012
Daniel Reardon	Director	50	November 1, 2010	November 15,2012
Simon Clement-Davies	Director	50	January 1, 2011	November 15, 2012
___________________
(1)  Directors serve for three years.

The Directors served in their respective capacities since their election and/or appointment and will serve until the next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with the Articles of Association.

The senior management serves at the pleasure of the Board of Directors.

No director and/or senior management had been the subject of any order, judgment, or decree of any governmental agency or administrator or of any court or competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation of which he is a director and/or senior management, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any corporation of which he is an officer or director from engaging in or continuing any conduct/practice/employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business or of theft or of any felony.

The experience and qualifications of the directors and senior management for at a minimum the last five years are as follows:

The Honorable Hubert Gibbs has been our Chairman and one of our directors since April 9, 2010. After graduating from Oxford University in 1981, Mr. Gibbs started his career as an editor, reader and translator at Quartet Books UK. Subsequently he worked as a stock market analyst with Banque Bruxelles Lambert and then as an independent communications entrepreneur responsible for starting up various companies including Instlang.com which was sold to market leader SDL in 1999. Most recently Mr. Gibbs has been involved in financing and producing independent films, including As Good as Dead, and The Killing Jar. Mr. Gibbs managed the family estate, Tyntesfield until it was taken over by the National Trust in 2002.

Peter Hoffman has been our Chief Executive Officer and one of our directors since September 2004 and is also our founder.   Mr. Hoffman took over as Chairman on December 31, 2009 following the death of previous chairman Anthony Bryan but resigned that position on election of Hubert Gibbs as Chairman. Under Mr. Hoffman’s direction, we and our predecessors have produced and or distributed over thirty features since our inception including: Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II and Shattered Image.   As our CEO, his responsibilities include, among others, the selection and production of motion pictures, strategic planning, business development, operations, financial administration, accounting, and reporting to the Board of Directors. Mr. Hoffman was previously President and CEO of Carolco Pictures.  He was directly involved at Carolco in the production of a large slate of independent motion pictures, including Terminator 2, Basic Instinct, Total Recall, and Rambo III. Mr. Hoffman is a graduate of the Yale Law School and has participated as a lawyer and executive in numerous financial and tax-preferred financings for more than twenty-five years.  Mr. Hoffman is the father of Kate Hoffman, our Chief Operating Officer and our Executive Director.

Kate Hoffman has been our Chief Operating Officer and a director since February 2008.  As our COO, her responsibilities include supervising the production of motion pictures and licensing and delivering our motion pictures to third parties. She began her career at the age of 17 as an intern for Hollywood casting directors, Mary Vernieu and Risa Gramon-Garcia.  Ms. Hoffman then worked for film agent Mort Viner at International Creative Management until his retirement when she joined our predecessors in 1998.  She has managed the development, production and delivery of films including The Believer, No Good Deed, Stander, and Asylum.  In addition to her production responsibilities, Ms. Hoffman is responsible for international distribution, acquisitions and film financing. Ms. Hoffman is the daughter of Peter Hoffman, our Chief Executive Officer and a Director.

Anthony Hickox has been a director since October 2007.  He is a film director, writer and producer.  Mr. Hickox wrote and directed his first film, Waxworks at the age of 21.  Mr. Hickox was involved in the production of or direction of Sundown, Warlock: Armageddon; Children of the Corn, Turn of the Screw; Carnival of Souls, and Hellraiser 3: Hell on Earth.

Elaine New was our Chief Financial Officer and a director from January 2007 until July 31, 2009 and remains an executive director. She is Cambridge University educated and is a Price Waterhouse (London) qualified Chartered Accountant.  Elaine has been in the media industry for the last ten years as Finance Director of Metrodome Group Plc, a UK film distributor.  Ms. New was previously engaged as Financial Controller of Harrods International, helping to establish an airport retailing arm, and as Commercial Director of Outfit, a new division of Sears Womenswear Ltd that she helped to create in the latter part of the 1990s.  Ms. New was on the Executive Committee of The Quoted Companies Alliance for almost three years helping represent small to mid-cap companies listed both on AIM and the main list of The London Stock Exchange.

Daniel Reardon has been a director since October, 2010. His activities have included arranging public and private financings, initial public offerings, mergers and acquisitions and other business consulting including positions with The Albert Corporation, where he presided over the acquisition, financing, development and sales of hundreds of condominium units in the Boston area. He is a founding shareholder of four public companies in a variety of industries ranging from mining to biotechnology.  Pan Africa Mining Corp. and Sacre-Coeur Minerals, Ltd. Both are Canadian companies traded on the TSX Venture Exchange (Toronto).  Mr. Reardon has a background in real estate tax incentive financing programs. He developed and structured tax incentive programs for owners of historic properties for the Architectural Trust in Washington, DC.  Mr. Reardon administers several hundred million of incentives annually through the Federal Preservation Tax Incentive Program. He also served as CFO for Concrete Film Ventures, which financed several independent, feature film projects, raised venture capital through limited partnerships, and secured substantial lines of credit from media banks using off balance sheet receivable Presale and Gap financing on the following feature films: LEGACY starring David Hasselhoff, MY BROTHER THE PIG starring Scarlet Johansson and Eva Mendes, THE PAVILION starring Richard Chamberlain, and CHANGING HEARTS starring Faye Dunaway.  Currently Dan is Executive Producing LUNATIC AT LARGE an original story by Stanley Kubrick based on a treatment by Jim Thompson Starring Scarlett Johansson and Sam Rockwell.

Simon Clement-Davies’ is Oxford educated and has a strong banking and media background. He started his career in mergers and acquisitions, working in this arena for over a decade, first for Hill Samuel & Co Limited and then for Henry Ansbacher & Co Limited. Mr Clement-Davies moved on to work with several prominent media outlets in his role as Vice President, Head of Media at Bankers Trust. Since 1997, Mr Clement-Davies has acted as an independent consultant for many clients including Downtown Pictures, a UK distribution company, and Augusta & Co, a boutique merchant bank.

Compensation

Since February 15, 2009, our compensation policies with respect to our Directors and executive officers are established, administered, and the subject of periodic review by our Independent Directors in accordance with the NASDAQ Marketplace Rules. Total compensation accrued and/or paid (directly and/or indirectly) to the Directors and senior management during the fiscal year ended June 30, 2009 was $1,084,808. We have a Compensation Committee, consisting of Mr. Gibbs, Mr. Hickox, and Mr. Hamilton, all three Independent Directors, that reviews and approves all employee compensation and bonuses.

Period Ended
December 31 , 2010

				Long-Term Compensation
				Awards
	Annual Compensation			Securities	Shares/
			Other	Under	Units
			Annual	Option/	Subject to Resale	Payouts	All Other
Name	Salary ($)	Bonus ($)	Compen sation ($)	SAR’s Granted (#)	Restrictions ($)	LTIP Pay outs ($)	Compensation ($)

Peter Hoffman	500,000	-	-	-	-	-	-

Elaine New(1)	247,500

Kate Hoffman	85,800	-	-	-	-	-	-

Other Directors as a Group	94,625	-	-	-	-	-	-
__________________
(1)
Ms New was only employed in a fulltime capacity for 4 months of the 2009/10 fiscal year. For the balance of the year she acted as a part-time non-executive capacity with a commensurate reduction in salary.

Stock Options

Stock Option Grants from Inception to December 31 , 2010

Name	Number of Options Granted	% Of Total Options Granted on Grant Date	Exercise Price per Share	Grant Date	Expiration Date	Mkt. Value of Securities Underlying Options on Date of Grant

Michael Garstin	20,000	100%	$7.70	6/1/2008	6/1/2011	$9.00
Michael Arata(1)	2,000	100%	$7.70	6/1/2008	6/1/2011	$9.00
Tony Hickox(3)	2,000	100%	$11.45	2/7/2007	2/7/2010	$11.45
Julia Verdin(3)	2,000	100%	$11.45	2/7/2007	2/7/2010	$11.45
Elaine New(3)	2,000	100%	$11.45	2/7/2007	2/7/2010	$11.45
Chris Bialek(2)	2,000	100%	$11.45	2/7/2007	2/7/2010	$11.45
Philip Kendall	4,000	100%	$7.30	9/30/2008	9/29/2011	$5.75
Other Employees	12,000	100%	$7.75	11/7/08	11/7/11	$8.75
Total Granted	46,000
Exercised during fiscal Year ended June 30, 2009	(2,000)
Exercised during fiscal Year ended June 30, 2010	(2,000)
Cancelled during fiscal Year ended June 30, 2010	(6,000)
Total Outstanding	36,000

(1) On November 5, 2008 Michael Arata exercised 2,000 of these options.
(2) On December 1, 2009 Chris Bialek exercised all 2,000 of these options.
(3)  Shares issued to employees totaling 6,000 were cancelled during fiscal year ended June 30, 2010.

In addition, we have granted stock options in the following amounts to the following persons in connection with financing services provided by them:

Name	Number of Options Granted	Exercise Price Per Share	Market Value of Securities on Date of Grant	Grant Date	Expiration Date
Blue Rider Finance/
Robert Oppenheim(1)	10,000	$5.625	$7.315	Jan. 22, 2008	Jan. 23, 2011
Trafalgar Capital
Specialized Investment Fund(2)	32,000	$5.065	$7.315	Jan. 31, 2008	Jan. 30, 2013
Trafalgar Capital
Specialized Investment Fund(2)	12,000	$5.065	$9.994	Oct. 30, 2008	Oct. 30, 2013
Total Granted	54,000
Exercised during the fiscal year
ended June 30 2009	(2,500)
Cancelled during the fiscal year
ended June 30 2009	(44,000)
Total Outstanding	7,500
___________________
(1) On October 21, 2008 Robert Oppenheim exercised 2,500 options.
(2) We terminated all 44,000 stock options granted to Trafalgar in October 2008 in return for 6,800 restricted ordinary shares.

Langley's remaining Debentures have a face value of £1,750,000 (approximately $3,432,500 at the exchange rate prevailing at the time of financing) and they have an option to convert into a maximum aggregate of 280,000 ordinary shares. There is no due date or required due date on our Debentures. The Debentures rank junior to all our indebtedness and senior only to our ordinary or preference shares and they are included as a part of Shareholder's Equity.

Change of Control Compensation

We have now and have had in all periods described no plans or arrangements in respect of compensation received, or that may be received, by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per senior manager other than those set out in Peter Hoffman’s Employment Agreement.  Pursuant to the Employment Agreement, if we terminate Peter Hoffman without cause, we shall be entitled to pay SAP a lump sum of approximately $1,500,000.

Other Compensation

No senior management director received “other compensation” in excess of the lesser of $25,000 or 10% of such officer's cash compensation, and senior management and Directors as a group did not receive other compensation which exceeded $25,000 times the number of persons in the group or 10% of the compensation.

Bonus/Profit Sharing/Non-Cash Compensation

Except for the stock options discussed above, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to some of our directors or senior management, except that our Board has adopted a bonus plan substantially in the following form:

1.
Compensation Committee will recommend amount of bonus pool each year, which will be 10% of pre-tax profits for the prior fiscal year.  The CEO and the Compensation Committee will decide recipients of project-related awards and amounts.

2.	In future years, comparisons will be made to peer groups in the motion picture industry.

3.	There will be two types of annual bonuses:
(a) Those related to the overall management of our company
(b) Those related to performance on specific projects

4.	Managers in bonus pool:
(a)  Peter Hoffman (Chairman/CEO)
(b)   Kate Hoffman (COO)
(c)   Elaine New

5.	Management bonuses as follows:

	CEO	Management	Project Related
Company Results	40%	25%	15%
Individual Objectives	10%	30%	50%
Subjective	20%	20%	25%
Share Performance	30%	25%	10%

6.	Individual objects for Management will be agreed by the Board.

7.	Criteria include individual contributions to our overall profits.

Seven Arts Employee Benefit Trust

The Group employed Smith and Williamson Trustees Jersey Ltd to establish the Seven Arts Employee Benefit Trust (“EBT”) to acquire 3,000,000 of our preference shares from Armadillo Investments Plc in a transaction described in “Certain Related Transactions” below. The EBT has converted all of these preference shares into 480,000 ordinary shares.

EBT is governed by a Trust Deed that we entered into with the trustee.  The Group has the right after approval of the audit committee to restrict the Trust's right to use its shares of the Group to prevent the Trust from taking control of the Group and the right to remove the Trustees under certain circumstances for the same purpose. The Group has no interest in the profits or losses of the Trust, on the Group's shares and does not control the actions of the Trustees in the sale or use of these shares. Under the Trust Deed, we have the power to remove the trustee and to replace it with one or more trustees of our choosing.  The Trust Deed also restricts the trustee from voting our ordinary shares held by EBT without our approval.  All cash and ordinary shares owned by EBT are held by EBT for the benefit of our employees. Any distributions by EBT will be approved by the trustees and are expected to be made to our executive management as part of our bonus plan described above.

Pension/Retirement Benefits

No funds were set aside or accrued by us during fiscal years 2009, 2010 or 2011  to provide pension, retirement or similar benefits for directors or senior management.

Executive Employment Agreements

SAP has an employment agreement with Peter Hoffman pursuant to which he will act as our CEO until December 31, 2013. Upon acquisition of control of our company, we entered into a contract with the SAP to secure Mr. Hoffman's services solely to us and our subsidiaries as our CEO.  In connection with that employment agreement, we have granted Mr. Hoffman

•	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

•	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by us or any motion picture produced by us during his employment,

•	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

•
a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

We have an employment agreement with Kate Hoffman pursuant to which she will act as our COO ad infinitum at a salary of $85,000 (£52,000) per year plus bonuses and expenses. Ms. Hoffman’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

We have an employment agreement with Elaine New pursuant to which she will act as an executive director ad infinitum at a salary of $225,000 (£150,000) per year plus bonuses and expenses. Ms. New’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

All of the employment agreements grant us a right to injunctive relief if the respective employee breaches the agreement.  With the exception of Ms. Hoffman’s and Ms. New’s agreements, the employment agreements do not contain “non-compete” clauses.

Director Compensation

Anthony Hickox and Dan Reardon will receive approximately $1,500 per meeting attended.

Simon Clement-Davies will receive a salary of $18,000 (£12,000) per year.

Board of Directors Committees

We have an Audit Committee, which recommends to the Board of Directors the engagement of our independent auditors and reviews with the independent auditors the scope and results of our audits, our internal accounting controls, and the professional services furnished by our independent auditors. The current members of the Audit Committee are Mr. Clement-Davies (Chair), Mr. Gibbs and Mr. Reardon.  The Audit Committee did not meet separately in the fiscal period ended June 30, 2010, but met separately with the Company’s Auditors to review the year-end financial statements and the audit process.

Our Compensation Committee (Mr. Gibbs, Mr. Hickox and Mr. Reardon) and Nominating Committee (Mr. Gibbs, Mr. Hickox and Mr. Reardon) are made up of three of our independent directors.

Management has determined that we are in compliance with The Combined Code of Corporate Governance of the United Kingdom, Sections A and B of which stipulate that the Remuneration Committee be comprised of at least two members and that they be non-executive and that the Nominating Committee be comprised of a majority of non-executive directors

All Committees of the Board are organized pursuant to our Board of Directors Memorandum and resolutions of the Board of Directors. The terms of reference of each committee are based on the subject matter jurisdiction of each Committee. The Compensation Committee reviews and approves all employee compensation and bonuses. The Nomination Committee proposes candidates for election to our Board of Directors.

All meetings of each Committee are on an ad hoc basis, decisions are made by majority vote and all decisions are reported to the full Board of Directors for approval.

Employees

As of June 15, 2011 , Seven Arts had 10 employees and independent contractors, providing full time services. Our affiliates employ many part time employees for production of our motion pictures, but we do not engage temporary employees on any regular or material basis. We are not signatory to any labor union collective bargaining agreements, but our affiliates in the United States are signatory to the current Writer’s Guild of America, Directors Guild of America and IATSE Low Budget Agreements and have in the past been signatory to the Screen Actors Guild Agreement. Our employees have ranged from a low of six to a high of fourteen over the last three fiscal years.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of June 15 , 2011 certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of our outstanding common stock, each of our directors and executive officers, and all of our directors and executive officers as a group.  None of the owners of our common stock have any different voting rights than any other owner of common stock.  See “Description of Securities.”  All common stock is held on our share register in the United States.

Name of Beneficial Owner (2)	Address of Beneficial Owner	Amount of Beneficial Ownership(2)	Percent of Class
Total officers/directors/staff (11)	1801 Century Park East, Ste 1820, Los Angeles, CA 90067	389,600	12.7%
SAP INC (3)	1801 Century Park East, Ste 1820, Los Angeles, CA 90067	397,600	12.9%
Jon Isaacs	1801 Century Park East, Ste 1820, Los Angeles, CA 90067	331,508	10.8%
Langley Park Investment Trust (5)	30 Finsbury Square, London, EC2P 2YU	331,325	10.8%
Seven Arts Employee Benefit Trust(4)	136-144 New Kings Road London SW6 4LZ	233,267	7.6%
Palm Finance Corporation	233 Wilshire Blvd., Suite 200, Santa Monica, CA 90401	193,800	6.3%
TCA Capital Fund	136-144 New Kings Road London SW6 4LZ	175,000	5.7%
New Moon Pictures LLC	900 Royal Street New Orleans, Louisiana,USA	150,000	4.9%
ApolloMedia GmbH & Co. Filmproduktion KG(6)	Candidplatz 11, 81543 Munich, Germany	140,000	4.6%
Trafalgar Capital Investment Fund (7)	136-144 New Kings Road London SW6 4LZ	130,000	4.2%
Scarborough Ltd (10)	1801 Century Park East, Ste 1820, Los Angeles, CA 90067	130,000	4.2%
Employees (9)	1801 Century Park East, Ste 1820, Los Angeles, CA 90067	12,000	0.4	%(8)

Total Shareholding as at June 23 , 2011 was  2,543,131 (1)
Total beneficial shareholding s at June 23 , 2011 was 3,073,131
__________________
(1)	Total shareholding as at June 23 , 2011 = 2,543,131

(2)
Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities and includes shares underlying convertible debentures, warrants and options that have been issued, granted and have vested and not been exercised and shares underlying options that will vest within the next 60 days only in respect to any person listed in the table.  Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all ordinary shares shown as beneficially owned by him/her. Total shares issued as at June 23 , 2011 was 2,543,131 with the balance of beneficial ownership in options and potential loan conversions.

(3)
Peter Hoffman controls approximately 70% of the voting stock of SAP, and is a beneficial owner of the Group’s ordinary shares held by SAP Inc.  This total does include 140,000 ordinary shares pledged to ApolloMedia and over which ApolloMedia has dispositive control, 150,000 shares issued to New Moon Pictures LLC over which Armadillo has dispositive control and 23,800 shares pledged to an insurance company over which the insurance company has dispositive control.

(4)
Under the terms of the Trust Deed establishing the Seven Arts Employee Benefit Trust, EBT is to abstain from voting any of our shares that it holds unless we determine otherwise.  Ben Newman has voting and dispositive powers with respect to these shares.

(5)	Includes 280,000 ordinary shares underlying convertible redeemable debentures Rufus Pearl has voting and dispositive powers with respect to these shares.

(6)
Represents 140,000 ordinary shares pledged by SAP Inc. and over which ApolloMedia has dispositive control. We intend to use proceeds from this offering to pay a settlement amount to ApolloMedia upon which time SAP Inc. and ApolloMedia have agreed that such ordinary shares would be returned to us.  Joerg Westerkamp has dispositive powers with respect to these shares and Mr. Hoffman has voting powers with respect to these shares.

(7)
Represents up to 45,000 ordinary shares potentially underlying the balance of a term loan plus 85,000 shares issued. Franklin Ramchandani has voting and dispositive powers with respect to these shares.

(8)	Less than one percent.

(9)	Represents ordinary shares underlying vested options.

(10)	Represents 73,800 shares and $ 45,000 convertible debentures convertible at $0.80. Clive Dankin has voting and dispositive powers with respect to these shares.

(11)	This includes all pledged shares ( 140,000 pledged to Apollo, 150,000 pledged to Armadillo, 23,800 pledged to an insurance company ) plus SAP Inc’s shares, and other employees options

CERTAIN RELATED TRANSACTIONS

We have entered into several agreements and arrangements with Seven Arts Pictures Inc. ("SAP Inc."), an entity that owns approximately 223,800 shares of our common stock including 140,000 shares of common stock pledged to Apollo Media GmbH & Co Filmproduktion KG as set forth in Principal Shareholders and the balance is pledged to other lenders, whose majority beneficial shareholder of SAP Inc. is our Chief Executive Officer, Peter Hoffman.  These transactions include:

●
Upon acquisition of control of our Group by SAP Inc. in September 2004, we entered into an agreement with SAP Inc. under which SAP Inc. provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to us at cost.  Pursuant to two interGroup agreements, SAP Inc. also from time-to-time has and will own limited liability companies in the United States which distribute our motion pictures for a fee, with all profits ensuing to our benefit.  These companies may also provide other services to us at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP Inc.’s Los Angeles office, all of which are reflected in our financial statements.  These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of our business. SAP Inc. has assigned to us any proceeds arising from services performed by SAP Inc. on our behalf.  We have granted SAP Inc. the power and authority to enter into agreements on our behalf. SAP Inc. is not to take any actions on our behalf without our approval.

●
Because we do not have a working capital line of credit for movie production, (although we do have a line of credit available to our affiliate, SAPLA, to finish the restoration of the post-production facility at 807, Esplanade, New Orleans), SAP Inc. directly or through various Louisiana limited liability companies of which it is managing member, have from time-to-time made non-interest bearing advances to us or our subsidiaries, when we have been unable to collect our receivables on a timely basis.  All advances have been for customary working capital purposes and total $3,755,474 as of December 31, 2010 , $3,021,184 as of June 30, 2010, $1,476,616 as of December 31, 2009 , $2,048,133 as of June 30, 2009, $2,794,727 as of June 30, 2008 and $2,049,405 as of March 31, 2008.  SAP Inc. has pledged an interest in its shares of the Group’s stock to secure certain SAP Inc. indebtedness.

●
Together with SAP Inc., we entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Filmproduktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander upon acquisition of control of our Group by SAP Inc..  The Settlement Agreement fully releases us and our subsidiaries from any liability to ApolloMedia in exchange for a payment of $1,800,000 to be made by SAP Inc. (of which $175,000 has been paid).  In connection with the SAP Inc.’s payment obligation of the settlement amount to ApolloMedia, we issued 140,000 ordinary shares to SAP Inc. which SAP Inc. immediately pledged to ApolloMedia to secure SAP Inc.’s obligations under the settlement agreement. SAP Inc. has agreed that it will (1) return to us all ordinary shares in excess of 80,000 not necessary to satisfy SAP Inc.’s obligations to ApolloMedia and (2) deliver to us from SAP Inc.’s ordinary shares, any ordinary shares in excess of 80,000 in fact sold by SAP Inc. to satisfy the indebtedness to ApolloMedia under the settlement agreement.  The shares pledged to ApolloMedia will be sold by it as necessary for ApolloMedia to derive net proceeds of $1,625,000, and any pledged shares remaining after such sale will be returned to us.

We have entered into several agreements and arrangements with Seven Arts Pictures Louisiana LLC (“SAPLA”), an entity that is 60% beneficially owned by SAP Inc..  These transactions include:

●
A guarantee that we provided to SAPLA to cover its indebtedness under a Credit Agreement that SAPLA entered into with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”), dated October 11, 2007, for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana.  The aggregate borrowing amount under this facility was $3,700,000, all of which was drawn down as of April 30, 2010.  In November 2010 Palm Finance Inc (“Palm”) acquired this mortgage secured on the facility for $1,000,000 and agreed to extend a construction facility of $1,850,000 to complete the facility.  We have guaranteed the indebtedness to Palm and have not included it in our total indebtedness.  We expect this facility will be completed for a cost not to exceed $1,850,000 on or before May 31, 2011.  We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post production facility.  In particular SAPLA has submitted audited expense reports which would generate approximately $4,000,000 in Louisiana Film Infrastructure tax credits $3,000,000 in Louisiana State Rehabilitation tax credits and $3,000,000 in Federal Historic Preservation tax credits.

●
A distribution agreement that we entered into with SAPLA later assigned by SAPLA to Seven Arts Pictures Louisiana (Equicap) LLC (“SAPLA Equicap”) pursuant to which we granted SAPLA the right to distribute our motion pictures in return for a distribution fee of 20% of the revenues generated from these films, SAPLA and SAPLA Equicap is obligated under the interGroup agreements described above to pay and has permitted us to retain 100% of all such distribution fees.

By reason of the transactions set forth above, we have paid and received the following sums for the following transactions with companies controlled by or related to Mr. Hoffman for each of the last three fiscal years and in the period from July 1, 2011.

TABLE OF RELATED PARTY BALANCES AS AT PERIOD END

	Fiscal Year Ended 3/31/08	Fiscal Year Ended 6/30/09	Fiscal Year Ended 6/30/10	Unaudited 6 Months to Dec 31, 2010
Related Party Balances
Opening Balance	$(510,125)	$2,049,404	$2,048,132	$3,021,183
Movement	$2,559,530	$(1,272)	$973,050	734,291
Closing Balances	$2,049,404	$2,048,132	$3,021,183	3,755,474

MOVEMENT IN RELATED PARTY BALANCES YEAR ON YEAR

Payment of General and Administrative Costs (2)		$(1,279,692)	$(922,654)	(2,136,438)	$(492,054)
Payment of Film Costs		$(1,370)	$(26,500)	$(124,448)	$541,625
Payment for Shares Pledged to INC		$1,970,254	$(397,031)	$185,438	$112,357
Shares sold to INC from EBT		$-	$-	$-	$170,000
Shares sold by EBT		$-	$-	$-	$413,731
Loans to/from US Company		$1,870,337	$414,874	$978,258	$(11,368)
Equicap		$-	$-	$1,358,155	$-
Grant of Distribution Rights to SAPLA	$		$930,039	$712,086	$-
TOTAL MOVEMENT		$2559,530	$(1,272)	$973,050	$734,291
________________
(1) Positive numbers (without brackets) represent payments by us to Mr. Hoffman or his affiliates, including his salary, and negative numbers (in brackets) represent payments by Mr. Hoffman or his affiliates to us.

(2) General and administrative costs include salaries of employees providing services for our benefit, office costs, insurance premiums and rent.

The Seven Arts Employee Benefit Trust (“EBT”) currently owns approximately 233,267 of our outstanding ordinary shares. We advanced a loan at a nominal rate of interest of totaling approximately £2,300,000 to EBT consisting of approximately £1,500,000 cash and 1,600,000 ordinary shares of Armadillo Investments Plc (“Armadillo”). On October 30, 2008, the Seven Arts Employee Benefit Trust acquired 3,000,000 of our convertible preference shares from Armadillo for £1,500,000, payable in three equal installments of £500,000 each on execution, and six months and twelve months thereafter, and for a return to Armadillo of 1,600,000 ordinary shares of Armadillo. We have guaranteed the remaining two payments aggregating approximately £1,000,000 at current exchange rates due to Armadillo, but have not yet advanced these sums to EBT which is therefore in default on both payments. We will advance this amount to EBT from the proceeds of this offering and EBT will in turn pay this amount to Armadillo, thereby fully settling the mounts due. The additional advance to EBT will increase our total advance to approximately £2,300,000 (“Trust Loan”). On November 20, 2008, EBT converted 2,500,000 of these preference shares into 400,000 of our ordinary shares. In May 2010 the EBT converted the balance of 500,000 preference shares into 80,000 of our ordinary shares.

Together with SAP, we have guaranteed a $4,000,000 loan of December 17, 2007 between Palm Finance Corporation and Gone To Hell Ltd., a company controlled by our Chief Operating Officer and Director Kate Hoffman.  The loan was made exclusively to finance our motion picture Nine Miles Down and is secured by the distribution rights to that motion picture.  The loan carries an annual rate of interest of 15% and became due on June 30, 2009. We have entered into a forbearance agreement with Palm extending the due date of this loan to December 31, 2011.

We entered into a loan and security agreement dated 15 January, 2009 in the amount of $750,000 as a borrower together with SAP and certain limited liability companies controlled by SAP in connection with the production of our motion picture Night of the Demons (“NOTD”).  The loan was made to finance NOTD and is secured by the distribution rights to NOTD.  The loan bears an annual rate of interest of ten percent (10%) per annum.  The loan became due on or about March 31, 2010 and is being repaid from distribution revenues of NOTD

We engage as an employee and director, Kate Hoffman, who is the daughter of Peter Hoffman, our Chief Executive Officer.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our ordinary shares have traded in the past five years on several different markets.  Starting in February of 2009, our shares have been quoted on the NASDAQ Capital Market under the symbol “SAPX”.  Starting in March of 2008 and continuing until February 12, 2009, our shares have been quoted on the Over-the-Counter Bulletin Board under the symbol “SAPxf”. Our ordinary shares traded on the Alternative Investment Market in London, England from September 2004 until February 2007 under the symbol “SAPP”. Our ordinary shares were listed on the PLUS Market in London, England starting in April 2007 under the symbol “SAPP”.  We notified our shareholders of our decision to de-list our ordinary shares on the PLUS Market on February 25, 2009 and this de-listing was approved by the shareholders at an extraordinary general meeting on March 16, 2009 and the de-listing was effective on March 24, 2009.

The following tables set out the high, low and closing sales prices on the AIM, on the PLUS Market, on the Over-The-Counter Bulletin Board and on the NASDAQ Capital Market for the periods indicated in those tables.

NASDAQ Capital Market
Ordinary Shares For Trading
(Numbers quoted post reverse-split May 2011)

			Price at
	High	Low	Period End
Period	(dollars)	(dollars)	(dollars)
Month Ended

May 31, 2011	$2.82	$2.82	$2.82
April 30, 2011	$2.24	$2.11	$2.11
March 31, 2011	$2.13	$1.65	$1.95
February 28, 2011	$4.00	$3.82	$4.00
January 31, 2011	$3.75	$3.51	$3.75
December 31, 2010	$5.35	$4.36	$5.05
November 30, 2010	$3.59	$3.00	$3.46
October 31, 2010	$4.20	$3.91	$4.20
September 30, 2010	$4.60	$4.45	$4.60
August 31, 2010	$5.30	$5.24	$5.30
July 31, 2010	$6.75	$6.30	$6.75
June 30, 2010	$8.25	$6.45	$7.95
May 31, 2010	$9.10	$7.75	$8.75
April 30, 2010	$11.35	$10.10	$10.25
March 31, 2010	$15.00	$13.45	$14.65
February 28, 2010	$11.25	$10.10	$11.25
January 31, 2010	$15.00	$13.50	$13.50
December 31, 2009	$13.66	$10.40	$12.70
November 30, 2009	$16.75	$15.03	$15.15
October 31, 2009	$24.15	$20.50	$24.00
September 30, 2009	$25.55	$24.75	$25.55
August 31, 2009	$20.25	$18.75	$18.75
July 31, 2009	$14.95	$13.05	$13.05
June 30, 2009	$19.75	$18.00	$19.75
May 31, 2009	$30.00	$25.00	$30.00
April 30, 2009	$33.00	$33.00	$33.00
March 31, 2009	$34.50	$34.50	$34.50
February 28, 2009	$28.00	$27.50	$27.50
Fiscal Quarter Ended
March 31, 2011	$2.13	$1.65	$1.95
December 31, 2010	$5.35	$4.36	$5.05
September 30, 2010	$4.60	$4.45	$4.60
June 30, 2010	$8.25	$6.45	$7.95
March 31, 2010	$15.00	$13.45	$14.65
December 31, 2009	$13.66	$10.40	$12.70
September 30, 2009	$25.55	$24.75	$25.55
June 30, 2009	$19.75	$18.00	$19.75
March 31, 2009	$34.50	$34.50	$34.50
Fiscal Year Ended
June 30, 2010	$8.25	$6.45	$7.95
June 30, 2009	$19.75	$18.00	$19.75

(1) We began trading on the NASDAQ Capital Market on February 13, 2009.

Over-the-Counter Bulletin Board Market
Ordinary Shares Trading Activity
(Numbers quoted post reverse-split May 2011)

			Price at
	High	Low	Period End
Period	(dollars)	(dollars)	(dollars)
Month Ended
February 2009 (through February 11, 2009)	$33.75	$26.25	$31.25
January 31, 2009	$62.50	$20.00	$32.50
December 31, 2008	$46.75	$36.25	$40.00
November 30, 2008	$48.00	$27.50	$48.00
October 31, 2008	$46.25	$29.00	$44.90
September 30, 2008	$28.75	$11.25	$28.75
August 31, 2008	$12.50	$2.75	$12.50
Fiscal Quarter Ended
December 31, 2008	$48.00	$27.00	$40.00
September 30, 2008	$28.75	$2.75	$28.75
June 30, 2008	$12.50	$9.00	$11.50
March 31, 2008	$10.50	$10.00	$10.50
(1) We ceased trading on the Over-the-Counter Bulletin Board on February 11, 2009.

(2) The information for the 2008 fiscal year only includes data from March 2008 through June 2008 as our ordinary shares only began trading on the Over-the-Counter Bulletin Board in March of 2008.

The following represents historic trading on the Alternative Investment Market (AIM) (through February 2007) and the PLUS Market (through March 2009). We have de-listed our ordinary shares from both markets and do not believe that historic trading on these two exchanges are indicative of current or future trading on NASDAQ Capital Market, our sole current exchange.

PLUS Market
Ordinary Shares Trading Activity
(Numbers quoted post reverse-split May 2011)

Period	High (pence) (1)	Low (pence) (1)	Price at Period End (pence) (1)
Month Ended
March 2009 (to March 24, 2009) (2)	725	475	725
February 28, 2009	525	525	525
January 31, 2009	538	525	525
December 31, 2008	588	538	538
November 30, 2008	663	588	588
October 31, 2008	713	613	663
September 30, 2008	713	487.5	646.5
August 31, 2008	488	288	336

Fiscal Quarter Ended
December 31, 2008	713	538	538
September 30, 2008	713	287.5	712.5
Ended June 30, 2008	538	513	513
Ended March 31, 2008	488	463	463
Ended December 31, 2007	638	513	513
Ended September 30, 2007	613	563	613
Ended June 30, 2007	638	738	738

Fiscal Period Ended
June 30, 2008	637.5	287.5	336.25

(1) The approximate UK pound/dollar exchange rate as of December 31, 2008 was 1:1.5.

(2)  We ceased trading on the PLUS Market on March 24, 2009.

Alternative Investment Market
Ordinary Shares Trading Activity
(Numbers quoted post reverse-split May 2011)

Period	High (pence)	Low (pence)	Price at Period End (pence)
Fiscal Year Ended
March 31, 2007 (1)	1,238	250	738
March 31, 2006	500	312.5	312.5
March 31, 2005	875	475	475
March 31, 2004	1687.5	437.5	875

(1) The information for the 2007 fiscal year only includes data from April 1, 2006 to February 19, 2007 as our ordinary shares ceased trading on the AIM Market on February 19, 2007.

DESCRIPTION OF SECURITIES

General

The authorized capital of Seven Arts consists of 102,636,800 ordinary shares par value of  £0.25 each, 13,184,000 deferred shares of £0.45 each and 6,000,000 convertible redeemable preference shares of £1.00 each.

According to the Company’s register on December 31 , 2010, there were 1,762,928 ordinary shares of £0.25 each, and 13,184,000 deferred shares of £0.45 each and 1,762,928 defined shares of £1.00 each . The Company issued 400,000 ordinary shares to the Seven Arts Employee Benefit Trust on May 25, 2010 on conversion of 500,000 convertible preference shares acquired from Armadillo Investments Ltd on October 30, 2008.  See Exhibit 18. In addition 2,000 share options were converted to 1,000 ordinary shares in error in December, 2009 by an ex employee. SAP Inc have promised to remit 8,000 of their shares until the error can be corrected. This amount has been booked as a contra asset under share premium, which is a deduction from shareholders’ equity.

Trades of Ordinary Shares

The ordinary shares of Seven Arts Pictures Plc (“PLC”) traded on the Alternative Investment Market in London, England until February 16, 2007 and were listed on the PLUS Market in London, England until March 24, 2009.  PLC’s ordinary shares were admitted for trading on the Over The Counter Bulletin Board market on March 4, 2008 under the symbol SAPxf; and as of February 12, 2009 are now listed for trading on the NASDAQ Capital Market under the symbol SAPX. On completion of this offering, our common shares will continue to trade on NASDAQ Capital Market under the symbol SAPX.

Redeemable Debentures

Langley Park Investment Trust PLC (“Langley”) has converted as of December 31, 2008, 1,250,000 of its convertible redeemable debentures (“Debentures”) into 200,000 ordinary shares, which are included in the ordinary shares outstanding as of December 31, 2008.  Langley’s remaining Debentures have a face value of £1,750,000 (approximately $3,432,500 at the exchange rate prevailing at the time of the financing) and are convertible into an aggregate of 280,000 ordinary shares.  There is no due date or required due date on our Debentures.  The Debentures rank junior to all our indebtedness and senior only to our ordinary or preference shares.

Redeemable Preference Shares

Our convertible redeemable preference shares and their terms of issuance are discussed above in Management’s Discussion and Analysis of Financial Condition and Results of Operation.  All the convertible redeemed preference shares formerly owned by Armadillo Investment plc, were sold to the Seven Arts Employee Benefit Trust on October 30, 2008 as indicated in Certain Related Transactions.  On November 20, 2008, EBT converted 2,500,000 of these preference shares into 400,000 ordinary shares and on May 25, 2010 the EBT converted the remaining 500,000 preference shares into 80,000 ordinary shares.  There were no preferred shares outstanding at December 31 , 2010.

Description of Ordinary Shares

The following is a description of our ordinary shares, including their material terms and provisions and as such terms and provisions are applied to our Articles, as amended.

All of our ordinary shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.  Holders of ordinary shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.  Holders of ordinary shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, holders of ordinary shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities and the satisfaction of preferred shareholders, if any.  No shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

There are no limitations upon the rights to own securities.

There are no provisions that would have the effect of delaying, deferring, or preventing a change in control of our company.

Annual Meeting

An Annual General Meeting shall be held once every calendar year at such time (not being more than 15 months after holding the last preceding Annual Meeting) and place as may be determined by the Directors. The Directors may, as they see fit, convene an extraordinary general meeting.

Transfer Agent

Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT  84117 is the registrar and transfer agent for the ordinary shares and common stock.

UNDERWRITING AND
PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated _____, 2010, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which [--] is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
[--]

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to continued quotation on the NASDAQ Capital Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Over-Allotment Option

We have granted to the underwriters’ representative an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to [--] additional shares of common stock to cover over-allotments, if any, at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. If the underwriters’ representative exercises this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $______ per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $______ per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “SAPX”. On June [--], 2010, the last reported sales price of our ordinary shares was $[--]. The public offering price for the shares was determined by negotiations between us and the underwriters at a price no greater than the mid-point between the bid and ask prices of our ordinary shares on the day prior to closing of the offering based on the function described below in Determination of Offering Price.

We cannot be certain that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $_______ offering price. The information assumes either no exercise or full exercise by the underwriters’ representative of its warrants.

Total
	Per Share	Without Over-Allotment	With Full Over-Allotment
Public offering price	$	$	$

Underwriting discount (1)	$	$	$

Non-accountable expense allowance (2)	$	$	$

Proceeds, before expenses, to us (3)	$	$	$
_________________
(1)	Underwriting discount is 7% or $______ per share.
(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

(3)	We estimate that our total expenses for this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $175,000.
(4)	We estimate that the selling shareholder’s total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $______.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to [---] ordinary shares solely to cover over-allotments, if any, at the same price as the initial shares of shares offered.  If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to the selling shareholder will be $______, $______, and $______, respectively.

Underwriter’s Warrant

We have agreed to issue to the underwriters’ representative warrants to purchase [---] shares equal to 5% of the total shares sold at an exercise price of $____ (125% of the offering price of the shares being sold hereunder). The warrant is exercisable at any time, from time to time, in whole or in part during the four year period commencing one year from the consummation of this offering. The warrant and the [---] shares underlying the warrant, are deemed to be compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rue 5110(g)(1) of the FINRA Rules. Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the warrant may be transferred to any underwriter or selected dealer participating in the offering and their bona fide officers or partners. Although the shares underlying the warrants have been registered under the registration statement of which the prospectus forms a part, the warrant grants to holders demand and “piggy-back” rights for periods of five and seven years respectively, from the date of this prospectus with respect to the registration of the securities under the Securities Act. We will bear all fees and expenses attendant to registering the securities. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In no event will any holder of the warrant be entitled to receive a net-cash settlement, securities or other consideration in lieu of physical settlement in shares. If the underwriters’ representative fully exercises the warrants, the public offering price and proceeds (before expenses) to us will increase by $______ and $______, respectively.

Lock-Up

All of our officers and directors have agreed that, for a period of six months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and exercise of options under an acceptable stock incentive plan.  The underwriter’s representative may consent to an early release from the lock-up period if, in its opinion, the market for the ordinary shares would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other shareholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses, free writing prospectuses, and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Determination of Offering Price

Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “SAPX”. On _______, 2010, the last reported sales price of our ordinary shares was $____. The public offering price for the shares was determined by negotiation between us and the underwriters at a price no greater than the mid-point between the bid and ask prices of our ordinary shares on the day prior to closing of the offering.

The public offering price for the shares was determined by negotiation between us and the underwriters.  The principal factors considered in determining the public offering price of the shares included:

 •     the information in this prospectus and otherwise available to the underwriters;
 •     the history and the prospects for the industry in which we will compete;
 •     our current financial condition and the prospects for our future cash flows and earnings;
 •     the general condition of the economy and the securities markets at the time of this offering;
 •     the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
 •     the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Stabilization

Until the distribution of the shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•
Stabilizing Transactions. Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of our ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

•
Over-Allotments. Over-allotment involves sales by the underwriters of shares of ordinary shares in excess of the number of shares of ordinary shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ordinary shares stock in the open market.

•
Syndicate Coverage Transactions. Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty Bids. Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the ordinary shares originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on NASDAQ or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of Ordinary Shares

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in the following countries:

Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden. Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of ordinary shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.
LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Baker Hostetler in Los Angeles, California.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation provides for the mandatory indemnification of directors, senior officers, former directors, as well as their respective heirs and personal or other legal representatives, or any other person, to the greatest extent permitted by the Nevada Revised Statute.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 to register with the SEC the sale of our shares. This prospectus is a part of that registration statement and constitutes a prospectus of Seven Arts. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. We have included additional information on our company in our Form 20-FR/A fillings currently available at http://www.sec.gov/edgar.html.

We have not authorized anyone to provide you with information that differs from that contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as on any date other than the date of the prospectus.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

Seven Arts Pictures Plc

INDEX TO FINANCIAL STATEMENTS

Consolidated financial statements

For the fiscal years ended June 30, 2010 and 2009,
the three month period ended June 30, 2008 and the fiscal year ended March 31, 2008

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations and Other Comprehensive Income (Loss) for The Years Ended June 30, 2010, June 30, 2009 and March 31, 2008, and for The Three Months Ended June 30, 2008	F-3

Consolidated Balance Sheets as of June 30, 2010, 2009 and 2008, and March 31, 2008	F-4

Consolidated Statements of Cash Flows for The Years Ended June 30, 2010, June 30, 2009 and March 31, 2008, and for The Three Months Ended June 30, 2008	F-5

Consolidated Statements of Stockholders' Equity for The Years Ended June 30, 2010, June 30, 2009 and March 31, 2008, and for The Three Months Ended June 30, 2008	F-6 to F-7

Notes to Consolidated Financial Statements	F-8 to F-50

Consolidated Statements of Deficiency in Stockholders' Equity for The Years Ended March 31, 2009, June 30, 2008, June 30, 2009 and June 30, 2010 and December 31, 2010 (Unaudited)	F-54

Notes to Condensed Consolidated Financial Statements	F-55 to F-78

RBSM LLP

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Seven Arts Pictures Plc
London, UK

We have audited the accompanying consolidated balance sheets of Seven Arts Pictures Plc and its wholly owned subsidiaries (the “Group”), as of June 30, 2010, 2009 and 2008 and March 31 2008, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years ended June 30, 2010, June 30 2009 and March 31, 2008 and three months period ended June 30, 2008. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We have conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance   about whether the financial   statements are free of material misstatement.  The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group at June 30 2010,  2009 and 2008 and March 31 2008 and the results of its operations and its cash flows for the years ended June 30, 2010 June 30 2009 and March 31, 2008 and the three months period ended June 30, 2008 in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

/s/ RBSM LLP
New York, New York
February 28, 2011, except for Note 22, as to which the date is June 23 , 2011

Seven Arts Pictures Plc
Consolidated Statements of Operations and Other Comprehensive Income/(Loss)

		Year ended	Year ended	Three months ended	Year ended
		June 30,	June 30,	June 30,	March 31,
	Notes	2010	2009	2008	2008
Revenue:
Film revenues	2	$1,974,516	$4,217,910	$2,792,836	$3,265,808
Fee related revenues - related party	2	4,442,919	6,014,313	-	-
Total revenues	2	6,417,435	10,232,223	2,792,836	3,265,808
Cost of sales
Amortization and impairment of film costs	10	(1,770,650)	(2,559,932)	(781,030)	(490,239)
Other cost of sales		(628,326)	(2,103,391)	(520,541)	(3,597,469)
Cost of sales		(2,398,976)	(4,663,323)	(1,301,571)	(4,087,708)

Gross profit		4,018,459	5,568,900	1,491,265	(821,900)
Operating expenses
General & administrative Expenses		(2,619,205)	(3,582,348)	(711,479)	(4,015,533)
Bad debt expense		(319,344)	(542,811)	-	-
Total operating expenses		(2,938,549)	(4,125,159)	(711,479)	(4,015,533)

Profit/(loss) before interest and taxes		1,079,910	1,443,741	779,786	(4,837,433)
Net interest (expense) income
Interest expenses	3	(1,815,970)	(10,907,555)	(3,696,033)	(672,973)
Interest income	3	110,409	8,599,096	3,272,868	466,887
Net interest (expense)	3	(1,705,561)	(2,308,459)	(423,165)	(206,086)

Profit/(loss) before taxes and other income		(625,651)	(864,718)	356,621	(5,043,519)
Other income	4	150,000	5,601,683	-	-
Profit/(loss) before taxes		(475,651)	4,736,965	356,621	(5,043,519)

Provision for income tax (benefit)	5	-	-	-	(485,634)
Net Income (Loss)		(475,651)	4,736,965	356,621	(4,557,885)
Comprehensive Income(Loss):

Net Income (Loss)		$(475,651)	$4,736,965	$356,621	$	(4,557,885)
Foreign exchange translation gain (loss)		420,963	(1,413,066)	5,249		-
Comprehensive Income (Loss)		$(54,688)	$3,323,899	$361,870		$(4,557,885)

Basic profit/(loss) per share	6	$(0.35)	$3.90	$0.35		$(4.85)
Diluted profit/(loss) per share	6	$(0.35)	$2.90	$0.20	$	(4.85)

Weighted average number of ordinary shares used in the profit (loss) per share calculation:
Basic	1,402,720	1,210,291	974,160	935,260
Diluted	1,402,720	1,629,391	1,651,171	935,260

See accompanying notes to consolidated financial statements

Seven Arts Pictures Plc
Consolidated Balance Sheets

		June30,	June 30,	June 30,	March 31,
	Notes	2010	2009	2008	2008
Assets
Cash and cash equivalents	1.16	$26,818	$28,793	$1,172,593	$2,133,338
Restricted cash and cash equivalents - Zeus	1.17	-	-	112,394,240	198,405,009
Trade receivables	7	1,478,400	1,579,086	4,273,337	8,302,975
Trade receivables - Zeus	7	-	-	247,322,586	53,601,395
Due from related parties, net	7	3,021,184	2,048,133	2,794,727	2,049,405
Other receivables and prepayments	7	263,150	788,728	11,558,620	7,035,996
Investments	9	-	-	1,595,520	1,595,280
Film costs, net	10	23,808,869	22,902,513	19,704,379	29,221,441
Property and equipment, net	11	26,389	40,112	37,135	42,757
Total assets		$28,624,810	$27,387,365	$400,853,137	$302,387,596

Liabilities and shareholders equity
Accounts payable and accrued liabilities	12	$4,718,972	$4,078,020	$7,067,303	$2,738,904
Participation and residuals	12	480,357	666,707	1,657,906	1,549,635
Bank loans – Zeus	13	-	-	225,478,399	225,444,481
Other loans	13	1,534,591	2,507,531	-	997,050
Film & production loans	13	16,766,689	15,320,650	23,237,878	35,214,793
Deferred income	12	1,460,230	1,363,610	1,287,400	3,263,809
Deferred income – Zeus	12	-	-	118,067,801	27,247,893
VAT payable	12	1,463,497	1,734,238	23,224,656	5,521,034
Total liabilities		26,424,336	25,670,756	400,021,343	301,977,599

Shareholders’ equity
Issued capital	14	14,842,224	16,174,814	19,454,686	19,454,686
Convertible debentures	15	3,432,450	3,432,450	3,432,450	3,432,450
Additional paid in capital	14,17	9,248,415	7,735,990	4,415,026	4,355,100
Receivable from related parties	18	(2,121,458)	(2,480,176)	-	-
Accumulated deficit		(20,938,095)	(25,675,060)	(26,031,681)	(21,473,796)
Translation reserve		(1,787,411)	(2,208,374)	(795,308)	(800,558)
Profit/(loss) current period		(475,651)	4,736,965	356,621	(4,557,885)

Shareholders’ equity		2,200,474	1,716,609	831,794	409,997

Total liabilities and shareholders’ equity		$28,624,810	$27,387,365	$400,853,137	$302,387,596

See accompanying notes to consolidated financial statements

Seven Arts Pictures Plc
Consolidated Statements of Cash Flows

	Year ended	Year ended	Three months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008
Cash flow from operating activities

Net income/(loss)	$(475,651)	$4,736,965	$356,621	$(4,557,885)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	13,884	26,702	7,163	14,979
Amortization of film cost	1,575,093	2,559,932	781,030	490,239
Impairment of film cost	195,557
Write off of previously capitalized film assets	244,640	-	-	-
Forgiveness of debt	(150,000)	(5,601,683)	-	-
Forgiveness of interest by lender	(383,874)	-	-	-
Reduction of EBT interest receivable	178,904	-	-	-
Stock based compensation	-	459,741	60,104	121,878
Write-off of other receivables and prepayments	572,509	-	-	-
Ordinary shares issuance in exchange for interest and fees	257,159	-	-	-
Bad debts expenses and provision for doubtful accounts	319,345	542,811	(9,324)	159,974
Write-off of previously accrued participations	(215,250)	-	-	-
Changes in operating assets and liabilities:
Restricted cash – Zeus		102,698,377	86,040,618	(198,405,009)
Trade receivables	(218,659)	1,080,401	(3,099,686)	7,103,737
Zeus receivables	-	225,986,921	(188,191,262)	(59,122,429)
Due to and due from related parties, net	(907,699)	337,334	(745,013)	(726,068)
Capitalized film assets	(2,470,299)	(5,669,371)	(1,924,271)	(2,562,046)
Other assets	(66,008)	5,037,407	(3,214,524)	(2,959,597)
Accounts payable	541,212	1,753,087	(194,882)	5,558,257
Other current liabilities	2,205,483	(23,937,024)	22,338,463	(3,223,066)
Deferred income –Zeus	-	(107,629,111)	90,815,318	27,066,971
Deferred income – non Zeus	96,620	76,210	(1,976,409)	2,296,365
Proceeds from/(repayment of) Zeus loan		(206,027,156)	-	225,444,481
Net cash provided by (used in) operating activities	1,312,966	(3,568,458)	1,043,946	(3,299,219)

Cash flow from investing activities
Purchase of property and equipment	(2,808)	(37,039)	(1,542)	(26,821)

Net cash used in in investing activities	(2,808)	(37,039)	(1,542)	(26,821)

Cash flow from financing activities:
Proceeds from/(repayment of) participation equity/investment and notes payable	(1,353,958)	2,413,294	(2,004,612)	4,400,002
Issuance of ordinary stock for cash	23,818	36,429	-	849,487

Net cash provided by (used in) financing activities	(1,330,140)	2,449,723	(2,004,612)	5,249,488

Net increase/(decrease) in cash	(19,982)	(1,155,773)	(962,208)	1,923,449
Cash and cash equivalents at beginning of period	28,793	1,172,593	2,133,338	9,317

Effect of exchange rate changes on cash and cash equivalents	18,007	11,973	1,463	200,573

Cash and cash equivalents at end of period	$26,818	$28,793	$1,172,593	$2,133,338

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Supplemental disclosure of cash flow information:
Cash paid during the year or period for:
Interest	$1,173,528	$9,854,087	$437,910	$245,768
Income taxes	-	-	-	-

Non cash investing and financing transactions:
Capitalised film cost acquired under Knife Edge tax credit	$-	$-	$-	$2,614,084
EBT receivable set off against equity accounts	$-	$2,480,176	$-	$-
Production loan received for capitalised film cost /development cost	$-	$1,700,998	$399,558	$11,204,756
Accounts receivable applied against loan set off	$457,374	$1,005,998	$311,873	$496,465
Production loan settled by shares owned by EBT	$133,661	$-	$-	$-
Reclassification of share premium to accrued liabilities	$221,142	$-	$-	$-
Related party advances settled by shares owned by EBT	$212,980	$-	$-	$-
Interest of loan payable capitalized on film assets	$429,142	$750,997	$673,084	$2,692,338
Accrued interest included in loan payable amount	$1,946,705	$1,463,893	$437,973	$245,277

 See accompanying notes to consolidated financial statements

Seven Arts Pictures Plc
Consolidated Statements of Stockholders' Equity

	Ordinary Stock		Deferred Stock		Convertible Preferred Shares		Convertible Debentures		Additional Paid in Capital	Receivable from Related Parties	Accumulated Deficit	Translation Adjustment	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount	Amount

Balance, March 31, 2007	867,360	$376,616	14,051,360	$13,143,057	3,000,000	$5,668,800	1,750,000	$3,432,450	$3,650,308	$-	$(21,473,796)	$(800,558)	$3,996,877
Ordinary Stock Issued to Unique Fidelity Engineering (£7.50 per share)	6,800	$3,390	6,800	$13,560					$84,749				$101,699
Ordinary Stock Issued to US Dry Cleaning Inc (£3.75 per share)	100,000	$49,853	100,000	$199,411					$498,525				$747,789
Option issued for the period		$-							$121,518				$121,518
Net Profit/ (loss) for the period	-	$-									$(4,557,885)		$(4,557,885)

Balance, March 31, 2008	974,160	$429,859	14,158,160	$13,356,028	3,000,000	$5,668,800	1,750,000	$3,432,450	$4,355,100	$-	$(26,031,681)	$(800,558)	$409,998
Option issued for the period									$59,926	$-			$59,926
Net Profit/ (loss)											$356,621	$5,249	$361,870
Balance, June 30, 2008	974,160	$429,859	14,158,160	$13,356,028	3,000,000	$5,668,800	1,750,000	$3,432,450	$4,415,026	$-	$(25,675,060)	$(795,309)	$831,793

Exercise of Stock Options Oct 2008 (£3.78 per share)	2,500	$1,032	2,500	$4,129					$10,446				$15,607
EBT Conversion of 2,500,000 preference shares into 2,000,000 ordinary shares (£1.25 per share)	400,000	$165,160	400,000	$660,640	(2,500,000)	$(4,129,000)			$3,303,200				$-
Exercise of Stock Option Dec 2008 (£5.25 per share)	2,000	$826	2,000	$3,303					$13,246				$17,375
Issuance of Ordinary Stock to Trafalgar in exchange for cancellation of options May 2009	6,800	$2,808	6,800	$11,230					$(14,038)				$-
Options issued for period end June 30 2009									$195,521				$195,521
EBT Stock Purchase										$(2,480,176)			$(2,480,176)
Adjustment for issuance of 700,000 shares in settlement of the March 31, 2007 Apollo loan									$(408,553)				$(408,553)
Share options subscribed December 2, 2008 paid $200,000 but not issued									$221,142				$221,142
Net Profit/ (loss)											$4,736,965		$4,736,965
Translation adjustment												$(1,413,066)	$(1,413,066)
												.
Balance, June 30, 2009	1,385,460	$599,684	14,569,460	$14,035,330	500,000	$1,539,800	1,750,000	$3,432,450	$7,735,990	$(2,480,176)	$(20,938,095)	$(2,208,374)	$1,716,609

Seven Arts Pictures Plc
Consolidated Statements of Stockholders' Equity (Continued)

	Ordinary Stock		Deferred Stock		Convertible Preferred Shares		Convertible Debentures		Additional Paid in Capital	Receivable from Related Parties	Accumulated Deficit	Translation Adjustment	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount	Amount

Balance, June 30, 2009	1,385,460	$599,684	14,569,460	$14,035,330	500,000	$1,539,800	1,750,000	$3,432,450	$7,735,990	$(2,480,176)	$(20,938,095)	$(2,208,374)	$1,716,609
Exercise of share options at £7.375/share	2,000	$807	2,000	$3,230					$19,781				$23,818
Shares issued in error, guaranteed to be returned by a related party	8,000	$3,230	8,000	$12,918					$103,852	$(120,000)			$(0)
Transfer of M Garstin stock subscription to accrued payable									$(221,142)				$(221,142)

Issuance of ordinary stock in exchange for interest and fees	20,000	$7,481	20,000	$29,924					219,754				$257,159

EBT Conversion of 500,000 preference shares into 400,000 ordinary shares (£1.275 per share)	80,000	$29,924	80,000	$119,696	(500,000)	$(1,539,800)			$1,390,180				$-

Loan payable, settled by shares owned by EBT										$133,661			$133,661

Pay down of due to related party (SAPINC) with shares owned by EBT										$212,980			$212,980

Net reduction in interest of related party receivable										$132,077			$132,077

Net (loss)											$(475,651)		$(475,651)

Froriegn currency Translation gain/(loss)												$420,963	$420,963

Balance, Jun 30, 2010	1,495,460	$641,126	14,679,460	$14,201,098	-	$-	1,750,000	$3,432,450	$9,248,415	$(2,121,458)	$(21,413,746)	$(1,787,411)	$2,200,473

Seven Arts Pictures Plc - Years ended June 30, 2010 and 2009, three months ended June 30, 2008 and year ended March 31, 2008
Notes to consolidated financial statements

Basis of consolidation

The consolidated financial statements included the financial statements of Seven Arts Pictures Plc (“SAP Plc”), and its wholly owned subsidiaries, Seven Arts Filmed Entertainment Limited (“SAFE Ltd”), Seven Arts Filmed Entertainment (UK) Limited, Cinematic Finance Limited and Cinematic Finance (Equicap) Ltd, herewith refer as (the “Group” or “Seven Arts”) see Note 8 for detail on consolidated entities. All significant intercompany balances and transactions have been eliminated on consolidation.

The Group changed its fiscal year end from March 31 to June 30 during the period ended June 30, 2008. Accordingly the Group has included a three month stub period ended June 30, 2008 in its consolidated financial statements.

The Group consolidates the revenues and expenses of Seven Arts Pictures Louisiana LLC (“SAPLA”), a related party or an affiliated company, solely as such relate to film distribution revenues and fee related revenues controlled by the Group and payable to the Group.  The Group does not control SAPLA and is not responsible for the losses or indebtedness of SAPLA, except with respect to a guarantee of one loan for a post-production facility as discussed in note 13.

The Group engages in transactions with affiliates under which the affiliates produce and deliver motion pictures to the Group and in the case of SAPLA are also constructing a production facility for such productions. None of these affiliates are variable interest entities or special purpose entities required to be consolidated in accordance with SIC-12, Consolidation – Special Purpose Entities issued by the International Accounting Standards Board (the “IASB”).

Nature of the Business

The Group consists of the independent motion picture production companies engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e. USA/Canada) and foreign theatrical markets and for subsequent post theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view and free television.

1	Accounting policies

1.1	Basis of accounting

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”) the Companies Act 2006 and Article 4 of the International Accounting Standard (“IAS”) Regulations. In addition, the Group also complied with IFRS as issued by the IASB.

The Group produces and acquires motion pictures for distribution in theatres, on home entertainment and/or for television exploitation. The Group operates in one principal business segment as a motion picture producer and distributor. Whether considered individually or in combination, the Group’s business as both a motion picture producer and distributor, do not constitute separate segments under IFRS 8 Operating Segments.  The Group believes that all of its businesses are functionally and financially similar.

The Group has also engaged in various transactions under which it has received cash proceeds from the transfer of tax credits or other tax benefits associated with its motion picture productions.  Any such proceeds are generally treated as a reduction in the production costs of the applicable motion picture.

a)
To the extent such tax benefit proceeds would exceed the capitalized cost of the film or represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producers contracts are in place.

b)	To the extent that the Group were to receive benefits from tax advantaged investments relating to

a.	a picture that has not commenced production by a particular date and that investment is forfeited such that the Group has no further obligations to the investor (See note 1.3)

b.	third party productions taken on by the Group as sales agent/distributor then such benefits are also recorded as producer fees income

1.2	Transition from UK GAAP to IFRS

The consolidated financial statements of the Group as of June 30, 2010, June 30, 2009, June 30 2008 and March 31, 2008 ("the financial statements") have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the IASB.  IFRSs are standards and interpretations that have been adopted by the IASB.  These standards include:

a.	International Financial Reporting Standards (IFRSs);
b.	International Accounting Standards (IASs) and;
c.	Interpretations by the International Financial Reporting Interpretation Committee (IFRICs) or its predecessor, the Standing Interpretations Committee (SICs).

The financial statements are in the scope of IFRS1 First Time Adoption of International Financial Reporting Standards ("IFRS1") as they present annual financial statements of the Group for the year ended June 30, 2010, the year ended June 30 2009, the three months ended June 30, 2008 and the year ended March 31, 2008 subsequent to the transition date to IFRS, under IFRS1, which is April 1, 2007 (the "transition date").

The financial statements being presented have not been previously prepared in accordance with generally accepted accounting principles in the United Kingdom (UK GAAP”), and accordingly, comparative data in these financial statements did not require restatement to retrospectively reflect the adoption of IFRS.

The reconciliation of the Group’s previously reported retained earnings under UK GAAP as of March 31, 2007 to the opening retained earnings is presented in footnote 21 to these financial statements.

1.3	Revenue Recognition

Revenues earned by the Group can be classified into two categories:-

1)	Film revenues: earned from the exploitation of our new productions, back catalogue and third party productions taken on as sales agent

2)
Fee-related revenues:  Producer’s fees income earned by the Group on productions controlled by the Group is earned when the Group is entitled to receive under a binding agreement a fixed sum irrespective of the distribution revenue from that picture.

Film revenues

The Group’s specific film revenue recognition policies recognize revenue from a sale (minimum guarantee – non refundable advances) or licensing arrangement (royalty agreement) of a film when all of the following conditions are met:

a.	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b.
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and   unconditional delivery. (i.e. the “notice of delivery”(NOD)  has been sent and there is a master negative available for the customer)

c.	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d.	The arrangement fee is fixed or determinable.
e.	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.,) indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract:

Minimum guarantee revenue (i.e. non-refundable advances) is recognized as and when the film is available for delivery to the respective territories.   Cash deposits received on the signing of the contracts are recorded as deferred income until the film is available for delivery (as described above) at which point the deposit revenue is recognized.  The Group does not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue which equates to an agreed share of gross receipts of films is recognized as income as and when the Group is notified of the amounts by the customers through their royalty reports.

Fee-related revenues

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in

a)	the UK and several other European territories for their European productions
b)	Canada for their Canadian productions
c)	Louisiana for their US productions
d)	Tax preferred financing deals

In the majority of circumstances these tax credits are treated as a reduction in the capitalized costs of the film assets they are financing. However, to the extent such tax benefit proceeds would

a)	exceed the capitalized cost of the film or
b)	represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producers contracts are in place.

In addition, to the extent that the Group was to receive benefits from tax advantaged investments relating to

a)	a picture that has not commenced production by the investment agreement closing date that investment is forfeited such that the Group has no further obligations to the investor
b)	third party productions taken on by the Group as sales agent/distributor then such benefits are also recorded as producer fees income

One of the risks for the investor associated with these tax advantaged investments is that a particular picture will not start production within the investment agreement period therefore giving an asset value of $Nil to their slate of investments. The contract with the Group will generally state that there is no recourse to the Group and associated companies as this is one of the many risks of the film industry that the investors are made aware of on signing the investment agreements. Therefore, when a picture  has not commenced production by the investment agreement closing date that investment is forfeited and the Group has no further obligations to the investors.  These financing schemes are part of the general operations of the Group in its role of producer. Revenues in the most recent year ended June 30, 2010 included $2,650,794 in fee income derived from a structured film and distribution cost financing with UK investors and additional producer fee of $1,792,125 associated with films produced in Louisiana.

1.4	Investments

Investments are held at the lower of cost or net realizable value, and reviewed annually for any impairment charges. As of June 30, 2010 the Group has no outstanding investments.

1.5	Film costs

Film costs include the unamortized costs of completed films which have been produced by the Group or for which the Group has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development.  For films produced by the Group, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

1.6	Property and equipment and depreciation

Property and Equipment are stated at cost less accumulated depreciation.  Depreciation is provided for using the following rates and methods:

Computer equipment and software        2 - 5 years straight line
Furniture and equipment                         2 - 5 years straight line

1.7	Income taxes

Income taxes are accounted for by providing for the relevant tax charge as an asset or liability.  The financial accounting and reporting for income taxes allows recognition and measurement of deferred assets based upon the likelihood of realization of tax benefits in future years.

Deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The Group is not part of any consolidation return filed in the United States.

1.8	Foreign currency translation

Foreign currencies

The results of the Group have not, to date, been materially impacted by exchange rate fluctuations. The accounts are presented in US Dollars, the functional currency of the main operational company SAFE Ltd. The functional currency of the holding company SAP Plc and other entities located in the UK is in the Great British Pounds (the “GBP”). The books of the foreign entities are converted to US Dollars at each reporting period dates.

The Group translates the foreign currency financial statements into US Dollars using the year or reporting period end or average exchange rates. Assets and liabilities of the foreign entities were translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within shareholders’ equity (deficit). Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Group seeks to match United States Dollar income with United States Dollar expenditure.  To date the Group has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

1.9	Derivative instruments and hedging activities

The Group’s policy is not to use derivative or hedging financial instruments for trading or speculative purposes, except certain embeded derivatives derived from certain conversion features or reset provision attached to the convertible debentures as described in Note 13.

1.10	Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films; estimates for other allowances; income taxes and impairment assessments for film costs and equipment. Actual results could differ from such estimates.

1.11	Re-classifications

Certain reclassifications have been made to prior year or period’s data to conform with the current year’s presentation. These reclassifications had no effect on the reported income or losses.

1.12	Accounts receivables

Receivables are recognized at the initial amount of the invoice.  As a result of the nature of the Group’s activities, accounts receivables are generally of a short-term nature. However, any receivable whose recovery date was distant would be measured at its present value.  The Group does not charge interest on late payment of trade receivables and loans.

Reserve for doubtful accounts represent a provision charged to reflect management's best estimate of the likelihood that certain of the Group’s accounts receivable may not ultimately be collected.  This provision is based on historical experience and relevant facts and information regarding collectability at the time and will be adjusted up or down over time with the benefit of actual results.

Any receivable outstanding is only written off after management has deemed the receivable to be uncollectible, under the terms of the agreement and or based on the financial conditions of the customers at each reporting period. As of June 30, 2010, June 30 2009, June 30 2008 and March 31 2008 the Group had an allowance for bad debts and doubtful accounts in the amount of $532,996, $542,811, $0 and $0 to cover any future uncollectible receivables or doubtful accounts.  The Group determines its allowance by considering a number of factors, including the length of time receivables are past due, the Group’s previous loss history, the customer’s current ability to pay its obligation to the Group, and the condition of the general economy and the industry as a whole.

Substantially all of the trade receivables at face value as reflected in the consolidated financial statements are pledged as security for borrowings by the Group.

1.13	Accounts payables

All operating trade payables (including notes payable and accrued supplier invoices) relate to the purchase of goods and services including those related to media space purchases as an agent. These payables are due within and or less than one year. However any payable whose due date was more than one year would be measured at its present value. The Group did not have any such payables during the periods presented.

1.14	Fair value of financial instruments

The carrying amount of cash, trade accounts receivable, other accounts receivable, receivables due from and payable to related parties, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash and cash equivalents are recognized at fair value considering quoted market prices if available for the same or similar instruments. Long-term debt is based on estimated market prices for similar instruments, considering interest rates currently available in connection with bank loans with similar terms and due dates.

1.15	Share based payments

The fair value of the employee services received in exchange for the grant of options is recognized as an expense in accordance with IFRS 2.  The total amount to be expensed over the vesting period is determined by reference to the fair value of the options determined at the grant date, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets) by use of an option-pricing model.  Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. This estimate is revised at each balance sheet date and the difference is charged or credited to the profit and loss account.

1.16	Cash and cash equivalents

The cash and cash equivalents of the Group consisted of cash balances held on deposit with banks, of which $14,487 is denominated in US Dollars and $12,331 denominated in GB Pounds, as of June 30, 2010. These deposits earn interest at the relevant bank interest rates, which are all floating rates of interest.  These annual interest rates ranged from 3.1% to 8.8% for the fiscal year ended June 30, 2010, and 2.1% to 5.8% for the fiscal year ended June 30 2009, the three months ended June 30, 2008 based on an annualized rate and the fiscal year ended March 31, 2008.

1.17	Restricted cash

Restricted cash represents the amount on deposit with a financial institution that is contractually designated for repaying and offsetting the loans payable by Cinematic Finance Limited, a 100% owned subsidiary of Seven Arts Pictures Plc used in connection with the Zeus transaction.  Security for the bank loan taken out by Cinematic Finance Limited, amounted to the loan principal of $225,478,399 as of June 30, 2008. This loan was eventually repaid in full in the year ended June 30, 2009.  The Group has no other restricted cash or cash equivalents and has no other cash or cash equivalents segregated for debt liquidation.  The restricted cash balance was $112,394,240 as of June 30, 2008, and $198,405,009 as of March 31 2008.  There was no restricted cash balance during the other periods presented herein. The restricted cash is included in Cash at bank and in hand on the balance sheets.  Cinematic Finance (Equicap) Limited, another 100% owned subsidiary of Seven Arts Pictures Plc did not participate in and is not a party to the Zeus transaction.

1.18	Convertible preference shares and debentures accounted for as equity transactions

All convertible preference shares may be converted into ordinary shares on the election of the shareholder and are not contingent on certain events. The principal term of the Group’s convertible debentures and shares are as follows:

1. Langley Park Investment Trust Plc (“Langley”) has converted £1,250,000 of its convertible redeemable debentures (“Debentures”) into 200,000 ordinary shares, which are included in the ordinary shares outstanding after December 31, 2008.  Langley’s remaining Debentures £1,750,000, or $3,432,450 (at the prevailing exchange rate as of March 31, 2007) are potentially convertible into 280,000 ordinary shares on a 4 to 1 basis. The remaining £1,750,000 ($3,432,450 @ 1.9614) of convertible debentures is convertible into a maximum of 280,000 ordinary shares at 4:1 conversion depending on the share price on the date of conversion. The original Langley agreement stated that the debentures were convertible at 2:1 when the original share price was £0.5 and above, increasing to 4:1 if the original share price was £0.25 or less. After the 5:1 reverse split the conversion parameters became 2:1 at £2.5 and above and 4:1 at £1.25 and below. The Group also agreed to grant Langley options to acquire the number of ordinary shares equal to the difference, if a positive amount, between (a) the number of ordinary shares into which the original amount of debt would have been convertible at a conversion price of £2.5 less the aggregate number of ordinary shares into which the original amount of the debt has actually been converted at the date of conversion. The exercise price of the option shall be the fixed conversion price of £2.5. As of June 30 2010 there were no such options granted.

There is no due date or required due date on the Group’s Debentures. The Debentures rank junior to all the Group’s indebtedness and senior only to its ordinary and preference shares; accordingly these Debentures have been accounted for as equity transactions.

2. The Group employed Smith and Williams Trustees (Jersey) Limited to help set up an Employee Benefit Trust ("EBT") in December, 2008.  The Trust is a significant shareholder of the Group and is controlled by the Trustees. Shortly thereafter, the EBT entered into an agreement to purchase the 3,000,000 convertible preference shares held by Armadillo Investment Trust ("Armadillo") for £1,500,000, to be paid in three equal installments of £500,000, and the return of the 1,600,000 ordinary shares in Armadillo owned by the Group, valued at £800,000 for an aggregate purchase price of £2,300,000. The agreed upon purchase price was to be loaned to the EBT by the Group at a nominal interest rate and, to date, the Group has advanced £500,000 as the first of three equal installments, together with the 1,600,000 ordinary shares of Armadillo, to the EBT which has paid them over to Armadillo. The Group has guaranteed the second and third installments that the EBT owes Armadillo, aggregating £1,000,000. The EBT in turn owes the Group £1,300,000 excluding interest and any repayments made on this loan.  This amount has been booked as contra equity, which is a deduction from shareholders’ equity.  The EBT will owe the Group an additional £1,000,000 when the Group has made good on its obligation. Armadillo has a lien over approximately 260,000 of the ordinary shares currently held by the EBT until the final £1,000,000 is paid to Armadillo (See subsequent events note 22).

1.19	Employee benefit plan

The Group established the Seven Arts Employee Benefit Trust (“EBT”) for the purpose, among others, of acquiring 3,000,000 of the Group’s preference shares from Armadillo Investments Plc (see above).  EBT is governed by a Trust Deed that the Group entered into with the trustees.  Under the Trust Deed, the Trustees have absolute control over the Trust although the Group may recommend options to the trustees. The Group has the right after approval of the audit committee to restrict the Trust’s right to vote its shares of the Group to prevent the Trust from taking control of the Group and the right to remove the Trustees under certain circumstances for the same purpose. The Group has no interest in the profits or losses of the Trust on the Group’s shares and does not control the actions of the Trustees in the sale or use of these shares. The Group has no control or significant influence on EBT. All cash and ordinary shares owned by EBT are held by EBT for the benefit of the Group’s United Kingdom employees.

On October 30, 2008 the EBT reached an agreement to acquire these shares for £1,500,000 plus the return of 1,600,000 of Armadillo investments Plc (“Armadillo”) ordinary shares. On that date the Group advanced £500,000 as the first of three equal installments together with 1,600,000 shares of Armadillo Investments Plc. The EBT acquired 3,000,000 of the Group’s convertible preference shares from Armadillo.  Seven Arts has guaranteed the remaining two payments due to Armadillo aggregating £1,000,000, but has not yet advanced these payments to EBT, so EBT is in default on both payments due to Armadillo. On November 20, 2008, EBT converted 2,500,000 of these preference shares into 400,000 of the Group’s ordinary shares.

On June 30, 2010 the EBT converted the remaining 500,000 preference shares to 80,000 ordinary shares.

As of June 30, 2010 the EBT owned approximately 30% of the Group’s outstanding ordinary shares.

The EBT has pledged 266,667 ordinary shares to Armadillo to secure the sum due to Armadillo, which pledge will be terminated when the EBT pays the £1,000,000 to Armadillo.

At June 30, 2010, the loan receivable from EBT amounted to £1,181,724 ($2,001,458). Subsequent to June 30, 2010, the EBT has transferred or sold 176,933 ordinary shares of the Group it owned and returned the proceeds to the Group in part settlement of the loan. (see Subsequent Events note 22) . As of February 9, 2011, 150,000 shares of the Group were issued to New Moon Pictures LLC who then pledged the shares to Armadillo Investments Ltd who in turn have:

a ) extended the terms of the repayment of the £1,000,000 due from the EBT to June 30, 2011
b) reduced their lien over the 266,667 shares currently held by the EBT to 200,000 shares

1.20	New accounting pronouncements

The Group has evaluated each of these new standards listed below that have become effective and does not believe they have any impact on the Group’s financial position, results of operations or cash flows.  For the new standards that are not yet effective, the Group is currently evaluating whether their adoptions when effective will have any material impact on its financial position, results of operations or cash flows, but does not expect the impact, if any, to be material.

IFRS Standards and Interpretations issued and EU adopted

Title	Issued	Effective date
IAS 39 Financial Instruments: Recognition and Measurement (Amendment) – Eligible Hedged Items	Jul-08	Accounting periods beginning on or after	01/07/2009
IFRIC 17 Distributions of Non-cash Assets to Owners	Nov-08	Accounting periods beginning on or after	01/07/2009
IFRS 7 Improving Disclosures about Financial Instruments Amendments to IFRS 7 Financial Instruments: Disclosures	Mar-09	Accounting periods beginning on or after	01/01/2009
IFRIC 18 Transfers of Assets from Customers	Jan-09	Accounting periods beginning on or after	01/07/2009
Amendment to IAS 32 Classification of Rights Issues	Oct-09	Accounting periods beginning on or after	01/02/2010
Amendments to IFRS 2 Group Cash-settled Share-based Payment Transactions	Jun-09	Accounting periods beginning on or after	01/01/2010
Improvements to IFRS (detail below)	April 09	Accounting periods beginning on or after	01/01/2010
Amendments to IFRS 1 Additional Exemptions for First-time Adopters	Jul-09	Accounting periods beginning on or after	01/01/2010
IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments	Nov-09	Accounting periods beginning on or after	01/07/2010
IFRIC 14 (Amendment) Prepayments of a minimum funding requirement	Nov-09	Accounting periods beginning on or after	01/01/2011
Revised IAS 24 Related Party Disclosures (Issued 4 November 2009)	Nov-09	Accounting periods beginning on or after	01/01/2011
IFRS 1 Amendment – Limited exemption from IFRS 7 Disclosures for first time adopters	Jan-10	Accounting periods beginning on or after	01/07/2010

IFRS standards and interpretations issued by IASB but not yet EU approved

IFRS 9 Financial Instruments	Nov-09	Accounting periods beginning on or after	01/01/2013
Annual Improvements to IFRS (detail below)	May 10	Accounting periods beginning on or after	01/07/2010
Annual Improvements to IFRS (detail below)	May 10	Accounting periods beginning on or after	01/01/2011

2	Revenues

Revenues earned by the Group can be classified into two categories: film revenues and fee-related revenues (see note 1.3).

a) Film revenues consist of minimum guarantees from distributors, royalties earned either collected or receivable, and other fees or income associated with the sale of the Group’s motion pictures. Film revenues information by geographical areas is as follows:

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Europe	$110,285	$563,753	$568,061	$1,726,841
North America	1,714,271	2,278,490	2,086,902	884,936
South America	24,000	173,536	0	222,673
Africa and Middle East	0	100,511	26,447	6,178
Asia	91,942	366,815	86,706	401,580
Australia	34,018	734,804	24,720	23,600

Total	$1,974,516	$4,217,909	$2,792,836	$3,265,808

b) All fee-related revenues for the years ended June 30, 2010 and 2009 were generated in North America, and through a related party (as described below). There were no fee-related revenues for the periods ended June 30, 2008 and March 31, 2008.

Fee related revenues in the period ended June 30, 2010 consisted of:

a.
$2,650,794 of fee income derived from the Equicap transactions, a structured finance transaction with UK investors who invested in certain third party motion pictures distributed by the Group.  The fee items related to the Equicap transactions were contractually entered with Seven Arts Pictures Louisiana LLC (“SAPLA”), a related party or an affiliate who is acting on behalf of the Group but collected and recorded by the Group under the Group’s agreement with SAPLA as fee income.

b.
Producer's fees of $637,397 resulting from excess tax credits received on Night of the Demons. This item was collected by SAPLA who then paid or will pay it over to the Group under the agreement between the Group and SAPLA.

c.
Producer’s fees income of $1,154,728 resulting from excess tax credits received on American Summer (Pool Boys) and Autopsy. This item will be collected by SAPLA and will be paid over to the Group under the Group’s agreement.

Fee related revenues in the period ended June 30, 2009 consisted of:

a.
$5,085,679 of net fee income derived from the Zeus transaction, a structured finance transaction with UK investors who invested in certain of the Group’s motion picture and distribution activities. The Zeus transaction resulted in a net benefit to the Group of $16,002,766, of which $10,917,087 has been applied as a reduction in certain of the Group's motion picture costs and the balance has been recorded as fee income. The fee items related to the Zeus transaction were contractually entered with SAPLA, but collected and recorded by the Group under the Group’s agreement with SAPLA.

b.
Tax credit revenues of $928,634 resulting from certain infrastructure expenditures relating to its post-production facilities in Louisiana made by the Group. This item was collected by SAPLA and paid over to the Group.

All of the Group's revenues and profits before taxes in each of the four periods are derived from the financing, production and distribution of films. The net assets of the Group are also considered to relate to the above geographical markets in approximately the same proportion as total revenues.

3	Net interest expense

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008
Interest expense
Bank loan interest expense incurred relating to Zeus	$-	$(8,581,436)	$(3,258,060)	$(427,206)
Production loans interest expense	(1,107,050)	(1,935,185)	(424,490)	(108,041)
Corporate loans interest expense	(672,004)	(340,557)	(13,483)	(137,236)
Bank interest expense	(36,916)	(50,377)	-	(490)

Total interest expenses	$(1,815,970)	$(10,907,555)	$(3,696,033)	$(672,973)

Interest income
Bank loan interest income relating to Zeus	$-	$8,581,436	$3,258,053	$427,204
Interest income from collection account	110,365	5,392	-	-
Bank interest income	44	12,268	14,815	39,683

Total interest income	$110,409	$8,599,096	$3,272,868	$466,887

Net interest expense	$(1,705,561)	$(2,308,459)	$(423,165)	$(206,086)

4	Other income relating to cancellation of indebtedness.

In accordance with IAS 39 Financial Instruments: Recognition and Measurement on other income of $150,000 recorded in the period ended June 30 2010 reflects cancellation of indebtedness arising from a settlement deal with Kismet releasing a loan of $150,000.  Other income of $5,601,683 recorded in the period ended June 30, 2009 reflects cancellation of indebtedness arising from the decision of a lender to Seven Arts Future Flow 1 ("SFF"), a limited liability company owned by SAP Inc., a related party or an affiliate, to take control of twelve motion pictures owned by SFF and pledged to secure an $8,300,000 loan due to Arrowhead Target Fund Ltd. ("Arrowhead"). Since the Group no longer controls the licensing of these motion pictures, it has removed all investment in and receivables relating to the pictures pledged to Arrowhead as assets, and has removed all limited recourse indebtedness and accrued interest related to the Arrowhead loan as liabilities from its balance sheet, resulting in a net gain in the above amount. Arrowhead Target Fund Ltd has entered into litigation with the Group (see Note 19 Litigation).

5	Taxes

Income taxes

The Group is subject to income taxes in the United Kingdom only. International Accounting Standard (IAS) 12, Income Taxes (“IAS 12”), which is accompanied by two interpretations: SIC-21 Income Taxes - Recovery of Revalued Non-Depreciable Assets (“SIC-21”), and SIC-25, Income Taxes - Changes in the Tax Status of an Entity or its Shareholders (“SIC-25”)   requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carry forwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is probable or a valuation allowance is applied. The Group has no net deferred tax assets in the periods presented.

Based on general criteria of IAS 12 and International Accounting Standard 37, Provisions, Contingent Liabilities and Contingent Assets  (“IAS 37”), the Group recognizes the impact of an uncertain income tax position on the income tax return at the largest amount that is probable to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it is determined that its likelihood of being sustained is not probable. Additionally, IAS 12 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The tax effects of temporary differences between income for financial reporting and taxes that gave rise to significant portions of the deferred tax assets as of the twelve month periods ended June 30, 2010 and June 30, 2009, the three month period ended June 30, 2008 and the twelve month period ended June 30, 2008, were as follows:

Long term gross deferred tax asset	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Net operating loss carry forwards	$11,579,923	$10,285,529	$8,839,662	$257,000
Capital loss carry forwards	5,398,529	6,258,049	6,806,073	2,060,000

Total long-term deferred tax assets	16,978,452	16,543,578	15,645,736	2,317,000
Less: valuation allowance	(16,978,452)	(16,543,578)	(15,645,736)	(2,317,000)

Net long-term deferred tax assets	$-	$-	$-	$-

The Group has provided a valuation reserve against the full amount of unused net operating loss benefit, since in the opinion of management based upon the earnings history of the Group; it is more likely than not that the benefits will not be realized. Accordingly, deferred tax assets are not recognized for net operating loss carry forwards resulting from tax benefits occurring from previous years.

As a result of the adoption of IAS 12 the Group recognizes tax benefits associated with the exercise of stock options and vesting of restricted share units directly to stockholders’ equity (deficiency) only when realized. A tax benefit occurs when the actual tax benefit realized upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award.

The Group’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For all periods, interest and penalties were negligible. The Group is subject to taxation in the United Kingdom only.  With a few exceptions, the Group is subject to income tax examination by United Kingdom tax authorities for the fiscal years ended March 31, 2005 and forward. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses (“NOLs”) were generated and carried forward, and make adjustments up to the amount of the NOLs.

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Current tax charge/(benefit)	$-	$-	$-	$(485,634)

Factors affecting the tax charge for the year:

Profit/(loss) before taxes	(475,651)	4,736,965	356,621	(5,043,519)

Profit/(loss) before taxes multiplied by the standard rate of UK corporation tax of June 30 2010 at 28%; (June 30 2009 at 28%; June 30 2008 at 28%; March 31 2008 at 30%)	(133,182)	1,326,351	99,854	(1,513,056)
Effects of:
Non deductible expenses	42,000	54,746	19,876	122,116
Non taxable income	-	(1,997,932)	(1,131,236)	-
Excess of amortization over tax deductions	(14,416)	-	86,298	14,889
Non-qualifying depreciation	495,782	-	-	-
Excess of capital allowances over depreciation	(824)	-	(824)	-
Tax losses carried forward		616,835	926,037	890,417
Movement in tax losses	(727,311)	-	-	-
Film tax profit adjustment	337,950	-	-	-
Current tax charge/(credit)	$-	$-	$-	$(485,634)

As of June 30, 2010 the Group had operating losses of approximately $ 11,579,488 to carry forward against future operating profits.

As of June 30, 2010, the Group had capital losses of approximately $ 5,398,529 to carry forward against future capital profits.

A deferred tax asset has not been recognized in respect of the timing losses relating to these losses of the Group as there is insufficient evidence that the asset will be able to be recovered.  This asset would only be able to be recovered if the Group itself were to make sufficient profits.

6	Earnings per share

The Group calculates net income (loss) per share in accordance with International Accounting Standard 33, Earnings per Share (“IAS 33”).  Basic net income/(loss) per share is calculated based on the weighted average common shares outstanding for the period presented and all shares amounts have been adjusted to reflect the Group’s two separate 5:1 reverse stock splits which occurred on December 31, 2008 and May  9, 2011 respectively.

The weighted average number of shares outstanding is calculated by time-apportioning the shares outstanding during the year.  The diluted earnings per ordinary share are calculated based on the weighted average number of shares outstanding plus the weighted average number of potential ordinary shares, as follows:

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Weighted average number of ordinary shares – Basic	1,402,720	1,210,291	974,160	935,260

Effect of dilutive potential ordinary shares:
- convertible preference shares	-	227,600	480,000	-
- convertible debt	-	140,000	140,000	-
- share options	-	51,500	57,011	-

Weighted average number of ordinary shares – Diluted	1,402,720	1,629,391	1,651,171	935,260

There were 72,329 and 480,000 potential ordinary shares from convertible preference shares, 160,712 and 140,000 potential ordinary shares from convertible debts, and 22,854 and 15,063 potential ordinary shares from options outstanding at June 30, 2010 and March 31, 2008, respectively. These outstanding potential ordinary shares were not included in the computation of diluted net loss per share as anti-dilution is not permitted because the Group incurred losses in these periods. In accordance with IAS 33, anti-dilutive potential shares are not included in the diluted loss per share calculation.

7	Receivables

	At June 30,	At June 30,	At June 30,	At March 31,
	2010	2009	2008	2008
Amounts falling due within one year:
Trade receivables	$1,478,400	$1,579,086	$4,273,337	$8,302,975
Zeus receivables (i)	-	-	247,322,586	53,601,395
Other receivables	-	19,077	4,061,609	2,261,219
Related party receivables	3,021,184	2,048,133	2,794,727	2,049,405
Other receivbles and prepayments	263,150	769,651	4,702,282	2,891,880

Total	$4,762,734	$4,415,947	$263,154,541	$69,106,874

Amounts falling due after more than one year:
Other receivables	$-	$-	$2,794,729	$1,882,897

Total receivables	$4,762,734	$4,415,947	$265,949,270	$70,989,771

(i) Accounting for the Zeus financing transaction resulted in the creation of substantial, offsetting assets (restricted cash and receivables) and liabilities (short term bank debt and deferred income) in the periods ended June 30, 2008 and March 31, 2008. As of June 30, 2008, these receivables amounted to $247,322,586 and as of March 31, 2008 they amounted to $53,601,395.  Value added tax included within the Zeus receivable is $23,224,656 at June 30, 2008 and $5,521,034 at March 31, 2008. All of these receivables had been collected and the associated loans paid down completely during the period ended June 30, 2009.

8             Consolidated Entities

The accompanying consolidated financial statements of the Group include the accounts of Seven Arts Pictures Plc and all of its wholly owned and controlled subsidiaries.

Listed below are the Group’s operating and trading Companies and the controlling interest that have been consolidated:

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008
Name of Company

Seven Arts Pictures Plc	100%	100%	100%	100%
Seven Arts Filmed Entertainment Limited	100%	100%	100%	100%
Seven Arts Filmed Entertainment (UK) Limited (formed March 6, 2008)	100%	100%	100%	100%
Cinematic Finance Limited (formed February 14, 2008)	100%	100%	100%	100%
Cinematic Finance (Equicap) Ltd (formed February 27, 2009)	100%	100%	0%	0%

The Group acquired SAFCO’s in May 2009. SAFCO’s refers to 17 companies formed by investors in the Zeus transaction. The Group intends to liquidate the SAFCO’s under the applicable laws of the United Kingdom upon obtaining full control of the books, records and operation of the SAFCO’s. The Group does not anticipate any material assets or liabilities related to the SAFCO’s except the contingent liability for VAT on the Zeus transaction described in notes 19 and 22 below.  The SAFCO’s results have not been and will not be consolidated as the Group does not have access to the books and records.

Cinematic Finance (Equicap) Ltd had not commenced trading by June 30, 2009 and hence no activities as of and for the fiscal year ended June 30, 2009.

All significant intercompany balances and transactions have been eliminated on consolidation.

The Group consolidates the revenues and expenses of Seven Arts Pictures Louisiana LLC (“SAPLA”), a related party or an affiliate, solely as such relate to film distribution revenues and fee related revenues controlled by the Group and payable to the Group.  The Group does not control SAPLA and is not responsible for the losses or indebtedness of SAPLA, except with respect to a guarantee of one loan for a post-production facility as discussed in note 13.

9            Investments

As per note 1.18, in the Year ended March 31, 2008 the Group with the help of independent Trustees Smith and Williamson (Jersey) Ltd established the Seven Arts Employee Benefit Trust (“EBT”) for the purpose, among others, of acquiring the Group’s preference shares from Armadillo. On October 30, 2008 the EBT reached an agreement with Armadillo to acquire these shares for £1,500,000 plus the return of the 800,000 ordinary shares of Armadillo represented by the Group’s $1,595,200 investment in Armadillo. These shares were advanced to the EBT by the Group and subsequently returned to Armadillo. Consequently this investment has been removed from the Group’s balance sheet. (see notes 1.18, 1.19 and 14 for a description of the Armadillo transaction).

10           Film costs

	At June 30, 2010	At June 30, 2009	At June 30, 2008	At March 31, 2008

Film Costs- beginning balance	$39,420,325	$33,662,259	$42,398,291	$30,375,149
Additional Costs incurred	2,677,006	10,174,712	3,420,522	14,468,369
Third party investments/tax credit	-	(4,416,646)	(12,156,554)	(2,445,227)
Film Costs- ending balance	$42,097,331	$39,420,325	$33,662,259	$42,398,291

Accumulated Amortization - beginning balance	$16,517,812	$13,957,880	$13,176,850	$12,686,611
Amortization and impairment of film costs	1,770,650	2,559,932	781,030	490,239
Accumulated Amortization -ending balance	$18,288,462	$16,517,812	$13,957,880	$13,176,850

Film Costs, net	$23,808,869	$22,902,513	$19,704,379	$29,221,441

The Zeus financing resulted in a net benefit to the Group of $16,002,766, of which $10,917,087 was applied as a reduction of film costs resulting from third party investments. Of this amount $2,445,227 was recorded in the year ended March 31 2008; $7,349,512 in the three months ended June 30, 2008, and $1,122,348 in the year ended June 30, 2009.  The balance of $5,085,679 was not allocated to film costs and was taken as fee income in the year ended June 30, 2009.

The net book value of all films as of June 30, 2010 includes $19,511,127 relating to films released since April, 2007 and $4,297,742 relating to pictures in development.

Over 98% of the Group's pictures released before April 2007 have been fully amortized and therefore have a net book value of zero as of June 30, 2011.

Capitalized film costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model. An impairment charge of $195,557 was recognized during the year ended June 30, 2010.

The Group anticipates that approximately 72% of the outstanding film costs on the balance sheet as of June 30 2010 will be amortized within the next three years, and an amortization level of 80% is anticipated to reach in the first quarter of the fourth year. The Group anticipates that $4 million (29%) will be amortized in 2011.

11           Property and equipment

Cost as of March 31, 2007	$30,508
Additions	27,374
Depreciation charge for the period	(15,125)
Net book value as of March 31, 2008	$42,757

Additions	917
Depreciation charge for the period	(6,539)
Net book value as of June 30, 2008	$37,135

Additions	28,088
Depreciation charge for the period	(25,111)
Net book value as of June 30, 2009	$40,112

Additions	2,672
Depreciation charge for the period	(13,875)
Exchange differences	(2,520)
Net book value as of June 30, 2010	$26,389

12           Accounts payable

	At June 30,	At June 30,	At June 30,	At March 31,
	2010	2009	2008	2008

Accounts payable	$2,304,009	$1,901,651	$1,029,580	$569,664
Accrued liabilities	2,414,963	2,176,369	6,037,723	2,169,240
Participation and residuals	480,357	666,707	1,657,906	1,549,635
Deferred income (i)	1,460,230	1,363,610	119,355,201	30,511,702
VAT payable net (ii)	1,463,497	1,734,238	23,224,656	5,521,034
	$8,123,056	$7,842,575	$151,305,066	$40,321,275

(i)	Deferred income of $89,350, $98,630, $118,067,801 and $27,247,893 as of June 30, 2010, June 30, 2009, June 30, 2008 and March 31, 2008 arose from the Zeus transaction

(ii)
Value Added Tax attributed to the Zeus transaction payable in all four periods is as shown below. The amount presented in the above table is net of other taxes receivable relates to input VAT that HMRC are withholding pending resolution of the Zeus issue.

	At June 30,	At June 30,	At June 30,	At March 31,
	2010	2009	2008	2008

Taxes payable – Zeus	$1,927,104	$2,127,259	$23,224,656	$5,521,034
Taxes receivable – other	(463,607)	(393,021)	-	-

Net VAT payable	$1,463,497	$1,734,238	$23,224,656	$5,521,034

13           Bank, production and corporate loans

Loan maturity analysis
	At June 30,	At June 30,	At June 30,	At March 31,
	2010	2009	2008	2008
Due within one year
Bank loans – Zeus	$-	$-	$225,478,399	$225,444,481
Corporate loans	1,534,591	2,507,531	-	997,050
Film & production loans	16,766,689	15,320,650	16,485,429	27,957,342

Total due within one year	$18,301,280	$17,828,181	$241,963,828	$254,398,873

Due in more than 1 year but less than 5 years
Film & production loans	$-	$-	$6,752,449	$7,257,451

Total bank, production and corporate loans	$18,301,280	$17,828,181	$248,716,277	$261,656,324

Bank loans

Bank loans aggregating $225,478,399 and $225,444,481 as of June 30, 2008 and March 31, 2008, respectively, related to the Zeus financing transaction. These loans were completely paid off in the period ended June 30, 2009.

Production loans

Production loans arose from the financing of motion pictures and are secured with an interest in the associated motion pictures.
 Detail of these production loans is shown below.

●
A loan of $8,300,000 is included under "Production loans" in the periods ended June 30, 2008 and March 31, 2008. This loan was advanced to Seven Arts Future Flows I LLC ("SFF"), a subsidiary of Seven Arts Pictures Inc., on a non-recourse basis by Arrowhead Ltd. ("Arrowhead") and was secured by a pledge of Seven Arts Filmed Entertainment Limited’s distribution rights in twelve designated pictures owned by SFF for the period of the loan. During the period ended June 30, 2009, Arrowhead made the decision to take control over the distribution rights to these pictures. Since the Group no longer controls the licensing of these motion pictures, it has removed all investment in the cost of these pictures as well as receivables from its assets and has removed the non-recourse indebtedness and accrued interest from its liabilities as of June 30, 2009. This resulted in the recognition of $5,601,683 of “Other income” in the period ended June 30, 2009 relating to the cancellation of indebtedness described in Note 4. Arrowhead has now made a claim against the Group by reason of monies the Group has collected from distribution of these motion pictures and not paid to Arrowhead based on the Group’s interpretation of the transactional contracts (see note 22). Management has accounted for the monies collected and not remitted from the Arrowhead titles as accrued liabilities in the Group’s books and records as of June 30, 2010.

●
An original loan of $7,500,000 taken out from Cheyne Specialty Finance Fund LLP ($6,500,000) senior debt and Arrowhead Consulting Group Limited ($1,000,000) -subordinated debt. The Cheyne portion of the loan was acquired by the SAFE Ltd for payment of $6,500,000 in April 2008, leaving a balance still owed by the Group of $1,000,000 due to Arrowhead Consulting Group Limited but subordinated to the collection of $6,500,000 plus interest from certain pictures after June 30, 2008.  The $1,000,000 balance of the loan is secured with all of the income over and above the $6,500,000 plus interest from six films (Deal, Noise, Pool Hall Prophets, A Broken Life, Mirror Wars and Boo) as well as with a secondary security interest in certain film library assets (behind Arrowhead) and a first security interest in 321,400 shares of the Group owned by Seven Arts Pictures Inc. The Group is in litigation with the liquidator of Arrowhead Consulting Group regarding the $1,000,000 plus accrued interest and whilst it believes this debt will never be paid due to its subordination to the senior loan, the Group has nevertheless accrued for both the loan and accrued interest as of June 30, 2010.

●
A security interest in favor of Palm Finance Corporation ("Palm") was lodged at Companies House in January 2008, by the Group to cover loans made by Palm to finance the films Nine Miles Down, The Pool Boys and Autopsy.  The Group entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. The original principal amount of the Palm loan for The Pool Boys and Autopsy are $5,500,000 including  $700,000 of accrued interest, and for Nine Miles Down was $4,000,000 including $750,000 of accrued interest. The outstanding balance on these loans as at June 30, 2010 was 6,575,881 (Pool Boys/Autopsy) and $4,243,835 (Nine Miles Down). The accrued interest was added to the loan during the loan term. Subsequent to the date of the financial statements, the Group entered into a new financing agreement with Palm extending the due date of these loans to December 31, 2011 (see Subsequent Events note 22).

Corporate loans

●
Trafalgar Loan

On October 15, 2008 the Group borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”). A portion of this loan the Group advanced to the EBT for it to use as the first installment for the acquisition of all the Preference Shares owned by Armadillo.  On September 2, 2009 the Group repaid Trafalgar $1,000,000 (about £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 68,000 ordinary shares.  The transaction was consummated subsequent to the date of the financial statements and all of the 68,000 shares have been sold in the market before December 31, 2010. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 ordinary shares to settle a portion of the debt (see subsequent events note 22). Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 85,000 ordinary shares. The balance outstanding on the loan after sale of these 85,000 shares is expected to be approximately $225,000. The per-share value is determined as the amount recovered by Trafalgar on sale thereof in the market and Trafalgar may “put” these shares to the Group at £ 5.00 per share on April 30, 2011 if not previously sold. We intend to pay the balance of the sum due to Trafalgar by similar conversion of our shares.

●
A security interest in favor of Palm Finance Corporation ("Palm") was lodged at Companies House in January 2008, by the Group to cover loans made by Palm to finance the films Nine Miles Down, The Pool Boys and Autopsy.  The Group entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. The original principal amount of the Palm loan for The Pool Boys and Autopsy are $5,500,000 including  $700,000 of accrued interest, and for Nine Miles Down was $4,000,000 including $750,000 of accrued interest. The outstanding balance on these loans as at June 30, 2010 was $6,575,881 (Pool Boys/Autopsy) and $4,243,835 (Nine Miles Down). The accrued interest was added to the loan during the loan term. Subsequent to the date of the financial statements, the Group entered into a new financing agreement with Palm extending the due date of these loans to December 31, 2011 (see Subsequent Events note 22).

●
Asher Loan

In May and June 2010, the Group issued an aggregate of $150,000 Convertible Promissory Notes to Asher Enterprises, Inc. (“Asher Notes”) that mature on March 11, 2011 and March 17, 2011. The Asher Notes bear interest at a rate of 8% per annum and can be convertible into the Group’s ordinary shares beginning on the date which is one hundred twenty (120) days following the issuance of the Asher Notes, at the holder’s option, at the conversion rate of 60% of the market price of the lowest three trading prices of the Group’s ordinary shares during the ten-day period ending one trading day prior to the date of the conversion notice is sent by the note holders via facsimile.

The Group has identified the embedded derivatives related to the Asher Notes.  These embedded derivatives included certain conversion features and reset provision.  The accounting treatment of derivative financial instruments requires that the Group record fair value of the derivatives as of the inception date of Asher Notes and to fair value as of each subsequent reporting date.  At the inception of the Asher Notes, the Group determined a fair value of $132,807 on the embedded derivative.  The fair value of the embedded derivative was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Dividend yield:	-0-%
Volatility	141 ~ 142%
Risk free rate:	0.31 ~ 0.37%

During the year ended June 30, 2010, the amortization of the debt discount is insignificant as a result of the short-outstanding period of the notes before the year-end, and therefore the Group had not charged the amortization of the debt discount at June 30, 2010. However, the debt discount will be amortized and charged to interest expense before the maturity or conversion of the notes.

At June 30, 2010, the Group marked to market the fair value of the debt derivative. The fair value of the debt derivative at June 30, 2010 is approximately the fair value of the debt derivative at inception, therefore no gain or loss on change in fair value of debt derivative is recorded at June 30, 2010. The Group valued the derivative at June 30, 2010 using the Black Scholes Option Pricing Model, with the following assumptions:

Dividend yield:	-0-%
Volatility	142%
Risk free rate:	0.32%

As of June 30, 2010, the debt derivative valued at $132,807, and has been classified as a current liability, included in the film and production loan. In December 2010, all of the Asher Notes were converted to the ordinary shares of the Group (see Subsequent Events note 22).

The maturity dates and interest rates applicable to the Group’s funded indebtedness and third party guarantees are as follows:

Lender	Amount outstanding		Applicable interest rate	Status

Film & production loans	At June 30, 2010	At June 30, 2009

Arrowhead Consulting Group	$1,788,904	$1,100,000	19-23% Variable	Subordinated

Palm Finance Corporation	6,575,881	6,134,716	18% Fixed	Forbearance agreement

Palm Finance Corporation	4,243,835	4,010,238	18% Fixed	Forbearance agreement

Blue Rider Finance Inc	1,599,813	1,490,348	22.5% per annum plus 4% of outstanding indebtedness for each 30 days period the indebtedness remains outstanding after December 15, 2008	Due on demand

120dB Film Finance LLC	219,000	647,848	No stated interest rate	Due on demand

Cold Fusion Media Group LLC	920,410	787,500	10% Fixed	Due on demand

Parallel Media	1,418,846	1,000,000	No stated interest rate	Due on demand

Kismet Entertainment Group	-	150,000

Film & production loans	$16,766,689	$15,320,650

Other loans
Trafalgar Capital Specialized Investment Fund	$1,176,608	$2,204,887	9% Fixed	Forbearance agreement

Asher Enterprise, Inc.	150,000	-	8% Fixed	Due on March 11, 2011 and March 17, 2011

Lion House	207,983	302,644	30% Fixed	In default

Other loans	$1,534,591	$2,507,531

Total loans	$18,301,280	$17,828,181

The loan amount at June 30 2010 included accrued interest in the amount of $5,238,407 (2009: $3,611,644).

14           Share capital

	As of	As of	As of	As of
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008
Authorized:
6,000,000, £1 convertible, redeemable preference shares for all periods.	$11,337,600	$11,337,600	$11,337,600	$11,337,600

102,636,800 ordinary shares of £0.25 each for all periods.	42,714,091	42,879,859	43,559,162	43,559,162

13,184,000 deferred shares of £0.45 each for all periods and 1,495,460 deferred shares of £1.00 at June 30, 2010, 1,385,460 deferred shares of £1.00 at June 30,2009, 974,160 deferred shares of £1.00 at June 30, 2008 and 974,160 deferred shares of £1.00 at March 31,2008	14,201,098	14,035,330	13,356,027	13,356,027

	$68,252,789	$68,252,789	$68,252,789	$68,252,789
Issued and outstanding:
Nil as at June 30, 2010; 500,000 as at June 30 2009; 3,000,000, £1 convertible, redeemable preference shares for other periods.	$-	$1,539,800	$5,668,800	$5,668,800

1,495,460 as at June 30 2010; 1,385,460 as at June 30 2009; 974,160 ordinary shares of £1.25 outstanding for other periods.	641,126	599,684	429,859	429,859

13,184,000 deferred shares of £0.45 each for all periods and 1,495,460 deferred shares of £1.00 as at June 30, 2010; 1,385,460 deferred shares of £1.00 as at June 30, 2009; 974,160 deferred shares of £1.00 each for all other periods.	14,201,098	14,035,330	13,356,027	13,356,027

	$14,842,224	$16,174,814	$19,454,686	$19,454,686

Convertible Redeemable Preference Shares

During the year ended March 31, 2005, Seven Arts issued approximately £3,000,000 of convertible redeemable preference shares to Armadillo Investments Plc (“Armadillo”) in return for 3,000,000 ordinary shares from Armadillo, valued at $5,668,800.

a.
The convertible redeemable preference shares held by Armadillo were acquired by the Seven Arts Employee Benefit Trust (‘EBT”) on October 30, 2008 and 2,500,000 of the preference shares were converted into 400,000 of the Seven Arts Pictures Plc ordinary shares on November 20, 2008.

b.
The remaining 500,000 convertible preference shares owned by the EBT were converted  into 80,000 ordinary shares of Seven Arts Pictures Plc on June 30 2010. As of June 30, 2010, there were no convertible redeemable preference shares outstanding.

The terms attached to the convertible redeemable preference shares include:

(i)	no dividends,
(ii)	a liquidation preference,
(iii)	conversion rights into ordinary shares, and
(iv)	redemption rights only in the event of certain defaults by Group

Ordinary Shares

In the fiscal year ended June 30, 2010 the Group issued an aggregate of 110,000 shares of ordinary stock comprised of:

a.
80,000 shares issued to the EBT on conversion of 500,000 convertible preference shares.  The EBT conversion resulted in an addition of $149,620 to the share capital account and $1,390,180 to the additional paid in capital account and a reduction of $1,539,800 in the carrying value of the preference shares in the capital account.

b.
2,000 share options were converted to 10,000 ordinary shares by a former employee.  As the excess 8,000 ordinary shares were issued in error, a related party (SAP Inc.) has promised to advance and pledge 8,000 of its shares of Seven Arts Pictures Plc to the Group until it can arrange for the cancellation of these shares and replace with the correct shares to be issued and sent to the former employee.  As of June 30, 2010 the Group had not received these shares.

c.	20,000 shares were issued to Eden Finance to cover loan, interest and fees in April 2010.

In the fiscal year ended June 30, 2009 the Group issued an aggregate of 411,300 shares of ordinary stock comprised of:

a.
400,000 shares issued to the EBT on conversion of 2,500,000 convertible preference shares.  The EBT conversion resulted in an addition of $825,800 to the share capital account and $3,303,200 to the additional paid in capital account and in a reduction of $4,129,000 in the carrying value of the preference shares in the capital account.

b.	6,800 shares issued to Trafalgar Capital Specialized Investment Fund in exchange for cancellation of warrants.
c.	4,500 shares issued upon conversion of stock options.

In the fiscal year ended March 31, 2008, the Group issued an aggregate of 106,800 shares of ordinary stock comprised of

d.	6,800 shares issued for cash consideration of £51,000 ($77,352) to Unique Fidelity Engineering Ltd (“Unique”) – a Hong Kong Conglomerate who wanted to take a major stake in Seven Arts Picture Plc.
e.
100,000 shares were issued to Unique – for consideration of £375,000 ($568,763) which was satisfied by issuance to the Group of 300,000 shares that Unique owned in US Dry Cleaning Inc. The Group subsequently sold these shares within the year but received less than £375,000. Unique agreed to make good the difference and other receivable of $500,000 was included in other assets at June 30, 2008 in respect of this transaction. This receivable was written off in June 2009 as the collectability became unlikely.

Deferred Shares

The Group’s deferred shares issued prior to March 31, 2007 have essentially no rights for participation with income or assets of the Group other than their existing rights under ordinary share ownership. The Group has the right to purchase back and cancel the deferred shares. These shares were issued when the ordinary stock par value was reduced from £0.50 to £0.05 per share (i.e. for every £0.50 per share held the shareholder received one £0.05 ordinary share and one £0.45 deferred share.). The Group has no current plans to retire this deferred stock. The stock is treated as part of the nominal share capital valued at £0.45 per share.

15           Convertible debentures with no redemption date

Group and Company
	As of	As of	As of	As of
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Convertible debentures	$3,432,450	$3,432,450	$3,432,450	$3,432,450

During the year ended March 31, 2005, Seven Arts issued £3,000,000, of convertible debt to Langley Park Investment Trust Plc (“Langley”) in return for 3,000,000 ordinary shares in Langley valued at approximately $5,204,000. Langley converted £1,250,000 of its convertible debenture into 200,000 ordinary shares in Seven Arts Pictures Plc. on March 15, 2007.  The remaining £1,750,000 ($3,432,450) of convertible debentures are convertible into a maximum of 280,000 ordinary shares at 4:1 conversion.

The original Langley agreement stated that the debentures were convertible at 2:1 when the original share price was £0.5 and above, increasing to 4:1 if the original share price was £0.25 or less. After the 5:1 reverse split the conversion parameters became 2:1 at £2.5 and above and 4:1 at £1.25 and below. The Group also agreed to grant Langley options to acquire the number of ordinary shares as is equal to the difference, if a positive amount, between (a) the number of ordinary shares into which the original amount of debt would have been convertible at a conversion price of £2.50, less (b) the aggregate number of the ordinary shares into which the original amount of debt has actually been converted at the date of conversion. The exercise price of the option shall be the fixed conversion price of £2.50. As of June 30, 2010, there were no such options granted.

The Convertible debentures bear no interest, are entitled to a liquidation preference ahead of ordinary and preferred shareholders, are convertible into ordinary shares. There is no due date or required due date on the Group’s Debentures. The Debentures rank junior to all the Group’s indebtedness and senior only to its ordinary and preference shares; accordingly these debentures have accounted for as equity transactions.

16           Derivatives and other financial instruments

Financial instruments

The Group’s financial instruments comprise cash balances, items such as trade receivables and trade payables that arise directly from its operations, convertible loan notes, convertible redeemable preference shares and loans taken out from banks and other third parties.  Financial instruments such as investments in, and advances to, subsidiary undertakings including short-term receivables and payables have been offset in the consolidation.

The Group relies on loans taken out from banks and other third parties to fund its investment in the production of motion pictures and to minimize the liquidity risk that it faces. The strategy in relation to these loans is to minimize the interest rate and to maximize the flexibility of repayment terms.  The reliance on loans to provide finance is clear from the significant balances included within loans payables at the period end and the extent to which favorable terms have been achieved on these loans is indicated in the disclosures below.

The main risks arising from the Group’s financial instruments are foreign currency risk, interest rate risk, liquidity risk, credit risk and price risk.

Foreign currency risk

The Group receives distribution income from overseas, normally in US Dollars. Consequently, its trade receivables are largely denominated in US Dollars. It also maintains a significant part of its cash in US Dollars.  The Group’s exposure to exchange rate fluctuations is currently deemed to be low, since the majority of its liabilities are also denominated in US Dollars. Therefore, the Group does not hedge against this risk.

 Management has fully provided for all liabilities in GB Pounds arising from the Zeus transaction by a deposit in GB Pounds made at the same time as the receipt of funds in GB Pounds.  All other transactions in GB Pounds are in the opinion of Management either immaterial or outside the ordinary course of business and therefore there is no policy for mitigation of risks associated with conversion of GB Pounds to US Dollars.

An analysis of the monetary assets of the Group as of June 30, 2010, showing the amount denominated in each currency, is as follows:

	Denominated in Sterling	Denominated in US Dollars	Total

Trade receivables	$-	$1,478,400	$1,478,400
Prepayments	43,226	219,924	263,150

Assets	$43,226	$1,698,324	$1,741,550

Trade payables	1,485,056	818,953	2,304,009
Accrued liabilities	107,145	2,307,818	2,414,963
Participation & residuals	-	480,357	480,357
Corporate loans	1,384,591	-	1,384,591
Film & production loans	-	16,766,689	16,766,689
Deferred income	89,350	1,370,880	1,460,230
Taxes payable	1,463,497	-	1,463,497

Liabilities	$4,529,639	$21,744,697	$26,274,336

Liquidity risk

Management monitors liquidity risk regularly by way of preparing cash flow forecasts and ensuring that adequate loan facilities are in place prior to the commencement of principle photography for any film.

Credit risk

The Group has a large number of customers, primarily sub-distributors who are located all over the world. Certain of these customers are large and well-known companies and these are not generally regarded as presenting a credit risk.  However, certain of the smaller customers are considered to be a potential credit risk, and the Group manages such risk to the extent possible by maintaining regular contact with those customers who owe the Group money.

Economic dependence

During the year ended June 30, 2010, revenue from two major customers approximated $1,020,000 and $518,000, or 52% and 26%, respectively, of film revenues. Accounts receivable due from these two customers approximated $212,000 and $518,000, or 14% and 35%, respectively, of the total accounts receivable at June 30, 2010.

During the year ended June 30, 2009, revenue from three major customers approximated $1,491,000, $634,000 and $501,000, or 35%, 15% and 12%, respectively, of film revenues. Accounts receivable due from these three customers approximated $45,000, $0 and $0, or 3%, 0% and 0%, respectively, of the total accounts receivable at June 30, 2009.

During the three months ended June 30, 2008, revenue from two major customers approximated $1,273,000 and $1,066,000, or 39% and 33%, respectively, of film revenues. There were no accounts receivable due from these customers at June 30, 2008.

During the year ended March 31, 2008, revenue from three major customers approximated $400,000, $325,000 and $300,000, or 14%, 12% and 11%, respectively, of film revenues. Accounts receivable due from these three customers approximated $400,000, $0 and $325,000, or 9%, 0% and 8%, respectively, of the total accounts receivable at March 31, 2008.

During the year ended June 30, 2010, 100% of fee related revenues in the amount of $4,442,919 were generated through  SAPLA, $3,288,191 of which  has been paid to the Group (see note 2).  Overall receivable due from SAPLA (including SAPLOU Equicap) through the related parties  accounts was approximately $2,473,000 at June 30, 2010.

During the year ended June 30, 2009, 100% of fee related revenues in the amount of $6,014,313 were all collected by SAPLA and have been paid to the Group (see note 2).  Receivable due from SAPLA was approximately $929,000 for the infrastructure tax credit on 807 Esplanade at June 30, 2009.

There was no supplier in any of the periods reported who accounted for more than 10% of the costs.

Price risk

The Group manages the risk of goods and services being obtained at a higher than necessary price by ensuring that all purchases above a certain value are authorized by a Director prior to the purchase order being placed.

Production and corporate loans are included in the Group's Balance Sheet as financial liabilities.  Production loans of $16,766,689 as of June 30, 2010 are all denominated in US Dollars; corporate loans of $1,384,591 are denominated in GB pounds. The Zeus loans were all denominated in GB pounds and the bank overdraft in June 30 2008 was denominated in US Dollars.

The analysis of financial liabilities is, as follows:

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Fixed & variable rate - production and corporate loans	$16,663,434	$17,828,181	$14,753,795	$28,213,060
No stated interest - production loans	1,637,846	-	8,453,381	7,998,783
Fixed rate - bank loan – Zeus	-	-	225,478,399	225,444,481
Floating rate - bank loans	-	-	30,702	-

Total financial liabilities	$18,301,280	$17,828,181	$248,716,277	$261,656,324

The fixed rate financial liabilities have fixed interest rates for the entire term of each loan.  The weighted average interest rate of these fixed rate liabilities on the production loans was 12.2% for the twelve months period ended June 30, 2010; 15.5% for the twelve month period ended June 30, 2009; 16.1% per annum for the three month period ended June 30, 2008 and 17.7% for the twelve month period ended March 31, 2008.

Those loans where no interest was payable were all loans made to fund the production of motion pictures that were repayable from the proceeds of each motion picture in accordance with a defined payment schedule.  The period over which these loans are repayable, therefore, depends on the performance of each motion picture.

The financial assets of the Group are cash balances held on deposit with banks. As of June 30, 2010, the Group had only nominal cash balances. Such deposits earn interest at the relevant bank interest rates, which are generally fixed.

The fair value of all the financial assets and liabilities of the Group are considered to be equal to their stated value due to the short-term nature.

The Group has recorded the fair value of the derivative liabilities at fair value with changes in the value of the derivatives accounted for as gain or loss on derivative liabilities. As described in Note 13, as of June 30, 2010, the Group measured fair value of its derivative liabilities at approximately $133,000, using unobservable inputs.

17           Share based payments

•  On January 22, 2008, the Group issued 10,000 three year share options from its Unapproved Share Option Scheme to Blue Rider Finance and Robert Oppenheim (lawyer for Blue Rider) at an exercise price of $7.50 per share. Management estimated the value of these options at $ 1.80 per share under the Black-Scholes pricing model and consequently recorded a charge of approximately $18,000 in the period ended March 31, 2008. 2,500 of these options were exercised during the twelve months ended June 30, 2009. The shares were issued to Blue Rider in lieu of a penalty for late payment of the loan for a film the Group produced.

●
On February 1, 2008, the Group issued 32,000 five year options from its Unapproved Share Option Scheme to Trafalgar Capital Specialized Investment Fund (“Trafalgar”) to secure a loan at an exercise price of $9.75 per share. These options were valued at $3.25 per share using the Black Scholes pricing model and the Group consequently took a charge of approximately $103,000 in the period ended March 31, 2008. These options, together with 12,000 options granted to Trafalgar in November 2008 (see below), were subsequently cancelled in May 2009 in return for the issuance to Trafalgar of 6,800 restricted ordinary shares.

●
On June 1, 2008, the Group issued 22,000 five year options from its Unapproved Share Option Scheme to a Director of the Group (20,000) as part of his employment package and to an associate (2,000) at an exercise price of $7.70 per share as part of his fee for producing Night of the Demons. These associate options were exercised on December 19, 2008.  The value of these options were determined to be $2.50 per share based on the Black Scholes pricing model and a charge of approximately $60,000 was consequently recorded for the period ended June 30, 2008.

●
On September 1, 2008, the Group issued 4,000 five year options from its Unapproved Share Option Scheme to a Director of the Group at an exercise price of $8.45 per share as part of his employment package, and October 15 2008, 12,000 options were issued to Trafalgar Capital Specialized Investment Fund a loan provider at an exercise price of $5.55 per share in lieu of interest on their loan.  On November 5, 2008, the Group issued 12,000 five year options to Management of the Group at an exercise price of $8.45 per share as part of an unapproved bonus scheme.  The value of these options were determined to be $2.55 per share based on the Black Scholes pricing model and a charge of approximately $195,000 was consequently recorded for the period ended June 30, 2009. The 12,000 options issued, together with 32,000 options granted in February 2008 (see above) to Trafalgar were subsequently cancelled in May 2009 in return for the issuance of 6,800 restricted ordinary shares.

●
A former employee exercised his 2,000 options in December 2009. 10,000 shares were issued to him in error and SAP INC, an affiliated company has guaranteed the return of the shares issued in error and pledged 8,000 of their shares of Seven Arts Pictures Plc until the completion of the shares cancellation and reissuance.

The weighted average exercise price of the share options outstanding at June 30, 2010 is $7.40 per share.  The weighted average remaining exercise period of these options is approximately 12 months.

The Group adopted the fair value recognition provisions of IFRS 2 Share-based Payment (“IFRS 2”) using the modified-prospective transition method. Under such transition method, compensation cost recognized in the fiscal year ended June 30, 2009, the three months ended June 30, 2008 and the fiscal year ended March 31, 2008 includes: (a) compensation cost for all stock options granted prior to, but not yet vested as of, April 1, 2007, based on the grant date fair value estimated in accordance with the original provisions of IFRS 2; and (b) compensation cost for all share-based payments granted on or after April 1, 2007, based on the grant-date fair value estimated in accordance with the provisions of IFRS 2.

IFRS 2 requires the measurement of all stock-based awards using a fair value method and the recognition of the related stock-based compensation expense in the consolidated financial statements over the requisite service period. Further, as required under IFRS 2, the Group estimates forfeitures for share-based awards that are not expected to vest.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes) based on the assumptions noted in the following table.  Expected volatilities are based on implied volatilities from traded options on the Group’s stock, historical volatility of the Group’s stock and other factors. The expected term of options granted represents the period of time that options granted are expected to be outstanding.

The Group has no stock option plan but grants stock options from time to time based on performance of its employees and contractors as determined by the Board of Directors.  There is, therefore, no specific number of the Group’s shares available for future grants.

The numbers of stock options granted by the Group, by period are as follows:

	Year ended	Year ended	3 months ended	Year ended
	June 30,	June 30,	June 30,	March 31,
	2010	2009	2008	2008

Outstanding at beginning of period	51,500	72,000	50,000	8,000
Granted	-	28,000	22,000	42,000
Exercised	(2,000)	(4,500)	-	-
Cancelled or expired	(6,000)	(44,000)	-	-

Outstanding at end of period	43,500	51,500	72,000	50,000

There were no options granted during the year ended June 30, 2010.  The weighted-average grant-date fair values for options granted for the year ended June 30, 2010 was nil; and for the year ended June 30, 2009 was $195,521, ($60,104 for the three month period ended June 30, 2008 and for, the year ended March 31, 2008 was $121,878).  The following table represents the assumptions used in the Black-Scholes option-pricing model for stock options granted during the fiscal year ended June 30, 2009, the three months ended June 30, 2008 and the fiscal year ended March 31 2008:

	Year ended	3 months ended	Year ended
	June 30,	June 30,	March 31,
	2009	2008	2008

Risk-free interest rate	5%	5%	5%
Expected option lives (in years)	3 years	3 years	3 years
Expected volatility for options	207%-238%	26%	26%
Expected dividend yield	0%	0%	0%
Forfeiture rate	0%	0%	0%

All shares are vested upon the grant date the Group recognized the following share-based compensation expense during:

Year ended	3 months ended	Year ended
June 30,	June 30,	March 31,
2009	2008	2008

$195,521	$60,104	$121,878

There was no income tax benefit recognized in the statements of operations for share-based compensation arrangements during any periods presented herein.  Under standard applicable UK tax rules, the Group is not entitled to any tax benefit for such share-based compensation arrangements.

Employee-options

	Options outstanding			Options exercisable
			Weighted		Weighted
		Weighted	average		average
		Average	exercise		exercise
Range of	Number of	Remaining	price of	Number of	price of
Exercise	Shares	Contractual	outstanding	shares	exercisable
Prices	Outstanding	life (years)	options	exercisable	options

$7.70	20,000	0.92	$7.70	20,000	$7.70
$7.30	4,000	1.17	$7.30	4,000	$7.30
$7.70	12,000	1.35	$7.70	12,000	$7.70
$7.30 - 7.70	36,000	1.09	$7.65	36,000	$7.65

Non employee - options

	Options outstanding			Options exercisable
			Weighted		Weighted
		Weighted	average		average
		Average	exercise		exercise
Range of	Number of	Remaining	price of	Number of	price of
Exercise	Shares	Contractual	outstanding	shares	exercisable
Prices	Outstanding	life (years)	options	exercisable	options

$5.63	7,500	0.57	$5.63	7,500	$5.63

18          Related party transactions

Employment Agreement
The Group engaged Kate Hoffman as an employee and director, who is the daughter of Peter Hoffman, our Chief Executive Officer. The Group has an employment agreement with Kate Hoffman pursuant to which she will act as Chief Operating Officer ad infinitum at a current salary of £52,000 ($85,000) per year plus bonuses and expenses. Ms. Hoffman’s contract contains a non-compete clause whereby she is excluded from competing against the Group for 6 months following the date of her termination. She currently does not have any share options or shares in the Group.

Affiliated Group/ or Related party Agreements
Upon acquisition of control of the Group by Seven Arts Pictures Inc. (“SAP Inc.”) in September 2004, Seven Arts Pictures Plc entered into an agreement with Seven Arts Pictures Inc. under which Seven Arts Pictures Inc. provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of Seven Arts Pictures Inc. to the Group for the direct costs thereof Seven Arts Pictures Inc. is a related party by virtue of it being majority owned by Peter Hoffman, the Group’s Chief Executive Officer and a director, and his wife Susan Hoffman.

Certain of the affiliates, controlled by Mr. Hoffman are entitled to be reimbursed by the Group for general overhead incurred by each to conduct business for the Group in amounts approved by the Group and then to be reimbursed for certain third party costs on motion pictures controlled by the Group and to be indemnified for loss costs or damages arising from the conduct of the Group’s business if approved by the Group. The Group have and exercise the right to control through management all material decisions  of all affiliates controlled by Mr. Hoffman to the extent such decisions have any material effect on the Group’s business or results of operations.

Peter Hoffman, controls several companies that are not part of the Group but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman and the companies controlled by him provide that all revenues related to the Group’s business payable to Mr. Hoffman or any of these related party companies is due to the Group, except Mr. Hoffman’s salary, bonus and stock ownership.

Pursuant to an inter Group agreement, Seven Arts Pictures Inc. also, from time to time, holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to Seven Arts Filmed Entertainment Limited. In addition, they also provide other services for Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of Seven Arts Filmed Entertainment Limited. These other services are any reasonable requests of the management of the Group including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Group’s business.

SAP Inc. has, from time to time, made non-interest bearing advances to the Group and Seven Arts Filmed Entertainment Limited, when the Group has not been able to collect amounts due from third party receivables in time to meet payments required to creditors.  Any such advances that have been made by SAP. Inc. have been made solely for working capital purposes.

Pursuant to the inter Group agreements, the Group has earned $439,243 from distribution of the Group’s motion pictures and $2,650,794 from the Equicap transactions which the Group has recorded as revenue for the fiscal year ended June 30, 2010. The Group is obligated to pay these funds to SAPLA which is a Louisiana limited liability company controlled by SAP Inc but then  SAP Inc. is obligated to return the funds to the Group. These obligations have been offset in the Group’s books of account and the Group has recorded the amounts earned as described above.

The Group has from time to time made and received advances from and to Seven Arts Pictures Inc., Seven Arts Future Flow I LLC and various Louisiana limited liability companies referred to above, where the advances from and to these related parties do not bear interest.  The balances of these combined accounts as of June 30, 2010 amounted to $3,021,184, $2,048,133 on June 30, 2009; $2,794,727 on June 30, 2008 and $2,049,405 on March 31, 2008, reflecting net amounts due to the Group by these affiliated companies.

●   Apollo Media
Together with SAP Inc, the Group entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Film produktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander.   The Settlement Agreement fully releases the Group from any liability to ApolloMedia in exchange for a payment of $1,800,000 to be made by SAP Inc (of which $175,000 has been paid). In connection with the SAP Inc’s payment obligation of the settlement amount to ApolloMedia, the Group issued 140,000 ordinary shares to SAP Inc. which SAP Inc immediately pledged to ApolloMedia to secure SAP Inc’s obligations under the settlement agreement. SAP Inc has agreed that it will (1) return to the Group all ordinary shares in excess of 80,000 not necessary to satisfy SAP Inc’s obligations to ApolloMedia and (2) deliver to the Group from SAP Inc’s ordinary shares, any ordinary shares in excess of 80,000 in fact sold by SAP Inc to satisfy the indebtedness to ApolloMedia under the settlement agreement.   The shares pledged to ApolloMedia will be sold by Apollo as necessary for ApolloMedia to derive net proceeds of $1,625,000, ($1,800,000 less $175,000) and any pledged shares remaining after such sale will be returned to the Group.

●   Relationship with Seven Arts Pictures Louisiana LLC (“SAPLA”)
The Group license distribution rights to pictures controlled by them to its affiliate, SAPLA which perform distribution services for their motion pictures. All fees payable to SAPLA are subject to the agreements with Mr. Hoffman and his affiliates described above.

A distribution agreement that we entered into with SAPLA later assigned by SAPLA to Seven Arts Pictures Louisiana (Equicap) LLC (“SAPLA Equicap”) pursuant to which the Group granted SAPLA the right to distribute our motion pictures in return for a distribution fee of 20% of the revenues generated from these films, SAPLA and SAPLA Equicap are obligated under the related party  agreements described above to pay and has permitted us to retain 100% of all such distribution fees.

Upon commencement of business of SAPLA’s production and post-production facility in New Orleans,. Louisiana, SAPLA and an affiliate, Seven Arts Filmed Entertainment LLC (“SAFE LA”) will be the lessee of those facilities and under the related party agreement all profits of SAFE LA if any will be returned to the Group under the agreements with Mr. Hoffman and his affiliates.

The Group’s affiliate SAPLA entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  This agreement was guaranteed by the Group. Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of June 30 2010, June 30, 2009, June 30, 2008 and March 31, 2009. Subsequent to the fiscal year ended June 30, 2010, the Group and SAPLA entered into an updated financing agreement related to this indebtedness. (See Subsequent Events note 22)

●   Loan to Gone to Hell from Palm Finance
Together with SAP Inc, the Group has guaranteed a $4,000,000 loan on December 17, 2007 between Palm Finance Corporation (“Palm”) and Gone To Hell Ltd., a company controlled by the Chief Operating Officer and Director Kate Hoffman, in exchange for the distribution rights to the movie, Nine Miles Down. The loan was made exclusively to finance the motion picture Nine Miles Down and is secured by the distribution rights to that motion picture.  The loan carries an annual rate of interest of 15% and became due on June 30, 2009. The Group has entered into a forbearance agreement with Palm in extending the due date of this loan to December 31, 2011.

●   Loan to Gone to Hell Limited from SAP Plc
As of June 30, 2008, an amount of $1,738,689 was owed to Seven Arts Pictures Plc by Gone to Hell Limited a movie production Group that is owned by Kate Hoffman, the Group’s Chief Operating Officer, a director and the daughter of the Group’s Chief Executive Officer, a director and a shareholder.  As of June 30, 2009 the Group had determined not to seek for collection of repayments and this loan was canceled and accounted for as investment by the Group in film costs for Nine Miles Down. The loan was initially created as SAP Plc paid certain costs on behalf of the production company Gone to Hell over and above the $4 million production loan from Palm Finance.

●   Loan from Cold Fusion
The Group entered into a loan and security agreement dated January 15, 2009 in the amount of $750,000 as a borrower together with SAP Inc and certain limited liability companies (SPV’s) controlled by SAP Inc in connection with the production of the motion picture Night of the Demons (“NOTD”).  The Group guaranteed the loan in exchange for the distribution rights to the picture. The loan was made to the Group to finance NOTD and is secured by the distribution rights to NOTD.  The loan bears an annual rate of interest of ten percent (10%) per annum.  The loan became due on or about March 31, 2010 and is being repaid from distribution revenues of NOTD. At June 30, 2010, the balance due to Cold Fusion amounted to $920,410 including unpaid accrued interest.

●   Seven Arts Future Flows and Arrowhead Target Group
A loan of $7,675,000 was taken out by Seven Arts Filmed Entertainment Limited during the year ended March 31, 2006 from Seven Arts Future Flow LLC (SAFF) a Delaware Limited Liability Corporation that is owned by Seven Arts Pictures Inc., a shareholder of the Group.  The rate of interest that applies to this loan is 15% per annum and the amount of interest paid for the three months ending June 30, 2008 was $271,092 and for the year ending March 31, 2008 was $1,084,366. As of June 30, 2009 the balance due on the loan was $8,300,000, which includes accrued interest of $625,000 and a principal amount of $7,675,000.  An identical back to back loan was then taken out by SAFF from Arrowhead.  In April 2009, the lender (Arrowhead) made a decision to take control of the distribution of the films securing its loan. As a result, the Group no longer controls the distribution of these films and it has removed the limited recourse indebtedness and accrued interest related to the SAFF  loan as liabilities from its balance sheet. (See note 19 Contingent Liabilities and note 22 Subsequent Events)

●   Employee Benefit Trust
The Group employed Smith and Williams Trustees (Jersey) Limited to help set up an Employee Benefit Trust ("EBT") in December, 2008.  The Trust is a significant shareholder of the Group and controlled by the Trustees.. The EBT entered into an agreement to purchase the 3,000,000 convertible preference shares held by Armadillo Investment Trust ("Armadillo") for £1,500,000, to be paid in three equal installments of £500,000, and the return of the 1,600,000 ordinary shares in Armadillo owned by the Group, valued at £800,000 for an aggregate purchase price of £2,300,000. The agreed upon purchase price was to be loaned to the EBT by the Group at a nominal interest rate and, to date, the Group has advanced £500,000 as the first of three equal installments, together with the 1,600,000 ordinary shares of Armadillo, valued at £800,000 in the Group’s books, to the EBT which has paid them over to Armadillo. The Group has guaranteed the EBT’s remaining debt of £1,000,000 representing the second and third installments, but has not yet advanced these amounts. The EBT has repaid £231,681($346,641) of the £1,300,000 in the year ended June 30, 2010 by selling ordinary shares owned by the EBT to creditors of the Group. The Group charged interest of $46,827 to the EBT during the year ended June 30, 2009, and the Group reduced interest charged to the EBT in prior years in the amount of $178,904. The total balance due from the EBT to the Group as at June 30, 2010 amounted to £1,181,724, which was a result of initial debt due from the EBT of £1,300,000 less repayments £231,681 plus interest at 5.5% £113,405 for 586 days. Subsequent to June 30, 2010 the EBT has transferred or sold 176,934 ordinary shares of the Group it owned and returned the proceeds to the Group in part settlement of the loan. (see Subsequent Events note 22).

19           Commitment and Contingencies

●   Fireworks Litigation
Seven Arts Pictures Plc and Seven Arts Pictures Inc are currently jointly in litigation with Fireworks Entertainment Inc. and CanWest Entertainment Inc., both companies registered in the United States of America, regarding the Group’s title to certain pictures acquired from these entities. The litigation has progressed to mediation. The legal costs have been charged to administration expenses as incurred. Should the Group not be successful in retaining its title to the picture library, the Group could also be required to compensate the defendants for their costs.

The Group prevailed in a motion for summary adjudication on February 10, 2011 and will recover attorney fees previously deposited with the Canadian courts. As a result the Group now has a declaration by the Canadian court that the CanWest defendants infringed copyrighted works owned by the Group. The Group will now pursue Contentfilm to recover these copyrighted works and substantial damages for use of the copyrighted works after their purported acquisition from CanWest. The Group may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Contentfilm.

●   Jones Film
The Group, its subsidiary Seven Arts Filmed Entertainment Limited, and a related party, Seven Arts Pictures Inc. (“SAP INC”), were the subject of an arbitration award of approximately $900,000 against them for legal fees and interest thereon relating to an ongoing dispute regarding a participation in the motion picture entitled 9 ½ Weeks II, even though the arbitration found no additional sums due to the complaining party, and potential loss of further distribution rights in this motion picture.  The Federal District Court enforced this arbitration award, and the Group is seeking relief from that decision.  The Group has accrued for the liability in the amount of $800,000 including approximately $100,000 of accrued interest at June 30, 2010. The remaining interest, costs and fees has been guaranteed by SAP INC.

●   Arrowhead Target Fund
Seven Arts Future Flow I (“SFF”), a limited liability Group owned by SAP Inc., one of the Group’s controlling shareholders and a Group controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  The Group secured the Arrowhead Loan with liens on 12 motion pictures that generated revenues of $820,026 in the Fiscal Year Ended June 30, 2009, $2,739,800 in the Fiscal Year Ended March 31, 2008 and $544,478 in the three month period ended June 30, 2009. The Group’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Group is not required to repay the Arrowhead Loan from any of its other assets or revenues.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Group with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Group no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Group’s rights to the  twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, the Group has removed all assets accounts relating to the twelve motion pictures pledged to Arrowhead and has removed the corresponding limited recourse indebtedness from the Group’s consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and the Group had no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead has made a claim against the Group by reason of monies the Group has collected from distribution of these motion pictures and not paid to Arrowhead based on the Group’s interpretation of the transactional contracts. The Group has accounted for the collections from the Arrowhead titles films as accrued liabilities in its consolidated financial statements.

Arrowhead has also advised the Group that it believes the Group is liable for any deficiencies that may arise from SFF not meeting its obligations under the loan agreement. While Arrowhead has not made a formal claim against the Group, the Group believes it has no obligation to guaranty SFF’s financial performance under the loan agreement and should Arrowhead make a demand, the Group intends to vigorously defend itself. Due to the uncertainly of the potential claim, the Group cannot at this time predict the ultimate outcome  of  this unasserted claim, if any , that may occur and could have a material adverse effect on our business, financial condition and results of operations. Subsequent to June 30, 2010 the date of the financial statements, Arrowhead made additional claims against the Group. (see Subsequent Events note 22)

●   Arrowhead Capital Partners – AGC Loan
The Group and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in note 13 under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Group has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result Management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. The Group intends to vigorously defend against this action, the Group has nevertheless accrued for both the loan and accrued interest as of June 30, 2010.

●   Silverback – Hungarian co-producer
The Group has obtained a final judgment from the Queen’s Bench in England for approximately $300,000 erroneously converted to fees by a Hungarian co-producer on the motion picture Nine Miles Down. The Group is seeking to collect these fees back through enforcement by Hungarian courts and currently a bailiff has been appointed to collect the monies due in Hungary. The incorrectly appropriated fees have been included in the film asset in prior years. Capitalised film costs will be reduced upon collection of these fees.

●   Stonewood/Nine Miles Down
A settlement agreement for $250,000 has been reached with the liquidators of Gone to Hell (GTH) the production company for Nine Miles Down. The main beneficiaries of the GTH liquidation however are Stonewood; owned by the director of GTH and SAP INC for an action it took against the liquidator for interfering in the free distribution of the film. The debt to the liquidation is fully insured but only to the amount that is not payable back to SAP INC and Stonewood as they are the insured parties. The Group has guaranteed the legal costs of this action to make sure it releases the distribution rights to the movie. The Group has accounted for the legal expenses incurred related to this litigation by capitalizing them into film assets in the value of $200,000 as of June 30, 2010, due to the fact that these are direct expenditures that must be adapted to serve as the costs to this particular film.

●   Zeus VAT
The Group believes that the accrual of the VAT input refund or output VAT tax with respect to the Zeus transaction is highly uncertain.  Her Majesty’s Customs and Revenue (“HMRC”) raised issues regarding the Zeus transaction as early as May, 2008, and has made no determination regarding any of the inputs or outputs of VAT with respect to the Zeus transaction through today.  The situation is still unresolved in that HMRC have not made a VAT refund to the 17 companies formed by investors in the Zeus transaction (“SAFCO’s”) of the output VAT tax charged by Seven Arts on the supplies made for the SAFCO’s and declared on the Group’s VAT return filed in 2008 and in that HMRC has taken no steps to enforce the collection of the output VAT tax as declared by the Group, as an internal “hold” has been placed on collection by HMRC.  Until and unless this interest is lifted, HMRC will take no action to enforce the collection of the VAT output tax declared by the Group. The amount of VAT at issue is approximately £23,000,000 ($35,000,000) which would be both the amount owed by the Group to HMRC and the amount due to the Group from the SAFCO’s as their refund from HMRC. The collection department of HMRC has stopped the collection of the VAT due from the Group, and to date no notices of interest or penalties have been received. The Group does not expect any penalties or fees will result from the VAT related to the Zeus transaction, accordingly no accrual of interest or penalties have been accrued as of June 30, 2010.

The Group acquired the SAFCO’s as part of the Zeus transaction described above in May, 2009. The SAFCO’s are not consolidated into the Group as the Group still does not have control of the bank accounts and the accounting records. The Group has instructed counsel to liquidate the SAFCO’s under the applicable laws of the United Kingdom as described in Note 8.

One of the Group’s affiliates filed an action against Zeus Partners Limited and two of its executives for indemnity in relation to Value Added Tax due with respect to the Zeus Transaction.  The purpose of this action is to protect the Group’s rights with respect to any potential liability to the Group with respect to Value Added Tax arising out of the Zeus Transaction. This action was disallowed by the Court through a technicality, therefore subsequent to the date of the financial statements, June 30, 2010, the SAFCO’s themselves have now filed the same action against Zeus Partners Limited and two of its executives.

●   Directors Service Contracts

i)
SAP INC. has an employment agreement with Peter Hoffman pursuant to which he will act as the Group CEO until December 31, 2013. Upon acquisition of control of Group, it entered into a contract with SAP INC. to secure Mr. Hoffman's services solely to the Group as  CEO.  In connection with that employment agreement,  Mr. Hoffman has been granted

●	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

●	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by the Group or any motion picture produced by the Group during his employment,

●	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

●
a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

ii)	The Group has an employment agreement with Michael Garstin pursuant to which he will serve as President until December 31, 2013 at a salary of $200,000 per year plus bonuses and expenses.

iii)
The Group has an employment agreement with Kate Hoffman pursuant to which she will act as COO ad infinitum at a salary of $85,000 (£52,000) per year plus bonuses and expenses. Ms. Hoffman’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against the Group for 6 months following the date of her termination.

iv)
The Group has an employment agreement with Elaine New pursuant to which she will act as an executive director ad infinitum at a salary of $225,000 (£150,000) per year plus bonuses and expenses. Ms. New’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against the Group for 6 months following the date of her termination.

All of the employment agreements grant us a right to injunctive relief if the respective employee breaches the agreement.  With the exception of Ms. Hoffman’s and Ms. New’s agreements, the employment agreements do not contain “non-compete” clauses.

●   Asset Transfer Agreement

As of June 10 2010 the Group proposed to enter an Asset Transfer Agreement, as amended on December 15, 2010, to transfer all of the assets of Seven Arts Pictures plc (“PLC”) (including ownership of all subsidiaries) to Seven Arts Entertainment Inc. (“SAE”), in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC  which is expected to be distributed subject to a future Registration Statement to be filed by the Group.  This transfer was agreed to by our shareholders at our Extraordinary General Meeting on June 11, 2010.  The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. (See Subsequent Events note 22)

●   Guarantee and pledge

Guarantee of the Advantage Capital Loan

Seven Arts Pictures Louisiana LLC, a related party and or an affiliate of the Group entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  This agreement was guaranteed by the Group. Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of June 30, 2009, June 30, 2008 and March 31, 2009. The Group has guaranteed this amount.  Subsequent to the date of the financial statements, the Group entered into a new financing agreement related to this indebtedness. (see Subsequent Events note 22)

Guarantee of the £1,000,000 due to Armadillo by the EBT

See note 1.21 on the Employee Benefit Trust (See subsequent events note 22)

20           Operating lease commitments

As of June 30, 2010 and in all of the other periods presented, the Group had no operating lease commitments.

21           Transition to IFRS

21.1        Basis for Transition to IFRS

21.1.1     Application of IFRS 1

The consolidated financial statements for the year ended March 31, 2008 were the first presented in accordance with IFRS.  Considering that these Consolidated Financial Statements include financial information as of and for the year ended March 31, 2008 the disclosures on transition to IFRS required by IFRS 1 are included in this Note.

The Group prepared its opening balance sheet as of the transition date which is April 1, 2007.

In preparation of the Consolidated Financial Statements on the transition date according with IFRS 1, the Group applied the mandatory exceptions and certain optional exemptions of full retrospective application of the IFRS.

21.1.2     Exemptions to the Full Retrospective Application Chosen by the Group

The Group utilized the following optional exemptions of full retrospective application:

a)
Exemption for business combination: The Group opted not to remeasure the business acquisitions that took place before the IFRS transition date in compliance with IFRS 3; therefore, goodwill arising from acquisitions before that date was maintained at its amortized net carrying value as of March 31, 2007, determined in accordance with UK GAAP. However, as required by IFRS 1, the retained profit and loss of the legal subsidiary pre-acquisition, plus the combined entity profit or loss post acquisition, is shown on the balance sheet. In addition goodwill created by the reverse takeover has been removed.  As of the transition date the Group removed goodwill in the amount of $5,207,600.

b)
Exemption for presenting the fair value of Property, plant and equipment as acquisition cost: The Group opted not to remeasure its fixed assets on the transition date at fair value, and opted to maintain the acquisition cost less accumulated depreciation adopted under UK GAAP as fixed asset amount, monetarily adjusted in accordance with IAS 21 and IAS 29.

c)
Exemption for presenting cumulative translation difference: The Group opted to present the accumulated effects on the IFRS transition date resulting from the translation of the consolidated financial statements of subsidiaries and investees with a functional currency different from the Group's reporting currency as retained earnings on the opening balance sheet. The Group recognizes the translation adjustments directly in a specific Equity account as from IFRS transition date.

d)	Exemption related to measurement of the compound financial instruments: The Group did not have compound financial instruments on the IFRS transition date.

e)
Exemption related to the recognition of interests in subsidiaries, jointly-controlled entities, and associates: The Groups’ subsidiaries, jointly-controlled entities, and associates on the transition date did not have Financial Statements under IFRS and, as a result, the Group adopted the same IFRS transition date for all its subsidiaries, jointly-controlled entities, and associate companies.

f)
Exemption related to the classification of financial instruments: The Group opted to classify and assess its financial instruments according to IAS 32 and IAS 39 on the IFRS transition date. Retroactive analyses to the original contracting date of the current financial instruments were not made on the IFRS transition date. All financial instruments contracted after the transition date were analyzed and classified on the contract date of the operations.

g)
Exemption related to the initial measuring of share-based payments: The Group opted to recognize the accumulated effects of share-based payments on the IFRS transition date and as a result of that recognized the amount of which was just a reclassification in the “Retained earnings” account.

21.1.3      Exceptions from full retroactive application followed by the Group

No impacts were identified in the Group’s Consolidated Financial Statements due to the application of the mandatory exceptions established by IFRS 1.

21.2         Reconciliation between IFRS and UK GAAP

21.2.1      Reconciliation of the Group’s consolidated balance sheet on IFRS transition date – April 1, 2007

BALANCE SHEET

	April 1, 2007
	UK GAAP £	UK GAAP $	IFRS Adjustments	Note	IFRS
Assets
Cash and Cash Equivalents	£4,748	$9,313	$-		$9,313
Trade Receivables	6,687,271	13,116,414	-		13,116,414
Investments	800,000	1,569,120	-		1,569,120
Film Costs	9,013,268	17,678,623	9,915	b	17,688,538
Goodwill	2,655,042	5,207,600	(5,207,600)	a	-
Property and Equipment	15,554	30,508	-		30,508
Total Assets	£19,175,884	$37,611,578	$(5,197,685)		$32,413,893

Liabilities & Shareholders Equity
Accounts Payable and Accrued Liabilities	3,746,776	7,348,926	(258,725)	b	7,090,201
Film & Production Loans	10,297,380	20,197,281	-		20,197,281
Deferred Income	575,882	1,129,535	-		1,129,535
Total Liabilities	£14,620,038	$28,675,742	$(258,725)		$28,417,017

Shareholders Equity
Issued Capital	10,017,000	19,188,473	-		19,188,473
Convertible Debentures	1,750,000	3,432,450	-		3,432,450
Additional Paid In Capital	1,863,483	3,650,308	-		3,650,308
Accumulated Deficit	(9,511,477)	(18,108,333)	(5,207,600)	a	(23,315,933)
Accumulated deficit – foreign currency	(530,290)	(1,069,198)	1,069,198	b	-
Comprehensive income/loss- foreign currency translation	-	-	(800,558)	b	(800,558)
Profit/(Loss) Current Period	967,130	1,842,136	-		1,842,136

Shareholders Equity	4,555,846	8,935,836	(4,938,960)		3,996,876

Total Liabilities & Shareholders Equity	£19,175,884	$37,611,578	$(5,197,685)		$32,413,893

Description of the main differences between IFRS and UK GAAP that affect the Group’s Consolidated Financial Statements is as follows:

a)
Business Combinations:  in accordance with IFRS, the purchase method is applied. The cost of business combination is measured at the fair value on the date of acquisition. The acquiring entity should allocate, on the date of the combination, the acquisition cost (including the direct costs of the transaction) to acquired assets and liabilities and contingent liabilities assumed at its fair value, that meet specified criteria, even if some of them have not been previously recognized by the acquired Group in its accounting records. The process of allocating the cost of a business acquired to its assets, liabilities and contingent liabilities acquired should be performed within twelve months of the date of the combination. When the acquisition cost is higher than the fair value of the interest of the acquiring entity in net assets, liabilities and contingent liabilities of the acquired entity, the acquiring entity records a goodwill arising from the transaction, related to such difference. Goodwill and other intangible assets with an indefinite useful life are not amortized. The recoverable amount of cash-generating units to which goodwill is allocated must be evaluated for impairment at least once a year and whenever there is an indication that the value of an asset might be impaired. When the recoverable amount of goodwill or of any other asset is less than its carrying amount, an impairment loss must be recorded in income for the year. If the interest of the acquiring entity in the fair value of the identifiable assets, liabilities and contingent liabilities is higher than the acquisition cost, the excess (negative goodwill) should be reviewed in order to determine whether the fair values attributed to the acquired assets, assumed liabilities and contingent liabilities were adequately identified and valued. If, after such review, it is concluded that a negative goodwill resulted from the transaction, it should be recorded as a gain in income for the year. Minority interests in the net assets acquired must be recorded at its fair value on the date of acquisition in a specific Equity account.

In accordance with UK GAAP, the following practices were adopted: goodwill or negative goodwill is calculated by the simple difference between acquisition cost and equity of the acquired entity at its historical cost. The allocation of the acquisition cost to the assets, liabilities and contingent liabilities acquired based on its fair value is not used and assets and liabilities were recorded upon acquisition at its historical cost in the books of the entity acquired, except as described below. Goodwill can be attributed to: (i) excess of value of the assets (generally property, plant and equipment), which is incorporated into their value and is amortized over the useful life of such assets, (ii) future profitability, or (iii) other reasons. Goodwill based on future profitability must be amortized according to future income projections over a period of not more than ten years, except when it refers to concessions granted by the public authority, in which case it will be amortized over the concession term. Goodwill which cannot be economically supported (“without economic basis”) must be expensed at the time of the purchase and negative goodwill without economic basis must be recorded as a gain only when the investment is written off or discontinued. UK GAAP does not allow transaction costs to be accounted for as part of the acquisition price. Minority interests are recorded at cost.

The acquisition of Cabouchon Plc was considered a reverse acquisition and the Group subsequently changed its name to Seven Arts Pictures Plc.  In accordance with IFRS, the capital structure of the legal parent and the retained profit and loss of the legal subsidiary arising prior to the acquisition, plus the combined entity profit and loss post acquisition, is presented on the balance sheet.  As a result, the goodwill created by the acquisition is charged to the profit and loss account.  As of the transition date, the Group removed goodwill totaling $5.2 million.

b)
Exchange differences and translation of foreign operations: according to IFRS, exchange differences on translation of consolidated subsidiaries, associates and joint-controlled entities with a functional currency different from the functional currency of the parent Group should be recognized directly in Equity in the translation reserve account. This resulted in reduction of $1.1 million in accumulated deficit and an increase of $0.8 million to other comprehensive loss from foreign currency translation, an equity account, with the offset against adjustments in film costs of approximately $10,000 and accounts payable and accrued liabilities of approximately of $0.3 million which was resulted from slightly different exchange rates used while preparing the financial statements under UK GAAP.

21.2.2      Reconciliation of the Consolidated Financial Statements for the last period reported and presented under UK GAAP – June 30, 2008

BALANCE SHEET

	All as of June 30, 2008
	UK GAAP £	UK GAAP $	IFRS Adjustments $	Reclassification of Assets and Liabilities $	Notes	IFRS $
Assets
Cash and Cash Equivalents	£587,942	$1,172,593	$-	$-		$1,172,593
Restricted Cash and Cash Equivalents – Zeus	56,354,914	112,394,240	-	-		112,394,240
Trade Receivables	7,904,418	15,764,571	(5,941,938)	(5,549,296)	b,h	4,273,337
Trade Receivables – Zeus	124,008,517	247,322,586	-	-		247,322,586
Due from Related Parties	1,219,662	2,432,494	-	362,233	h	2,794,727
Other Receivables and Prepayments	4,560,364	9,095,190	-	2,463,4330	h	11,558,620
Investments	1,852,969	3,695,561	(2,100,041)	-	c	1,595,520
Film Costs	13,374,660	26,674,422	(719,610)	(6,250,433)	h	19,704,379
Goodwill	2,603,799	5,193,017	(5,193,017)	-	a	-
Property and Equipment	18,620	37,135	-	-		37,135
Total Assets	£212,485,865	$423,781,809	$(13,954,606)	$(8,974,066)		$400,853,137

Liabilities & Shareholders Equity
Accounts Payable and Accrued Liabilities	£4,409,814	$8,794,933	$(1,392,782)	$(334,846)	c,f,h	$7,067,303
Participation & Residuals	831,280	1,657,906	-	-		1,657,906
Bank Loans – Zeus	113,055,755	225,478,399	-	-		225,478,399
Film & Production Loans	15,981,394	31,873,292	-	(8,635,414)	h	23,237,878
Deferred Income	465,504	928,401	358,999	-	b	1,287,400
Deferred Income – Zeus	59,199,659	118,067,801	-	-		118,067,801
VAT Payable – Zeus	11,644,934	23,224,656	-	-		23,224,656
Total Liabilities	205,588,340	410,025,388	(1,033,783)	(8,970,260)		400,021,343

Shareholders Equity
Issued Capital	10,150,500	19,453,805	-	881	e	19,454,686
Convertible Debentures	1,750,000	3,432,450	-	-		3,432,450
Additional Paid In Capital	2,246,974	4,413,634	-	1,392	e	4,415,026
Accumulated Deficit	(8,415,048)	(16,266,197)	(5,193,017)	(14,583)	a,e	(21,473,797)
Accumulated Deficit - foreign currency exchange	(659,589)	(1,274,979)	1,266,472	8,504	e	-
Other comprehensive income/loss – foreign currency translation			(795,308)		e	(795,308)
Profit/(Loss) Current Period	1,824,688	3,997,706	(8,198,970)	-	i	(4,201,264)
Shareholders Equity	6,897,525	13,756,422	(16,734,996)	310,368		831,794

Total Liabilities & Shareholders Equity	£212,485,865	$423,781,810	$(13,954,606)	$(8,974,066)		$400,853,137

STATEMENT OF INCOME

	UK GAAP 'June 30, 2008 (15 months) BP £	UK GAAP 'June 30, 2008 (15 months) $	IFRS Adjustments $	Reclassification of Assets & liabilities $	Notes	IFRS 'March 31, 2008 (12 months) $	IFRS June 30, 2008 (3 months) $	Total IFRS June 30, 2008 (15 months) $
Revenue:
Film Revenues	£8,874,197	$17,678,288	$(7,934,536)	$(3,685,108)	b,f	$3,265,808	$2,792,836	$6,058,644
Fee Related Revenues-Equicap	-	-		-		-	-	-
Fee Related Revenues	-	-	-	-		-	-	-
Other Revenue	-	-	-	-		-	-	-
Total Revenues	8,874,197	17,678,288	(7,934,536)	(3,685,108)		3,265,808	2,792,836	6,058,644

Cost of Sales:
Amortization of Film Costs	(964,640)	(1,921,659)	650,390	-	b,d	(490,239)	(781,030)	(1,271,269)
Other Cost of Sales	(4,745,295)	(9,453,102)	1,651,165	3,683,927	b,c,d,h	(3,597,469)	(520,541)	(4,118,010)
Total Cost of Sales	(5,709,935)	(11,374,762)	2,301,555	3,683,927		(4,087,708)	(1,301,571)	(5,389,279)

Gross Profit	3,164,262	6,303,526	(5,632,981)	(1,181)		(821,900)	1,491,265	669,365

Operating Expenses:
General & Administrative Expenses	(2,143,985)	(4,271,033)	(455,979)	-	f,g	(4,015,533)	(711,479)	(4,727,012)
Total Operating Expenses	(2,143,985)	(4,271,033)	(455,979)	-		(4,015,533)	(711,479)	(4,727,012)

Profit/(Loss) Before Interest and Taxes	1,020,277	2,032,494	(6,088,960)	(1,181)		(4,837,433)	779,786	(4,057,647)

Share of operating profit of the associate	1,052,969	2,097,620	(2,097,620)	-	c	-	-	-
Net Interest (Expense) Income:				-
Interest paid	(343,898)	(685,079)	-	(3,683,927)	h	(672,973)	(3,696,033)	(4,369,006)
Interest received	27,432	54,647	-	3,685,108	h	466,887	3,272,868	3,739,755
Net Interest (Expense)/Income	(316,466)	(630,432)	-	1,181		(206,086)	(423,165)	(629,251)

Profit/(Loss) Before Taxes and Other Income	1,756,780	3,499,681	(8,186,580)	-		(5,043,519)	356,621	(4,686,898)

Other income	-	-	-	-		-	-	-

Profit/(Loss) Before Taxes	1,756,780	3,499,681	(8,186,580)	-		(5,043,519)	356,621	(4,686,898)

Provision for Tax	250,000	498,025	(12,391)	-		485,634	-	485,634

Profit/ (Loss) After Taxes	2,006,780	3,997,706	(8,198,971)	-		(4,557,885)	356,621	(4,201,264)

Foreign Exchange Translation	(182,092)	(471,164)	471,164	-	e	-
Net Income/(Loss)	£1,824,688	$3,526,542	$(7,727,807)	$-		$(4,557,885)	$356,621	$(4,201,264)
Comprehensive Income/Loss
Foreign currency translation	-	-	5,250	-		-	5,250	5,250
Comprehensive Income/Loss	£1,824,688	$3,526,542	$(7,722,557)	$-	e	$(4,557,885)	$361,871	$(4,196,014)

Description of the main differences between IFRS and UK GAAP that affect the Group’s Consolidated Financial Statements is as follows:

a)
Business Combinations:  the $5.2 million adjustment to goodwill was a roll forward adjustment from prior year balance sheet adjustment in accordance with IFRS, as described above (note 21.2.1). Minor difference from prior year was due to exchange rate fluctuation.

b)
Revenue recognition:  In accordance with IFRS and IAS 18, the Group adopted the specific industry guidance; entertainment-films or film-related products, or formerly known as accounting by producers or distributors of films , which provides guidance on revenue recognition for the distribution and exploitation of films as described in footnote 1.3. As a result, approximately $7.9 million of film revenues recorded under UK GAAP for the year ended June 30, 2008 were reversed or reclassified into deferred income as a result of revenue recognition conditions not met in accordance with IFRS. Accordingly, the related trade receivable was reduced by approximately $6.0 million, cost of sales and general and administrative expenses were  reduced by $1.0 million and $0.5 million respectively (as revenues on certain  films  were originally recorded at gross including distribution and marketing fees under UK GAAP), and deferred income was increased by approximately $0.4 million.

c)
Profit and costs from associated companies:Under UK GAAP the Group accounted for the distribution cost of sales to be paid to associated companies with a corresponding accrued liability and accounted for the distribution revenues of associated companies with a corresponding investment account. These entries were reversed and netted under IFRS. This resulted in a reduction in investment and corresponding other income  (profit from associated companies) of  $2.1million and a reduction in with corresponding accrued liabilities of the same amount.

d)
Costs of sales and other costs of sales: as described in item #b above, the Group adjusted revenues due to certain revenue recognition conditions not met in accordance with IFRS,  accordingly, amortization of film costs was reduced by $0.7 million. Other cost of sales was reduced by $2.1 million related to the reversal of profit and cost from associate companies as described in item #c. The Group also reduced other costs of sales by $1.0 million in connection with reversal of the reduction in royalty revenues recognized on the film Deal as described in item #b. Other costs of sales was increased by $1.4 million due to write off of certain capitalized film costs. Net decease in other costs of sales amounted $1.7 million.

e)
Exchange differences and translation of foreign operations: according to IFRS, exchange differences on translation of consolidated subsidiaries, associates and joint-controlled entities with a functional currency different from the functional currency of the parent Group should be recognized directly in Equity in the translation reserve account. This resulted in reduction of $1.3 million in accumulated deficit attributable to foreign currency exchange (which included $0.4 million from current period), and an increase of $0.8 million to other comprehensive loss from foreign currency translation (which included approximately $5,000 from current period), an equity account. The slight exchange rate differences while preparing the financial statements under UK GAAP also resulted in some minor reclassifications among the equity accounts.

f)
Accrued liabilities. Accrued liabilities was reduced by $2.1 million due to reversal of the profit and costs from associated as described in item #c above, offset by additional accrued liabilities of $0.7 million resulted from a litigation that was not commenced until after the financial statements prepared under UK GAAP were published.

g)
General and administrative expenses: General and administrative expenses increased by approximately $0.4 million, mainly due to the $0.7 million additional accrued liabilities as described in item #f, and by approximately $0.2 million currency adjustments, due to slightly different exchange rates used as compared to the financial statements prepared under UK GAAP, offset by general and administration cost reductions of approximately $0.5 million as described in item # b.

h)	Reclassifications: The Group reclassified certain accounts while preparing the Consolidated Financial Statements presented with IFRS. These reclassifications are as follows:

1)	Interest income in Cinematic Finance previously treated as turnover under UK GAAP totaling $3.6 million was reclassified from revenues to non-operating income.
2)	The corresponding Interest expense in Cinematic Finance totaling $3.6 million was reclassified from cost of goods sold to non-operating expense.
3)
Trade receivable, totaling $5.5 million, was reclassified into other receivable. Other receivable was also increased by $1.3million resulted from tax credits to be received with the corresponding reduction in film costs. Other receivable was reduced by $4.0 million to net against film and production loans and other receivable was further reduced by $0.4 million to reclassify into due from related parties.

4)
Film costs, of approximately $4.9 million, were netted against film and production loans together with $1.3 million  reduction from the tax credit to be received (as described above) resulted in  total reduction in film costs in the amount of approximately $6.3 million.

5)
Film & production loans decreased by a total of $8.6 million, which was a result of $4.9 million netted against film costs, $4 million netted against other receivables and an increase of approximately $0.3 million from a reclassification from accrued liabilities.

i)	Net income (loss):aggregate changes to profit and losses as shown in the Statement of Income

21.2.3	STATEMENT OF CASH FLOW

	UK GAAP 'June 30, 2008 (15 months) BP £	UK GAAP 'June 30, 2008 (15 months) $	IFRS Adjustments and Reclassifications $	Notes	IFRS 'March 31, 2008 (12 months) $	IFRS June 30, 2008 (3 months) $	Total IFRS June 30, 2008 (15 months) $
Cash flow from operating activities

Net income/(loss)	£1,824,688	$3,526,542	$(7,727,806)	a	$(4,557,885)	$356,621	$(4,201,264)

Depreciation of property & equipment	11,158	22,254	(112)	b	14,979	7,163	22,142
Amortization of film cost	964,641	1,923,880	(652,611)	c	490,239	781,030	1,271,269
Amortization of goodwill	-	-	-				-
Forgiveness of debt	-	-	-				-
Stock based Expenses	90,991	181,472	510	b	121,878	60,104	181,982
Provision for Bad Debts	-	-	150,650	d	159,974	(9,324)	150,650
Tax and foreign exchange	67,903	248,042	(248,042)	b	-	-	-

Changes in assets and liabilities
Restricted cash - Zeus	(56,354,914)	(112,394,240)	29,849	b	(198,405,009)	86,040,618	(112,364,391)
Trade receivables	(1,217,147)	(2,427,478)	6,431,529	g	7,103,737	(3,099,686)	4,004,051
Zeus receivables	(124,008,517)	(247,322,586)	8,895	b	(59,122,429)	(188,191,262)	(247,313,691)
Intercompany accounts	(1,219,662)	(2,432,494)	961,413	g	(726,068)	(745,013)	(1,471,081)
Capitalized film assets	(5,273,085)	(10,516,641)	6,030,324	g	(2,562,046)	(1,924,271)	(4,486,317)
Other assets	(5,613,333)	(11,195,231)	5,021,110	g	(2,959,597)	(3,214,524)	(6,174,121)

Accounts payable and accrued liabilities	13,028,874	25,984,786	(1,506,015)	f	2,335,191	22,143,580	24,478,771
Deferred income Zeus	59,199,659	118,067,800	134,445	c	29,363,336	88,838,909	118,202,245
Proceeds from/(repayment of) Zeus loan	113,055,755	225,478,398	(33,917)	b	225,444,481	-	225,444,481
Net cash provided by/(used in) in operating activities	£(5,442,989)	$(10,855,497)	$8,600,223.18		$(3,299,219)	$1,043,945	$(2,255,274)

Cash flow from Investing Activities
Purchase of property and equipment	(15,929)	(31,769)	3,406	b	(26,821)	(1,542)	(28,363)
Net cash provided by/(used in) in investing activities	£(15,929)	$(31,769)	$3,406		$(26,821)	$(1,542)	$(28,363)

Cash flow from Financing Activities
Proceeds from/(repayment of) loans	5,684,014	11,336,198	(8,940,808)	e	4,400,002	(2,004,612)	2,395,390

Issuance of common stock	426,000	849,614	(127)	b	849,487	-	849,487
Net cash provided by/(used in) in financing activities	£6,110,014	$12,185,812	$(8,940,935)		$5,249,489	$(2,004,612)	$3,244,877

Net increase/(decrease) in cash	651,096	1,298,546	(337,306)		1,923,449	(962,209)	961,240

Cash and cash equivalents at Beginning of year	4,748	9,469	(152)		9,317	2,133,338	9,317

Currency translation Adjustment	(72,650)	(144,893)	346,929		200,573	1,463	202,036
Cash and cash equivalents at End of year - computed	£583,194	$1,163,122	$9,470		$2,133,339	$1,172,592	$1,172,593

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	£343,898	$685,870	$(2,192)	$245,768	$437,910	$683,678
Income taxes	£-	$-	$-	$-	$-	$-

Non cash investing and financing transactions:
Capitalised film cost acquired under Knife Edge Tax Credit	£-	$-	$2,614,084	$2,614,084	$-	$2,614,084
Production loan received for capitalised film cost / development cost	£-	$-	$11,604,314	$11,204,756	$399,558	$11,604,314
Accounts receivable applied against Loan set off	£405,304	$808,338	$-	$496,465	$311,873	$808,338

Description of the main differences between IFRS and UK GAAP that affect the Group’s Consolidated Financial Statements is as follows:

a)	Net income (loss): aggregate changes to profit and losses as described above (note 21.2.2) and as shown on the Statement of Income.

b)
Exchange differences and translation of foreign operations: The Group prepared the cash flow statement in accordance with IFRS, under which cash flow of foreign entities was prepared in functional currency and translated to the reporting currency and consolidated. This compared with the cash flow statement prepared under UK GAAP resulted in minor discrepancies in certain accounts due to slight difference in exchange rates used, as well as presentation differences in foreign currency translation adjustments .

c)
Amortization of film costs and deferred income:  As described above (note 21.2.2), the Group reversed or reclassified certain revenues to deferred income due to revenue recognition conditions not met in accordance with IFRS and IAS 18. The corresponding reduction of amortization of film costs was approximately $0.7 million, and the deferred income increased by approximately $0.4 million. The impact of these two items on the cash flow is in line with the change in the balance sheet, with slight discrepancies due to different exchange rates being used in translating balance sheet accounts and cash flow.

d)	Provision for bad debt: While preparing the cash flow under IFRS, the Group presented the bad debt in the non-cash adjustment items, whereas the amount was netted under the UK GAAP presentation.

e)
Film and production loans: The Group adjusted and/or reclassified film & production loans by approximately $8.6 million due to reclassifications as described in note 21.2.2. The impact on the cash flow related to this account is in line with the change in the balance sheet, with the slight discrepancy due to different exchange rates being used in translating balance sheet accounts and cash flow.

f)
Accounts payable and accrued liabilities: The Group adjusted accounts payable and accrued liabilities by approximately $1.7 million as described in note 21.2.2. The impact on the cash flow related to this account is in line with the change in the balance sheet, with the slight discrepancy due to different exchange rates being used in translating balance sheet accounts and cash flow.

g)
Trade receivable and other assets: The cash flow prepared under UK GAAP classified a number of asset and liability accounts differently. As described in note 21.2.2, the Group reduced trade receivable by approximately $6 million due to revenue recognition conditions not met in accordance with IFRS and IAS 18. In addition, due to reclassifications as described in note 21.2.2, the Group reduced trade receivable by approximately $5.5 million, reduced film costs by approximately $7 million, reduced investment by approximately $2 million, increased other receivable by $2.5 million, and increased due from related party by approximately $0.4 million. The aggregate impact of these items on the cash flow approximately $18 million, which is in line with the changes of these accounts on the balance sheet, as described in note 21.2.2, with slight discrepancies due to different exchange rates being used in translating balance sheet accounts and cash flow.

21.2.4      Reconciliation of Stockholders’ Equity between UK GAAP and  IFRS as of April 1, 2007

	UK GAAP (£)	UK GAAP ($)	Note
Balance Stockholders’ equity at April 1, 2007	4,555,846	$8,935,836
IFRS adjustments :
Foreign exchange currency adjustments		268,640	b
Business combination accounting adjustment, net		(5,207,600)	a
Balance, Stockholders’ Equity, IFRS, at April 1, 2007		$3,996,876

Detailed explanations of cash flow adjustments.

a)
Business Combinations:  the $5.2 million adjustment to goodwill was a roll forward adjustment from prior year balance sheet adjustment in accordance with IFRS, as described above (note 21.2.1). Minor difference from prior year was due to exchange rate fluctuation.

b)
Exchange differences and translation of foreign operations: as described in note 21.2.1, to conform with IFRS, accumulated deficit was reduced by approximately $1.1 million, offset by an increase of $0.8 million to other comprehensive loss from foreign currency translation, an equity account.

22           Subsequent Events

●  Issuance of Convertible Debentures
In August 2010 the Group issued convertible debentures for $300,000 to be converted into the ordinary stock at the Group’s choice.  The deal was extended in December 2010 to $470,000 debentures with a market  value of $1.10/share of the stock on the date of issuance. The conversion price is at $4.00 per share with a conversion date 120 days after the issue date. Interest is chargeable at 15% per annum.

In September 2010 the Group issued $50,000 of its convertible notes to Asher Enterprises which are due on or before June 24, 2011 and which are convertible into the Group’s ordinary stock at a discount to the volume weighted average price of the Group’s ordinary shares on conversion. This note together with the $150,000 Asher Notes as described in Note 13 were all converted by December 31, 2010.

A further $300,000 convertible notes were issued to Runway Investments in March 2011 that mature in September 2011.They bear interest at a rate of 15% per annum and can be convertible into the Group’s ordinary shares beginning on the date which is one hundred and twenty (120) days following the issuance of the Convertible Debt, at the holder’s option, at the conversion rate of $3.75 per share. At maturity, the Company shall redeem the Convertible Debt at the holder's option i) cash redemption price of 125% of par value payable or ii) the Group's common shares based on 75% of the of the market price of the lowest three trading prices of the Group’s ordinary shares during the twenty-day period ending one trading day prior to the date of the conversion notice is sent by the note holders via facsimile.

 ●  “Fletcher” joint venture
The Group entered into an agreement with BRG Investments, LLC (“BRG”), an affiliate of Fletcher Asset Management, for the investment by BRG of up to $30,000,000 in preferred stock of the Group and the formation of a joint venture (“Venture”) to, among other things, produce and distribute motion pictures and make investments.

As of July 1, 2010, the Group agreed in an Asset Transfer Agreement of that date to transfer all of the assets of Seven Arts Pictures Plc. (“PLC”) (including ownership of all subsidiaries) to Seven Arts Entertainment Inc. (“SAE”), a newly formed Nevada corporation( which became a wholly owned subsidiary of the Group effective January 27, 2011, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC to be distributed subject to a future Registration Statement to be filed by the Group. This transfer was agreed to by shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. The Group’s intention is to redomesticate our business with no change in the economic interests of shareholders.

The conditions to closing of the initial acquisition of convertible preferred stock and the initial expected film investments include completion of the asset transfer agreement, which occurred on January 27, 2011, board approvals and continuing correctness of Seven Arts’ warranties. BRG purported to cancel the agreement in May 2011, Seven Arts is reserving its rights and taking advice from counsel.

Concurrently with the execution of the investment agreement, Fletcher International Ltd., an affiliate of BRG, acquired approximately 88,000 ordinary shares of SAPX (Seven Arts Pictures Plc) at the five-day weighted average trading price on NASDAQ through December 30, 2010, or about $4.15 per share. These shares were bought from the EBT.

●  New Financing Agreement with Palm Finance
The Group have entered into a new financing agreement with Palm Finance in November 2010 to refinance the existing indebtedness secured by our production and post production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans (“Property”) and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits (“Credits”) associated with the Property. As part of this deal the Group have entered into an agreement with Palm extending the due date of the loans on American Summer and Autopsy and Nine Miles Down to December 31, 2011.

●  Legal Action by Arrowhead Target Fund
The Arrowhead Target Fund has filed an action on September 22, 2010 which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead.  In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters.  The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.  The Group does not believe there is any basis to the Arrowhead claims except with respect to the monies withheld by the Group based on its interpretation of the applicable agreements.  The Group intends to aggressively defend these claims but is currently in settlement discussions with Arrowhead regarding the reacquisition of the 12 motion pictures subject to the Arrowhead transaction.  However, the ultimate outcome of these claims can not be determined at this time.

●  Sale of Shares and Part Repayment of the Loan from SAP Plc
Prior to year ended June 30, 2010, the EBT had transferred shares totaling 36,400 to creditors of SAP Plc and reduced the loan outstanding by £232,000 calculated at the market price of the shares on the date of transfer exchanged at the exchange rate on that  day.

Subsequent to June 30, 2010 another 77,500 shares were transferred to creditors of the Group and the Trust also sold a further 10,000 shares in the market to cover its administration costs.  In January 2011 the Trust sold a further 89,433 ordinary shares to Fletcher International and in March sold 33,400 shares to Mammoth West Corporation and returned the proceeds to the Group in part settlement of the loan.

As of June 23 , 2011 the EBT now owns 233,267 shares in SAP Plc or roughly 8% of the total share capital. All shares were sold/transferred at market price on the day of sale/transfer.

●  Seven Arts Entertainment Inc.
As of July 1, 2010, the Group agreed in an Asset Transfer Agreement of that date to transfer all of the assets of Seven Arts Pictures Plc. (“PLC”) (including ownership of all subsidiaries) to Seven Arts Entertainment Inc. (“SAE”), a newly formed Nevada corporation( which became a wholly owned subsidiary of the Group effective January 27, 2011), in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC to be distributed subject to a future Registration Statement to be filed by the Group. This transfer was agreed to by shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. The Group’s intention is to redomesticate our business with no change in the economic interests of shareholders.

●  Issuance of new shares
Subsequent to June 30, 2010 an aggregate of 1,047,671 ordinary shares were issued, and accordingly there were 2,543,131 shares of the Group's issued and outstanding ordinary shares as of June 23 , 2011.

The shares issued subsequent to June 30, 2010 include 265,800 shares issued to consultants in exchange for services rendered, an aggregate of 153,000 shares issued to Trafalgar pursuant to an amended agreement as described in Note 13, 53,668 shares issued to Asher Enterprise in exchange for conversion of notes payable in aggregate amount of $200,000, and 150,000 shares issued to New Moon Pictures LLC, 150,000 pledged to Palm Finance, 175,000 pledged to TCA Capital Fund as security for a loan of $125,000 and 100,000 pledged to Eden Corporate Finance. The shares issued to New Moon are pledged to Armadillo Investments Ltd who in turn have a) extended the terms of the repayment of the £1,000,000 due from the Employee Benefit Trust (EBT) and guaranteed by the Group, to June 30, 2011 (See Notes 1.18 and 1.19) and b) reduced their lien over the 266,667 shares currently held by the EBT to 200,000 shares.

In February 2011 15,000 options were issued to George Sandhu to cover the fees for arranging the convertible notes.

On March 4, 2011 20,000 options were issued to Bobby Meyers at a price of $2.00 /share from the Company’s unapproved option scheme. The option is valid until March 4, 2012.

Change of Directors
On January 10, 2011, Simon Clement-Davies was appointed as an independent board director and Chairman of the Audit Committee of the Seven Arts’ Board of Directors.

On March 28, 2011, Erika Smith was appointed as an executive board member of Seven Arts Pictures plc (“Seven Arts”) and president of Seven Arts Entertainment Inc., as a 100% formed subsidiary of Seven Arts.  Seven Arts subsequently accepted her resignation on April 20 2011 and is following an action for against Ms Smith for fraud and misrepresentation.

On March 28 2011 Seven Arts has accepted the resignation of Michael Garstin as director, president and chief financial officer of Seven Arts.  Ms. Elaine New, a director of Seven Arts, has been appointed as chief financial officer.

Joint Venture
On March 31 2011 Seven Arts announced that it has entered into an agreement with GFM Films LLP for the formation of a joint venture to acquire, produce, license and distribute feature films. GFM, was formed by Guy Collins, Michael Ryan and Fred Hedman, formerly key members of the management team at Handmade Films International

Loan of $125,000 from TCA Capital
In May 2011 Seven Arts Borrowed $125,000 from TCA Capital for six months at an annual interest rate of 10%. Seven Arts pledged 125,000 shares as surety against this loan and issued 50,000 shares to cover costs.

Approval of Reverse Split and deferral of £1/share of par value
On May 9 2011 the shareholders of the Group approved the consolidation of 5 ordinary shares with a par value of £0.25 of the Company into one new ordinary share with a par value of £1.25 and then the division of each of these new shares into one new ordinary share of £0.25 and one deferred share of £1.00. All share and per share amounts in the financial statements have been retroactively adjusted to the earliest period presented for the effect of this reverse split.

Convertible preference shares and debentures
Refer to Note 1.18 and Note 15 – Langley Park Investment Trust plc: after the first 5:1 reverse split effective in December 2008, the conversion parameters became 2:1 at £2.5 and above and 4:1 at £1.25 and below. Then after the second 5:1 reverse split effective in May 2011, the conversion parameters became 2:1 at £12.5 and above and 4:1 at £6.25 and below.

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS NOT REVIEWED THE INTERIM FINANCIAL STATEMENTS

Seven Arts Pictures Plc

INDEX TO FINANCIAL STATEMENTS

Consolidated financial statements

For the six month periods ended December 31, 2010 and 2009

SEVEN ARTS PICTURES PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE SIX-MONTH PERIODS-ENDED DECEMBER 31, 2010 AND 2009
(Unaudited)

		For the six-month periods-ended
	Note	December 31, 2010	December 31, 2009

Revenue
Film revenues	2	$1,237,952	$699,439
Fee related revenues	14	570,029	2,283,538
Total revenues		1,807,981	2,982,977

Cost of sales:
Amortization of film costs	7	695,620	461,092
Other cost of sales		250,088	341,448
Total cost of sales		945,708	802,540

Gross profit		862,273	2,180,437

General & administrative expenses		338,358	1,445,113

Profit before interest and taxes		523,915	735,324

Net interest (expense) income
Interest paid	3	(702,094)	(458,914)
Interest received	3	368	110,380
Net interest expense		(701,726)	(348,534)

(Loss) profit before taxes and other income		(177,811)	386,790

Other income (expense)
Other income		-	150,000
Change in debt derivative		(31,454)	-
(Loss) profit before taxes		(209,265)	536,790

Provision for tax	4	-	-
Net (Loss) profit for the period		(209,265)	536,790

Other comprehensive (loss) income
Foreign exchange translation		(323,910)	18,059
Comprehensive (loss) income		$(533,175)	$518,731

(Loss) earnings per share in cents		$(15)	$40

Diluted (loss) earnings per share in cents	5	$(15)	$356

See accompanying notes.

SEVEN ARTS PICTURES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND JUNE 30, 2010
(Unaudited)

		As of
	Note	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	1.16	$11,842	$(18,622)
Trade receivables	6	956,888	2,214,598
Due from related parties	6	3,755,474	1,487,765
Other receivables and prepayments	6	1,007,541	1,200,746
Film costs	7	23,600,963	24,093,888
Property and equipment	8	21,297	35,586
Total assets		$29,354,005	$29,013,961

Liabilities & shareholders’ equity
Accounts payable and accrued liabilities	9	$4,797,469	$4,785,113
Participation & residuals	9	502,693	723,671
Other loans	10	1,644,166	1,771,447
Film & production loans	10	15,876,640	15,365,623
Deferred income		1,471,869	2,519,413
VAT payable – Zeus		1,470,707	1,631,320
Total liabilities		25,763,544	26,796,587

Shareholders’ equity
Issued capital	13	15,476,474	16,194,999
Convertible debentures		3,432,450	3,432,450
Additional paid-in capital		9,965,034	7,518,481
Receivable from EBT		(1,702,633)	(2,480,176)
Accumulated deficit		(21,623,011)	(20,938,093)
Translation reserve		(1,748,588)	(2,029,018)
(Loss) profit current period		(209,265)	518,731
Shareholders’ equity		3,590,461	2,217,374
Total liabilities & shareholders’ equity		$29,354,005	$29,013,961

See accompanying notes.

SEVEN ARTS PICTURES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTH PERIODS-ENDED DECEMBER 31, 2010 AND 2009
(Unaudited)

		For the six-month periods-ended
	Note	December 31, 2010	December 31, 2009
Cash flow from operating activities
(Loss) profit for the period		$(209,265)	$536,790
Adjustments for:
Depreciation of property & equipment		6,333	6,760
Amortization of film cost		695,620	461,091
Forgiveness of debt		-	(150,000)
Bad debts		(24,000)	-
Changes in assets and liabilities
Trade receivables		545,512	(635,512)
Zeus receivables		-	-
Intercompany accounts		(734,290)	(369,167)
Capitalized film assets		(487,714)	(1,387,493)
Other assets		(744,391)	517,517
Accounts payable		78,497	707,092
Other current liabilities		41,185	(45,954)
Deferred income – Zeus		-	1,155,803
Net cash (used in) provided by operating activities		(259,244)	796,927

Cash flow from Investing activities
Purchase of property and equipment		(1,241)	(2,234)

Cash flow from financing activities
Proceeds from (repayment of) notes payable		(780,474)	(1,070,000)
Issuance of common stock		1,769,694	20,185
Net cash provided by (used in) in financing activities		989,220	(1,049,815)

Net increase (decrease) in cash and cash equivalents		155,466	(255,122)

Cash and cash equivalents at beginning of year		26,818	28,793
Currency translation adjustment		(170,442)	207,707
Cash and cash equivalents at end of year (as computed)		$11,842	$18,622

Supplemental disclosure of cash flow information:
Cash paid during the year for Interest		$-	$107,956
Cash paid during the year for Income taxes		$-	$-

Non cash investing and financing transactions:
Accounts receivable applied against loan set-off		$1,334,561	$667,866

See accompanying notes.

SEVEN ARTS PICTURES PLC
CONSOLIDATED STATEMENTS IN STOCKHOLDERS' EQUITY
(Unaudited)

	£1 Conv, Redeem Pref Shares		Non Redeem Conv Loans		Common Stock		Deferred Stock 2		Deferred Stock 1		Add'l paid in Capital	Accumulated Deficit	Translation Adjustment	Total
	Shares	USD	Shares	USD	Shares	USD	Shares	USD	Shares	USD	USD	USD	USD	USD

Balance, June 30, 2009	500,000	$1,539,800	1,750,000	$3,432,450	1,385,460	$599,684	1,385,460	$2,398,736	13,184,000	$11,636,594	$5,255,814	$(20,938,095)	$(2,208,375)	$1,716,609

Chris Bialek options-27 Oct 09					2,000	$807	2,000	$3,230			$19,781			$23,818
Adjust payable by SAP Inc on above @ par value					8,000	$3,230	8,000	$12,918			$103,852			$120,000
Receiveable from SAP Inc on above transaction											$(120,000)			$(120,000)
Translation Adj - Dec 09													$179,359	$179,359
Tfr Share options M Garstin to loan 2 Dec 08 pd $200,000											$(221,142)			$(221,142)

Balance, Dec 31, 2009	500,000	$1,539,800	1,750,000	$3,432,450	1,395,460	$603,721	1,395,460	$2,414,884	13,184,000	$11,636,594	$5,038,305	$(20,938,095)	$(2,029,016)	$1,698,644

Eden loan 20,000 shres @ 25p Dec 09					20,000	$7,481	20,000	$29,924			219,754			$257,159
					-	$-	-	$-
Pref Share Conversion - EBT (£0.25 per share)	(500,000)	$(748,100)			80,000	$29,924	80,000	$119,696			$598,480			$-

23/4/10 EBT - 8,000 @ $2.285 exc $1.5793/£1 shares to Eden											$133,661			$133,661

8/6/10 EBT - 24,400 @ $1.7 exc $1.457/£1 shares to Inc											$212,980			$212,980

Interest charged to EBT											$(46,827)			$(46,827)
Interest reversed to EBT											$178,904			$178,904
Transfer balance of Redeem to Sh Prem		$(791,700)									791,700			$-
Profit & Loss - 30 June 2010												$(475,651)		$(475,651)
Translation adjustment													$241,604	$241,604

Balance, Jun 30, 2010	-	$-	1,750,000	$3,432,450	1,495,460	$641,126	1,495,460	$2,564,504	13,184,000	$11,636,594	$7,126,957	$(21,413,746)	$(1,787,412)	$2,200,474

Asher & Trafalgar shares Dec 10					267,522	$126,850	267,522	$507,400			$716,619			$1,350,869
Profit & Loss - 31 Dec 2010												$(209,265)		$(209,265)
Translation adjustment													$(323,910)	$(323,910)

Balance, Dec 31, 2010	-	$-	1,750,000	$3,432,450	1,762,982	$767,976	1,762,982	$3,071,904	13,184,000	$11,636,594	$7,843,576	$(21,623,011)	$(2,111,322)	$3,018,168

See accompanying notes.

SEVEN ARTS PICTURES PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Basis of consolidation and presentation – interim financial statements

The consolidated financial statements include the accounts of Seven Arts Pictures Plc (“SAP Plc”), and its wholly owned subsidiaries, Seven Arts Filmed Entertainment Limited (“SAFE Ltd”), Seven Arts Filmed Entertainment (UK) Limited, Cinematic Finance Limited and Cinematic Finance (Equicap) Ltd, herein referred to as (the “Group” or “Seven Arts”). All significant intercompany balances and transactions have been eliminated in consolidation.

The financial information as of and for the six months ended December 31, 2010 and 2009 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Group considers necessary for a fair statement of its financial position at such dates and the operating results and cash flows for those periods.

The Group consolidates the revenues and expenses of Seven Arts Pictures Louisiana LLC (“SAPLA”), a related party, solely as such relate to film distribution revenues and fee related revenues controlled by the Group and payable to the Group. The Group does not control SAPLA and is not responsible for the losses or indebtedness of SAPLA, with the exception of a guarantee of one loan for a post-production facility.

The Group engages in transactions with affiliates whereby the affiliates produce and deliver motion pictures to the Group and in the case of SAPLA are also constructing a production facility for such productions. None of these affiliates are variable interest entities or special purpose entities required to be consolidated in accordance with SIC-12, Consolidation – Special Purpose Entities issued by the International Accounting Standards Board (the “IASB”).

Nature of the business

The Group consists of independent motion picture production companies engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e. USA/Canada) and foreign theatrical markets and for subsequent post theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view and free television.

Note 1.	Accounting policies

Note 1.1.	Basis of accounting
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”) Companies Act of 2006 and Article 4 of the International Accounting Standard (“IAS”) Regulations. In addition, the Group also complies with IFRS as issued by the IASB.

The Group produces and acquires motion pictures for distribution in theatres, in home entertainment and/or for television exploitation. The Group operates in one principal business segment as a motion picture producer and distributor. Whether considered individually or in combination, the Group’s business as both a motion picture producer and distributor, do not constitute separate segments under IFRS 8 Operating Segments. The Group believes that all of its businesses are functionally and financially similar.

The Group has also engaged in various transactions under which it has received cash proceeds from the transfer of tax credits or other tax benefits associated with its motion picture productions. Any such proceeds are generally treated as a reduction in the production costs of the applicable motion picture.

a.
To the extent such tax benefit proceeds would exceed the capitalized cost of the film or represent fee income not applied to production costs, such proceeds are accounted for as producers’ fees income where relevant producer contracts are in place.

b.	To the extent that the Group were to receive benefits from tax advantaged investments relating to:

i.	a picture that has not commenced production by a particular date and that investment is forfeited such that the Group has no further obligations to the investor (See note 1.3)

ii.	third party productions taken on by the Group as sales agent/distributor then such benefits are also recorded as producer fees income

Note 1.2.	Transition from UK GAAP to IFRS
The consolidated financial statements of the Group as of December 31, 2010,and December 31, 2009 ("the financial statements") have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the IASB. IFRSs are standards and interpretations that have been adopted by the IASB. These standards include:

a.	International Financial Reporting Standards (IFRSs);

b.	International Accounting Standards (IASs) and;

c.	Interpretations by the International Financial Reporting Interpretation Committee (IFRICs) or its predecessor, the Standing Interpretations Committee (SICs).

Note 1.3.	Total revenues

Revenues earned by the Group can be classified into two categories:-

Film revenues: earned from the exploitation of our new productions, back catalogue and third party productions taken on as sales agent

a.
Fee-related revenues: Producer’s fees income earned by the Group on productions controlled by the Group is earned when the Group is entitled to receive under a binding agreement a fixed sum irrespective of the distribution revenue from that picture.

Film revenues

The Group’s specific film revenue recognition policies recognize revenue from a sale (minimum guarantee – non refundable advances) or licensing arrangement (royalty agreement) of a film when all of the following conditions are met:

a.	Persuasive evidence of a sale or licensing arrangement with a customer exists.

b.
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery”(NOD) has been sent and there is a master negative available for the customer)

c.	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.

d.	The arrangement fee is fixed or determinable.

e.	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.) indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e. non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred income until the film is available for delivery (as described above) at which point the deposit revenue is recognized. The Group does not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue which equates to an agreed share of gross receipts of films is recognized as income as and when the Group is notified of the amounts by the customers through their royalty reports.

Fee-related revenues

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in

a.	UK and several other European territories for European productions

b.	Canada for Canadian productions

c.	Louisiana for US productions

d.	Tax preferred financing deals

In the majority of circumstances these tax credits are treated as a reduction in the capitalized costs of the film assets they are financing. However, to the extent such tax benefit proceeds would:

a.	exceed the capitalized cost of the film or

b.	represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producers contracts are in place.

In addition, to the extent that the Group was to receive benefits from tax advantaged investments relating to:

a.	a picture that has not commenced production by the investment agreement closing date that investment is forfeited such that the Group has no further obligations to the investor

b.	third party productions taken on by the Group as sales agent/distributor then such benefits are also recorded as producer fees income

One of the risks for the investor associated with these tax advantaged investments is that a particular picture will not start production within the investment agreement period therefore giving an asset value of $Nil to their slate of investments. The contract with the Group will generally state that there is no recourse to the Group and associated companies as this is one of the many risks of the film industry that the investors are made aware of on signing the investment agreements. Therefore, when a picture has not commenced production by the investment agreement closing date that investment is forfeited and the Group has no further obligations to the investors. These financing schemes are part of the general operations of the Group in its role of producer. Fee revenues in the most recent period to December 31, 2010 included $570,029 additional producer fee associated with films produced in Louisiana. Film revenues for the same period were $707,952.

Note 1.4.	Investments
Investments are held at the lower of cost or net realizable value, and reviewed annually for any impairment charges. As of December 31, 2010 the Group has no outstanding investments.

Note 1.5.	Film costs
Film costs include the unamortized costs of completed films which have been produced by the Group or for which the Group has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Group, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

The costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film's costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

Note 1.6.	Property and equipment and depreciation
Property and Equipment are stated at cost less accumulated depreciation. Depreciation is generally provided for using the straight-line method over periods ranging from 2 – 5 years.

Note 1.7.	Income taxes
Income taxes are recognized by providing for the relevant tax charge as an asset or liability. The financial accounting and reporting for income taxes allows recognition and measurement of deferred assets based upon the likelihood of realization of tax benefits in future years.

Deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The Group is not part of any consolidation return filed in the United States.

Note 1.8.	Foreign currency translation
Foreign currencies

The functional currency of the main operational company, SAFE Ltd is the US Dollar (“USD”). The functional currency of the holding company SAP Plc and other entities located in the UK is the Great British Pound (“GBP”). The Company’s reporting currency is the US Dollar.

The Group translates the foreign currency financial statements into US Dollars using the year or reporting period end or average exchange rates. Assets and liabilities of the foreign entities were translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within shareholders’ equity (deficit). Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Group seeks to match United States Dollar income with United States Dollar expenditure. To date the Group has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future. The results of the Group have not, to date, been materially impacted by exchange rate fluctuations.

Note 1.9.	Derivative instruments and hedging activities
The Group’s policy is not to use derivative or hedging financial instruments for trading or speculative purposes. Currently, the Company maintains only certain embedded derivatives derived from certain conversion features or reset provision attached to the convertible debentures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivatives are recognized initially at fair value; attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized immediately through profit or loss.

Note 1.10.	Use of estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films; estimates for other allowances; income taxes and impairment assessments for film costs and equipment. Actual results could differ from such estimates.

Note 1.11.	Reclassifications
Certain reclassifications have been made to prior year or period’s data to conform with the current year’s presentation. These reclassifications had no effect on the reported income or losses.

Note 1.12.	Accounts receivable
Receivables are recognized at the initial amount of the invoice. As a result of the nature of the Group’s activities, accounts receivables are generally of a short-term nature. However, any receivable whose recovery date was distant would be measured at its present value. The Group does not charge interest on late payment of trade receivables and loans.

Reserve for doubtful accounts represent a provision charged to reflect management's best estimate of the likelihood that certain of the Group’s accounts receivable may not ultimately be collected. This provision is based on historical experience and relevant facts and information regarding collectability at the time and will be adjusted up or down over time with the benefit of actual results.

Any receivable outstanding is only written off after management has deemed the receivable to be uncollectible, under the terms of the agreement and or based on the financial conditions of the customers at each reporting period. As of December 31, 2010, the Group had a credit of $24,000 for bad debts provided in previous periods and subsequently recovered. The Group determines its allowance by considering a number of factors, including the length of time receivables are past due, the Group’s previous loss history, the customer’s current ability to pay its obligation to the Group, and the condition of the general economy and the industry as a whole.

Substantially all of the trade receivables at face value as reflected in the consolidated financial statements are pledged as security for borrowings by the Group.

Note 1.13.	Accounts payable
All operating trade payables (including notes payable and accrued supplier invoices) relate to the purchase of goods and services including those related to media space purchases as an agent. These payables are due within and or less than one year. However any payable whose due date was more than one year would be measured at its present value. The Group did not have any such payables during the periods presented.

Note 1.14.	Fair value of financial instruments
The carrying amount of cash, trade accounts receivable, other accounts receivable, receivables due from and payable to related parties, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash and cash equivalents are recognized at fair value considering quoted market prices if available for the same or similar instruments. Long-term debt is based on estimated market prices for similar instruments, considering interest rates currently available in connection with bank loans with similar terms and due dates.

Note 1.15.	Share-based payments
The fair value of the employee services received in exchange for the grant of options is expensed over the requisite vesting period. The fair value of the options determined at the grant date, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets) by use of an option-pricing model. Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. This estimate is revised at each balance sheet date and the difference is charged or credited to the profit and loss account.

Cash and cash equivalents

The cash and cash equivalents of the Group consisted of cash balances held on deposit with banks, of which $(728) is denominated in US Dollars and $12,570 denominated in GB Pounds, as of December 31, 2010. These deposits earn interest at the relevant bank interest rates, which are all floating rates of interest. These annual interest rates ranged from 4.5% to 8.5% for the period to December 31, 2010, and 2.1% to 5.8% for the period to December 31, 2009.

Note 1.16.	Convertible preference shares and debentures accounted for as equity transactions
All convertible preference shares may be converted into ordinary shares on the election of the shareholder and are not contingent on certain events. The principal term of the Group’s convertible debentures and shares are as follows:

1.
Langley Park Investment Trust Plc (“Langley”) has converted £1,250,000 of its convertible redeemable debentures (“Debentures”) into 200,000 ordinary shares, which are included in the ordinary shares outstanding after December 31, 2008. Langley’s remaining Debentures £1,750,000, or $3,432,450 (at the prevailing exchange rate as of March 31, 2007) are potentially convertible into 280,000 ordinary shares on a 4 to 1 basis. The remaining £1,750,000 ($3,432,450 @ 1.9614) of convertible debentures is convertible into a maximum of 280,000 ordinary shares at 4:1 conversion depending on the share price on the date of conversion. The original Langley agreement stated that the debentures were convertible at 2:1 when the original share price was £0.5 and above, increasing to 4:1 if the original share price was £0.25 or less. After the first 5:1 reverse split the conversion parameters became 2:1 at £2.5 and above and 4:1 at £1.25 and below. The Group also agreed to grant Langley options to acquire the number of ordinary shares equal to the difference, if a positive amount, between (a) the number of ordinary shares into which the original amount of debt would have been convertible at a conversion price of £0.5 less the aggregate number of ordinary shares into which the original amount of the debt has actually been converted at the date of conversion. The exercise price of the option shall be the fixed conversion price of £0.5. As of June 30 2010 there were no such options granted.

There is no due date or required due date on the Group’s Debentures. The Debentures rank junior to all the Group’s indebtedness and senior only to its ordinary and preference shares; accordingly these Debentures have been accounted for as equity transactions.

2.
The Group employed Smith and Williams Trustees (Jersey) Limited to help set up an Employee Benefit Trust ("EBT") in December, 2008. The Trust is a significant shareholder of the Group and is controlled by the Trustees. Shortly thereafter, the EBT entered into an agreement to purchase the 3,000,000 convertible preference shares held by Armadillo Investment Trust ("Armadillo") for £1,500,000, to be paid in three equal installments of £500,000, and the return of the 1,600,000 ordinary shares in Armadillo owned by the Group, valued at £800,000 for an aggregate purchase price of £2,300,000. The agreed upon purchase price was to be loaned to the EBT by the Group at a nominal interest rate and, to date, the Group has advanced £500,000 as the first of three equal installments, together with the 1,600,000

3.
ordinary shares of Armadillo, to the EBT which has paid them over to Armadillo. The Group has guaranteed the second and third installments that the EBT owes Armadillo, aggregating £1,000,000. The EBT in turn owes the Group £1,300,000 excluding interest and any repayments made on this loan. This amount has been booked as contra equity, which is a deduction from shareholders’ equity. The EBT will owe the Group an additional £1,000,000 when the Group has made good on its obligation. Armadillo has a lien over approximately 200,000 of the ordinary shares currently held by the EBT plus 150,000 shares have been pledged to them until the final £1,000,000 is paid to Armadillo.

Note 1.17.	Employee benefit plan

The Group established the Seven Arts Employee Benefit Trust (“EBT”) for the primary purpose of acquiring 3,000,000 of the Group’s preference shares from Armadillo Investments Plc (supra). The EBT is governed by a Trust Deed that the Group entered into with the trustees. Under the Trust Deed, the Trustees have absolute control over the Trust although the Group may recommend options to the Trustees. The Group has the right after approval of the audit committee to restrict the Trust’s right to vote its shares of the Group to prevent the Trust from taking control of the Group and the right to remove the Trustees under certain circumstances for the same purpose. The Group has no interest in the profits or losses of the Trust on the Group’s shares and does not control the actions of the Trustees in the sale or use of these shares. The Group has no control or significant influence on EBT. All cash and ordinary shares owned by EBT are held by EBT for the benefit of the Group’s United Kingdom employees.

On October 30, 2008 the EBT reached an agreement to acquire these shares for £1,500,000 plus the return of 1,600,000 of Armadillo investments Plc (“Armadillo”) ordinary shares. On that date the Group advanced £500,000 as the first of three equal installments together with 1,600,000 shares of Armadillo Investments Plc. The EBT acquired 3,000,000 of the Group’s convertible preference shares from Armadillo. Seven Arts has guaranteed the remaining two payments due to Armadillo aggregating £1,000,000, but has not yet advanced these payments to EBT, so EBT is in default on both payments due to Armadillo. On November 20, 2008, EBT converted 2,500,000 of these preference shares into 400,000 of the Group’s ordinary shares. On June 30, 2010 the EBT converted the remaining 500,000 preference shares to 80,000 ordinary shares.

As of December 31, 2010 the EBT owned approximately 20% of the Group’s outstanding ordinary shares.

As at December 31 2010 the EBT had pledged 266,667ordinary shares to Armadillo to secure the sum due to Armadillo, which pledge will be terminated when the EBT pays the £1,000,000 to Armadillo.

At December 31, 2010, the loan receivable from EBT amounted to £804,039 ($1,258,723). Subsequent to December 31, 2010, the EBT has sold 122,833 ordinary shares of the Group it owned and returned the proceeds to the Group in part settlement of the loan.

As of February 9, 2011, 150,000 shares of the Group were issued to New Moon Pictures LLC who then pledged the shares to Armadillo Investments Ltd who in turn have:

a.	extended the terms of the repayment of the £1,000,000 due from the EBT to June 30, 2011

b.	reduced their lien over the 266,667 shares currently held by the EBT to 200,000 shares

Note 1.18.	New accounting pronouncements
 The Group has evaluated each of these new standards listed below that have become effective and does not believe they have any impact on the Group’s financial position, results of operations or cash flows. For the new standards that are not yet effective, the Group is currently evaluating whether their adoptions when effective will have any material impact on its financial position, results of operations or cash flows, but does not expect the impact, if any, to be material.

IFRS Standards and Interpretations issued and EU adopted are as follows:

Title	Issued	Effective date
IAS 39 Financial Instruments: Recognition and Measurement (Amendment) – Eligible Hedged Items	Jul-08	Accounting periods beginning on or after	01/07/2009
IFRIC 17 Distributions of Non-cash Assets to Owners	Nov-08	Accounting periods beginning on or after	01/07/2009
IFRS 7 Improving Disclosures about Financial Instruments Amendments to IFRS 7 Financial Instruments: Disclosures	Mar-09	Accounting periods beginning on or after	01/01/2009
IFRIC 18 Transfers of Assets from Customers	Jan-09	Accounting periods beginning on or after	01/07/2009
Amendment to IAS 32 Classification of Rights Issues	Oct-09	Accounting periods beginning on or after	01/02/2010
Amendments to IFRS 2 Group Cash-settled Share-based Payment Transactions	Jun-09	Accounting periods beginning on or after	01/01/2010
Improvements to IFRS (detail below)	April 09	Accounting periods beginning on or after	01/01/2010
Amendments to IFRS 1 Additional Exemptions for First-time Adopters	Jul-09	Accounting periods beginning on or after	01/01/2010
IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments	Nov-09	Accounting periods beginning on or after	01/07/2010
IFRIC 14 (Amendment) Prepayments of a minimum funding requirement	Nov-09	Accounting periods beginning on or after	01/01/2011
Revised IAS 24 Related Party Disclosures (Issued 4 November 2009)	Nov-09	Accounting periods beginning on or after	01/01/2011
IFRS 1 Amendment – Limited exemption from IFRS 7 Disclosures for first time adopters	Jan-10	Accounting periods beginning on or after	01/07/2010

Note 2.	Revenues and profits before taxes

Revenues earned by the Group can be classified into two categories: film revenues and fee-related revenues (see note 1.3).

a.
Film revenues consist of minimum guarantees from distributors, royalties earned either collected or receivable, and other fees or income associated with the sale of the Group’s motion pictures. Film revenues for the period amounted to $1,237,952.

b.	Fee related revenues consisted of:

Producer’s fees of $570,029 earned on the Louisiana pictures, collected by SAPLA and due to the Group under the agreement between SAPLA and the Group.

Fee related revenues in the period ending December 31, 2009 consisted of:

1.           $1,796,140 of net fee income derived from the Equicap transactions, a structured finance transaction with UK investors who invested in certain of the Group’s motion picture and distribution activities. The fee items related to the Equicap transactions were contractually due to Seven Arts Pictures Louisiana LLC (“SAPLA”), but collected and recorded by the Group under the Group’s agreement with SAPLA. Two of the three Equicap transactions have been fully accounted for.

2.           Producer’s fees of $487,397 resulting from certain infrastructure expenditures relating to its post-production facilities in Louisiana made by the Group. This item was collected by SAPLA and used to pay group expenses.

All of the Group's revenues and profits before taxes in each of the two periods derived from the financing, production and distribution of films.

Note 3.	Net interest expense

	For the six months ended
	December 31, 2010	December 31, 2009
Interest paid
Production loans interest paid	$(345,946)	$(373,772)
Corporate loans interest paid	(335,888)	(66,222)
Bank interest paid	(20,260)	(18,920)
	(702,094)	(458,914)

Interest received	368	110,380

Net interest (expense)/ income	$(701,726)	$(348,534)

Note 4.	Taxes

Note 4.1.	Income taxes

The Group is subject to income taxes in the United Kingdom. International Accounting Standard (IAS) 12, Income Taxes (“IAS 12”), which is accompanied by two interpretations: SIC-21 Income Taxes - Recovery of Revalued Non-Depreciable Assets (“SIC-21”), and SIC-25, Income Taxes - Changes in the Tax Status of an Entity or its Shareholders (“SIC-25”) requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carry forwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is probable or a valuation allowance is applied. The Group has no net deferred tax assets in the periods presented.

Based on general criteria of IAS 12 and International Accounting Standard 37, Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), the Group recognizes the impact of an uncertain income tax position on the income tax return at the largest amount that is probable to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it is determined that its likelihood of being sustained is not probable. Additionally, IAS 12 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The tax effects of temporary differences between income for financial reporting and taxes that gave rise to significant portions of deferred tax assets were as follows:

	December 31, 2010	December 31, 2009
Deferred tax assets
Net operating loss carry forwards	12,340,448	12,042,924
Capital loss carry forwards	5,282,804	5,602,162
Total long-term deferred tax assets	17,623,252	17,645,086
Less: valuation allowance	(17,623,252)	(17,645,086)
Net long-term deferred tax assets	-	-

As a result of the adoption IAS 12, the Group recognizes tax benefits associated with the exercise of stock options and vesting of restricted share units directly to stockholders’ equity (deficiency) only when realized. A tax benefit occurs when the actual tax benefit realized upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award.

The Group’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For all periods, interest and penalties were negligible. The Company is subject to taxation in the United Kingdom. With a few exceptions, the Group is subject to income tax examination by United Kingdom tax authorities for the fiscal years ended March 31, 2005 and forward. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses (“NOLs”) were generated and carried forward, and make adjustments up to the amount of the NOLs.

	For the six months ended
	December 31, 2010	December 31, 2009
Current tax charge (credit)
(Loss) profit before taxes	$(209,265)	$518,731
(Loss) profit before taxes multiplied by standard UK corporation tax rate (28%)	(58,594)	145,245

Effects of:
Non deductible expenses	74,413	2,075
Non taxable income	-	(681,391)
Excess of amortization over tax deductions	-	-
Excess of capital allowances over depreciation	-	-
Tax losses carried forward	(15,819)	534,071
Current tax charge (credit)	$-	$-

A deferred tax asset has not been recognized in respect of the timing losses relating to these losses of the Group as there is insufficient evidence that the asset will be able to be recovered. This asset would only be able to be recovered if the Company itself were to make sufficient profits.

Note 5.	Earnings per share

Basic net income (loss) per share is calculated based on the weighted average common shares outstanding for the period presented.The weighted average number of shares outstanding is calculated by time-apportioning the shares outstanding during the year. The diluted earnings per ordinary share are calculated based on the weighted average number of shares outstanding plus the weighted average number of potential ordinary shares, as follows:

	For the six months ended
	December 31, 2010	December 31, 2009
Weighted average number of ordinary shares for the purposes of basic earnings per share	1,591,504	1,386,935
Effect of dilutive potential ordinary shares:	-	43,707
Convertible preference shares	-	140,000
Convertible debt	-	49,500
Share options	-	-
Weighted average number of ordinary shares for the purposes of diluted earnings per share	1,591,504	1,620,140

Note 6.	Receivables

	December 31, 2010	December 31, 2009
Amounts falling due within one year:	956,888
Trade receivables	$956,888	$2,214,598
Intercompany receivables	3,755,474	1,487,765
Prepayments	1,007,541	1,200,746
	5,719,903	4,903,109

Amounts falling due after more than one year	-	-

	$5,719,903	$4,903,109

Note 7.	Film costs

	2010	2009

Film costs as of June 30,	$23,808,869	$22,902,513
Additional costs incurred	487,714	1,652,466
Third party investments / tax credits	(695,620)	(461,092)
Amortization of film costs during period
Film costs as of December 31,	$23,600,963	$24,093,888

The net book value of all films as of December 31, 2010 includes $18,940,547 relating to films released since April, 2007 and $4,660,416 relating to pictures in development.

Over 98% of the Group's pictures released before April 2007 have been fully amortized and it is envisaged will have a net book value of $nil as of June 30, 2011.

Capitalized film costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model.

The Group anticipates that approximately 78% of the outstanding film costs on the balance sheet as of December 31 2010 will be amortized within the next three years, and an amortization level of 80% is anticipated to reach in the first quarter of the fourth year. The Group anticipates that $4 million (30%) will be amortized in 2011.

Note 8.	Property and equipment

	2010	2009

Net book value as of June 30,	$26,389	$40,112
Additions	1,241	2,234
Depreciation charge for the period	(6,333)	(6,760)
Net book value as of December 31,	$21,297	$35,586

Note 9.	Accounts payable

	December 31, 2010	December 31, 2009

Accounts payable	$2,801,579	$2,619,258
Accrued liabilities	1,995,890	2,165,855
Participation & residuals	502,693	723,671
Deferred income	1,471,869	2,519,413
Taxes payable (i)	1,470,707	1,631,320
Total accounts payable	$8,242,738	$9,659,517

(i)           Taxes payable in both periods relates to Value Added Tax attributed to the Zeus transaction.

Note 10.	Bank, production and corporate loans

Loan maturity analysis	December 31, 2010	December 31, 2009
Due within one year:
Corporate loans	$1,644,166	$1,771,447
Film & Production loans	15,876,640	15,365,623
	17,520,806	17,137,070

Due in more than 1 year but less than 5 years	-	-

	$17,520,806	$17,137,070

Production loans arose from the financing of motion pictures and are secured with an interest in the associated motion pictures.

Note 10.1.	Detail of production loans

●           An original loan of $7,500,000 taken out from Cheyne Specialty Finance Fund LLP ($6,500,000) senior debt and Arrowhead Consulting Group Limited ($1,000,000) subordinated debt. The Cheyne portion of the loan was acquired by the SAFE Ltd for payment of $6,500,000 in

April 2008, leaving a balance still owed by the Group of $1,000,000 due to Arrowhead Consulting Group Limited but subordinated to the collection of $6,500,000 plus interest from certain pictures after June 30, 2008. The $1,000,000 balance of the loan is secured with all of the income over and above the $6,500,000 plus interest from six films (Deal, Noise, Pool Hall Prophets, A Broken Life, Mirror Wars and Boo) as well as with a secondary security interest in certain film library assets (behind Arrowhead) and a first security interest in 321,400 shares of the Group owned by Seven Arts Pictures Inc. The Group is in litigation with the liquidator of Arrowhead Consulting Group regarding the $1,000,000 plus accrued interest and whilst it believes this debt will never be paid due to its subordination to the senior loan, the Group has nevertheless accrued for both the loan and accrued interest as of December 31, 2010.

●           A security interest in favor of Palm Finance Corporation ("Palm") was lodged at Companies House in January 2008, by the Group to cover loans made by Palm to finance the films Nine Miles Down, The Pool Boys and Autopsy. The Group entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. The original principal amount of the Palm loan for The Pool Boys and Autopsy are $5,500,000 including $700,000 of accrued interest, and for Nine Miles Down was $4,000,000 including $750,000 of accrued interest. The outstanding balance on these loans as at December 31, 2010 was 6,682,663 (Pool Boys/Autopsy) and $4,314,056 (Nine Miles Down). The accrued interest was added to the loan during the loan term.

Note 10.2.	New financing agreement with Palm Finance

The Group entered into a new financing agreement with Palm Finance in November 2010 to refinance the existing indebtedness secured by our production and post production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans (“Property”) and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits (“Credits”) associated with the Property. As part of this deal the Group have entered into an agreement with Palm extending the due date of the loans on American Summer and Autopsy and Nine Miles Down to December 31, 2011.

Corporate loans

Trafalgar loan

On October 15, 2008 the Group borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”). On September 2, 2009 the Group repaid Trafalgar $1,000,000 (about £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22,

2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 68,000 ordinary shares. All of the 68,000 shares have been sold in the market before December 31, 2010. A further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 ordinary shares to settle a portion of the debt (see subsequent events note 16). Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 85,000 ordinary shares. The balance outstanding on the loan after sale of these 85,000 shares is expected to be approximately $225,000. The per-share value is determined as the amount recovered by Trafalgar on sale thereof in the market and Trafalgar may “put” these shares to the Group at £1.00 per share on April 30, 2011 if not previously sold. We intend to pay the balance of the sum due to Trafalgar by similar conversion of our shares.

See Note 16 Subsequent events to see additional loans issued by TCA Capital Fund (the successor to Trafalgar).

Asher loan

In May, June and September 2010, the Group issued an aggregate of $200,000 Convertible Promissory Notes to Asher Enterprises, Inc. (“Asher Notes”) that mature on March 11, 2011, March 17, 2011 and June 24, 2011, respectively. The Asher Notes bear interest at a rate of 8% per annum and can be convertible into the Group’s ordinary shares beginning on the date which is one hundred twenty (120) days following the issuance of the Asher Notes, at the holder’s option, at the conversion rate of 60% of the market price of the lowest three trading prices of the Group’s ordinary shares during the ten-day period ending one trading day prior to the date of the conversion notice is sent by the note holders via facsimile.

The Group has identified the embedded derivatives related to the Asher Notes. These embedded derivatives included certain conversion features and reset provision. The accounting treatment of derivative financial instruments requires that the Group record fair value of the derivatives as of the inception date of Asher Notes and to fair value as of each subsequent reporting date. At the inception of the Asher Notes, the Group determined a fair value of $178,187 on the embedded derivative. The fair value of the embedded derivative was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumption	Amount
Dividend yield:	0.0%
Volatility	133% ~ 142%
Risk free rate:	0.25% ~ 0.37%

During the six month period ended December 31, 2010, the Company issued an aggregate of 53,668 shares of common stock in full settlement of the $100,000 Convertible Promissory Note dated May 2010 and related interest. In addition, the Company paid remaining two Convertible

Promissory Notes in aggregate of $120,000 in cash. As such, the Company recorded amortization of $178,187 as debt discount for the six months ended December 31, 2010 and $32,008 loss on change in fair value of debt derivative.

●           Convertible Notes issued August 30, 2010

On August 30, 2010, the Group issued an aggregate of $470,000 Convertible Debt to qualified investors that mature on February 28, 2011. The Convertible Debts bear interest at a rate of 15.0% per annum and can be convertible into the Group’s ordinary shares beginning on the date which is one hundred twenty (120) days following the issuance of the Convertible Debt, at the holder’s option, at the conversion rate of $3.75 per share, subject to certain changes. At maturity, the Company shall redeem the Convertible Debt at the holder's option i) cash redemption price of 125% of par value payable or ii) the Group's common shares based on 75% of the of the market price of the lowest three trading prices of the Group’s ordinary shares during the twenty-day period ending one trading day prior to the date of the conversion notice is sent by the note holders via facsimile.

On March 22 2011 an additional 300,000 convertible notes were issued to Runway Investments Ltd on the same terms as above. At the same time the original notes were extended to July 31 2011.

All $770,000 of these notes were extended on May 24 2011 to September 30 2011.

The maturity dates and interest rates applicable to the Group’s funded indebtedness and third party guarantees are as follows:

	December 31, 2010	December 31, 2009
Film and production loans
Arrowhead Consulting Group; 19%-23% Variable; Subordinated	$1,879,877	$1,100,000
Palm Finance Corporation; 18% Fixed; Forbearance agreement	6,682,663	6,157,634
Palm Finance Corporation; 18% Fixed; Forbearance agreement	4,314,056	3,973,931
Blue Rider Finance, Inc.; 22.5% per annum plus 4% of outstanding indebtedness for each 30 days period the indebtedness remains outstanding after December 15, 2008; Due on demand	782,844	1,342,688
120dB Film Finance, LLC; No stated interest rate; Due on demand	219,000	607,256
Cold Fusion Media Group, LLC; 10% Fixed; Due on demand	554,155	825,103
Parallel Media; No stated interest rate;Due on demand	1,444,045	1,359,013
	$15,876,640	$15,365,625
Other loans
Trafalgar Capital Specialized Investment Fund; 9% Fixed; Forbearance agreement	$917,821	$1,197,164
Scarborough/ Sendero/ Aqua (net); 15%	482,447	-
Michael Garstin; No loan arrangement in place	-	216,215
Lion House; 30% Fixed; In default	243,898	358,066
	$1,644,166	$1,771,445

Total loans	$17,520,806	$17,137,070

Accrued interest	$5,788,679	$5,238,407

Note 11.	Share capital

	December 31, 2010	December 31, 2009
Authorized
6,000,000, £1 convertible, redeemable preference shares for all periods	11,337,600	11,337,600
102,636,800 common shares of £ 0.25 each for all periods	42,714,091	42,714,091
13,184,000 deferred shares of £0.45 each for all periods and 1,495,460 deferred shares of £1.00 at June 30, 2010, 1,385,460 deferred shares of £1.00 at June 30,2009, 974,160 deferred shares of £1.00 at June 30, 2008 and 974,160 deferred shares of £1.00 at March 31,2008	14,559,268	14,461,546
1,762,982 deferred shares of £1.00 (2009: 1,395,460 of £1.00)	767,976	603,721
	69,378,935	69,116,958

Allotted and called up
500,000 as at December 31, 2009; 3,000,000, £1 convertible, redeemable preference shares for other periods	-	1,539,800
1,762 982 (2009:1,395,460) as at December 31, 2010 common shares of £0.25	689,987	563,347
13,184,000 deferred shares of £0.45 each for all periods and 1,495,460 deferred shares of £1.00 at June 30, 2010, 1,385,460 deferred shares of £1.00 at June 30,2009, 974,160 deferred shares of £1.00 at June 30, 2008 and 974,160 deferred shares of £1.00 at March 31,2008	14,789,487	14,091,852
1,762,982 deferred shares of £1.00 (2009: 1,395,460 of £1.00)	2,759,948	2,253,389
	15,476,474	16,194,999

In the six months ended December 31, 2010 the group added an aggregate of 267,468 shares of common stock including 145,800 shares issued to consultants in exchange for services rendered, 68,000 shares issued to Trafalgar pursuant to the amended loan agreement (refer to note 10) and 53,668 shares issued to Asher Enterprises in exchange for conversion of notes payable in the aggregate amount of $200,000 (refer to note 10).

On May 9 2011 the shareholders approved a 1:5 reverse split and then the division of the new share into £0.25 ordinary share and a £1.00 deferred share. All per share amounts in the financial statements have been retroactively adjusted to the earliest period presented for the effect of this reverse split.

Note 12.	Derivatives and other financial instruments

Note 12.1.	Financial instruments

The Group’s financial instruments comprise cash balances, items such as trade receivables and trade payables that arise directly from its operations, convertible loan notes, convertible redeemable preference shares and loans taken out from banks and other third parties. Financial instruments such as investments in, and advances to, subsidiary undertakings and short-term receivables and payables have been excluded from these disclosures.

The Group relies on loans taken out from banks and other third parties to fund its investment in the production of motion pictures and to minimize the liquidity risk that it faces. The strategy in relation to these loans is to minimize the interest rate and to maximize the flexibility of repayment terms. The reliance on loans to provide finance is clear from the significant balances included within loans payables at the period end and the extent to which favorable terms have been achieved on these loans is indicated in the disclosures below.

The main risks arising from the Group’s financial instruments are foreign currency risk, interest rate risk, liquidity risk, credit risk and price risk.

Note 13.2.	Foreign currency risk

The Group receives distribution income from overseas, normally in US Dollars. Consequently, its trade receivables are largely denominated in US Dollars. It also maintains a significant part of its cash in US Dollars. The Group’s exposure to exchange rate fluctuations is currently deemed to be low, since the majority of its liabilities are also denominated in US Dollars. Therefore, the Company does not hedge against this risk.

All transactions in GB Pounds are in the opinion of Management either immaterial or outside the ordinary course of business and therefore there is no policy for mitigation of risks associated with conversion of GB Pounds to US Dollars.

An analysis of the monetary assets of the Group as of December 31, 2010, showing the amount denominated in each currency, is as follows:

	Denominated in Sterling	Denominated in US Dollars	Total
Assets
Trade receivables	$-	$956,888	$956,888
Other receivables	749,210	258,331	1,007,541
	$749,210	$1,215,219	$1,964,429

Liabilities
Trade payables	$2,161,519	$640,060	$2,801,579
Accrued liabilities	56,618	1,939,272	1,995,890
Participation & residuals	-	502,693	502,693
Corporate loans	1,644,166	-	1,644,166
Film & production loans	-	15,876,640	15,876,640
Deferred income	93,489	1,378,380	1,471,869
Taxes payable	1,470,707	-	1,470,707
Debt derivative	-	551,399	551,399
	$5,426,499	$20,888,444	$26,314,943

Note 12.3.	Liquidity risk
Management monitors liquidity risk regularly by way of preparing cash flow forecasts and ensuring that adequate loan facilities are in place prior to the commencement of principle photography for any film.

Note 12.4.	Credit risk
The Group has a large number of customers, primarily sub-distributors who are located all over the world. Certain of these customers are large and well-known companies and these are not generally regarded as presenting a credit risk. However, certain of the smaller customers are considered to be a potential credit risk, and the Group manages such risk to the extent possible by maintaining regular contact with those customers who owe the Company money.

Note 12.5.	Price risk

The Group manages the risk of goods and services being obtained at a higher than necessary price by ensuring that all purchases above a certain value are authorized by a Director prior to the purchase order being placed.

Production and corporate loans due within one year are included in the Company's Balance Sheet as financial liabilities. Production Loans of $15,876,640 as of December 31, 2010 are all denominated in US Dollars; corporate loans of $1,644,166 are denominated in GB Pounds.

The analysis of financial liabilities is, as follows:

	December 31, 2010	December 31, 2009

Fixed & variable rate - production and corporate loans	$17,520,806	$17,137,070

The fixed rate financial liabilities have fixed interest rates for the entire term of each loan. The weighted average interest rate of these fixed rate liabilities on the production loans was 13.9% for the six month period ended December 31, 2010, 15.5% for the six month period ended December 31, 2009.

Those loans where no interest was payable were all loans made to fund the production of motion pictures that were repayable from the proceeds of each motion picture in accordance with a defined payment schedule. The period over which these loans are repayable, therefore, depends on the performance of each motion picture.

The financial assets of the Group are cash balances held on deposit with banks. As of December 31, 2010, the Group had only nominal cash balances. Such deposits earn interest at the relevant bank interest rates, which are generally fixed.

The fair value of all the financial assets and liabilities of the Group are considered to be equal to their stated value.

Note 13.	Share based payments

The weighted average exercise price of the share options outstanding at December 31, 2010 is $1.48. The weighted average exercise period of these options and warrants is 36 months.

The Group has no stock option plan but grants stock options from time to time based on performance of its employees and contractors as determined by the Board of Directors. There is, therefore, no specific number of the Group’s shares available for future grants.

The current value of stock options granted by the Group, by period, is as follows:

	For the six months ended
	December 31, 2010	December 31, 2009

Outstanding at beginning of period	43,500	51,500
Granted	-	-
Exercised	-	(2,000)
Cancelled or expired	-	-
Outstanding at end of period	43,500	49,500

The weighted-average grant-date fair values for options granted during the six months ended December 31, 2010 and December 31, 2009 was $0.

Note 13.1.	Employee options

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$7.70	20,000	0.42	$7.70	20,000	$7.70
$7.30	4,000	1.67	$7.30	4,000	$7.30
$7.70	12,000	0.85	$7.70	12,000	$7.70
$7.30-7.70	36,000	0.69	$7.65	36,000	$7.65

Note 13.2.	Non-employee options
In addition, the Group has granted stock options in the following amounts in connection with financing services provided:

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$5.63	7,500	0.07	$5.63	7,500	$5.63

Note 14.	Related party transactions

Note 14.1.	Employment agreement

The Group engaged Kate Hoffman as an employee and director, who is the daughter of Peter Hoffman, our Chief Executive Officer. The Group has an employment agreement with Kate Hoffman pursuant to which she will act as Chief Operating Officer ad infinitum at a current salary of £52,000 ($85,000) per year plus bonuses and expenses. Ms. Hoffman’s contract contains a non-compete clause whereby she is excluded from competing against the Group for 6 months following the date of her termination. She currently does not have any share options or shares in the Group.

Note 14.2.	Affiliated group and related party agreements

Upon acquisition of control of the Group by Seven Arts Pictures Inc. (“SAP Inc.”) in September 2004, Seven Arts Pictures Plc entered into an agreement with Seven Arts Pictures Inc. under which Seven Arts Pictures Inc. provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of Seven Arts Pictures Inc. to the Group for the direct costs thereof Seven Arts Pictures Inc. is a related party by virtue of it being majority owned by Peter Hoffman, the Group’s Chief Executive Officer and a director, and his wife Susan Hoffman.

Certain of the affiliates, controlled by Mr. Hoffman are entitled to be reimbursed by the Group for general overhead incurred by each to conduct business for the Group in amounts approved by the Group and then to be reimbursed for certain third party costs on motion pictures controlled by the Group and to be indemnified for loss costs or damages arising from the conduct of the Group’s business if approved by the Group. The Group have and exercise the right to control through management all material decisions of all affiliates controlled by Mr. Hoffman to the extent such decisions have any material effect on the Group’s business or results of operations.

Peter Hoffman, controls several companies that are not part of the Group but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman and the companies controlled by him provide that all revenues related to the Group’s business payable to Mr. Hoffman or any of these related party companies is due to the Group, except Mr. Hoffman’s salary, bonus and stock ownership.

Pursuant to an inter Group agreement, Seven Arts Pictures Inc. also, from time to time, holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to Seven Arts Filmed Entertainment Limited. In addition, they also provide other services for Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of Seven Arts Filmed Entertainment Limited. These other services are any reasonable requests of the management of the Group including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Group’s business.

SAP Inc. has, from time to time, made non-interest bearing advances to the Group and Seven Arts Filmed Entertainment Limited, when the Group has not been able to collect amounts due from third party receivables in time to meet payments required to creditors. Any such advances that have been made by SAP Inc. have been made solely for working capital purposes.

The Group has from time to time made and received advances from and to Seven Arts Pictures Inc., Seven Arts Future Flow I LLC and various Louisiana limited liability companies referred to above, where the advances from and to these related parties do not bear interest. The balances of these combined accounts as of December 31 , 2010 amounted to $3,183,182, and $1,487,765 on December 31, 2009., reflecting net amounts due to the Group by these affiliated companies.

Note 14.3.	Apollo Media

Together with SAP Inc, the Group entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Film produktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander. The Settlement Agreement fully releases the Group from any liability to ApolloMedia in exchange for a payment of $1,800,000 to be made by SAP Inc (of which $175,000 has been paid). In connection with the SAP Inc’s payment obligation of the settlement amount to ApolloMedia, the Group issued 140,000 ordinary shares to SAP Inc. which SAP Inc immediately pledged to ApolloMedia to secure SAP Inc’s obligations under the settlement agreement. SAP Inc has agreed that it will (1) return to the Group all ordinary shares in excess of 80,000 not necessary to satisfy SAP Inc’s obligations to ApolloMedia and (2) deliver to the Group from SAP Inc’s ordinary shares, any ordinary shares in excess of 80,000 in fact sold by SAP Inc to satisfy the indebtedness to ApolloMedia under the settlement agreement. The shares pledged to ApolloMedia will be sold by Apollo as necessary for ApolloMedia to derive net proceeds of $1,625,000, ($1,800,000 less $175,000) and any pledged shares remaining after such sale will be returned to the Group.

Note 14.4.	Relationship with Seven Arts Pictures Louisiana LLC (“SAPLA”)
The Group license distribution rights to pictures controlled by them to its affiliate, SAPLA which perform distribution services for their motion pictures. All fees payable to SAPLA are subject to the agreements with Mr. Hoffman and his affiliates described above.

A distribution agreement that we entered into with SAPLA later assigned by SAPLA to Seven Arts Pictures Louisiana (Equicap) LLC (“SAPLA Equicap”) pursuant to which the Group granted SAPLA the right to distribute our motion pictures in return for a distribution fee of 20% of the revenues generated from these films, SAPLA and SAPLA Equicap are obligated under the related party agreements described above to pay and has permitted us to retain 100% of all such distribution fees.

Upon commencement of business of SAPLA’s production and post-production facility in New Orleans,. Louisiana, SAPLA and an affiliate, Seven Arts Filmed Entertainment LLC (“SAFE LA”) will be the lessee of those facilities and under the related party agreement all profits of SAFE LA if any will be returned to the Group under the agreements with Mr. Hoffman and his affiliates.

The Group’s affiliate SAPLA entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Group. Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of December 31 2010 and December 31, 2009.In November 2010, the Group and SAPLA entered into an updated financing agreement with Palm Finance related to this indebtedness. (See loans note 10)

Note 14.5.	Loan to Gone to Hell from Palm Finance
Together with SAP Inc, the Group has guaranteed a $4,000,000 loan on December 17, 2007 between Palm Finance Corporation (“Palm”) and Gone To Hell Ltd., a company controlled by the Chief Operating Officer and Director Kate Hoffman, in exchange for the distribution rights to the movie, Nine Miles Down. The loan was made exclusively to finance the motion picture Nine Miles Down and is secured by the distribution rights to that motion picture. The loan carries an annual rate of interest of 15% and became due on June 30, 2009. The Group has entered into a forbearance agreement with Palm in extending the due date of this loan to December 31, 2011.

Note 14.6.	Loan to Gone to Hell Limited from SAP Plc
As of June 30, 2008, an amount of $1,738,689 was owed to Seven Arts Pictures Plc by Gone to Hell Limited a movie production Group that is owned by Kate Hoffman, the Group’s Chief Operating Officer, a director and the daughter of the Group’s Chief Executive Officer, a director and a shareholder. As of June 30, 2009 the Group had determined not to seek for collection of repayments and this loan was canceled and accounted for as investment by the Group in film costs for Nine Miles Down. The loan was initially created as SAP Plc paid certain costs on behalf of the production company Gone to Hell over and above the $4 million production loan from Palm Finance.

Note 14.7.	Loan from Cold Fusion
The Group entered into a loan and security agreement dated January 15, 2009 in the amount of $750,000 as a borrower together with SAP Inc and certain limited liability companies (SPV’s) controlled by SAP Inc in connection with the production of the motion picture Night of the Demons (“NOTD”). The Group guaranteed the loan in exchange for the distribution rights to the picture. The loan was made to the Group to finance NOTD and is secured by the distribution rights to NOTD. The loan bears an annual rate of interest of ten percent (10%) per annum. The loan became due on or about March 31, 2010 and is being repaid from distribution revenues of NOTD. At December 31, 2010, the balance due to Cold Fusion amounted to $554,155 including unpaid accrued interest.

Note 14.8.	Employee Benefit Trust
The Group employed Smith and Williams Trustees (Jersey) Limited to help set up an Employee Benefit Trust ("EBT") in December, 2008. The Trust is a significant shareholder of the Group and controlled by the Trustees.. The EBT entered into an agreement to purchase the 3,000,000 convertible preference shares held by Armadillo Investment Trust ("Armadillo") for £1,500,000, to be paid in three equal installments of £500,000, and the return of the 1,600,000 ordinary shares in Armadillo owned by the Group, valued at £800,000 for an aggregate purchase price of £2,300,000. The agreed upon purchase price was to be loaned to the EBT by the Group at a nominal interest rate and, to date, the Group has advanced £500,000 as the first of three equal installments, together with the 1,600,000 ordinary shares of Armadillo, valued at £800,000 in the Group’s books, to the EBT which has paid them over to Armadillo. The Group has guaranteed the EBT’s remaining debt of £1,000,000 representing the second and third installments, but has not yet advanced these amounts. The EBT has repaid £495,961 of the £1,300,000 by December 31, 2010 by selling ordinary shares owned by the EBT to creditors of the Group. Subsequent to December 31, 2010 the EBT has sold 122,833 ordinary shares of the Group it owned and returned the proceeds to the Group in part settlement of the loan. (see Subsequent Events note 16).

Note 15.	Contingent liabilities

Note 15.1.	Fireworks litigation

Seven Arts Pictures Plc and Seven Arts Pictures Inc are currently jointly in litigation with Fireworks Entertainment Inc. and CanWest Entertainment Inc., both companies registered in the United States of America, regarding the Group’s title to certain pictures acquired from these entities. The litigation has progressed to mediation. The legal costs have been charged to administration expenses as incurred. Should the Group not be successful in retaining its title to the picture library, the Group could also be required to compensate the defendants for their costs.

The Group prevailed in a motion for summary adjudication on February 10, 2011 and will recover attorney fees previously deposited with the Canadian courts. As a result the Group now has a declaration by the Canadian court that the CanWest defendants infringed copyrighted works owned by the Group. The Group will now pursue Contentfilm to recover these copyrighted works and substantial damages for use of the copyrighted works after their purported acquisition from CanWest. The Group may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Contentfilm.

Note 15.2.	Jones film

The Group, its subsidiary Seven Arts Filmed Entertainment Limited, and a related party, Seven Arts Pictures Inc. (“SAP INC”), were the subject of an arbitration award of approximately $900,000 against them for legal fees and interest thereon relating to an ongoing dispute regarding a participation in the motion picture entitled 9 ½ Weeks II, even though the arbitration found no additional sums due to the complaining party, and potential loss of further distribution rights in this motion picture. The Federal District Court enforced this arbitration award, and the Group is seeking relief from that decision. The Group has accrued for the liability in the amount of $800,000 including approximately $100,000 of accrued interest at December 31, 2010. The remaining interest, costs and fees has been guaranteed by SAP INC.

Note 15.3.	Arrowhead Target Fund
Seven Arts Future Flow I (“SFF”), a limited liability Group owned by SAP Inc., one of the Group’s controlling shareholders and a Group controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). The Group secured the Arrowhead Loan with liens on 12 motion pictures that generated revenues of $820,026 in the Fiscal Year Ended June 30, 2009, $2,739,800 in the Fiscal Year Ended March 31, 2008 and $544,478 in the three month period ended June 30, 2009. The Group’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Group is not required to repay the Arrowhead Loan from any of its other assets or revenues.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Group with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Group no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Group’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, the Group has removed all assets accounts relating to the twelve motion pictures pledged to Arrowhead and has removed the corresponding limited recourse indebtedness from the Group’s consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and the Group had no further obligations to Arrowhead beyond the pledged film assets.

The Arrowhead Target Fund has filed an action on September 22, 2010 which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount. The Group does not believe there is any basis to the Arrowhead claims except with respect to the monies withheld by the Group based on its interpretation of the applicable agreements. The Group intends to aggressively defend these claims but is currently in settlement discussions with Arrowhead regarding the reacquisition of the 12 motion pictures subject to the Arrowhead transaction. However, the ultimate outcome of these claims cannot be determined at this time.

Note 15.4.	Arrowhead Capital Partners – AGC Loan
The Group and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in note 13 under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Group has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result Management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. The Group intends to vigorously defend against this action, the Group has nevertheless accrued for both the loan and accrued interest as of December 31, 2010.

Note 15.5.	Silverback – Hungarian co-producer
The Group has obtained a final judgment from the Queen’s Bench in England for approximately $300,000 erroneously converted to fees by a Hungarian co-producer on the motion picture Nine Miles Down. The Group is seeking to collect these fees back through enforcement by Hungarian courts and currently a bailiff has been appointed to collect the monies due in Hungary. The incorrectly appropriated fees have been included in the film asset in prior years. Capitalised film costs will be reduced upon collection of these fees.

Note 15.6.	Stonewood / Nine Miles Down
A settlement agreement for $250,000 has been reached with the liquidators of Gone to Hell (GTH) the production company for Nine Miles Down. The main beneficiaries of the GTH liquidation however are Stonewood; owned by the director of GTH and SAP INC for an action it took against the liquidator for interfering in the free distribution of the film. The debt to the liquidation is fully insured but only to the amount that is not payable back to SAP INC and Stonewood as they are the insured parties. The Group has guaranteed the legal costs of this action to make sure it releases the distribution rights to the movie. The Group has accounted for the legal expenses incurred related to this litigation by capitalizing them into film assets in the value of $200,000 as of December 31, 2010, due to the fact that these are direct expenditures that must be adapted to serve as the costs to this particular film.

Note 15.7.	Zeus VAT
The Group believes that the accrual of the VAT input refund or output VAT tax with respect to the Zeus transaction is highly uncertain. Her Majesty’s Customs and Revenue (“HMRC”) raised issues regarding the Zeus transaction as early as May, 2008, and has made no determination regarding any of the inputs or outputs of VAT with respect to the Zeus transaction through today. The situation is still unresolved in that HMRC have not made a VAT refund to the 17 companies formed by investors in the Zeus transaction (“SAFCO’s”) of the output VAT tax charged by Seven Arts on the supplies made for the SAFCO’s and declared on the Group’s VAT return filed in 2008 and in that HMRC has taken no steps to enforce the collection of the output VAT tax as declared by the Group, as an internal “hold” has been placed on collection by HMRC. Until and unless this interest is lifted, HMRC will take no action to enforce the collection of the VAT output tax declared by the Group. The amount of VAT at issue is approximately £23,000,000 ($35,000,000) which would be both the amount owed by the Group to HMRC and the amount due to the Group from the SAFCO’s as their refund from HMRC. The collection department of HMRC has stopped the collection of the VAT due from the Group, and to date no notices of interest or penalties have been received. The Group does not expect any penalties or fees will result from the VAT related to the Zeus transaction, accordingly no accrual of interest or penalties have been accrued as of December 31, 2010.

The Group acquired the SAFCO’s as part of the Zeus transaction described above in May, 2009. The SAFCO’s are not consolidated into the Group as the Group still does not have control of the bank accounts and the accounting records.

One of the Group’s affiliates filed an action against Zeus Partners Limited and two of its executives for indemnity in relation to Value Added Tax due with respect to the Zeus Transaction. The purpose of this action is to protect the Group’s rights with respect to any potential liability to the Group with respect to Value Added Tax arising out of the Zeus Transaction. This action was disallowed by the Court through a technicality, therefore subsequent to the date of the financial statements, December 31, 2010, the SAFCO’s themselves have now filed the same action against Zeus Partners Limited and two of its executives.

Note 15.8.	Directors service contracts

i)           SAP INC. has an employment agreement with Peter Hoffman pursuant to which he will act as the Group CEO until December 31, 2013. Upon acquisition of control of Group, it entered into a contract with SAP INC. to secure Mr. Hoffman's services solely to the Group as CEO. In connection with that employment agreement, Mr. Hoffman has been granted

●           the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

●           a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by the Group or any motion picture produced by the Group during his employment,

●           an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

●           a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

ii)           The Group has an employment agreement with Michael Garstin pursuant to which he will serve as President until December 31, 2013 at a salary of $200,000 per year plus bonuses and expenses. Subsequent to December 31 2010 Michael Garstin resigned as a director of the Group.

iii)           The Group has an employment agreement with Kate Hoffman pursuant to which she will act as COO ad infinitum at a salary of $85,000 (£52,000) per year plus bonuses and expenses. Ms. Hoffman’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against the Group for 6 months following the date of her termination.

iv)           The Group has an employment agreement with Elaine New pursuant to which she will act as an executive director ad infinitum at a salary of $225,000 (£150,000) per year plus bonuses and expenses. Ms. New’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against the Group for 6 months following the date of her termination.

All of the employment agreements grant us a right to injunctive relief if the respective employee breaches the agreement. With the exception of Ms. Hoffman’s and Ms. New’s agreements, the employment agreements do not contain “non-compete” clauses.

Note 15.9.	Asset transfer agreement

As of June 10 2010 the Group proposed to enter an Asset Transfer Agreement, as amended on December 15, 2010, to transfer all of the assets of Seven Arts Pictures plc (“PLC”) (including ownership of all subsidiaries) to Seven Arts Entertainment Inc. (“SAE”), in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which is expected to be distributed subject to a future Registration Statement to be filed by the Group. This transfer was agreed to by our shareholders at our Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. (See Subsequent Events note 16)

●Guarantee and pledge

Note 15.10.	Guarantee of the Advantage Capital loan

Seven Arts Pictures Louisiana LLC, a related party and or an affiliate of the Group entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Group. Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of December 31, 2010,. The Group has guaranteed this amount. As of November 2010, the Group entered into a new financing agreement related to this indebtedness

Note 15.11.	New Financing Agreement with Palm Finance

The Group entered into a new financing agreement with Palm Finance in November 2010 to refinance the existing indebtedness secured by our production and post production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans (“Property”) and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits (“Credits”) associated with the Property. As part of this deal the Group have entered into an agreement with Palm extending the due date of the loans on American Summer and Autopsy and Nine Miles Down to December 31, 2011.

Guarantee of the £1,000,000 due to Armadillo by the EBT

See note 1.21 on the Employee Benefit Trust (Also see subsequent events note 16)

Note 16.	Subsequent events

Note 16.1.	“Fletcher” joint venture

The Group entered into an agreement with BRG Investments, LLC (“BRG”), an affiliate of Fletcher Asset Management, for the investment by BRG of up to $30,000,000 in preferred stock of the Group and the formation of a joint venture (“Venture”) to, among other things, produce and distribute motion pictures and make investments.

As of July 1, 2010, the Group agreed in an Asset Transfer Agreement of that date to transfer all of the assets of Seven Arts Pictures Plc. (“PLC”) (including ownership of all subsidiaries) to Seven Arts Entertainment Inc. (“SAE”), a newly formed Nevada corporation( which became a wholly owned subsidiary of the Group effective January 27, 2011, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC to be distributed subject to a future Registration Statement to be filed by the Group. This transfer was agreed to by shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. The Group’s intention is to redomesticate our business with no change in the economic interests of shareholders.

The conditions to closing of the initial acquisition of convertible preferred stock and the initial expected film investments include completion of the asset transfer agreement, which occurred on January 27, 2011, board approvals and continuing correctness of Seven Arts’ warranties. BRG purported to cancel the agreement in May 2011, Seven Arts is reserving its rights and taking advice from counsel.

Concurrently with the execution of the investment agreement, Fletcher International Ltd., an affiliate of BRG, acquired approximately 88,000 ordinary shares of SAPX (Seven Arts Pictures Plc) at the five-day weighted average trading price on NASDAQ through December 30, 2010, or about $4.15 per share. These shares were bought from the EBT.

Note 16.2.	Sale of Shares by the EBT and Part Repayment of the Loan from SAP Plc

Between June 30 ,2010 and December 31,2010, 77,500 shares were transferred to creditors of the Group and the Trust also sold a further 10,000 shares in the market to cover its administration costs. In January 2011 the Trust sold a further 89,433 ordinary shares to Fletcher International and in March sold 33,400 shares to Mammoth West Corporation and returned the proceeds to the Group in part settlement of the loan.

As of February 9, 2011, 150,000 shares of the Group were issued to New Moon Pictures LLC who then pledged the shares to Armadillo Investments Ltd who in turn have:

a.	extended the terms of the repayment of the £1,000,000 due from the EBT to June 30, 2011

b.	reduced their lien over the 266,667 shares currently held by the EBT to 200,000 shares

As of May 25, 2011 the EBT now owns 233,267 shares in SAP Plc or roughly 8% of the total share capital. All shares were sold/transferred at market price on the day of sale/transfer.

Note 16.3.	Seven Arts Entertainment, Inc.

As of July 1, 2010, the Group agreed in an Asset Transfer Agreement of that date to transfer all of the assets of Seven Arts Pictures Plc. (“PLC”) (including ownership of all subsidiaries) to Seven Arts Entertainment Inc. (“SAE”), a newly formed Nevada corporation( which became a wholly owned subsidiary of the Group effective January 27, 2011), in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC to be distributed on or before June 30, 2011 subject to a future Registration Statement to be filed by the Group. This transfer was agreed to by shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer which Management hopes to be effective as of June 30, 2011 and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. The Group’s intention is to redomesticate our business with no change in the economic interests of shareholders.

Note 16.4.	Issuance of new shares or options

Subsequent to December 31, 2010 an aggregate of 780,149 ordinary shares were issued, and accordingly there were 2,543,131 shares of the Group's issued and outstanding ordinary shares as of June 23 , 2011.

The shares issued subsequent to December 31, 2010 include 120,000 shares issued to consultants in exchange for services rendered, an aggregate of 85,000 shares issued to Trafalgar pursuant to an amended agreement as described in Note 13, 150,000 shares issued to New Moon Pictures LLC, 150,000 shares issued to Palm Finance the major film loan creditor, 175,000 issued as surety for a loan from TCA Capital Fund and 100,000 pledged to Eden Corporate Finance. The shares issued to New Moon are to be pledged to Armadillo Investments Ltd who in turn have a) extended the terms of the repayment of the £1,000,000 due from the Employee Benefit Trust (EBT) and guaranteed by the Group, to June 30, 2011 reduced their lien over the 266,667 shares currently held by the EBT to 200,000 shares.

In February 2011 15,000 options were issued to George Sandhu to cover the fees for arranging the convertible notes described in 16.9

On March 4 2011 20,000 options were issued to Bobby Meyers at a price of $2.00 /share from the Company’s unapproved option scheme. The option is valid until March 4 2012.

Note 16.5.    Change of Directors

On January 10, 2011, Simon Clement-Davies was appointed as an independent board director and Chairman of the Audit Committee of the Seven Arts’ Board of Directors.

On March 28, 2011, Erika Smith was appointed as an executive board member of Seven Arts Pictures plc (“Seven Arts”) and president of Seven Arts Entertainment Inc., as a 100% formed subsidiary of Seven Arts.  Seven Arts subsequently accepted her resignation on April 20 2011 and is following an action for against Ms Smith for fraud and misrepresentation.

On March 28 2011 Seven Arts has accepted the resignation of Michael Garstin as director, president and chief financial officer of Seven Arts.  Ms. Elaine New, a director of Seven Arts, has been appointed as chief financial officer.

Note 16.6:    Joint Venture
On March 31 2011 Seven Arts announced that it has entered into an agreement with GFM Films LLP for the formation of a joint venture to acquire, produce, license and distribute feature films. GFM, was formed by Guy Collins, Michael Ryan and Fred Hedman, formerly key members of the management team at Handmade Films International

Note 16.7      Loan of $125,000 from TCA Capital
In May 2011 Seven Arts Borrowed $125,000 from TCA Capital for six months at an annual interest rate of 10%. Seven Arts pledged 125,000 shares as surety against this loan and issued 50,000 shares to cover costs.

Note 16.8      Approval of Reverse Split and deferral of £1/share of par value

On May 9 2011 the shareholders of the Group approved the consolidation of 5 ordinary shares with a par value of £0.25 of the Company into one new ordinary share with a par value of £1.25 and then the division of each of these new shares into one new ordinary share of £0.25 and one deferred share of £1.00. All per share amounts in the financial statements have been retroactively adjusted to the earliest period presented for the effect of this reverse split.

Note 16.9      Issuance of additional convertible notes to Runway Investments

A further $300,000 convertible notes were issued to Runway Investments in March 2011 that mature in September 2011.They bear interest at a rate of 15% per annum and can be convertible into the Group’s ordinary shares beginning on the date which is one hundred and twenty (120) days following the issuance of the Convertible Debt, at the holder’s option, at the conversion rate of $3.75 per share. At maturity, the Company shall redeem the Convertible Debt at the holder's option i) cash redemption price of 125% of par value payable or ii) the Group's common shares based on 75% of the of the market price of the lowest three trading prices of the Group’s ordinary shares during the twenty-day period ending one trading day prior to the date of the conversion notice is sent by the note holders via facsimile.

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report. This discussion contains forward-looking statements, which are based on our assumptions about the future of the Company’s business. The Company’s actual results may differ materially from those contained in the forward-looking statements.

Overview

Seven Arts Pictures PLC (the “Company”) is an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e. the United States and Canada) and foreign theatrical markets and for subsequent post-theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television. The Company endeavors to release many of its motion pictures into wide-theatrical exhibition initially; however, a portion of the Company’s pictures will either receive only a limited theatrical release, or may even be released directly to post-theatrical markets, primarily DVD. The Company’s pictures that receive limited theatrical release or post-theatrical release typically benefit from lower prints and advertising (“P & A”) cost and, in turn, improved gross profit margins.

No one picture had a principal or controlling share of gross revenues or operating profits in these periods.

Results of Operations

The principal factors that affected the Company’s results of operations have been the number of motion pictures delivered in a fiscal period, the distribution rights of motion pictures produced by others acquired in a fiscal period, the choice of motion pictures produced or acquired by Seven Arts, management’s and talents' execution of the screenplay and production plan for each picture, the distribution and market reactions to the motion pictures once completed, management's ability to obtain financing and to re-negotiate financing on beneficial terms, the performance of our third-party distributors and our ability to take advantage of tax-incentivized financing. These factors will continue to be, in management’s opinion, the principal factors affecting future results of operation and our future financial condition. No particular factor has had a primary or principal affect on the Company’s operations and financial condition in the periods discussed below.

The Company’s revenues principally consist of amounts we receive from third-party distributors of its motion pictures. The Company recognizes revenue from license fees as and when a motion picture is delivered to the territory to which the license relates. A motion picture is “delivered” when the Company has completed all aspects of production and may make playable copies of the motion picture for exhibition in a medium of exhibition such as theatrical, video, or television distribution.

The Company also generates revenue beyond an initial license fee from the Company’s share of gross receipts on motion pictures which the Company recognizes as revenue when the Company is notified of the amounts that are due to the Company. In some fiscal periods, a significant portion of the Company’s revenue derived from sources other than motion picture distribution, including the cancellation of debt and interest income on a financing transaction, but the Company has not derived any such income in the successive comparative financial periods described below.

Pursuant to IFRS, the Company states its motion pictures produced for distribution in the balance sheet at cost less amortization and impairment to date. Amortization is charged to write down the cost of such assets over their useful lives. For IFRS purposes, these costs are treated as taxable assets and are amortized under the “individual-film-forecast” method.

The Company has also benefited significantly from its ability to raise third party film equity investments in the form of structured financings that have enabled the Company to substantially reduce the cost basis of the Company’s motion pictures and even to record significant fee-related revenues, particularly in the half year ended December 31, 2009.

Six Months Ended December 31, 2010 Compared To Six Months Ended December 31, 2009

Company’s total revenues decreased from $2,982,977 for the six month period ended December 31, 2009 to $1,807,981 in the six month period ended December 31, 2010. A structured finance transaction with UK investors,(“Equicap”), generated fee income of $1,796,140 in the 2009 period which was not replicated in the most recent period. The Company’s revenues in the most recent period included $570,029 additional producer fees associated with films produced in Louisiana compared to £487,398 of similar income in the six months to December 31 2009.. The Company’s revenues derived from the exploitation of motion pictures increased from $699,439 in the six month period ended December 31, 2009 to $1,237,952 in the six months to December 31 , 2010. Film revenues recorded in both periods arose mainly from the distribution by third parties of the motion picture "Deal" in overseas television markets.

Amortization of film costs increased from $461,092 to $695,620 in the six month period ended December 31, 2010; an increase of $234,528. This is in line with the increase of $538,513 of film revenues in the same period. Costs of sales, including distribution costs and third party payments, fell from $341,448 to $250,088, mainly relating to “Deal”.

The Company recorded a gross profit of $862, 273 in the six month period ended December 31, 2010 compared to a gross profit of $2,180,437 in the six month period ended December 31, 2009. The majority of this reduction was due to Equicap fee related revenues of $1,796,140 in the half year to December 31st 2009.

Non-capitalized, general and administrative expenses fell from $1,445,113 to $338,358 a saving of $1.1m in the most recent six month period. This is a result of the Group making a serious effort to reduce salaries, overheads and third party costs. The reversal of salary provisions for a previous director of $400,000 plus staff salary reductions of approximately $108,000 in 2010 as vacancies were not replaced and headcount was reduced plus insurance cost reduction of $114,000 contributed to this saving. Extensive savings made were on external professional fees which were significantly reduced by $334,000 this included accountants, lawyers and tax advisors fees as more work was carried out in house. In addition, there were reversals of bad debt provisions totaling $24,000 also helped reduce the general and administrative costs.

The Group recorded a profit before interest and taxes of $523,915 in the six months to December 31 2010 compared to $735,324 in the corresponding six months of 2009, despite not having the equivalent of the Equicap revenues of $1,796,140 in 2010. Other income of $150,000 in the previous half year reflected forgiveness of debt from a settlement agreement reached with Kismet for producer’s fees.

The Company’s net interest expense increased from $348,534 (2009) to $701,726 (2010) mainly due to the accounting treatment of the convertible notes ($200,000 to Asher) issued at the end of the previous financial year.(See explanation of derivative accounting in loan note 10)

No tax provision or reversal was recorded in either period, as the Company has significant tax losses carried forward. The Company recorded a net loss in the six month period ending December 31, 2010 of $209,265 as compared to a net profit of $501,280 in the six month period ended December 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

SEVEN ARTS PICTURES PLC

By: /s/ Peter Hoffman

Peter Hoffman

Chief Executive Officer

June 23, 2011

Until                       , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Association provides for the mandatory indemnification of directors, senior officers, former directors, and alternates, as well as their respective heirs and personal or other legal representatives, or any other person, to the greatest extent permitted by the Nevada Revised Statute. The indemnification includes the mandatory payment of expenses. The directors may cause us to purchase and maintain insurance for the benefit of eligible parties.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities (including options to acquire our ordinary shares, and debt convertible into our ordinary shares). No underwriters were involved in these issuances. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Number of Securities	Title of Securities	Consideration

Seven Arts Employee Benefit Trust	November 2, 2008 May 5, 2010	400,000 80,000	Ordinary Shares Ordinary Shares	(1) (1)

Langley Park Investment Trust PLC	March 15, 2007	200,000	Ordinary Shares	(2)

Unique Fidelity Engineering Ltd.	June 28 2007 August 15 2007	6,800 100,000	Ordinary Shares Ordinary Shares	$100,000 $287,000

Michael Garstin	June 1, 2008	20,000	Options	(3)

Chris Bialek	January 3, 2007	2,000	Options now exercised	(3)

Philip Kendall	September 30, 2008	4,000	Options	(3)

Michael Arata	June 1, 2008	2,000	Options now exercised	(3)

Blue Rider Finance/Robert Oppenheim	January 22, 2008 October 21, 2008	7,500 2,500	Options Ordinary Shares	(4) (6)

Trafalgar Capital Special Investment Fund	October 15, 2008 January 31, 2008 October 30, 2008 May 22, 2009 June 22, 2010 January 11 , 2011	70,000 32,000 12,000 6,800 68,000 85,000	Convertible Note Options Options Ordinary Shares Ordinary Shares Ordinary Shares	(5) (7) (5) (7) (5) (7) (5) (7) (5) (5)

Sendero Capital Inc, Agua Alta Inc, Scarborough Investment Inc.	August 30 2010 Revised December 17 2010	94,000	Convertible debt	$470,000

Asher Enterprises	May 26, 2010 June 15, 2010		Convertible Debt Convertible Debt	$150,000 (8)
	December 31, 2010	53,668	Ordinary Shares

DC Consulting LLC	October 8, 2010	5,000	Ordinary Shares	(4)

National Financial Communications Corporation	October 8, 2010	6,000	Ordinary Shares	(4)

Isaacs Capital LLC	December 17, 2010	70,000	Ordinary Shares	(4)
	January 27, 2011	120,000	Ordinary Shares

New Moon Pictures	February 22, 2011	250,000	Ordinary Shares	(9)
				(10)
Palm Finance	March 24, 2011	150,000	Ordinary Shares

TCA Capital Fund	May 13, 2011	175,000	Ordinary Shares	(11)

Eden Corporate Finance	May 25, 2011	100,000	Ordinary Shares	(12)

(1)   We issued 400,000 ordinary shares to Seven Arts Employee Benefit Trust (EBT) upon their conversion of 2,500,000 preference shares and an additional 80,000 upon the conversion of the remaining 500,000 preference shares. The EBT has subsequently sold /transferred to creditors of the Group all but 266,667 shares and paid the funds received over to the Group in reduction of the Group’s loan to the EBT. All sales/transfers of shares are carried out at fair market value.

(2)   We issued 200,000 shares to Langley Park Investment Trust PLC in exchange for the conversion of £1,250,000 of a convertible debenture. We believe that Langley have disposed of some of their shares and currently have a balance of 51,525 shares.

(3)   We issued these options to employees and consultants as part of a compensation and incentive program.

(4)   We issued these shares in connection with financing services provided by these persons.

(5)   On October 15, 2008 the Group borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”). A portion of this loan the Group advanced to the EBT for it to use as the first installment for the acquisition of all the Preference Shares owned by Armadillo. On September 2, 2009 the Group repaid Trafalgar $1,000,000 (about £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 ordinary shares to settle a portion of the debt.  Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 68,000 ordinary shares The transaction was consummated subsequent to the date of the financial statements.  Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 ordinary shares to settle a portion of the debt (see subsequent events note 22). Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 85,000 ordinary shares.  The balance outstanding on the loan after sale of these 85,000 shares is expected to be approximately $225,000. The per-share value is determined as the amount recovered by Trafalgar on sale thereof in the market and Trafalgar may “put” these shares to us at £ 5.00 per share on April 30, 2011 if not sold. We intend to pay the balance of the sum due to Trafalgar by similar conversion of our shares.

(6)   We issued 2,500 of our ordinary shares to Robert Oppenheim pursuant to the exercise of options he had to purchase our ordinary shares for £0.15 per share.

(7)   On May 22, 2009, we issued 6,800 shares to Trafalgar Capital Special Investment Fund in return for the return of the 220,000 options we had granted them to purchase our ordinary shares.

(8)   This convertible debt is convertible at a discount to market value and the shares issued. All had been converted by December 31, 2010 into 89,668 ordinary shares.

(9)   250,000 shares were issued to New Moon Pictures who pledged them to Armadillo who in turn extended the period to repay the £1,000,000 owing by the EBT and released their lien on 66,667 shares held by the EBT.

(10) 150,000 shares were issued to Palm Finance as loan collateral.

(11) 175,000 shares were issued to TCA Capital Fund as surety against the loan of $125,000 and $50,000 in fees.

(12) 100,000 shares were issued to Eden Corporate Finance in part payment of the loan.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
2.1	Asset Acquisition Agreement dated as of July 1, 2010 between Seven Arts Entertainment Inc. and Seven Arts Pictures Plc*
3.1	Articles of Association*
3.1.2	Articles of Incorporation of Seven Arts Entertainment Inc.*
3.2	By-Laws and Board Memorandum of Seven Arts (incorporated by reference to Exhibit 2 to Amendment No. 12 to our Registration Statement on Form 20-F filed on December 12, 2008)
3.2.2	By-Laws of Seven Arts Entertainment Inc.*
4.1	Specimen Ordinary Share Certificate*
4.2	Langley Debentures*
5.1	Opinion of Baker Hostetler, special counsel to Registrant, as to the validity of the ordinary shares**
10.1	Form of Lock-Up Agreement**
10.2	Employment Agreement, dated September 2, 2004/Peter Hoffman *
10.2.1	Restated Employment Agreement, dated October 1, 2002/Peter Hoffman *
10.2.2	Employment Agreement Amendment, dated December 1, 2008/Peter Hoffman *
10.2.3	Second Employment Agreement Amendment, dated July 1, 2010/Peter Hoffman *
10.2.4	Third Employment Agreement Amendment, dated January 1, 2011/Peter Hoffman *
10.3	Employment Agreement/Michael Garstin*
10.4	Subscription Agreement, dated 2004, between Seven Arts Pictures Plc and Langley Park Investments Plc*
10.5	Subscription Agreement, dated August 2004, between Cabouchon Plc and Armadillo Investments Plc*
10.6	Loan and Security Agreement, dated as of February 15, 2006, among Arrowhead Target Fund Ltd. Seven Arts Future Flows I, LLC, Seven Arts Filmed Entertainment Limited, and Seven Arts Pictures Inc.*
10.7
Master Agreement, dated December 2006, among Cheyne Specialty Finance Fund L.P. and Arrowhead Consulting Group LLC and Seven Arts Pictures PLC, Seven Arts Filmed Entertainment, Ltd., Seven Arts Pictures, Inc., Seven Arts Future Flows I and affiliates*

10.8	Subscription Agreement, dated March 6, 2007, between Seven Arts Pictures Plc and Unique Fidelity Engineering Limited*
10.9	Credit Agreement, dated October 11, 2007, between Seven Arts Louisiana, LLC and Advantage Capital Community Development Fund, L.L.C.*
10.10
Assignment Agreement, dated April 22, 2008, among Cheyne Specialty Finance Fund L.P., Seven Arts Filmed Entertainment Limited, Peter Hoffman, Seven Arts Pictures Plc, Seven Arts Future Flows I LLC and other parties affiliated with Seven Arts Pictures Plc.*

10.11	Stock Sale Agreement, dated October 2008, between Seven Arts Pictures Plc, Smith & Williamson Trustees (Jersey) Limited and Armadillo Investments Ltd.*
10.12	Convertible Loan Agreement, dated October 15, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*
10.13	Bridging Loan Agreement, dated January 31, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*
10.14	Guarantee and Debenture, dated January 31, 2008, from Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited to Trafalgar Capital Specialized Investment*
10.15	Intercompany Agreement, dated November 1, 2004, between Seven Arts Pictures Plc and Seven Arts Pictures, Inc.*
10.16	Letter Agreement, dated September 2, 2004, Regarding the Intercompany Agreement between Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited*
10.17	Distribution Agreement, between Seven Arts Filmed Entertainment Limited and Seven Arts Louisiana LLC*
10.18	Trust Deed, dated October 21, 2008, establishing The Seven Arts Pictures Employee Benefit Trust between Seven Arts Pictures Plc and Smith & Williamson Trustees (Jersey) Limited*
10.19	Loan Agreement, dated October 2008, relating to between The Seven Arts Pictures Employee Benefit Trust between Seven Arts Pictures Plc and Smith & Williamson Trustees (Jersey) Limited*
10.20	Operating Agreement, dated November 21, 2008, relating to The Seven Arts Pictures Employee Benefit Trust between Seven Arts Pictures Plc and Smith & Williamson Trustees (Jersey) Limited*
10.21	Loan Agreement, dated December 17, 2007, between Palm Finance Corporation and Gone to Hell Limited*
10.22	Loan Agreement, dated May 7, 2007 among Palm Finance Corporation and affiliates of Seven Arts Pictures Plc*
10.23	Restated Intercompany Agreement between Seven Arts Pictures Inc. and Seven Arts Entertainment Inc.*
10.24
Subscription Agreement, dated August 30, 2010 and revised December 17, 2010 and February 9, 2011, between Seven Arts Pictures Plc and Agua Alta LTD (filed as Exhibit 10.24 to the Annual Report on Form 20-F filed February 28, 2011, and incorporated herein by reference)

10.25
Subscription Agreement, dated August 30, 2010 and revised December 17, 2010 and February 9, 2011, between Seven Arts Pictures Plc and Scarborough Limited (filed as Exhibit 10.25 to the Annual Report on Form 20-F filed February 28, 2011, and incorporated herein by reference)

10.26
Subscription Agreement, dated August 30, 2010 and revised December 17, 2010 and February 9, 2011, between Seven Arts Pictures Plc and Sendero Capital Inc. (filed as Exhibit 10.26 to the Annual Report on Form 20-F filed February 28, 2011, and incorporated herein by reference)

10.27	Purchase Agreement, dated December 31, 2010, between Seven Arts Pictures Plc and BRG Investments LLC *
10.28	Stock Purchase Agreement, dated December 31, 2010, between Smith & Williamson Trustees (Jersey) Limited and Fletcher International, LTD *
10.29	Put Agreement, dated December 31, 2010, between Seven Arts Pictures Plc and Fletcher International, LTD. *)
10.30	Guarantee, dated December 31, 2010, made by Peter Hoffman *
20.1	Notice of Extraordinary General Meeting of Shareholders of Seven Arts Pictures Plc.*
21.1	List of Subsidiaries (incorporated by reference to the organizational chart of Seven Arts Pictures Plc included in this Registration Statement on page 4)
23.1	Consent of RBSM LLP
23.2	Consent of Baker Hostetler (included in exhibit 5.1)**
24.1	Powers of Attorney (included on the signature page to this Registration Statement)
———————
*	Previously filed.
**	To be filed at a future date.

b. Financial Statement Schedules
None.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after  effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No.  7 to Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, United States of America on June __, 2011.

SEVEN ARTS PICTURES PLC

By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Hoffman as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Hubert Gibbs	Chairman	June __, 2011
Hubert Gibbs

/s/ Peter Hoffman	Chief Executive Officer, Director and	June __, 2011
Peter Hoffman	Authorized Representative in the United States (Principal Executive Officer)

/s/ Michael Garstin	President, Chief Financial Officer and Director	June __, 2011
Michael Garstin	(Principal Financial and Accounting Officer)

/s/ Kate Hoffman	Chief Operating Officer and Director	June __, 2011
Kate Hoffman

/s/ Daniel Reardon	Director	June __, 2011
Michael Hamilton

/s/ Anthony Hickox	Director	June __, 2011
Anthony Hickox

/s/ Elaine New	Director	June __, 2011
Elaine New

/s/ Simon Clement-Davies	Director	June __, 2011
Simon Clement-Davies